Exhibit (a)(1)(A)

TCW DIRECT LENDING VIII LLC

and its wholly owned subsidiary,

TCW SPECIALTY LENDING LLC

Offer to Exchange Limited Liability Company Units of

TCW DIRECT LENDING VIII LLC

for Limited Liability Company Units of

TCW SPECIALTY LENDING LLC

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 20, 2026 UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

TCW Direct Lending VIII LLC (“DL VIII” or the “Company”), together with its wholly owned subsidiary, TCW Specialty Lending LLC (the “Perpetual Fund”), is offering to exchange (the “exchange offer”) outstanding common limited liability company units of DL VIII (“Units”) that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equivalent number of limited liability company units of the Perpetual Fund (“Perpetual Fund Units”).

Each Unit represents an initial capital commitment to DL VIII of $100.

For each Unit tendered and accepted in the exchange offer, you will receive one Perpetual Fund Unit. The obligation of DL VIII and the Perpetual Fund to exchange Units for Perpetual Fund Units is subject to the terms and conditions listed under “The Exchange Offer—Conditions to Completion of the Exchange Offer,” including that at least 3,186,415 Units of DL VIII (approximately 25% of the outstanding Units) are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

At the time of the completion of the exchange offer, a pro rata share of all of the assets and liabilities held by DL VIII immediately prior to the completion of the exchange offer, including each of DL VIII’s portfolio investments, will be transferred to the Perpetual Fund in proportion to the number of Units that are validly tendered and accepted for exchange, as described herein. Following the closing of the exchange offer and the other related transactions described herein, the Perpetual Fund will no longer be a subsidiary of DL VIII.

Each tendering unitholder will also be required to enter into a new subscription agreement with the Perpetual Fund pursuant to which the unitholder will make a capital commitment to the Perpetual Fund to purchase additional Perpetual Fund Units. The aggregate amount of each capital commitment will equal the pro rata portion of the tendering unitholder’s original commitment to DL VIII as of the closing date of the exchange offer corresponding to the percentage of its Units tendered and accepted for exchange relative to all Units held by the tendering unitholder as of the date of the Perpetual Fund’s acceptance of the subscription agreement, subject to the terms and conditions thereof. Each tendering unitholder may confirm the amount of its original commitment to DL VIII by contacting TCW Asset Management Company LLC (the “Adviser”) prior to the execution and delivery of its subscription agreement.

You should read carefully the terms and conditions of the exchange offer described in this offer to exchange memorandum (“Offer to Exchange”). Although the boards of directors of DL VIII and the Perpetual Fund have approved the exchange offer, none of DL VIII, the Perpetual Fund or any of their respective directors or officers, or the Adviser makes any recommendation, or authorizes any person to make a recommendation, as to whether you should exchange all, some or none of your Units. You must make your own decision after reading this document and consulting with your advisors.

DL VIII is a closed-end, non-diversified management investment company that is a Delaware limited liability company. The Perpetual Fund is a limited liability company formed under the laws of the State of Delaware and will operate as a closed-end, non-diversified management investment company. DL VIII has elected, and the Perpetual Fund will elect, to be regulated as a business development company under the Investment Company Act of 1940, as amended. DL VIII is, and the Perpetual Fund will be, externally managed by the Adviser, a wholly owned subsidiary of The TCW Group, Inc. The investment objective of both DL VIII and the Perpetual Fund is to generate attractive risk-adjusted returns primarily through direct investments in senior secured loans to middle market companies or other issuers. Units of DL VIII are not currently, and Perpetual Fund Units will not be, listed on any national securities exchange.

See “Risk Factors” beginning on page 34 for a discussion of factors that you should consider in connection with the exchange offer.

This document concisely describes the Perpetual Fund, the exchange offer and other related matters that you ought to know before tendering Units in the exchange offer and should be retained for future reference. You can also obtain information about DL VIII and the Perpetual Fund from documents that each has filed or will file with the Securities and Exchange Commission (“SEC”), and such documents are available upon oral or written request and without charge from the Adviser. See “Incorporation by Reference” and “Where You Can Find More Information” for instructions on how to obtain such information.

Ownership of the Perpetual Fund Units is subject to risks, including the risk of total loss of investment. The types of securities in which the Perpetual Fund will invest are subject to special risks. For example, the Perpetual Fund will invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” and “junk,” are subject to significant risks with respect to their respective issuers’ ability to pay interest and repay principal.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be exchanged under this Offer to Exchange or determined if this Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

THE SECURITIES BEING OFFERED PURSUANT TO THIS EXCHANGE OFFER ARE BEING OFFERED PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), PROVIDED BY RULE 506(B) UNDER SECTION (4)(A)(2) OF THE SECURITIES ACT, CERTAIN STATE SECURITIES LAWS AND CERTAIN RULES AND REGULATIONS PROMULGATED THEREUNDER.

TCW Direct Lending VIII LLC 200 Clarendon Street, 19th Floor Boston, MA 02116 (617) 936-2275	TCW Specialty Lending LLC 200 Clarendon Street, 19th Floor Boston, MA 02116 (617) 936-2275

The date of this Offer to Exchange is January 14, 2026.

i

ABOUT THIS DOCUMENT

The exchange offer is being made by DL VIII and the Perpetual Fund pursuant to exemptions from registration provided by Rule 506(b) under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), certain state securities laws and certain rules and regulations promulgated thereunder. This offer to Offer to Exchange is being filed as an exhibit to a Tender Offer Statement on Schedule TO (the “Schedule TO”) by DL VIII with the SEC in satisfaction of the reporting requirements of Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.

This Offer to Exchange, together with the Letter of Transmittal, the New Subscription Agreement (as defined herein), the investor presentation, dated January 14, 2026, filed as Exhibit (a)(1)(J) to the Schedule TO, and any amendments or supplements to any of the foregoing, and any other documents or materials as DL VIII or the Perpetual Fund may use or prepare, approve, authorize for use or file with the SEC in connection with the exchange offer, constitute the “Offering Materials.” The Offering Materials provide information regarding the exchange offer and instructions as to how you can elect to exchange your common limited liability units in DL VIII (“Units”) for shares of Perpetual Fund Units (“Perpetual Fund Units”). You should read all of the Offering Materials carefully before you decide whether to participate in the exchange offer. Holders of Units are referred to herein as “unitholders” or “Members,” and holders of Perpetual Fund Units are referred to herein as “Perpetual Fund unitholders.”

Although DL VIII and the Perpetual Fund will require that tendering unitholders make certain representations in the New Subscription Agreement as to their status as “accredited investors,” as that term is defined in Rule 501 under the Securities Act, and will rely on those representations, this exchange offer is not limited to accredited investors.

You should rely only on the information contained in the Offering Materials. No one has been authorized to provide you with information that is different from that contained in the Offering Materials. This Offer to Exchange is dated January 14, 2026. You should not assume that the information contained in this Offer to Exchange is accurate as of any date other than that date and any information that has been incorporated by reference is accurate as of any date other than the date of the document that is incorporated by reference. Neither the distribution of this Offer to Exchange to unitholders nor the issuance by the Perpetual Fund of Perpetual Fund Units in the exchange offer will create any implication to the contrary.

This Offer to Exchange contains summaries with respect to certain documents, but reference is made to the actual documents for complete information. All of those summaries are qualified in their entirety by this reference. Copies of certain documents referred to herein are filed with the SEC as exhibits to the Schedule TO and the documents also will be made available to unitholders without charge upon request to the Adviser. See “Where You Can Find More Information.”

The exchange offer is being made on the basis of the Offering Materials and is subject to the terms and conditions described therein. Any decision to participate in the exchange offer must be based on the Offering Materials or information specifically incorporated by reference therein. In making the decision to participate in the exchange offer, unitholders must rely on their own examination of the Perpetual Fund, the terms of the Perpetual Fund Units and the New Subscription Agreement and the terms of the exchange offer, including the merits and risks involved. Unitholders should not construe anything in the Offering Materials as legal, business or tax advice. Each unitholder should consult its advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the exchange offer under applicable legal investment or similar laws or regulations.

DL VIII and the Perpetual Fund offer each unitholder and its qualified representatives or agents the opportunity to ask questions and receive answers concerning the Perpetual Fund and the terms and conditions of the exchange offer. Any questions or requests for information should be directed to the Adviser. Please see “Adviser Contact Information” below.

This document does not constitute an offer to sell or exchange, or a solicitation of an offer to buy or sell, any securities in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Non-U.S. holders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in Units or Perpetual Fund Units that may apply in their home countries. DL VIII, the Perpetual Fund and the Adviser cannot provide any assurance about whether such limitations exist.

Subject to applicable law, DL VIII and the Perpetual Fund reserve the right to amend or modify the exchange offer at any time and reserve the right to extend or withdraw the exchange offer or reject any tender, as the case may be, in whole or in part, if any condition to the exchange offer is not met.

THE UNITS AND THE SHARES OF PERPETUAL FUND UNITS TO BE ISSUED IN THE EXCHANGE OFFER AND PURSUANT TO THE NEW SUBSCRIPTION AGREEMENTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS. THE UNITS AND THE PERPETUAL FUND UNITS MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE UNITS OR THE PERPETUAL FUND UNITS, AS APPLICABLE, UNDER THE SECURITIES ACT OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO DL VIII AND THE PERPETUAL FUND AND THEIR RESPECTIVE COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN ADDITION TO ANY APPLICABLE CONTRACTUAL RESTRICTIONS, AS DESCRIBED HEREIN.

As used in this Offer to Exchange, unless the context requires otherwise, the term:

the “Adviser” refers to TCW Asset Management Company LLC;

“DL VIII” refers to TCW Direct Lending VIII LLC and its subsidiaries, but excluding the Perpetual Fund;

the “Funds” or a “Fund” refers to both DL VIII and the Perpetual Fund;

the “Perpetual Fund” refers to TCW Specialty Lending LLC and its subsidiaries;

the “TCW Group” refers to The TCW Group, Inc.; and

“TCW” refers to the TCW Group together with its affiliated companies.

THE SUBMISSION PACKAGE

For you to validly tender your Units pursuant to the exchange offer you must deliver to the Adviser and the Adviser must receive at the address or email listed below the following documents:

(i)

the Letter of Transmittal for Units, properly completed and duly executed (including a Form W-9 or applicable Form W-8, and a Beneficial Owners of Legal Entity Customers Certification Form, if applicable);

(ii)	the tendering unitholder’s executed signature page to the New Subscription Agreement; and

(iii)	a properly completed investor questionnaire.

These materials are referred to as the “Submission Package.” The Submission Package must be received by the Adviser prior to the expiration of the exchange offer, currently expected to be at 5:00 p.m., New York City time, on February 20, 2026. Please read carefully the instructions to the Letter of Transmittal you have been sent.

For a detailed description of the procedures for tendering your Units, please see “The Exchange Offer—Procedures for Tendering Units.”

You may withdraw your tendered Units at any time before the expiration of the exchange offer. If you change your mind again before the expiration of the exchange offer, you may re-tender your Units by following the exchange offer procedures. Please see “The Exchange Offer—Withdrawal Rights.”

ADVISER CONTACT INFORMATION

If you have any questions or need assistance with respect to the terms and conditions of the exchange offer or any aspect of the Exchange, or to confirm the amount of your Original Commitment, please contact the Adviser at:

The TCW Group, Inc.

c/o Hudson Evei

200 Clarendon Street, 19th Floor

Boston, MA 02116

Email:

hudson.evei@tcw.com

Telephone:

(617) 936-2277

Or

c/o William Lloyd

1251 Avenue of the Americas, Suite 4700

New York, NY 10020

Email:

william.lloyd@tcw.com

Telephone:

(212) 771-4149

To submit your Submission Package (or Notice of Withdrawal), or if you have any procedural questions or need assistance with respect to the Submission Package, or would like to request copies of the Offer to Exchange, the other Offering Materials or the information incorporated by reference herein, please contact the Adviser at:

TCW Direct Lending VIII LLC

c/o TCW Asset Management Company LLC

515 South Flower Street

Los Angeles, CA 90071

Attention: TCW Client Services

Email:

ssfclientservice@tcw.com

Telephone:

(213) 244-0020

INCORPORATION BY REFERENCE

Certain information has been “incorporated by reference” into this Offer to Exchange by DL VIII and the Perpetual Fund, which means that DL VIII and the Perpetual Fund are disclosing important information to you by referring you to another document that DL VIII has separately filed with the SEC. The information incorporated by reference is deemed to be part of this Offer to Exchange, except for any information directly superseded by information contained in this Offer to Exchange.

This Offer to Exchange incorporates by reference the following sections included in DL VIII’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 27, 2025:

(i)	the risk factors related to DL VIII’s business and structure included in Part I, Item 1A;

(ii)	the Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part II, Item 7; and

(iii)	the financial statements of DL VIII.

This Offer to Exchange also incorporates by reference the following sections included in DL VIII’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the SEC on May 14, 2025, August 12, 2025, and November 12, 2025, respectively:

(i)	the Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part I, Item 2; and

(ii)	the financial statements of DL VIII.

For instructions on how you can obtain this information, please see “Where You Can Find More Information.”

NOTE REGARDING FINANCIAL INFORMATION OF THE PERPETUAL FUND

Financial information has not been presented for the Perpetual Fund because it is a business combination related shell company as defined in Rule 405 under the Securities Act, formed for the purpose of completing the Exchange.

INDUSTRY AND MARKET DATA

DL VIII and the Perpetual Fund obtained certain industry, market and competitive position data used throughout this Offer to Exchange from research, surveys or studies conducted by third parties and industry or general publications. While DL VIII and the Perpetual Fund believe that each of these studies and publications is reliable, they have not independently verified such data.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The questions and answers below highlight only selected information from this Offer to Exchange. They do not contain all of the information that may be important to you when making a decision whether to tender your Units in the exchange offer. You should carefully read all of the Offering Materials.

•	Why has DL VIII decided to pursue the exchange offer?

DL VIII is conducting the exchange offer in order to provide unitholders with the option to either (i) continue to hold Units in DL VIII for the duration of DL VIII’s remaining term with no material change to the existing economics of the unitholder’s investment or (ii) exchange all, or a portion, of their Units for an equivalent number of Perpetual Fund Units. The Perpetual Fund will be a perpetual-life BDC (as defined below), allowing unitholders to remain invested in a direct lending vehicle over an indefinite investment horizon. The exchange offer provides DL VIII’s unitholders with the optionality that was negotiated for and that was disclosed at the time of their investment in DL VIII.

•	What is the Perpetual Fund?

The Perpetual Fund currently is a wholly-owned subsidiary of DL VIII that has not yet commenced operations. Following completion of the Exchange, the Perpetual Fund will operate as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), separate from DL VIII, and will own a pro rata share of all of the assets and liabilities that are held by DL VIII immediately prior to the completion of the Exchange, including each of DL VIII’s portfolio investments, in proportion to the number of Units that are validly tendered and accepted for exchange in the exchange offer. The Perpetual Fund will make new investments in line with its investment objective and policies.

See “The Split-Off Transaction—Other Exchange Steps” for a detailed description of the Exchange.

•	What will be the relationship between the Perpetual Fund and DL VIII following the Exchange?

Following the Exchange, the Perpetual Fund will no longer be a subsidiary of DL VIII. DL VIII and the Perpetual Fund will both be externally managed by the Adviser.

•	What are the principal differences between the terms of DL VIII and the Perpetual Fund?

Following the Exchange, the Perpetual Fund will make new investments. The commitment period of DL VIII (the “DL VIII Commitment Period”) will end on February 1, 2026, and at that time, DL VIII generally will no longer be able to make new investments (other than certain follow-on investments and investments that were in process prior to the expiration of the DL VIII Commitment Period and which DL VIII reasonably expected to be consummated prior to 90 days subsequent to the expiration date of the DL VIII Commitment Period). Subject to extension or early termination, the term of DL VIII will continue until March 2030, after which DL VIII will wind down operations.

There are certain differences in the management and incentive fee structure and other management arrangements between DL VIII and the Perpetual Fund, which are more fully described elsewhere in this Offer to Exchange. Please see “Comparison of Principal Terms of DL VIII and the Perpetual Fund” for a description of these differences, as well as “Comparative Fees and Expenses,” “Management and Other Agreements of DL VIII” and “Management and Other Agreements of the Perpetual Fund.”

•	How do the Perpetual Fund’s investment objective and policies differ from those of DL VIII?

The Perpetual Fund will have the same investment objective and policies as DL VIII, and both DL VIII and the Perpetual Fund are or will be externally managed by the Adviser and will have the same portfolio management team. DL VIII has elected, and the Perpetual Fund will elect, to be regulated as a BDC under the 1940 Act. DL VIII has elected, and the Perpetual Fund will elect, to be treated as a regulated investment company (“RIC”) under Subchapter M of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code” or the “Code”), and both DL VIII and the Perpetual Fund intend to comply with the requirements to qualify as a RIC annually.

DL VIII currently engages, and the Perpetual Fund will engage, in leverage through bank borrowing and therefore they are subject to similar principal investment risks. However, their respective exposure to such risks may vary, with the Perpetual Fund having potentially greater exposure than DL VIII to certain risks after the Exchange because the Perpetual Fund will make new investments after the Exchange. By contrast, the DL VIII Commitment Period will end on February 1, 2026, at which time DL VIII generally will no longer be able to make new investments.

•	What will the Perpetual Fund’s portfolio look like after the Exchange?

Immediately after the completion of the Exchange, holders of Units and holders of Perpetual Fund Units will beneficially own the same percentage of underlying assets and liabilities in the aggregate as beneficially owned by holders of Units immediately prior to the completion of the Exchange. However, as DL VIII generally will not make new investments after the Exchange, and the Perpetual Fund will make new investments, the Perpetual Fund’s investment portfolio will diverge from that of DL VIII after the Exchange.

•	Have DL VIII and the Perpetual Fund obtained regulatory approval to conduct the Exchange and the transactions contemplated thereby?

DL VIII, the Perpetual Fund and the Adviser submitted their amended and restated application (File No. 812-15775, December 12, 2025) to the SEC for an order exempting DL VIII, the Perpetual Fund and the Adviser from certain provisions of the 1940 Act (the “Split-Off Exemptive Relief Application”) to the extent necessary to permit the completion of the Exchange. On December 16, 2025, the SEC issued public notice of the Split-Off Exemptive Relief Application. DL VIII and the Perpetual Fund expect the SEC to issue an order (the “Split-Off Exemptive Order”) granting the relief requested in the Split-Off Exemptive Relief Application after the expiration of the notice period on or about January 12, 2026.

In order for DL VIII, the Perpetual Fund and the Adviser to be able to rely on the Split-Off Exemptive Order, the boards of directors of DL VIII and the Perpetual Fund (including a “required majority” as defined in Section 57(o) of the 1940 Act of the directors of each board) must have made certain determinations about the interests of DL VIII and the Perpetual Fund in the Exchange, and certain other conditions must be met. These determinations and conditions are described in “The Split-Off Transaction—Exemptive Relief.”

On August 12, 2025, the boards of directors of DL VIII and the Perpetual Fund made the required determinations under the Split-Off Exemptive Relief Application.

Assuming the other conditions to the exchange offer are satisfied or, where permissible, waived, including receipt of the Split-Off Exemptive Order, as of the date of this Offer to Exchange, DL VIII and the Perpetual Fund believe they will be able to comply with all other requirements of the Split-Off Exemptive Relief Application at the consummation of the Exchange.

•	Who is responsible for paying the costs and expenses relating to the Exchange?

All costs and expenses relating to the organization and operation of the Perpetual Fund, including expenses related to the filing of the Perpetual Fund’s registration statement on Form 10 and entry into the Perpetual Fund Credit Facility (as defined herein), will be borne by the Perpetual Fund or its wholly owned subsidiary. Those costs and expenses will be indirectly borne by tendering unitholders that become Perpetual Fund unitholders.

•	How is the Exchange expected to impact the annual expenses of DL VIII and the Perpetual Fund?

DL VIII’s management and incentive fee structure will remain unchanged, and the Exchange will not result in any additional incremental fees or expenses for DL VIII’s unitholders during the remainder of DL VIII’s term. There are certain differences in the management and incentive fee structure and other management arrangements between DLVIII and the Perpetual Fund, which are more fully described elsewhere in this Offer to Exchange. Please see “Comparison of Principal Terms of DL VIII and the Perpetual Fund” for a description of these differences between the terms of DLVIII and the Perpetual Fund, as well as “Comparative Fees and Expenses,” “Management and Other Agreements of DL VIII” and “Management and Other Agreements of the Perpetual Fund.” Subject to certain limited exceptions, pursuant to the DL VIII’s limited liability company agreement (as amended, the “LLC Agreement”), DL VIII’s costs and expenses other than offering and organizational expenses (such costs and expenses, the “DL VIII Expenses”) are subject to a cap equal to 12.5 basis points of the greater of aggregate commitments or total assets per annum. Any such DL VIII Expenses in excess of the cap in any calendar year are borne by the Adviser. Since the cap is based on aggregate commitments, the dollar amount of the cap will decrease proportionately to the percentage of Units that are exchanged in the exchange offer. The Perpetual Fund will bear the costs and expenses relating to the Exchange (including the costs and expenses relating to the organization and operation of the Perpetual Fund).

Subject to certain limited exceptions, pursuant to the limited liability company agreement of the Perpetual Fund, which is expected to be amended and restated in connection with the closing of the exchange offer (as so amended and restated, the “Perpetual Fund LLCA”), the Perpetual Fund’s costs and expenses other than offering and organizational expenses (such costs and expenses, the “Perpetual Fund Expenses”) are subject to a cap equal to 12.5 basis points of the greater of aggregate commitments or total assets per annum. Any such Perpetual Fund Expenses in excess of the cap in any calendar year are borne by the Adviser.

For a more detailed description of the expenses of DL VIII and the Perpetual Fund, please see “Comparative Fees and Expenses,” “Management and Other Agreements of DL VIII” and “Management and Other Agreements of the Perpetual Fund.”

•	What potential conflicts of interest may arise in relation to the Exchange?

Because DL VIII has a finite term, the management and incentive fees that the Adviser receives from DL VIII are limited. By contrast, because the Perpetual Fund has an indefinite term, the Adviser may receive fees from the Perpetual Fund indefinitely (as long as it serves as investment advisor to the Perpetual Fund). See “Risk Factors—Risks Related to the Perpetual Fund’s Business and Structure—Conflicts of interest may exist from time to time between the Adviser and certain of its affiliates involved with the Perpetual Fund.” and “Certain Relationships and Related Party Transactions—Relationship with the Adviser and Potential Conflicts of Interest.”

•	Will dividends be paid by the Perpetual Fund on Perpetual Fund Units?

To the extent that the Perpetual Fund has taxable income available, it intends to issue quarterly dividends to the Perpetual Fund unitholders commencing after the end of its first full quarter of operations following the completion of the Exchange. The amount of such dividends, if any, will be determined by the board of directors of the Perpetual Fund. Any dividends to Perpetual Fund unitholders will be declared out of its surplus and assets legally available for dividends. The Perpetual Fund anticipates that its dividends will generally be paid from taxable earnings, including interest and capital gains generated by its investment portfolio, and any other income, including any other fees that it receives from portfolio companies. However, if the Perpetual Fund does not generate sufficient taxable earnings during a year, all or part of a dividend may constitute a return of capital for U.S. federal income tax purposes. The specific tax characteristics of the Perpetual Fund’s dividends will be reported to Perpetual Fund unitholders after the end of each calendar year.

•	How will the Perpetual Fund meet its ongoing capital requirements?

The ongoing capital requirements of the Perpetual Fund will initially be funded by tendering unitholders pursuant to new subscription agreements entered into by tendering unitholders with the Perpetual Fund at the time of the Exchange (the “New Subscription Agreements”).

The Perpetual Fund has the ability to raise additional capital on a private placement basis from its existing Perpetual Fund unitholders or, to the extent the Perpetual Fund’s capital requirements exceed the capital commitments made available by the existing Perpetual Fund unitholders, from third parties and affiliates of the Adviser. Any such additional capital raise may result in dilution to existing Perpetual Fund unitholders. See “Business of the Perpetual Fund—About the Perpetual Fund—Capital Commitments.”

The Perpetual Fund may also seek to incur additional debt, to the extent permitted under the borrowing limitations imposed by the 1940 Act. Please see “Risk Factors—Risks Related to the Perpetual Fund’s

Business and Structure—The Perpetual Fund will borrow money, which will magnify the potential for gain or loss on amounts invested and may increase the risk of investing with the Perpetual Fund.” and “Risk Factors—Risks Related to the Perpetual Fund’s Business and Structure —The Perpetual Fund’s indebtedness could adversely affect its business, financial conditions and results of operations.”

•	What are the terms of the New Subscription Agreement?

Under the New Subscription Agreement, among other things, each tendering unitholder will commit (i) to make a capital commitment to the Perpetual Fund to purchase additional Perpetual Fund Units in an aggregate amount equal to the pro rata portion of the undrawn and recallable portions of its commitment to DL VIII (the “Original Commitment”) as of the closing date of the exchange offer corresponding to the percentage of its Units tendered and accepted for exchange relative to all Units held by the tendering unitholder as of the date of the Perpetual Fund’s acceptance of its New Subscription Agreement (such pro rata portion of the Original Commitment, the “New Subscription Amount”), and (ii) to expand the purposes for which the capital may be called by the Perpetual Fund, including to repay indebtedness.

Each tendering unitholder will also be required to make certain representations under the New Subscription Agreement, including with respect to its status as (i) an accredited investor as that term is defined in Rule 501 of the Securities Act, (ii) a “Bad Actor” for purposes of Rule 506(d) of Regulation D under the Securities Act and (iii) a “Covered Unitholder,” which refers to an investment company registered under the 1940 Act, a BDC or a private fund that is excluded from the definition of “investment company” pursuant to either Section 3(c)(1) or 3(c)(7) of the 1940 Act.

No transfer will be effectuated except by registration of the transfer on the Perpetual Fund’s books. Each transferee must agree to be bound by the restrictions under the New Subscription Agreement and all other obligations as a Perpetual Fund unitholder.

Notwithstanding anything to the contrary contained herein or in the New Subscription Agreement, the Perpetual Fund shall have the right to exclude any potential investor from purchasing Perpetual Fund Units or participating in the exchange offer, in the Perpetual Fund’s sole discretion, including if, in the reasonable discretion of the Perpetual Fund, there is a substantial likelihood that such investor’s purchase of Perpetual Fund Units at such time would (i) result in a violation of, or noncompliance with, any law or regulation to which such investor or any other investor, the Perpetual Fund, the Adviser or a portfolio company would be subject or (ii) cause the assets of the Perpetual Fund to be considered “plan assets” (within the meaning of Section 3(42) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) for purposes of Title I of ERISA or Section 4975 of the Code.

Entry into the New Subscription Agreement by each tendering unitholder is a requirement for participation in the exchange offer. For a more detailed description of the terms of the New Subscription Agreement, please see “Description of New Subscription Agreement.”

•	How do I find out what my Original Commitment is?

Each tendering unitholder’s Original Commitment to DL VIII includes the tendering unitholder’s Undrawn Commitment to DL VIII plus Recallable Amounts attributable to the unitholder’s Units that are tendered and accepted for exchange in the exchange offer. An “Undrawn Commitment” refers to the amount of capital that remains to be drawn down and contributed with respect to Units. “Recallable Amounts” refers to amounts distributed to unitholders that may be recalled by DL VIII pursuant to the LLC Agreement. See “Description of Units of DL VIII—General” and “Description of New Subscription Agreement—New Commitments—Subscription Amount.”

The following table summarizes DL VIII’s Unit commitment amounts as of September 30, 2025. A unitholder’s Original Commitment, shown as of September 30, 2025, may change up to the closing date of the exchange offer. Each tendering unitholder may confirm the amount of its Original

Commitment to DL VIII prior to the execution and delivery of its New Subscription Agreement by contacting the Adviser.

	Units	Total Capital Commitment to DL VIII		Net Asset Value of DL VIII		Original Commitment
Per Unit	1	$100	(1)	$96.62	(2)	$30.64	(4)
Aggregate	12,745,660	$1,274,566,000		$847,019,377	(3)	$390,445,135

(1)

Represents original capital commitment to DL VIII associated with each Unit of DL VIII. As of September 30, 2025, represented $69.83 of contributed capital per unit and $30.17 of unfunded capital (i.e., the Undrawn Commitment) per unit.

(2)

As of September 30, 2025, represented $69.36 of unreturned capital per unit, $30.17 of unfunded commitments, $0 of undistributed income per unit and $2.91 of accumulated loss per unit. As of that date, income distributed was $18.18 per unit.

(3)	Equals Members’ capital as of September 30, 2025.
(4)	As of September 30, 2025, represented $30.17 of unfunded capital (i.e., the Undrawn Commitment) per unit and $0.47 of recallable capital (i.e., the Recallable Amount) per unit.

•	Who may participate in the exchange offer?

Any holder of Units during the exchange offer period may participate in the exchange offer, including directors and officers of DL VIII, the Perpetual Fund and their respective affiliates. Any holder of Units may make additional capital commitments to the Perpetual Fund. Any such additional commitment shall be effected pursuant to the New Subscription Agreement.

Although DL VIII and the Perpetual Fund will require that tendering unitholders make certain representations in the New Subscription Agreement as to their status as “accredited investors,” as that term is defined in Rule 501 under the Securities Act, and will rely on those representations, this exchange offer is not limited to accredited investors.

Although DL VIII will deliver this Offer to Exchange to its unitholders to the extent required by U.S. law, including unitholders located outside the United States, this Offer to Exchange is not an offer to sell or exchange and it is not a solicitation of an offer to buy or sell any Units or Perpetual Fund Units in any jurisdiction in which such offer, solicitation, sale or exchange is not permitted. See “The Exchange Offer—Private Placement; Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions—Certain Matters Relating to Non-U.S. Jurisdictions.”

All tendering unitholders must also make certain representations in the Letter of Transmittal, including, in the case of non-U.S. unitholders, as to the availability of an exemption under their home country laws that would allow them to participate in the exchange offer without the need for DL VIII or the Perpetual Fund to take any action to facilitate a public offering in that country or otherwise. DL VIII and the Perpetual Fund will rely on those representations and, unless the exchange offer is terminated, plan to accept Units tendered by persons who properly submit the Letter of Transmittal, an executed signature page to the New Subscription Agreement and a properly completed investor questionnaire on a timely basis and as otherwise described herein.

Non-U.S. unitholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in Units or Perpetual Fund Units that may apply in their home countries. DL VIII, the Perpetual Fund and the Adviser cannot provide any assurance about whether such limitations exist.

•	How many Perpetual Fund Units will I receive for Units accepted in the exchange offer?

For each Unit that you tender in the exchange offer and do not validly withdraw, and that is accepted by DL VIII, you will receive one Perpetual Fund Unit.

•	Will all the Units that I tender be accepted in the exchange offer?

Not necessarily. There is no maximum limit on the number of outstanding Units that may be tendered in the exchange offer. However, Units will only be accepted for exchange if they are validly tendered and not validly withdrawn prior to the expiration of the exchange offer (currently expected to be at 5:00 p.m., New York City time, on February 20, 2026). The acceptance of Units tendered for exchange will be made only after the receipt by the Adviser of the Submission Package (which includes the Letter of Transmittal, an executed signature page to the New Subscription Agreement and a properly completed investor questionnaire) on a timely basis and as otherwise described herein.

•	What happens if my Units are not accepted in the exchange offer?

If your Units are not accepted for exchange for any reason, your Units will be returned to you promptly after the expiration or termination of the exchange offer. See “The Exchange Offer—Return of Units.”

•	Is there a minimum or maximum number or amount of Units that must be tendered in the exchange offer?

There is a minimum number of Units that must be tendered in the exchange offer. DL VIII and the Perpetual Fund are not required to complete the exchange offer unless at least 3,186,415 Units of DL VIII are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. This number of Units represents approximately 25% of the outstanding Units as of November 12, 2025. This condition to completion of the exchange offer is referred to herein as the “Minimum Condition.”

The Minimum Condition is consistent with the requirements of the Split-Off Exemptive Relief Application, and reflects a minimum size designed to provide the Perpetual Fund with an initial asset base of sufficient size and scale to continue operations as a private BDC.

Due to the requirements of the Split-Off Exemptive Relief Application, DL VIII and the Perpetual Fund may not amend the exchange offer to decrease the Minimum Condition to a percentage lower than 25% of unitholders (based on Units outstanding).

There is no maximum amount of Units that may be exchanged in the exchange offer.

•	Are there any other conditions to DL VIII and the Perpetual Fund’s obligation to complete the exchange offer?

Yes. DL VIII and the Perpetual Fund are not required to complete the exchange offer unless all of the other conditions described under “The Exchange Offer—Conditions to Completion of the Exchange Offer” are satisfied or, where permissible, waived before the expiration of the exchange offer. Those conditions include (but are not limited to) that:

(ii)	DL VIII and the Perpetual Fund have received and can rely on the Split-Off Exemptive Order;

(iii)

immediately following consummation of the Exchange, neither DL VIII nor the Perpetual Fund would be considered to hold “plan assets” as defined by the plan assets regulation of ERISA (such regulation, the “Plan Assets Regulation”) (e.g., assuming no other exemption applies, if 25% or more of any class of equity interest of either DL VIII or the Perpetual Fund would be owned by “benefit plan investors,” as such term is defined in Section 3(42) of ERISA); and

(iv)	Regulation D and an exemption from the registration requirements of applicable state securities laws are available for the offer and sale of the Perpetual Fund Units.

DL VIII and the Perpetual Fund may waive any or all of the conditions to the exchange offer, subject to limited exceptions, including that the Minimum Condition may not be lower than 25% of unitholders (based on Units outstanding) participating in the exchange offer, as required by the Split-Off Exemptive Relief Application.

See “The Exchange Offer—Conditions to Completion of the Exchange Offer.”

•	How long will the exchange offer be open?

The period during which you are permitted to tender your Units in the exchange offer will expire at 5:00 p.m., New York City time, on the expiration date of the exchange offer (currently expected to be February 20, 2026), unless the exchange offer is extended or terminated. DL VIII and the Perpetual Fund may extend the exchange offer in the circumstances described in “The Exchange Offer—Extension; Amendment; Termination.”

•	Under what circumstances can the exchange offer be extended, amended or terminated by DL VIII and the Perpetual Fund?

DL VIII and the Perpetual Fund may, in their sole discretion, for any reason, extend the period of time during which the exchange offer is open and thereby delay acceptance for exchange of, and the exchange for, any Units validly tendered and not validly withdrawn in the exchange offer. For example, the exchange offer can be extended if any of the conditions to completion of the exchange offer described in the section entitled “The Exchange Offer—Conditions to Completion of the Exchange Offer” are not satisfied or, where permissible, waived prior to the expiration of the exchange offer. In their sole discretion, DL VIII and the Perpetual Fund may extend the expiration of the exchange offer to allow additional time for review and processing of the documentation submitted by tendering unitholders.

•	How will I be notified if the exchange offer is extended, amended or terminated?

If the exchange offer is extended, amended or terminated, or this Offer to Exchange is amended or supplemented, DL VIII will issue an announcement of such extension, amendment or termination of the exchange offer, or such amendment or supplement of this Offer to Exchange, to unitholders through the electronic portal pursuant to which DL VIII communicates with unitholders in accordance with the LLC Agreement. In the event of an extension of the exchange offer, such extension will be announced no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer (currently expected to be February 20, 2026). See “The Exchange Offer—Extension; Amendment; Termination.”

•	How do I decide whether to participate in the exchange offer?

Whether you should participate in the exchange offer depends on many factors. You should examine carefully your specific financial position, plans and needs before you decide whether to participate, as well as the relative risks associated with an investment in the Perpetual Fund and DL VIII. In addition, you should consider all of the factors described in “Risk Factors,” as well as the information included or incorporated by reference in this Offer to Exchange and the other Offering Materials.

•	Is anyone making any recommendation as to whether I should exchange my Units?

No. None of DL VIII, the Perpetual Fund or any of their respective directors or officers or any other person makes any recommendation as to whether you should tender all, some or none of your Units. You must make your own decision as to whether to participate in the exchange offer, and, if so, how many Units to tender, based on your own assessment of the terms and conditions of the exchange offer and your own particular circumstances. Prior to making any decision with respect to the exchange offer, you should read carefully the information included or incorporated by reference in this Offer to Exchange and the other Offering Materials and consult with your advisors. You are encouraged to carefully read this Offer to Exchange and the other Offering Materials in their entirety, including any documents referred to therein.

•	How do I participate in the exchange offer?

Before the expiration of the exchange offer, you must deliver to the Adviser, and the Adviser must receive at the address or email listed under “Adviser Contact Information,” the Submission Package, which includes a properly completed and duly executed Letter of Transmittal, an executed signature page to the New Subscription Agreement and a properly completed investor questionnaire.

DL VIII and the Perpetual Fund are not providing for guaranteed delivery procedures and, therefore, you must allow sufficient time for the necessary tender procedures described in this Offer to Exchange to be completed prior to the expiration of the exchange offer (currently expected to be at 5:00 p.m., New York City time, on February 20, 2026). Unless accepted by DL VIII in its sole discretion, tenders not received by the Adviser prior to the expiration of the exchange offer will be of no effect and you will continue to hold those Units as unitholders of DL VIII.

•	Can I tender only a part of my Units in the exchange offer?

Yes. You may tender all, some or none of your Units in the exchange offer.

•	What do I do if I want to retain all of my Units?

If you want to retain your Units, you do not need to take any action in connection with the exchange offer.

•	Will I be able to withdraw the Units that I tender in the exchange offer?

Yes. You may withdraw Units tendered at any time before the expiration of the exchange offer (currently expected to be at 5:00 p.m., New York City time, on February 20, 2026). In addition, unless DL VIII has previously accepted them pursuant to the exchange offer, Units tendered may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer on March 13, 2026. All tenders validly delivered are considered irrevocable unless validly withdrawn prior to the expiration of the exchange offer. Once DL VIII accepts Units pursuant to the exchange offer, your tender is irrevocable.

In order to withdraw your Units, you must provide a written Notice of Withdrawal or an e-mail transmission of a Notice of Withdrawal, in the form of the Notice of Withdrawal provided by DL VIII, to the Adviser at its address or email, respectively, set forth under “Adviser Contact Information.” If you change your mind again before the expiration of the exchange offer, you can re-tender your Units by following the tender procedures again. See “The Exchange Offer—Withdrawal Rights.”

•	How soon will I receive delivery of my Perpetual Fund Units once I have tendered my Units?

Assuming the Units you tendered in the exchange offer have been accepted for exchange, the Adviser will cause Perpetual Fund Units to be credited to you in book-entry form on the first business day of the calendar month following the month in which the conditions are satisfied or waived (currently expected to be April 1, 2026) (the “Closing Date”), but in any event no later than ten business days after the acceptance of such Units or as soon as practicable thereafter. No certificates representing Perpetual Fund Units will be issued in the exchange offer. See “The Exchange Offer—Delivery of Perpetual Fund Units; Book-Entry Accounts.”

•	Will I have to pay any transaction fees or commissions if I tender my Units in the exchange offer?

No. You will not be required to pay any transaction fees or commissions directly to DL VIII, the Perpetual Fund or the Adviser in connection with the exchange offer. However, as a general matter, fees or expenses paid or to be paid by the Perpetual Fund in connection with the Exchange related to its organization and operation will be borne indirectly by the Perpetual Fund unitholders.

If your Units are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Units on your behalf, your broker or other nominee may charge you a commission for doing so. You should consult your broker or other nominee to determine whether any charges will apply.

•	Will I be taxed on the Perpetual Fund Units that I receive in the exchange offer?

Tendering unitholders that exchange all of their Units in the exchange offer should generally be treated as disposing of their Units in a sale or exchange and should recognize taxable gain or loss in connection therewith, subject to certain qualifications and depending on the relative fair market value of the Units exchanged and the unitholders’ adjusted basis therein. Unitholders that exchange some, but not all of their Units should either be treated as disposing of the Units exchanged in a sale or exchange and recognize gain or loss in respect thereof, or be treated as receiving a taxable distribution from DL VIII. In addition, tendering unitholders may have additional taxable income in the future when the Perpetual Fund disposes of any assets that were contributed to the Perpetual Fund with built-in gain.

Please see “Risk Factors—Risks Related to the Exchange—The completion of the exchange offer and certain of the Other Exchange Steps could result in significant tax liability” and “Material U.S. Federal Income Tax Considerations” for more information regarding the potential tax consequences of the exchange offer. Unitholders should consult their tax advisor as to the particular tax consequences of the exchange offer.

•	What will DL VIII do with the Units it acquires in the exchange offer?

Units acquired by DL VIII in the exchange offer will be cancelled.

•	What is the impact of the exchange offer on the number of Units outstanding?

Any Units acquired by DL VIII in the exchange offer will reduce the total number of Units outstanding.

•

If the exchange offer is consummated and I do not participate in the exchange offer, or I do not exchange all of my Units in the exchange offer, how will my rights and obligations in DL VIII be affected?

The rights and obligations of unitholders who continue to hold Units in DL VIII after the consummation of the exchange offer will not be affected, and the interests of unitholders will not be diluted, as a result of the exchange offer.

If you exchange some, but not all, of your Units, the number of Units you own will decrease by operation of the Exchange, while the number of Perpetual Fund Units you own will increase. As a result, your investment will become subject to risks associated with both DL VIII and the Perpetual Fund. Your rights and obligations as a unitholder will continue to be governed by the LLC Agreement with respect to the portion of your Units you do not tender or that have not been accepted for exchange, and you will be released from your obligations as a Perpetual Fund unitholder under the LLC Agreement with respect to the Units that have been tendered and accepted for exchange. Your rights and obligations as a unitholder of the Perpetual Fund will be governed by the Perpetual Fund’s limited liability company agreement.

•	If the exchange offer is consummated and I exchange all of my Units in the exchange offer, how will my rights and obligations in DL VIII be affected?

If you exchange all of your Units in the exchange offer, you will be released from your obligations as a unitholder of DL VIII under the LLC Agreement, including your Original Commitment to DL VIII with respect to your tendered Units.

•	Will the Perpetual Fund Units received by tendering unitholders be freely transferrable?

The Perpetual Fund Units issued in the Exchange will be subject to transfer restrictions as are expected to be set out in the Perpetual Fund LLCA. In addition, the Perpetual Fund intends to commence a Unit repurchase program no later than the second quarter of 2027 in which the Perpetual Fund intends to repurchase, in each quarter, up to 5% of the Perpetual Fund Units outstanding as of the close of the previous calendar quarter; provided that tendered shares of Perpetual Fund Units that have not been outstanding for at least one year may be subject to an early repurchase fee of up to 2% of such Units’ net asset value. There is no guarantee that the Perpetual Fund’s board of directors will approve such Unit repurchase and further, if approved, the Perpetual Fund’s board of directors may amend, suspend or terminate the Unit repurchase program if it deems such action to be in the best interest of the Perpetual Fund and the best interest of its Unitholders. As a result, Unit repurchases may not be available each quarter.

•	What will happen if the Exchange is not completed?

If DL VIII does not complete the Exchange, DL VIII will continue operations under its existing structure and commence liquidation at the end of its term in accordance with its LLC Agreement.

•	Where can I find out more information about DL VIII and the Perpetual Fund?

You can find out more information about DL VIII and the Perpetual Fund by reading this Offer to Exchange and, with respect to DL VIII, from various sources described in “Incorporation by Reference” and “Where You Can Find More Information.”

•	Whom should I contact if I have questions about the exchange offer or want copies of additional documents?

You may ask any questions about the exchange offer or request copies of the Offer to Exchange and the other Offering Materials, and the information incorporated by reference in this Offer to Exchange, without charge, by contacting the Adviser. Please see “Adviser Contact Information.”

SUMMARY

This summary highlights some of the information contained elsewhere in this Offer to Exchange. It is not complete and may not contain all of the information that you may want to consider. You are urged to read carefully this entire document, including “Risk Factors” beginning on page [●] of this document, and the other documents to which this Offer to Exchange refers for a more complete understanding of the exchange offer. See “Incorporation by Reference” and “Where You Can Find More Information.” Certain items in this summary include a section reference directing you to a more complete description of that item.

The Companies

TCW Direct Lending VIII LLC

200 Clarendon Street, 19th Floor

Boston, MA 02116

(617) 936-2275

DL VIII is a closed-end, non-diversified management investment company that is a Delaware limited liability company. DL VIII was formed on September 3, 2020 and commenced investment operations on January 21, 2022. It has elected to be regulated as a BDC under the 1940 Act and as a RIC under Subchapter M of the Code. DL VIII is externally managed by the Adviser, a wholly owned subsidiary of the TCW Group. The DL VIII Commitment Period will end on February 1, 2026. Subject to extension or early termination, as described in “Business of DL VIII—About DL VIII—Term,” the term of DL VIII will continue until March 2030, after which DL VIII will wind down operations.

DL VIII seeks to generate attractive risk-adjusted returns primarily through direct investments in senior secured loans to middle market companies or other issuers. DL VIII provides private capital to middle market companies operating in a broad range of industries primarily in North America. Its highly negotiated, private investments may include senior secured loans, unsecured senior loans, subordinated and mezzanine loans, convertible securities, notes and other non-convertible debt securities, equity securities, and equity-linked securities including options and warrants. However, its investment bias is towards adjustable-rate, senior secured loans. There is currently no secondary market for DL VIII’s private investments, and DL VIII does not anticipate one developing. It considers financings for many different purposes, including corporate acquisitions, growth opportunities, liquidity needs, rescue situations and recapitalizations, among others. Additionally, while DL VIII generally focuses on investments in middle market companies, it may invest in larger or smaller companies.

TCW Specialty Lending LLC 200

Clarendon Street, 19th Floor

Boston, MA 02116

(617) 936-2275

The Perpetual Fund was formed on April 14, 2025 as a limited liability company under the laws of the State of Delaware and has not yet commenced operations. The Perpetual Fund currently has no assets or liabilities and has no contingent liabilities other than as described herein. The Perpetual Fund will operate as a closed-end, non-diversified management investment company. The Perpetual Fund will elect to be regulated as a BDC under the 1940 Act and as a RIC under Subchapter M of the Code. The Perpetual Fund will be externally managed by the Adviser. The Perpetual Fund currently is wholly owned by DL VIII.

Following completion of the Exchange (as described below), the Perpetual Fund will own a pro rata share of all of the assets and liabilities that are held by DL VIII immediately prior to the completion of the Exchange, including each of DL VIII’s portfolio investments, in proportion to the number of Units that are validly tendered and accepted for exchange in the exchange offer. The investment objectives and policies of the Perpetual Fund will be substantially the same as those of DL VIII. However, the fees paid by the Perpetual Fund will differ from those paid by DL VIII, as further described in this Offer to Exchange. See “Comparison of Principal Terms of DL VIII and the Perpetual Fund” and “Comparison of Unitholders’ and Perpetual Fund Unitholders’ Rights.”

The Split-Off Transaction

DL VIII is conducting the exchange offer in order to provide unitholders with the option to either (i) continue to hold Units in DL VIII for the duration of DL VIII’s remaining term or (ii) exchange all, or a portion of, their Units for an equivalent number of Perpetual Fund Units in the Perpetual Fund.

Reasons for the Exchange Offer

The exchange offer provides DL VIII’s unitholders with the optionality that was negotiated for and that was disclosed at the time of their investment in DL VIII. Specifically, the exchange offer enables DL VIII to offer each unitholder the option to participate in the Perpetual Fund and therefore remain invested in a direct lending vehicle over a longer (and potentially indefinite) investment horizon, or the option to remain invested in DL VIII during the remainder of DL VIII’s finite term, with no material change to the existing economics of the unitholder’s investment.

DL VIII and the Adviser believe that a perpetual-term direct lending vehicle can provide an attractive alternative to maintaining Units in a wind-down fund for investors looking to manage their direct lending exposure and that conducting the Exchange may benefit unitholders in a number of ways. Exchanging unitholders would maintain exposure to a developed portfolio across a broad range of borrowers, industries and other metrics, and the portfolio would have the potential to increase in size over time. In addition:

•

exchanging unitholders would have the opportunity to maintain, increase or decrease their investment exposure to TCW’s direct lending platform by holding, buying or redeeming Perpetual Fund Units on quarterly basis following the ramp-up period;

•	the Perpetual Fund may have access to more diverse and efficient sources of financing; and

•	investors may avoid a higher expense ratio during the ramp-up and wind-down of closed-end funds and allow for optimal leverage to be maintained over the life of the Perpetual Fund, improving returns.

None of DL VIII, the Perpetual Fund or the Adviser provides any assurance that any of the foregoing benefits will be realized to the extent anticipated or at all.

Other Exchange Steps

Prior to or at the time of the completion of the exchange offer described herein, and subject to the terms and conditions of the exchange offer listed under “The Exchange Offer—Conditions to Completion of the Exchange Offer,” including that at least 3,186,415 Units of DL VIII (approximately 25% of the outstanding Units) are validly tendered and not validly withdrawn prior to the expiration of the exchange offer (i.e., the Minimum Condition), DL VIII and the Perpetual Fund will take the steps described below, which are referred to as the “Other Exchange Steps”:

•	the Perpetual Fund will file a Form 10 to register its Perpetual Fund Units under the Exchange Act and will elect to be regulated as a BDC;

•

the Perpetual Fund will enter into an Amended and Restated Limited Liability Company Agreement that amends and restates the LLC Agreement and agrees to carry on as a limited liability company subject to the terms thereunder;

•

the Perpetual Fund will enter into a subscription agreement (the “New Subscription Agreement”) with each tendering unitholder, pursuant to which each tendering unitholder will make a capital commitment to the Perpetual Fund to purchase additional Perpetual Fund Units in an aggregate amount equal to the pro rata portion of its Original Commitment to DL VIII corresponding to the percentage of its Units tendered and accepted for exchange relative to all Units held by the tendering unitholder as of the date of the Perpetual Fund’s acceptance of its New Subscription Agreement, subject to the terms and conditions described in the New Subscription Agreement;

•

the Perpetual Fund or its wholly owned subsidiary will enter into a new credit facility (the “Perpetual Fund Credit Facility”) and draw down an amount equal to the pro rata portion of DL VIII’s existing indebtedness determined as of the first day of the calendar month following the month in which the conditions to the completion of the exchange offer are satisfied or waived (the “Effective Date”) attributable to the Units that have been validly tendered and accepted for exchange, which amount will be distributed to DL VIII and will be used to pay down the pro rata amount of DL VIII’s current outstanding credit facilities with PNC Bank, National Association (the “Existing DL VIII Credit Facilities”);

•

DL VIII will transfer to the Perpetual Fund a pro rata share of all of the assets and other liabilities held by DL VIII immediately prior to the completion of the Exchange, including each of DL VIII’s portfolio investments, in proportion to the number of Units that have been validly tendered and accepted for exchange in the exchange offer, for value as of the Effective Date;

•

the Perpetual Fund and the Adviser will enter into a Perpetual Fund Advisory Agreement (the “Perpetual Fund Advisory Agreement”) and a separate administration agreement (the “Perpetual Fund Administration Agreement”); and

•

the Perpetual Fund will issue Perpetual Fund Units to tendering unitholders in exchange for Units received by DL VIII and the Perpetual Fund Units that DL VIII holds in the Perpetual Fund will automatically be canceled for no consideration.

See “The Split-Off Transaction,” “Management and Other Agreements of the Perpetual Fund,” “Description of New Subscription Agreement” and “Description of Certain Indebtedness of DL VIII and the Perpetual Fund.” The completion of the exchange offer, together with the Other Exchange Steps, is referred to as the “Exchange.”

Immediately after the completion of the Exchange, remaining unitholders of DL VIII and Perpetual Fund unitholders of the Perpetual Fund will beneficially own the same percentage of underlying assets and liabilities in the aggregate as beneficially owned by unitholders immediately prior to the completion of the Exchange. Following the Exchange, the Perpetual Fund will no longer be a subsidiary of DL VIII.

The Perpetual Fund will elect to be treated for U.S. federal income tax purposes as a RIC under Subchapter M of the Code for its first taxable year and intends to comply with the requirements to qualify as a RIC annually.

No Recommendation

On August 12, 2025, the boards of directors of DL VIII and the Perpetual Fund (including a “required majority” as defined in Section 57(o) of the 1940 Act of the directors of each board) authorized and approved the Exchange and, in accordance with the Split-Off Exemptive Relief Application, determined that:

•	the Exchange is in the best interests of DL VIII or the Perpetual Fund, as applicable;

•	the interests of unitholders who elect to remain invested in DL VIII and the interests of the exchanging unitholders will not be diluted as a result of effecting the Exchange; and

•

following the Exchange, all unitholders, including the exchanging unitholders, will hold the same pro rata interest in the same underlying portfolio investments as immediately prior to the completion of the Exchange.

In addition, the board of directors of DL VIII approved participation in the Exchange by any “remote” affiliates of DL VIII, as described in Section 57(d) of the 1940 Act, as required under Section 57(f) of the 1940 Act, in accordance with the Split-Off Exemptive Relief Application.

However, none of DL VIII, the Perpetual Fund or any of their respective directors or officers, or the Adviser makes any recommendation, or authorizes any person to make a recommendation, as to whether you should exchange all, some or none of your Units. You must make your own decision as to whether to participate in the exchange offer, and, if so, how many Units to tender, based on your own assessment of the terms and conditions of the exchange offer and your own particular circumstances. Prior to making any decision with respect to the exchange offer, you should read carefully the information included or incorporated by reference in this Offer to Exchange and the other Offering Materials and consult with your advisors.

Exemptive Relief

DL VIII, the Perpetual Fund and the Adviser submitted their amended and restated application (File No. 812-15775, December 12, 2025) to the SEC for an order exempting DL VIII, the Perpetual Fund and the Adviser from certain provisions of the 1940 Act (i.e., the Split-Off Exemptive Relief Application) to the extent necessary to permit the completion of the Exchange. On December 16, 2025, the SEC issued public notice of the Split-Off Exemptive Relief Application. DL VIII and the Perpetual Fund expect the SEC to issue an order granting the relief requested in the Split-Off Exemptive Relief Application after the expiration of the notice period on or January 12, 2026.

For a discussion on the terms of the Split-Off Exemptive Relief Application, see “The Split-Off Transaction—Exemptive Relief.”

Structure

The diagrams below summarize the structure of DL VIII and the Perpetual Fund prior to and following the Exchange. These simplified diagrams do not show the subsidiaries of either entity that currently exist or that may be formed in the future to hold DL VIII’s or the Perpetual Fund’s respective investments.

Comparison of Principal Terms of DL VIII and the Perpetual Fund

There are certain differences in the management and incentive fee structure and other management arrangements between DL VIII and the Perpetual Fund, which are more fully described elsewhere in this Offer to

Exchange. Please see “Comparison of Principal Terms of DL VIII and the Perpetual Fund” for a description of these differences between the terms of DL VIII and the Perpetual Fund, as well as “Comparative Fees and Expenses,” “Management and Other Agreements of DL VIII” and “Management and Other Agreements of the Perpetual Fund.”

Potential Future Offerings of Perpetual Fund Units

Subsequent to the Exchange, the Perpetual Fund may conduct additional offerings of the Perpetual Fund Units.

In addition to the capital available under the New Subscription Agreements, the Perpetual Fund has the ability to raise additional capital on a private placement basis from its existing Perpetual Fund unitholders or, to the extent the Perpetual Fund’s capital requirements exceed the capital commitments made available by the existing Perpetual Fund unitholders, from third parties and affiliates of the Adviser. Any such additional capital raise may result in dilution to existing Perpetual Fund unitholders.

The Perpetual Fund will continue operation for an indefinite duration, during which time its Perpetual Fund Units will be sold on a continuous basis at a price generally equal to the net asset value per unit (plus an amount equal to an allocable portion of the BDC’s offering and organizational expenses). See “Business of the Perpetual Fund—About the Perpetual Fund—Term.”

The board of directors in its sole discretion may cause, including at the recommendation of the Adviser, the Perpetual Fund to offer to repurchase Perpetual Fund Units pursuant to written tenders by Perpetual Fund unitholders. Following the Initial Closing Date, the Adviser, in its commercially reasonable judgment and subject to market conditions, may recommend to the board that the Company commence quarterly repurchases in an amount not to exceed 5% of the Company’s net asset value. Such recommendation is anticipated to occur no later than the second quarter of 2027.

Market Opportunity

DL VIII and the Perpetual Fund believe the middle market lending environment provides attractive risk-adjusted investment opportunities as a result of a combination of the following factors:

Favorable Market Dynamics. DL VIII and the Perpetual Fund believe the middle market remains one of the more attractive investment areas due to its large size, superior value relative to the broadly syndicated loan market, increased regulatory pressure aimed at driving risk out of the commercial banking system and the supply-demand imbalance that continues to favor non-bank lenders. DL VIII and the Perpetual Fund believe there remains a compelling opportunity to invest in line with DL VIII’s historical investment strategy.

Large and Growing North American Middle Market. The North American middle market is one of the largest markets by many measures, which the Perpetual Fund expects will enable it to maintain a high degree of deal selectivity. According to the National Center for the Middle Market (“NCMM”), there are nearly 200,000 middle market businesses in the United States that collectively represent one-third of the private sector GDP, employing approximately 48 million people. Surveys conducted by the NCMM indicate that middle market companies reported year-over-year growth of 10.7% in the twelve months ended June 30, 2025, and expect a growth rate of approximately 8.1% over the next twelve months. As of June 30, 2025, approximately 84% of middle market companies reported positive year-over-year revenue growth. The middle market has consistently generated double digit year-over-year revenue growth rates since 2021. Employment also remains strong, with 54% of middle market companies reporting year-over-year employment growth at an average rate of 7.4% as of second quarter 2025. Middle market employers expect to grow the workforce at similar rates over the next twelve months. As of second quarter 2025, the percent of middle market leaders expressing confidence in the national and local economies remained strong at 86% and 73%, respectively. In addition, 56% of middle market executives indicated they were willing to reinvest profits into their businesses. DL VIII and the Perpetual Fund believe these middle market companies represent a significant segment of the North American economy and that their continued growth will require substantial capital investments.

Leverage, Pricing and Risk. According to data aggregated from Lincoln International and Pitchbook LCD, middle market companies are generally less levered than borrowers in the broadly syndicated loan market. Middle market loans also tend to achieve more attractive pricing and structures, including stricter documentation, tighter covenants and greater information/governance requirements, than large corporate or other broadly syndicated loans. From 2018 to June 2025, middle markets loans exhibited nearly a 180-basis point yield premium over the broadly syndicated loan market, according to Pitchbook LCD Q2 2025 US Private Credit and Middle Market Quarterly Wrap.

Market Environment Favors Non-Traditional Lenders. Traditional middle market lenders, such as commercial and regional banks and commercial finance companies, have contracted their origination and lending activities following the global financial crisis of approximately 2008 to 2009, which further intensified after the collapse of Silicon Valley Bank, Signature Bank, First Republic Bank and other regional bank failures in 2023 and are focused on more liquid asset classes or have exited the middle market lending business entirely. At the same time, institutional investors have sought to invest in larger, more liquid offerings, limiting the ability of middle market companies to raise debt capital through the public capital markets. This has resulted in other capital providers, such as BDCs, specialty finance companies, structured-credit vehicles such as collateralized loan obligations (“CLOs”), and private investment funds, actively investing in the middle market. DL VIII and the Perpetual Fund believe the developments have created a large market opportunity for alternative lenders such as them.

Favorable Capital Markets Trends. Current and future demand for middle market financings, driven by growth at the underlying businesses, increased private equity investment and upcoming maturities are expected to provide the Perpetual Fund with ample deal flow. According to the PitchBook U.S. Private Equity Middle Market Report (Q2 2025), private equity firms invested in an estimated 1,899 middle market deals totaling nearly $190 billion in the six-month period ending June 2025, with $41.6 billion of capital raised across 59 funds over the same period. Further, data from the Pitchbook LCD Q2 2025 US Credit Markets Quarterly Wrap indicates that an estimated $1.5 trillion of loan maturities in the leveraged loan market are due in 2027 or later. DL VIII and the Perpetual Fund believe these impending maturities and significant capital overhang will provide a steady flow of attractive opportunities for well-positioned lenders with deep and longstanding market relationships.

Benefits of Traditional Middle Market Focus. DL VIII and the Perpetual Fund believe there are significant advantages to their focus on the traditional middle market, a market they categorize to include borrowers with earnings before interest, taxes, depreciation and amortization (“EBITDA”) in the range of approximately $10 million to $100 million. Traditional middle market companies are established businesses with proven track-records, but are generally less levered than companies with EBITDA in excess of $100 million. Meanwhile, loans to middle market borrowers generally offer more attractive economics in the form of upfront fees, spreads and prepayment penalties. Senior secured middle market loans typically have strong defensive characteristics and are consistent with DL VIII’s and the Perpetual Fund’s focus on principal preservation. These loans have priority in payment among a portfolio company’s security holders and carry the least risk among investments in the capital structure. These investments, which are secured by the company’s assets, typically contain carefully structured covenant packages which allow lenders to take early action in situations where obligors underperform. These characteristics can provide protection against credit deterioration. Middle market lenders, particularly those with large investment sizes, such as DL VIII and the Perpetual Fund, are often able to guide and complete more thorough due diligence investigations prior to investment than lenders in the broadly syndicated space.

Competitive Strengths

Industry Leading Platform. TCW is a leading global asset management firm with over $205 billion in assets under management as of September 30, 2025 across the equity, fixed income and alternatives markets. TCW has established a scaled direct lending platform (the “Private Credit Group”), which has one of the longest track records and is among the largest middle market direct lenders in the United States as measured by assets under management. The Private Credit Group has a broad geographic presence with offices in Boston, New York, Chicago and Los Angeles and maintains strategic relationships throughout North America. The Private Credit Group’s internal capabilities are augmented by the substantial resources and network of the TCW platform, including access to market intelligence and research, middle and back office operational support, and legal and compliance oversight.

As of September 30, 2025, the Private Credit Group had approximately $14 billion of capital under management or advisement. The platform’s size and scale allow the Private Credit Group to offer borrowers highly customized financing solutions with certainty of execution and no syndication risk, which DL VIII and the Perpetual Fund believe makes the Private Credit Group a value-added partner to borrowers seeking debt solutions. The Private Credit Group’s large size and creative approach to structuring historically has contributed to the development of a consistent pipeline of investment opportunities regardless of broader economic conditions, which has allowed the Private Credit Group to be highly selective with the transactions it chooses to underwrite. Further, this approach generally enables the Private Credit Group to exert control over the diligence and documentation processes and ensure a focus on principal preservation, which DL VIII and the Perpetual Fund believe enables the Private Credit Group to drive attractive risk-adjusted returns.

Experienced Investment Team. TCW’s Private Credit Group joined the TCW Group in December 2012. Certain members of the Private Credit Group were previously affiliated with Regiment Capital Advisors, LP, an independent investment manager based in Boston, Massachusetts. Originally founded in 2001, the Private Credit Group was founded, and is led by, Richard Miller and consists of over 42 investment professionals with significant expertise in investing, corporate finance, merger and acquisitions, leveraged transactions, high-yield financings, asset-based loans, turnarounds, loan workouts and restructurings.

Robust Direct Origination Platform. The Private Credit Group’s long-term presence in the public and private capital markets, and reputation as a value-added partner to borrowers, has resulted in the development of an extensive network of strategic relationships which DL VIII and the Perpetual Fund expect to continue generating a significant amount of investment opportunities. These relationships include capital market intermediaries, such as broker-dealers, investment bankers, commercial bankers, private equity sponsors, mergers and acquisitions bankers, restructuring professionals, accountants and other financial professionals, through whom the Private Credit Group is able to source investment opportunities. The Private Credit Group’s network also extends to the corporate community and includes senior management teams, independent industry consultants, attorneys and other business executives.

DL VIII and the Perpetual Fund believe key factors that differentiate the Private Credit Group to borrowers include:

•	speed and certainty of execution;

•	the ability to fully underwrite transactions;

•	the ability and willingness to perform robust due diligence in a timely manner;

•	a creative, partnership-minded approach to structuring and lending; and

•	senior level attention.

Differentiated Investment Strategy. The Private Credit Group’s strategy has been developed, honed and tested over its 24-year history of investing in the middle market. The strategy was designed to take advantage of the attractive attributes of senior secured middle market bank debt, and seeks to generate differentiated returns by originating opportunities that can yield above-market returns at a below-market risk profile through its direct origination-focused sourcing effort, approach to underwriting and structuring, and portfolio monitoring.

Loans to middle market companies typically include the following attractive features:

•	underlying investments that are not accessible via traditional means of investing;

•	priority liens on borrower collateral ahead of junior and equity capital;

•	floating rate interest, which the Private Credit Group believes provides embedded inflation and interest rate protection;

•	cash interest payments; and

•	structural protection via negotiated loan agreements, including covenants.

The Private Credit Group strives to achieve its targeted return by employing an experienced team with a long-term presence in the market. As of September 30, 2025, the Private Credit Group has directly originated a majority of its investments. The Private Credit Group’s origination capability is an important component of its strategy as it allows the Private Credit Group to focus on deals that fit its specific criteria, which include the following:

•	predominately first-lien senior secured investments with fulsome covenant packages;

•	middle market borrowers with EBITDA greater than $15 million;

•	strong, sustainable cash flows;

•	conservative credit metrics, including debt-to-EBITDA and loan-to-value ratios; and

•	defensible market positions.

Direct origination also provides the Private Credit Group with greater control of the transaction process and allows it to:

•	gain incremental economics via agency fees, as well as additional interest and fees as a result of arrangements with other lenders in a syndication;

•	determine and execute on critical due diligence items;

•	structure and negotiate loan documents and financial covenants;

•	maintain direct dialogue with management throughout life of the deal; and

•	monitor the investment through repayment.

Documentation is a key part of the Private Credit Group’s investment process. The Private Credit Group focuses on single lender or small club transactions, which typically enables it to drive diligence, structuring and documentation in order to thoughtfully invest and address the requirements of both the borrower and the fund. The objective of this process is to provide the borrower’s management with the operating flexibility to effectively manage the business while creating accountability to the Private Credit Group.

Broadly Syndicated Loans. Our investment strategy also includes an allocation to more liquid credit investments such as broadly syndicated loans and corporate bonds. We may use these investments to maintain liquidity for our share repurchase program if one is offered in the future and manage cash before investing subscription proceeds into originated loans, while also seeking attractive investment return.

Carefully Constructed, Proprietary Portfolio. The Private Credit Group has maintained a disciplined approach to investing and a consistent risk profile since its inception. DL VIII’s portfolio is constructed with a focus on principal preservation and risk-adjusted returns, contributing to stable yet meaningful investment income generation. The Private Credit Group believes its current portfolio has exposure across a broad range of borrowers, industries and other metrics, including limited exposure to the oil and gas sector. Investments are predominantly U.S. dollar-denominated and in North American-based companies.

As of September 30, 2025, DL VIII had 62 debt investments and five equity investments companies with a weighted average yield of debt and income-producing securities of 10.9%. The debt portion of the portfolio is comprised of approximately 100% senior secured positions and revolving loans and is almost entirely floating rate in nature. DL VIII’s portfolio included $1.31 billion of investments at fair value as of September 30, 2025. The Private Credit Group has invested across cycles for the last 25 years and has a substantially lower annualized cumulative realized loss rate since its inception versus commercial and industrial bank loans over the same time period, based on The Federal Reserve – Charge-Off and Delinquency Rates on Loans and Leases at Commercial Banks.

The Exchange Offer

Terms of the Exchange Offer

DL VIII and the Perpetual Fund are offering to exchange outstanding Units that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equivalent number of Perpetual Fund Units. You may tender all, some or none of your Units. Units validly tendered and not validly withdrawn will be accepted for exchange on the terms and conditions of the exchange offer. Units not accepted for exchange will be returned to the tendering unitholder promptly following the expiration or termination of the exchange offer, as applicable.

Extension; Amendment; Termination

The exchange offer, and your withdrawal rights, will expire at 5:00 p.m., New York City time, on February 20, 2026, unless the exchange offer is extended or terminated. You must tender your Units before this time if you want to participate in the exchange offer. DL VIII and the Perpetual Fund may extend, amend or terminate the exchange offer as described in this Offer to Exchange.

Conditions to Completion of the Exchange Offer

The exchange offer is subject to various conditions described herein, including that at least 3,186,415 Units of DL VIII are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. This number of Units represents approximately 25% of the outstanding Units of DL VIII as of November 12, 2025.

The Minimum Condition is consistent with the requirements of the Split-Off Exemptive Relief Application, and reflects a minimum size designed to provide the Perpetual Fund with an initial asset base of sufficient size and scale to continue operations as a private BDC.

All conditions to the completion of the exchange offer must be satisfied or, where permissible, waived by DL VIII and the Perpetual Fund before the expiration of the exchange offer. DL VIII and the Perpetual Fund may waive any or all of the conditions to the exchange offer, subject to limited exceptions. For example, due to the requirements of the Split-Off Exemptive Relief Application, the Minimum Condition may not be lower than 25% of unitholders (based on Units outstanding) participating in the exchange offer. See “The Exchange Offer—Conditions to Completion of the Exchange Offer.”

Procedures for Tendering Units

For you to validly tender your Units pursuant to the exchange offer, before the expiration of the exchange offer, you must deliver to the Adviser and the Adviser must receive at the address or email listed under “Adviser Contact Information,” the Submission Package, which includes a properly completed and duly executed Letter of Transmittal, an executed signature page to the New Subscription Agreement and a properly completed investor questionnaire.

DL VIII and the Perpetual Fund are not providing for guaranteed delivery procedures and, therefore, you must allow sufficient time for the necessary tender procedures described in this Offer to Exchange to be completed prior to the expiration of the exchange offer (currently expected to be at 5:00 p.m., New York City time, on February 20, 2026). Unless accepted by DL VIII in its sole discretion, tenders not received by the Adviser prior to the expiration of the exchange offer will be of no effect and you will continue to hold those Units as unitholders of DL VIII.

New Subscription Agreement

Tendering unitholders must submit an executed signature page to the New Subscription Agreement, together with a properly completed investor questionnaire, to the Adviser as part of the Submission Package. Entry into the New Subscription Agreement by each tendering unitholder is a requirement for participation in the exchange offer. Among other things, each tendering unitholder will commit, pursuant to the New Subscription Agreement, (i) to make a capital commitment to the Perpetual Fund to purchase additional Perpetual Fund Units in an aggregate amount equal to the pro rata portion of the undrawn and recallable portions of its commitment to DL VIII (the “Original Commitment”) as of the closing date of the exchange offer corresponding to the percentage of its Units tendered and accepted for exchange relative to all Units held by the tendering unitholder as of the date of the Perpetual Fund’s acceptance of its New Subscription Agreement (such pro rata portion of the Original Commitment, the “New Subscription Amount”), and (ii) to expand the purposes for which the capital may be called by the Perpetual Fund, including to repay indebtedness.

Each tendering unitholder may confirm the amount of its Original Commitment to DL VIII prior to the execution and delivery of its New Subscription Agreement by contacting the Adviser. A unitholder’s Original Commitment amount may change between the date of this Offer to Exchange and the closing date of the exchange offer. For a summary of the Unit commitment amounts of DL VIII as of September 30, 2025, please see “Description of New Subscription Agreement—New Commitments—Subscription Amount.”

At the time of the Exchange, each tendering unitholder will be released from its obligations as a unitholder of DL VIII under the LLC Agreement, including its Original Commitment, with respect to its Units that are tendered and accepted for exchange.

DL VIII will not accept Units tendered by unitholders if such tender is not accompanied by an executed signature page to the New Subscription Agreement along with a properly completed investor questionnaire as part of the Submission Package. The Perpetual Fund will execute each New Subscription Agreement at the closing of the exchange offer, at which time each New Subscription Agreement will become effective. If the exchange offer is not completed or none of a unitholder’s Units are accepted for exchange, the Adviser will return the unused signature page.

Delivery of Perpetual Fund Units

Assuming the Units tendered in the exchange offer have been accepted for exchange and the Exchange has been consummated, the Adviser will cause Perpetual Fund Units to be credited in book-entry form to direct registered accounts maintained by the Perpetual Fund’s sub-administrator (the “Sub-Administrator”) for the benefit of the respective holders, on the first business day of the calendar month following the month in which the conditions are satisfied or waived (currently expected to be April 1, 2026) (the “Closing Date”), but in any event no later than ten business days after the acceptance of Units tendered in the exchange offer or as soon as practicable thereafter. Physical certificates representing Perpetual Fund Units will not be issued pursuant to the exchange offer. See “The Exchange Offer—Delivery of Perpetual Fund Units; Book-Entry Accounts” and “The Split-Off Transaction—Timing of the Exchange.”

Withdrawal Rights

You may withdraw your tendered Units at any time before the expiration of the exchange offer (currently expected to be at 5:00 p.m., New York City time, on February 20, 2026). If you change your mind again before the expiration of the exchange offer, you may re-tender your Units by following the exchange offer procedures.

In order to withdraw your Units, you must provide a written Notice of Withdrawal or an e-mail transmission of a Notice of Withdrawal, in the form of the Notice of Withdrawal provided by DL VIII, to the Adviser at its address or email, respectively, set forth under “Adviser Contact Information.” The information that must be included in that notice is specified under “The Exchange Offer—Withdrawal Rights.”

No Appraisal Rights

No appraisal rights are available to DL VIII unitholders or Perpetual Fund unitholders in connection with the Exchange.

Private Placement; Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

The exchange offer is being made by DL VIII and the Perpetual Fund pursuant to exemptions from registration provided by Rule 506(b) under Section 4(a)(2) of the Securities Act, certain state securities laws and certain rules and regulations promulgated thereunder. Although DL VIII and the Perpetual Fund will require that tendering unitholders make certain representations in the New Subscription Agreement as to their status as “accredited investors,” as that term is defined in Rule 501 under the Securities Act, and will rely on those representations, this exchange offer is not limited to accredited investors. It is a condition to the completion of the exchange offer that Regulation D and an exemption from the registration requirements of applicable state securities laws be available for the offer and sale of the Perpetual Fund Units in the exchange offer. Unitholders that wish to participate in the exchange offer but are unable to represent that they are accredited investors are encouraged to notify the Adviser as soon as possible prior to the expiration of the exchange offer.

Except as described elsewhere in this Offer to Exchange, DL VIII is not aware of any jurisdiction where the making of the exchange offer or its acceptance would not be legal. If DL VIII learns of any jurisdiction where making the exchange offer or its acceptance would not be permitted, DL VIII intends to make a good faith effort to comply with the relevant law in order to enable such offer and acceptance to be permitted. If, after such good faith effort, DL VIII cannot comply with such law, DL VIII will determine whether the exchange offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of Units residing in the jurisdiction.

Although DL VIII will deliver this Offer to Exchange to its unitholders to the extent required by U.S. law, including to unitholders located outside the United States, this Offer to Exchange is not an offer to sell or exchange and it is not a solicitation of an offer to buy or sell any Units or Perpetual Fund Units in any jurisdiction in which such offer, solicitation, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. DL VIII has not taken any action under those non-U.S. regulations to facilitate a public offer to exchange Units or Perpetual Fund Units but may take steps to facilitate exchanges. Therefore, the ability of any non-U.S. person to tender Units in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for DL VIII or the Perpetual Fund to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

All tendering unitholders must make certain representations in the Letter of Transmittal, including, in the case of non-U.S. unitholders, as to the availability of an exemption under their home country laws that would allow them to participate without the need for DL VIII or the Perpetual Fund to take any action to facilitate a public offering in that country or otherwise. DL VIII and the Perpetual Fund will rely on those representations and, unless the exchange offer is terminated, plan to accept Units tendered by persons who properly complete the Letter of Transmittal and provide any other required documentation on a timely basis and as otherwise described herein.

Non-U.S. unitholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in Units or Perpetual Fund Units that may apply in their home countries. DL VIII, the Perpetual Fund and the Adviser cannot provide any assurance about whether such limitations may exist. See “The Exchange Offer—Private Placement; Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

Risk Factors

In deciding whether to tender your Units, you should carefully consider in their entirety the matters described in “Risk Factors,” as well as other information included or incorporated by reference in this Offer to Exchange and the other Offering Materials.

Regulatory Considerations

A condition to the completion of the exchange offer is that neither the Perpetual Fund nor DL VIII will be considered “plan assets” under U.S. Department of Labor regulations (which we refer to as the “Plan Assets Regulation”) after the Exchange. Assuming no other exemption applies, under the Plan Assets Regulation, DL VIII and/or the Perpetual Fund would be deemed to include “plan assets” on the date of the Exchange if 25% or more of the value of the equity interests in either entity are held by Benefit Plan Investors, as defined in “The Split-Off Transaction—Regulatory Considerations—ERISA Matters.” None of DL VIII, the Perpetual Fund or the Adviser has provided, and none of them will provide, impartial investment advice and they are not giving any advice in a fiduciary capacity or otherwise in connection with your decision to tender your Units or otherwise participate in the exchange offer. See “The Split-Off Transaction—Regulatory Considerations—ERISA Matters” for a more detailed discussion of certain considerations for Benefit Plan Investors.

Investment companies registered under the 1940 Act, BDCs and private funds that are excluded from the definition of “investment company” pursuant to either Section 3(c)(1) or 3(c)(7) of the 1940 Act (“Covered Unitholders”) may not acquire directly or through a controlled entity more than 3% of the Perpetual Fund’s total outstanding voting securities (measured at the time of the acquisition), unless such Covered Unitholders comply with an exemption under the 1940 Act. In October 2020, the SEC adopted certain regulatory changes related to the ability of investment companies, including BDCs, to invest in other investment companies in excess of the limits imposed by the 1940 Act. These changes include, among other things, the adoption of Rule 12d1-4 under the 1940 Act. Under Rule 12d1-4, certain Covered Unitholders may acquire securities issued by any investment company in excess of the limits imposed by the 1940 Act as long as they comply with the conditions of Rule 12d1-4, which include, among other things, certain post-acquisition limits on control and voting of any acquired RIC. See “Risk Factors—Risks Related to the Exchange Offer—Certain investors may be limited in their ability to make significant investments in the Funds.” and “Split-Off Transaction—Regulatory Considerations—Investment Company Act Matters” for a more detailed discussion.

The 1940 Act limits the ability of certain persons related to either DL VIII or the Perpetual Fund from engaging in certain transactions with such fund and its affiliates. As a result, a unitholder may be restricted from engaging in such transactions following the Exchange, even if such unitholder does not tender any Units. Please see “Risk Factors—Risks Related to the Perpetual Fund’s Business and Structure—The 1940 Act will limit the Perpetual Fund’s ability to take advantage of investment opportunities with affiliated funds or investors.” and “The Split-Off Transaction—Regulatory Considerations—Investment Company Act Matters” for a more detailed discussion.

Material U.S. Federal Income Tax Considerations

Unitholders that do not elect to tender any Units should not incur any U.S. federal income tax liability as a result of the consummation of the exchange offer. In addition, DL VIII believes that it will not be subject to U.S. federal income tax as a result of the transactions undertaken pursuant to the Exchange. However, DL VIII does not intend to seek a ruling from the Internal Revenue Service (the “IRS”) with respect to the foregoing and there can be no assurances that the IRS will agree with the treatment of unitholders or DL VIII described above. If the IRS were to successfully challenge the U.S. federal income tax treatment of the exchange offer to non-tendering unitholders, non-tendering unitholders may be treated as receiving a deemed dividend that may be taxable to them. In addition, the IRS could challenge the tax treatment of the Exchange for DL VIII and as a result, unitholders that retain Units in DL VIII could be treated as receiving a taxable distribution from DL VIII.

Tendering unitholders that exchange all of their Units in the exchange offer should generally be treated as disposing of their Units in a sale or exchange and should recognize taxable gain or loss in connection therewith, subject to certain qualifications and depending on the relative fair market value of the Units exchanged and the unitholders’ adjusted basis therein. Unitholders that exchange some, but not all of their Units should either be treated as disposing of the Units exchanged in a sale or exchange and recognize gain or loss in respect thereof, or be treated as receiving a taxable distribution from DL VIII. See “Material U.S. Federal Income Tax Considerations—Consequences of the Exchange Offer to Holders—Treatment of the Exchange of Units in DL VIII for Perpetual Fund Units.” In addition, tendering unitholders may have additional taxable income in the future when the Perpetual Fund disposes of any assets that were contributed to it with built-in gain. See “Material U.S. Federal Income Tax Considerations—Consequences of the Exchange Offer to Holders—Taxation of the Perpetual Fund.”

The Perpetual Fund does not expect to recognize taxable gain or loss in connection with the transactions consummated pursuant to the Exchange and should generally have a carry-over basis in the assets contributed to it from DL VIII. See “Material U.S. Federal Income Tax Considerations—Consequences of the Exchange Offer to Holders—Taxation of the Perpetual Fund.” The Perpetual Fund intends to elect to be treated as a RIC for U.S. federal income tax purposes. As a RIC, the Perpetual Fund generally will not be required to pay corporate-level federal income taxes on any ordinary income or capital gains it distributes to its shareholders as dividends. A RIC is required to distribute to its shareholders at least 90% of its investment company taxable income in each taxable year. In addition, to maintain its RIC qualification, the Perpetual Fund’s income must be comprised of certain sources of generally passive income and the Perpetual Fund must, among other things, meet certain asset diversification requirements. See “Material U.S. Federal Income Tax Considerations—Consequences of Holding Perpetual Fund Units—Taxation as a Regulated Investment Company.” Shareholders of the Perpetual Fund will be subject to special rules as described in “Material U.S. Federal Income Tax Considerations—Consequences of Holding Perpetual Fund Units.”

Unitholders who are not U.S. Holders, as defined in “Material U.S. Federal Income Tax Considerations,” may be subject to different tax treatment upon the consummation of the exchange offer than what is described above. For instance, unitholders who are not U.S. Holders and who elect to exchange all of their Units pursuant to the exchange offer generally should not be subject to U.S. federal income tax on the exchange of Units.

Accounting Treatment of the Exchange Offer

Units acquired by DL VIII in the exchange offer will be canceled.

Upon completion of the Exchange, the assets and liabilities of DL VIII that were transferred to the Perpetual Fund in the Exchange will be excluded from DL VIII’s financial statements, beginning with the period in which the Exchange took effect. In addition, as of the Effective Date and in subsequent periods, DL VIII’s financial statements will no longer reflect the assets, liabilities, results of operations or cash flows that will be attributable to the Perpetual Fund.

Comparison of Unitholders’ and Perpetual Fund Unitholders’ Rights

DL VIII and the Perpetual Fund are both organized as limited liability companies under the laws of the State of Delaware. Differences in the rights of a unitholder of DL VIII from those of a unitholder of the Perpetual Fund arise from differences in provisions of the limited liability company agreement of each of DL VIII and the Perpetual Fund. See “Comparison of Unitholders’ and Perpetual Fund Unitholders’ Rights.”

COMPARATIVE FEES AND EXPENSES

The following tables are intended to assist you in understanding the fees and expenses that an investor in Units of DL VIII would bear, on a pro forma basis, and an investor in Perpetual Fund Units would bear following the Exchange, based on the assumptions set forth below regarding the costs and expenses estimated to be incurred by the Perpetual Fund in the first year following the Exchange, directly or indirectly. For purposes of the DL VIII and Perpetual Fund Pro Forma information, the following tables have applied the expected fees and expenses of the Perpetual Fund as a percentage of the net asset value of DL VIII as of September 30, 2025. DL VIII and the Perpetual Fund caution you that some of the percentages indicated in the table below are estimates and may vary. The following table should not be considered a representation of future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this document contains a reference to fees or expenses paid or to be paid by “you,” “DL VIII” or the “Perpetual Fund,” holders will indirectly bear such fees or expenses as investors in DL VIII or the Perpetual Fund, as applicable.

	DL VIII	Perpetual Fund Pro Forma
Unitholder / Perpetual Fund unitholder transaction expenses (as a percentage of offering price)
Sales load paid by DL VIII and Perpetual Fund(1)	—	—
Offering expenses borne by DL VIII and Perpetual Fund	—	0.12%
Total transaction expenses paid by DL VIII and Perpetual Fund	—	0.12%

	DL VIII	Perpetual Fund Pro Forma
Estimated annual expenses (as a percentage of consolidated net assets attributable to common equity)(2)
Management fees(3)	1.78%	1.12%
Incentive Fees(4)	2.16%	1.80%
Interest payments on borrowed funds(5)	4.33%	4.33%
Other Expenses(6)	0.39%	0.39%

Total gross annual expenses (estimated)(7)	8.66%	7.64%
Fee waivers and expense reimbursements(8)	(0.03%)	(0.03%)
Total annual expenses (estimated)	8.63%	7.61%

(1)	No underwriting discounts and commissions will be charged with respect to tendering Units in exchange for Perpetual Fund Units in the exchange offer.
(2)	“Consolidated net assets attributable to common equity” equals Members’ capital at September 30, 2025 of DL VIII for both DL VIII and the Perpetual Fund.
(3)

The management fee for DL VIII (the “DL VIII Management Fee”) is 0.3125% per quarter (1.25% per annum) of the average gross assets of DL VIII on a consolidated basis, with the average determined based on the gross assets of DL VIII as of the end of the three most recently completed calendar months.

The Perpetual Fund will pay the Adviser a management fee (the “Perpetual Fund Management Fee”) 0.3125% (i.e., 1.25% per annum) of the average net assets of the Perpetual Fund, with the average determined based on the net assets of the Perpetual Fund as of the end of the three most recently completed calendar months.

The percentages reflected in the table are calculated based on DL VIII’s net assets as of September 30, 2025. See “Management and Other Agreements of DL VIII” and “Management and Other Agreements of the Perpetual Fund.”

(4)

The incentive fee payable by DL VIII (the “DL VIII Incentive Fee”) is calculated on a cumulative basis and the amount of the DL VIII Incentive Fee payable in connection with any distribution (or deemed distribution) will be determined and, if applicable, paid in accordance with the following formula each time amounts are to be distributed to the unitholders:

(i)	first, no incentive fee will be owed until the unitholders have collectively received cumulative distributions equal to their aggregate contributions to DL VIII in respect of all Units;

(ii)

second, no incentive fee will be owed until the unitholders have collectively received cumulative distributions equal to a 8% internal rate of return on their aggregate capital contributions to DL VIII in respect of all Units (the “Hurdle”);

(iii)

third, the Adviser will be entitled to an incentive fee out of 100% of additional amounts otherwise distributable to unitholders until such time as the cumulative incentive fee paid to the Adviser is equal to 15% of the sum of (a) the amount by which the Hurdle exceeds the aggregate capital contributions of the holders of Units in respect of all Units and (b) the amount of incentive fee being paid to the Adviser pursuant to this clause (iii); and

(iv)	thereafter, the Adviser will be entitled to an incentive fee equal to 15% of additional amounts otherwise distributable to unitholders, with the remaining 85% distributed to the unitholders.

The Perpetual Fund will pay to the Adviser an incentive fee (the “Perpetual Fund Incentive Fee”) quarterly in arrears in two parts as follows:

(i)	Incentive Fee Based on Income:

1.

No incentive fee based on Pre-Incentive Fee Net Investment Income Returns (as defined below) in any calendar quarter in which the Perpetual Fund’s Pre-Incentive Fee Net Investment Income Returns do not exceed the hurdle rate of 1.50% per quarter (6.0% annualized) (the “Hurdle Rate”);

2.

100% of the dollar amount of the Pre-Incentive Fee Net Investment Income Returns with respect to that portion of such Pre-Incentive Fee Net Investment Income Returns, if any, that exceeds the Hurdle Rate but is less than a rate of return of 1.71% per quarter (6.86% annualized) (the “Catch-up”). The Catch-up is meant to provide the Adviser with approximately 12.5% of the Perpetual Fund’s Pre-Incentive Fee Net Investment Income Returns as if a Hurdle Rate did not apply if this net investment income exceeds 1.71% in any calendar quarter; and

3.

12.5% of the dollar amount of the Pre-Incentive Fee Net Investment Income Returns, if any, that exceed a rate of return of 1.71% (6.86% annualized). This reflects that once the Hurdle Rate is reached and the Catch-up is achieved, 12.5% of all Pre-Incentive Fee Net Investment Income Returns thereafter are payable to the Adviser.

4.

“Pre-Incentive Fee Net Investment Income Returns” means, as the context requires, either the dollar value of, or percentage rate of return on, the value of the Perpetual Fund’s net assets in accordance with generally accepted accounting principles in the United States (“GAAP”) at the end of the immediately preceding quarter from interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives from portfolio companies) accrued during the calendar quarter, minus the Perpetual Fund’s operating expenses accrued for the quarter.

(ii)

Incentive Fee Based on Capital Gains. Payable at the end of each calendar year in arrears, 12.5% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, as calculated in accordance with GAAP, less the aggregate amount of any previously paid capital gains incentive fees. In no event will the capital gains incentive fee payable pursuant to this Agreement be in excess of the amount permitted by the Investment Advisers Act of 1940, as amended (the “Advisers Act”), including Section 205 thereof.

(iii)

Spin-Off Incentive Fee. A spin-off incentive fee will be payable to the Adviser in respect of the exchanged units (the “Spin-Off Incentive Fee”) on or immediately following the Initial Closing Date (the “Spin-Off Incentive Fee Payment Date”). The Spin-Off Incentive Fee will be calculated as of March 31, 2026 (the “Spin-Off Incentive Fee Calculation Date”) and will equal the amount of Incentive Fee that would be payable to the Adviser if (A) all of the Company’s investments were liquidated for their current value as of the Spin-Off Incentive Fee Calculation Date, (B) the proceeds from such liquidation were used to pay all of the Company’s outstanding liabilities, and (C) the remainder were distributed to Common Unitholders and paid as Incentive Fee. The Company will make the Spin-Off Incentive Fee payment in cash as soon as reasonably practicable following the Spin-Off Incentive Fee Payment Date.

(5)

“Interest payments on borrowed funds” for DL VIII represents actual interest and credit facility expenses incurred for the twelve months ended September 30, 2025 by DL VIII. The expenses shown in this item are based on the assumption that leverage and interest costs relative to DL VIII’s and the Perpetual Fund’s respective assets and liabilities after the Exchange will remain the same as those costs incurred by DL VIII prior to the Exchange. Actual leverage and interest costs after the Exchange may differ. See “Description of Certain Indebtedness of DL VIII and the Perpetual Fund” for a description of the Perpetual Fund Credit Facility that the Perpetual Fund or its wholly owned subsidiary will enter into as part of the Exchange.

The amount of leverage that DL VIII or the Perpetual Fund may employ at any particular time will depend on, among other things, DL VIII or the Perpetual Fund’s board of directors’ and the Adviser’s assessment of market and other factors at the time of any proposed borrowing. See “Risk Factors—Risks Related to the Perpetual Fund’s Business and Structure—The Perpetual Fund will borrow money, which will magnify the potential for gain or loss on amounts invested and may increase the risk of investing with the Perpetual Fund.” and “Risk Factors—Risks Related to the Perpetual Fund’s Business and Structure —The Perpetual Fund’s indebtedness could adversely affect its business, financial conditions and results of operations.”

(6)

Includes overhead expenses, including payments under DL VIII’s and the Perpetual Fund’s respective administration agreements based on their respective allocable portions of overhead and other expenses incurred by the Administrator in performing its obligations under such administration agreements. This item does not include expenses incurred by DL VIII (and that will be reimbursed by the Adviser) and that will be incurred by the Perpetual Fund in connection with the Exchange related to its organization and operation. The expenses shown in this item are based on the assumption that the Perpetual Fund after the Exchange maintains an expense ratio substantially similar to that incurred by DL VIII prior to the Exchange. This item does not reflect the cap on DL VIII’s costs and expenses described in Note 9 below.

(7)

“Total gross annual expenses” as a percentage of consolidated net assets attributable to common equity are higher than the total annual expenses percentage would be for a company that is not leveraged. DL VIII borrows, and the Perpetual Fund will borrow, money to leverage and increase its total assets. The relevant SEC guidance requires that the “Total annual expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness and before taking into account any income-based fees or capital gains incentive fees accrued during the period), rather than the total assets, including assets that have been funded with borrowed monies or other forms of leverage.

(8)

Subject to certain limited exceptions as described in “Management and Other Agreements of DL VIII—Organizational and Operating Expenses,” pursuant to the LLC Agreement, the Perpetual Fund’s offering and organizational expenses (i.e., DL VIII Expenses) are subject to a cap equal to 10 basis points of the aggregate commitments per annum, and the ongoing expenses other than offering and organizational expenses are subject to 12.5 basis points of the greater of aggregate commitments or total assets per annum. The Adviser bears all such expenses that exceed the cap. Fee waivers and expense reimbursements for DL VIII reflects the amount borne by the Adviser due to the expense cap for the twelve months ended September 30, 2025, since DL VIII Expenses exceeded the cap for that period. This item does not include expenses incurred by DL VIII and that will be incurred by the Perpetual Fund in connection with the Exchange related to its organization and operation.

Both DL VIII’s and the Perpetual Fund’s costs and expenses other than offering and organizational expenses are subject to a cap equal to 12.5 basis points of the greater of aggregate commitments or total assets per annum. See “Management and Other Agreements of the Perpetual Fund—Organizational and Operating Expenses.”

Example

The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in DL VIII or the Perpetual Fund. In calculating the following expense amounts, it has been assumed that DL VIII and the Perpetual Fund would have no additional leverage, that no assets are cash or cash equivalents and that the annual operating expenses would remain at the levels set forth in the table above. The expenses for DL VIII below reflect the expense cap amount, as expenses exceeded the cap for the twelve months ended September 30, 2025. The expenses for the Perpetual Fund below reflect the expense cap amount, similar to DL VIII. The Perpetual Fund’s (x) organizational expenses and offering expenses in connection with the offering of the Perpetual Fund Units are subject to a cap equal to 10 basis point of the aggregate commitments and (y) ongoing expenses other than offering and organizational expenses are subject to a cap equal to 12.5 basis points of the greater of aggregate commitments or total assets per annum.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 investment in:
DL VIII Pro Forma
Assuming a 5% annual return entirely from net realized capital gains (none of which is subject to the incentive fee on capital gains)(1)	$87.59	$89.47	$91.37	$96.18
Assuming a 5% annual return entirely from net realized capital gains (all of which is subject to the incentive fee on capital gains)(2)	$98.38	$101.38	$104.50	$112.93
Perpetual Fund Pro Forma
Assuming a 5% annual return entirely from net realized capital gains (none of which is subject to the incentive fee on capital gains)(1)	$78.32	$79.76	$81.35	$86.08
Assuming a 5% annual return entirely from net realized capital gains (all of which is subject to the incentive fee on capital gains)(2)	$87.31	$89.68	$92.29	$100.04

(1)	Assumes no realized capital gains computed net of all realized capital losses and unrealized capital depreciation.
(2)

Assumes no unrealized capital depreciation and a 5% annual return resulting entirely from net realized capital gains and therefore subject to the incentive fee based on capital gains. Because the Perpetual Fund’s investment strategy involves investments that generate primarily current income, the Perpetual Fund believes that a 5% annual return resulting entirely from net realized capital gains is unlikely.

The foregoing table is to assist you in understanding the various costs and expenses that an investor in DL VIII or the Perpetual Fund will bear directly or indirectly. While the example assumes, as required by the relevant SEC guidance, a 5% annual return, the Perpetual Fund believes that a 5% annual return resulting entirely from net realized capital gains is unlikely because its investment strategy involves investments that generate primarily current income. Because the income portion of the incentive fee under the Perpetual Fund Advisory Agreement is unlikely to be significant assuming a 5% annual return, the second example assumes that the 5% annual return will be generated entirely through net realized capital gains and, as a result, will trigger the payment of the capital gains portion of the incentive fee under the Perpetual Fund Advisory Agreement. The income portion of the Perpetual Fund Incentive Fee under the Perpetual Fund Advisory Agreement, which, assuming a 5% annual return, would either not be payable or have an immaterial impact on the expense amounts shown above, is not included in the example. If either of DL VIII or the Perpetual Fund were to achieve sufficient returns on its investments, including through net realized capital gains, to trigger an incentive fee of a material amount, its expenses, and returns to its investors, would be higher.

This example and the expenses in the table above should not be considered a representation of DL VIII’s or the Perpetual Fund’s future expenses. Actual expenses (including the cost of debt or preferred equity issued, if any, and other expenses) may be greater or less than those shown.

RISK FACTORS

In determining whether or not to tender your Units in the exchange offer, you should carefully consider all of the information about DL VIII and the Perpetual Fund included or incorporated by reference in this Offer to Exchange and the other Offering Materials, as well as the information about the terms and conditions of the exchange offer. None of DL VIII, the Perpetual Fund or any of their respective directors or officers, the Adviser or any other person makes any recommendation as to whether you should exchange all, some or none of your Units. You must make your own decision after reading the Offering Materials and consulting with your advisors.

As used in this section, except where the context suggests otherwise:

•	the terms “Fund,” “we,” “us” and “our” refer to DL VIII and the Perpetual Fund, as applicable, and

•	the risks described with respect to an investment in the Perpetual Fund assume the consummation of the Exchange, as described in this Offer to Exchange.

An investment in the Funds involves certain risks. You should carefully consider the risk factors described below. The risks set forth below are not the only risks the Funds face. Additional risks and uncertainties not presently known to the Funds or not presently deemed material by the Funds may also impair their operations and performance. If any of the following risks occur, the business, financial condition and results of operations of the Funds could be materially and adversely affected. In such case, the net asset value of either or both Funds could decline, and you may lose all or part of your investment.

Comparison of Risks

Following the Exchange, DL VIII and the Perpetual Fund will have the same investment objectives and policies, will be externally managed by the Adviser and will have the same portfolio management team. DL VIII has elected, and the Perpetual Fund will elect, to be regulated as a BDC under the 1940 Act. Additionally, DL VIII has elected, and the Perpetual Fund will elect, to be treated as a RIC under Subchapter M of the Code, and both DL VIII and the Perpetual Fund intend to comply with the requirements to qualify as a RIC annually. DL VIII currently engages, and the Perpetual Fund will engage, in leverage through bank borrowing.

As a result, DL VIII and the Perpetual Fund are subject to similar principal investment risks. However, the exposure of DL VIII and the Perpetual Fund to such risks may vary, with the Perpetual Fund having potentially greater exposure to certain risks than DL VIII because the DL VIII Commitment Period has ended and DL VIII generally can no longer make new investments (other than certain follow-on investments and investments that were significantly in process prior to the expiration of the DL VIII Commitment Period and which DL VIII reasonably expected to be consummated prior to 90 days subsequent to the expiration date of the DL VIII Commitment Period).

Risks Related to DL VIII’s Business and Structure

The risk factors relating to DL VIII’s business and structure in Part I, Item 1A of DL VIII’s Annual Report on Form 10-K for the year ended December 31, 2024 are hereby incorporated by reference.

Risks Related to the Perpetual Fund’s Business and Structure

The Perpetual Fund has no performance history, and past performance is not necessarily indicative of future results.

DL VIII commenced investment operations in 2022. The Perpetual Fund has not yet commenced operations. As a result, the Perpetual Fund has no financial information or prior performance on which you can evaluate an investment in the Perpetual Fund. Past performance, including the past performance of DL VIII and of other funds, accounts and investment vehicles managed by the Adviser, is not necessarily indicative of future results. The investment objective and policies of the Perpetual Fund will generally be same as those of DL VIII and any differences in investment strategy and techniques will be attributable to changes in the investment portfolio of DL VIII as it winds down and the Perpetual Fund’s portfolio develops over time. Accordingly, the Perpetual Fund’s results may differ from and are independent of the results obtained by such other funds, accounts and investment vehicles, including those of DL VIII.

The Perpetual Fund’s board of directors has the discretion to not repurchase Units, to suspend the Unit repurchase program and to cease repurchases.

The board of directors in its sole discretion may cause, including at the recommendation of the Adviser, the Perpetual Fund to offer to repurchase Perpetual Fund Units pursuant to written tenders by Perpetual Fund Unitholders. The Perpetual Fund intends to commence a Unit repurchase program no later than the second quarter of 2027 in which it intends to repurchase, in each quarter, up to 5% of its Units outstanding as of the close of the previous calendar quarter; provided that tendered shares of Perpetual Fund Units that have not been outstanding for at least one year may be subject to an early repurchase fee of up to 2% of such Units’ net asset value. However, the board of directors may not adopt a Unit repurchase program for the Perpetual Fund, and there is no guarantee that the board of directors will approve any Unit repurchases.

Moreover, if such a program is adopted, the board of directors may amend, suspend or terminate such Unit repurchase program at any time in its discretion. Unitholders of the Perpetual Fund may not be able to sell their shares at all in the event the Perpetual Fund’s board of directors amends, suspends or terminates the Unit repurchase program, absent a liquidity event, and the Perpetual Fund currently does not intend to undertake a liquidity event, and the Perpetual Fund is not obligated by its charter or otherwise to effect a liquidity event at any time. As a result, Unit repurchases may not be available each quarter.

The Perpetual Fund will notify Unitholders of such developments in quarterly reports or other filings. The Unit repurchase program has many limitations and should not be relied upon as a method to sell shares promptly or at a desired price.

The Perpetual Fund will be dependent upon the Adviser for future success.

The Perpetual Fund will not have any employees. In addition, other than the election of directors of the Perpetual Fund’s board, holders of Perpetual Fund Units will have no right or power to participate in the management of the Perpetual Fund and generally will not receive detailed financial information that is available to the Adviser regarding investments. The Perpetual Fund and its investors therefore will depend on the diligence, skill and network of business contacts of the Adviser’s Private Credit Group to source and manage appropriate investments for it. The Perpetual Fund will depend on members of the Private Credit Group to appropriately analyze investments and the Private Credit Group’s investment committee (the “Investment Committee”) to approve and monitor middle market portfolio investments. The Investment Committee, together with the other members of the Private Credit Group, will identify, source, evaluate, negotiate, structure, close, monitor and administer the Perpetual Fund’s investments. The Perpetual Fund’s future success will depend on the continued availability of the members of the Investment Committee and the rest of the Private Credit Group. Neither the Perpetual Fund nor the Adviser has employment agreements with these individuals or other key personnel, and Perpetual Fund cannot provide any assurance that unforeseen business, medical, personal or other circumstances would not lead any such individual to terminate his or her relationship with Perpetual Fund or the Adviser.

Additionally, the loss of any of the members of the Private Credit Group could have a material adverse effect on the Perpetual Fund’s ability to achieve its investment objectives as well as on its business, financial condition and results of operations.

In addition, we cannot assure you that the Adviser will remain the Perpetual Fund’s investment adviser or that the Perpetual Fund will continue to have access to its investment professionals or its information and deal flow. Further, we cannot assure you that the Adviser will replicate its own historical success with other funds, accounts or investment vehicles, and we caution you that the Perpetual Fund’s investment returns could be substantially lower than the returns achieved by other Adviser-managed or TCW-managed funds, accounts or investment vehicles.

The Perpetual Fund will borrow money, which will magnify the potential for gain or loss on amounts invested and may increase the risk of investing with the Perpetual Fund.

The use of leverage magnifies the potential for gain or loss on amounts invested and, therefore, increases the risks associated with investing in the Perpetual Fund. Subject to the borrowing limitation imposed on the Perpetual Fund by the 1940 Act, the Perpetual Fund will borrow from, or may issue senior debt securities to, banks, insurance companies and other lenders. Those lenders may have fixed dollar claims on the Perpetual Fund’s assets that are superior to the claims of the Perpetual Fund unitholders, and the Perpetual Fund would expect such lenders to seek recovery against the Perpetual Fund’s assets in the event of a default. If the value of the Perpetual Fund’s assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had the Perpetual Fund not leveraged. Conversely, if the value of the Perpetual Fund’s assets increases, leveraging would cause net asset value to increase more sharply than it otherwise would have had the Perpetual Fund not leveraged. Similarly, any decrease in the Perpetual Fund’s income would cause net income to decline more sharply than it would have had the Perpetual Fund not borrowed, while any increase in income would cause net income to increase more sharply than it would have had the Perpetual Fund not borrowed. Leverage is generally considered a speculative investment technique, and there can be no assurance that any leveraging strategy that the Perpetual Fund uses will be successful. The Perpetual Fund’s ability to service any debt that it incurs will depend largely on the Perpetual Fund’s financial performance and will be subject to prevailing economic conditions and competitive pressures. Moreover, since the calculation of the Perpetual Fund Management Fee will be based in part on a percentage of assets acquired through the incurrence of debt, the Perpetual Fund Management Fee expenses will increase if it incurs additional indebtedness, which may give the Adviser an incentive to use leverage to make additional investments.

As a BDC, the Perpetual Fund generally will be required to meet a coverage ratio of total assets to total borrowings and other senior securities, which includes all borrowings and any preferred equity issued by the Perpetual Fund, of at least 150%. If this ratio declines below 150%, the Perpetual Fund may not be able to incur additional debt, which could have a material adverse effect on the Perpetual Fund’s operations. The amount of leverage that the Perpetual Fund employs will depend on the Adviser’s assessment of market and other factors at the time of any proposed borrowing. There can be no assurance that the Perpetual Fund will be able to obtain credit at all or on acceptable terms.

In addition to having fixed-dollar claims on the Perpetual Fund’s assets that are superior to the claims of Perpetual Fund unitholders, any obligations to the lenders will be secured by a first priority secured interest in the Perpetual Fund’s portfolio of investments and cash. In the case of a liquidation event, those lenders would receive proceeds to the extent of their security interest before any distributions are made to Perpetual Fund unitholders. In addition, the Perpetual Fund’s future credit agreements may impose financial and operating covenants that restrict its business activities, including limitations that could hinder the Perpetual Fund’s ability to finance additional loans and investments or to make the distributions required to maintain its status as a RIC under Subchapter M of the Code. In particular, the facilities may contain certain financial covenants, which would require the Perpetual Fund to maintain a minimum amount of equity supporting the credit facility or comply with certain collateral quality and coverage tests. The Perpetual Fund’s compliance with these covenants would depend on many factors, some of which are beyond the Perpetual Fund’s control. Accordingly, although the Perpetual Fund intends to be and remain in compliance, we cannot assure you that the Perpetual Fund will be able to maintain compliance at all times with any covenants in its credit facilities. Failure to comply with these covenants could result in a default. In such a case, if the Perpetual Fund is unable to obtain a waiver of a default from the lenders, those lenders could accelerate repayment under that indebtedness, which may result in cross-acceleration of other indebtedness. An acceleration could have a material adverse impact on the Perpetual Fund’s business, financial condition and results of operations. Lastly, the Perpetual Fund may be unable to obtain its desired leverage, which would, in turn, affect your return on investment. See “Description of Certain Indebtedness of DL VIII and the Perpetual Fund—Description of the Perpetual Fund Credit Facility.”

The Perpetual Fund’s indebtedness could adversely affect its business, financial conditions and results of operations.

We cannot assure you that the Perpetual Fund’s future business will generate sufficient cash flow from operations or that future borrowings will be available to the Perpetual Fund under the Perpetual Fund Credit Facility or otherwise in an amount sufficient to enable it to repay its future indebtedness or to fund any of its other liquidity needs. The Perpetual Fund may need to refinance all or a portion of its indebtedness before it matures or on maturity. We cannot assure you that the Perpetual Fund will be able to refinance any of its indebtedness on commercially reasonable terms or at all. If the Perpetual Fund cannot service its indebtedness, the Perpetual Fund may have to take actions, such as selling assets or seeking additional equity. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all, or on terms that would not be disadvantageous to the Perpetual Fund’s unitholders’ or on terms that would not require the Perpetual Fund to breach the terms and conditions of its existing or future debt agreements. Additionally, any amounts that the Perpetual Fund uses to service its indebtedness would not be available for paying its distributions.

The Perpetual Fund’s proposed operation as a BDC will impose numerous constraints on the Perpetual Fund and significantly reduce its operating flexibility. In addition, if the Perpetual Fund withdraws its election to be regulated as a BDC, it may be regulated as a closed-end investment company that is required to register under the 1940 Act, which would subject it to additional regulatory restrictions.

The 1940 Act imposes numerous constraints on the operations of BDCs that do not apply to other types of investment vehicles. For example, under the 1940 Act, the Perpetual Fund will be required as a BDC to invest at least 70% of its total assets in specified types of “qualifying assets,” primarily in private U.S. companies or thinly-traded U.S. public companies, cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less. The Perpetual Fund may be precluded from investing in what the Adviser believes are attractive investments if the investments are not qualifying assets for purposes of the 1940 Act. If the Perpetual Fund does not invest a sufficient portion of its assets in qualifying assets, the Perpetual Fund will be prohibited from making any additional investment that is not a qualifying asset and could be forced to forgo attractive investment opportunities. Similarly, these rules could prevent the Perpetual Fund from making follow-on investments in existing portfolio companies (which could result in the dilution of its position).

Furthermore, any failure to comply with the requirements imposed on the Perpetual Fund as a BDC by the 1940 Act could cause the SEC to bring an enforcement action against the Perpetual Fund or expose it to claims of private litigants. In addition, upon approval of a majority of the Perpetual Fund’s outstanding voting securities as required by the 1940 Act, the Perpetual Fund may elect to withdraw its status as a BDC. If the Perpetual Fund decides to withdraw its election or otherwise fails to maintain its status as a BDC, it might be regulated as a closed-end investment company that is required to register under the 1940 Act, which would subject it to additional regulatory restrictions, significantly decrease its operating flexibility and could significantly increase its cost of doing business. In addition, any such failure could cause an event of default under the Perpetual Fund’s then-outstanding indebtedness, which could have a material adverse effect on its business, financial condition and results of operations.

Regulations governing the Perpetual Fund’s operation as a BDC affect its ability to raise, and the way in which it raises, additional capital.

The Perpetual Fund will borrow money from banks or other financial institutions and may issue debt securities or preferred equity, which are collectively referred to herein as “senior securities,” up to the maximum amount permitted by the 1940 Act. Under the provisions of the 1940 Act, the Perpetual Fund, as a BDC, will be permitted to incur indebtedness or issue senior securities in amounts such that its asset coverage ratio, as defined in the 1940 Act, equals at least 150% of gross assets less all liabilities and indebtedness not represented by senior securities, after each such incurrence or issuance of senior securities. If the value of the Perpetual Fund’s assets declines, it may be unable to satisfy this test, which may prohibit it from paying dividends and could prevent it from maintaining its status as a RIC or may prohibit it from repurchasing common equity. In addition, the Perpetual Fund’s inability to satisfy this test could cause an event of default under the Perpetual Fund’s then-existing indebtedness. If it cannot satisfy this test, it may be required to sell a portion of its investments at a time when such sales may be disadvantageous and, depending on the nature of the Perpetual Fund’s leverage, repay a portion of its indebtedness. Accordingly, any failure to satisfy this test could have a material adverse effect on the Perpetual Fund’s business, financial condition and results of operations.

Also, to generate cash for funding new investments, the Perpetual Fund may in the future seek to issue additional debt or to securitize certain loans. The 1940 Act may impose restrictions on the structure of any such securitization. See “—The Perpetual Fund may securitize certain of its investments, which may subject the Perpetual Fund to certain structured financing risks.”

Any amounts that the Perpetual Fund may use to service indebtedness will not be available for distributions to the Perpetual Fund unitholders. Furthermore, as a result of issuing senior securities, it may be exposed to typical risks associated with leverage, including an increased risk of loss.

If the Perpetual Fund issues preferred units (“Perpetual Fund Preferred Units”), the Perpetual Fund Preferred Units would rank “senior” to the Perpetual Fund Units in the capital structure, and the holders of Perpetual Fund Preferred Units would have separate voting rights on certain matters and might have other rights, preferences, or privileges more favorable than those of holders of Perpetual Fund Units.

The Perpetual Fund, as a BDC, generally will not be able to issue and sell Perpetual Fund Units at a price below net asset value per share. It currently does not intend to issue and sell Perpetual Fund Units, or warrants, options or rights to acquire Perpetual Fund Units, at a price below the current net asset value per Perpetual Fund Unit, but it may elect to do so if its board of directors determines that such sale is in the Perpetual Fund’s best interests and the best interests of the Perpetual Fund unitholders, and the Perpetual Fund’s unitholders approve such sale. Any such sale would be dilutive to the net asset value per share of the Perpetual Fund Units. In any such case, the price at which any Perpetual Fund Units are to be issued and sold may not be less than a price that, in the determination of the board of directors, closely approximates the market value of such Perpetual Fund Units (less any commission or discount).

The Perpetual Fund will operate in a highly competitive market for investment opportunities.

The activity of identifying, structuring, completing, implementing and realizing attractive investment opportunities is highly competitive. The Perpetual Fund will compete for investment opportunities with many other industry participants, including other BDCs, public and private funds, individual and institutional investors, and financial institutions. The manner in which it reacts or adjusts to competitive pressures may have a material adverse effect on its business, financial condition, results of operations, effective yield on investments, investment returns, leverage ratio and cash flows. Moreover, alternative investment vehicles, such as hedge funds, continue to increase their investment focus in the market of privately owned U.S. companies. Additionally, the Federal Reserve and other bank regulators may periodically provide incentives to U.S. commercial banks to originate more loans to U.S. middle market private companies. Many such entities have substantially greater economic, technical, marketing and personnel resources than the Perpetual Fund and better relationships with borrowers and others or the ability to accept more risk than the Perpetual Fund believes can be prudently managed. Other such entities may have a lower cost of capital and access to funding sources that are not available to the Perpetual Fund. In addition, many competitors are not subject to the regulatory restrictions that the 1940 Act imposes on the Perpetual Fund as a BDC or the restrictions that the Code imposes on the Perpetual Fund as a RIC. As a result, the Perpetual Fund will face additional constraints on its operations, which may put it at a competitive disadvantage.

Competition for investments may have the effect of reducing the number of suitable prospective investments available to the Perpetual Fund and increasing the bargaining power of borrowers, thereby reducing the Perpetual Fund’s investment returns. Furthermore, the availability of investment opportunities generally will be subject to market conditions. It is possible that the Perpetual Fund’s capital may not be fully utilized if sufficient attractive investments are not identified and consummated by the Adviser.

The Perpetual Fund may lose investment opportunities if it does not match its competitors’ pricing, terms and structure. If the Perpetual Fund matches its competitors’ pricing, terms and structure, it may experience decreased net interest income and increased risk of credit loss. As a result of operating in such a competitive environment, the Perpetual Fund may make investments that are on less favorable terms than what it may have originally anticipated, which may impact its return on these investments. There can be no assurance that there will be a sufficient number of suitable investment opportunities to enable the Perpetual Fund to invest all of the commitments of the Perpetual Fund unitholders under the New Subscription Agreements or other capital available to the Perpetual Fund in opportunities that will satisfy the Perpetual Fund’s investment objectives, or that such investment opportunities will lead to completed investments by the Perpetual Fund.

The Perpetual Fund’s financial condition and results of operations depend on its ability to manage its business, investments and future growth effectively.

The Perpetual Fund’s ability to achieve its investment objectives will depend on its ability to acquire suitable investments and monitor and administer those investments, which depends, in turn, on the Adviser’s ability to identify, invest in and monitor companies that meet its investment criteria.

Accomplishing this result on a cost-effective basis will largely be a function of the structuring of the Perpetual Fund’s investment process, the ability of the Adviser to provide competent, attentive and efficient services to the Perpetual Fund and the ability to access financing on acceptable terms. The Private Credit Group and members of the Investment Committee have substantial responsibilities under the Perpetual Fund Advisory Agreement, and in connection with their roles in managing the Perpetual Fund and certain other funds, accounts and investment vehicles advised by the Adviser. The Private Credit Group and members of the Investment Committee may also be called upon to provide significant managerial assistance to certain of the Perpetual Fund’s portfolio companies. These demands on their time, which will increase as the number of investments in the Perpetual Fund grows, may distract them or slow the rate of investment. In order for the Perpetual Fund to grow, the Adviser may need to hire, train, supervise, manage and retain new employees. However, the Adviser may not be able to do so effectively, and any failure to manage the Perpetual Fund’s business, investments and growth effectively could have a material adverse effect on its business, financial condition and results of operations.

In certain circumstances, the Perpetual Fund may rely on an unaffiliated co-lender for due diligence and other investment-related activities.

In certain circumstances, the Perpetual Fund may co-invest with an unaffiliated lender who is sometimes responsible for performing some of the legal due diligence on the borrower and for negotiating some of the terms of the loan agreement that establishes the terms and conditions of the debt investment and the rights of the borrower and the lenders. In such circumstances, although the Perpetual Fund would perform its own due diligence, the Perpetual Fund may rely in part on the due diligence performed by the co-lender, and will be bound by the negotiated terms of the loan documentation. There can be no assurance that the unaffiliated co-lender has performed or will perform the same level of due diligence as the Perpetual Fund would perform or that the co-lender will negotiate terms that are consistent with the terms generally negotiated and obtained by the Perpetual Fund. If the unaffiliated co-lender is acting as collateral agent under the loan documentation and becomes insolvent, the assets securing the debt investment may be determined by a court or regulatory authority to be subject to the claims of the co-lender’s creditors. If that were to occur, the Perpetual Fund might incur delays and costs in realizing payment on the loan, or the Perpetual Fund might suffer a loss of principal or interest.

The Perpetual Fund’s ability to grow depends on its ability to raise capital.

The Perpetual Fund may periodically access the capital markets to raise cash to fund new investments in excess of its repayments, and may also need to access the capital markets to refinance existing debt obligations to the extent such maturing obligations are not repaid with availability under the Perpetual Fund Credit Facility or cash flows from operations or otherwise. The Perpetual Fund will elect to be treated for U.S. federal income tax purposes as a RIC and operate in a manner so as to qualify for the U.S. federal income tax treatment applicable to RICs. Among other things, in order to maintain RIC status, the Perpetual Fund must distribute to the Perpetual Fund unitholders on a timely basis generally an amount equal to at least 90% of its investment company taxable income (the “Annual Distribution Requirement”), and, as a result, such distributed amounts will not be available to fund investment originations or repay maturing debt. The Perpetual Fund may need to borrow from financial institutions or issue additional securities to fund its growth. Unfavorable economic or capital market conditions may increase its funding costs or limit its access to the capital markets, or could result in a decision by lenders not to extend credit to the Perpetual Fund. An inability to successfully access the capital markets may limit the Perpetual Fund’s ability to refinance its existing debt obligations as they become due or to fully execute its business strategy and could limit its ability to grow or cause it to have to shrink the size of its business, which could decrease its earnings, if any.

In addition, with certain limited exceptions, the Perpetual Fund will only be allowed to borrow amounts or incur debt or issue senior securities, such that the Perpetual Fund’s asset coverage ratio, as calculated pursuant to the 1940 Act, equals at least 150% immediately after such borrowings, which, in certain circumstances, may restrict the Perpetual Fund’s ability to borrow or issue senior securities. The amount of leverage that the Perpetual Fund will employ will depend on the Adviser’s and the Perpetual Fund’s board of directors’ assessments of market conditions and other factors at the time of any proposed borrowing or issuance of senior securities. We cannot assure you that the Perpetual Fund will be able to maintain its credit facilities, obtain other lines of credit or issue senior securities at all or on acceptable terms.

The Perpetual Fund will be subject to corporate-level income tax if it is unable to maintain its qualifications as a RIC under Subchapter M of the Code, which would have a material adverse effect on its financial performance.

Although the Perpetual Fund will elect to be treated for U.S. federal income tax purposes as a RIC under Subchapter M of the Code and operate in a manner so as to qualify for the U.S. federal income tax treatment applicable to RICs, we cannot assure you that the Perpetual Fund will be able to maintain RIC status. As a RIC, the Perpetual Fund generally will not pay U.S. federal corporate-level income taxes on its income and net capital gains that it distributes to the Perpetual Fund unitholders as dividends on a timely basis.

The Perpetual Fund will be subject to U.S. federal corporate-level income tax on any undistributed income or gains and may also be subject to certain U.S. federal excise taxes, as well as state, local and foreign taxes.

In addition, the Perpetual Fund will be subject to U.S. federal corporate-level income tax if it is unable to maintain qualification as a RIC under Subchapter M of the Code. To qualify as a RIC under Subchapter M of the

Code, the Perpetual Fund must meet certain source-of-income, asset diversification and distribution requirements. The Annual Distribution Requirement for a RIC will be satisfied if the Perpetual Fund distributes at least 90% of its net ordinary income and net short-term capital gains in excess of net long-term capital losses, if any, to the Perpetual Fund unitholders on an annual basis. Because the Perpetual Fund will incur debt, it will be subject to certain asset coverage ratio requirements under the 1940 Act and financial covenants under loan and credit agreements that could, under certain circumstances, restrict it from making distributions necessary to qualify as a RIC. If the Perpetual Fund is unable to obtain cash from other sources, it may fail to qualify as a RIC and, thus, may be subject to corporate-level income tax.

To qualify as a RIC, the Perpetual Fund must also meet certain asset diversification requirements at the end of each calendar quarter. Failure to meet these tests may result in the Perpetual Fund having to dispose of certain investments at times that it would not otherwise have done so in order to avoid losing its qualification as a RIC. Because most of the Perpetual Fund’s investments will be in private or thinly traded public companies, any such dispositions may be made at disadvantageous prices and may result in substantial losses. While the Perpetual Fund generally will not lose its status as a RIC as long as it does not acquire any non-qualifying securities or other property, under certain circumstances it may be deemed to have made an acquisition of non-qualifying securities or other property. If the Perpetual Fund fails to qualify as a RIC for any reason and becomes subject to corporate-level income tax, the resulting corporate income taxes could substantially reduce its net assets, the amount of income available for distributions to Perpetual Fund unitholders and the amount of funds available for new investments. Such a failure would have a material adverse effect on the Perpetual Fund and the Perpetual Fund unitholders. See “Material U.S. Federal Income Tax Considerations—Consequences of Holding Shares in the Perpetual Fund—Taxation as a Regulated Investment Company.”

A portion of the Perpetual Fund’s income and fees may not be qualifying income for purposes of the income source requirement.

Some of the income and fees that the Perpetual Fund may recognize will not satisfy the source-of-income requirements applicable to RICs. In order to ensure that such income and fees do not disqualify the Perpetual Fund as a RIC, the Perpetual Fund may be required to recognize such income and fees indirectly through one or more entities treated as corporations for U.S. federal income tax purposes. Any such domestic corporation will be required to pay U.S. corporate income tax on its earnings, which ultimately will reduce the amount of income available for distribution to the Perpetual Fund, and indirectly, the Perpetual Fund’s income available for distribution to Perpetual Fund unitholders.

If the Perpetual Fund is not treated as a “publicly offered regulated investment company,” as defined in the Code, certain U.S. Perpetual Fund unitholders will be treated as having received a dividend from the Perpetual Fund in the amount of such U.S. Perpetual Fund unitholders’ allocable share of the Perpetual Fund Management Fee and Perpetual Fund Incentive Fee paid to the Adviser and certain other expenses, and these fees and expenses will be treated as miscellaneous itemized deductions of such U.S. Perpetual Fund unitholders.

The Perpetual Fund will not be treated as a “publicly offered regulated investment company” until such time as it is treated as publicly offered for U.S. federal income tax purposes. In any calendar year that the Perpetual Fund is not treated as a publicly offered regulated investment company, each U.S. Perpetual Fund unitholder that is an individual, trust or estate will be treated as having received a dividend from the Perpetual Fund in the amount of such U.S. Perpetual Fund unitholder’s allocable share of the management and incentive fees paid to the Adviser and certain other expenses for the calendar year, and these fees and expenses will be treated as miscellaneous itemized deductions of such U.S. Perpetual Fund unitholder. Miscellaneous itemized deductions generally are not deductible by individuals, trusts or estates. See “Material U.S. Federal Income Tax Considerations—Consequences of Holding Perpetual Fund Units—Limitation on Deduction for Certain Expenses.”

Non-U.S. Perpetual Fund unitholders may be subject to withholding of U.S. federal income tax on dividends that the Perpetual Fund may pay.

Any distribution of the Perpetual Fund’s “investment company taxable income” to a non-U.S. Perpetual Fund unitholder that is not effectively connected with the non-U.S. Perpetual Fund unitholder’s conduct of a trade or business within the United States will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable income tax treaty) to the extent of the Perpetual Fund’s then-current or accumulated earnings and profits, unless an exception to withholding applies. Certain properly designated dividends will be generally exempt from withholding of U.S. federal income tax, including certain dividends that are paid in respect of the Perpetual Fund’s (i) “qualified net interest income” (generally, the Perpetual Fund’s U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which the Perpetual Fund or the non-U.S. Perpetual Fund unitholder is at least a 10% Perpetual Fund unitholder, reduced by expenses that are allocable to such income) or (ii) “qualified short-term capital gains” (generally, the excess of the Perpetual Fund’s net short-term capital gain over its long-term capital loss for such taxable year). No assurance can be given as to whether the Perpetual Fund’s distributions will be eligible for this exemption from withholding of U.S. federal income tax or, if eligible, will be designated as such by the Perpetual Fund.

The Perpetual Fund may have difficulty paying its required distributions if it recognizes taxable income before or without receiving cash representing such income.

For U.S. federal income tax purposes, the Perpetual Fund will include in its taxable income certain amounts that it has not yet received in cash, such as original issue discount (“OID”) or accruals on a contingent payment debt instrument, which may occur if the Perpetual Fund receives warrants in connection with the origination of a loan, originates a loan at a discount, or possibly in other circumstances, or the loan provides for payment-in-kind (“PIK”) interest, which generally represents contractual interest added to the loan balance and due at the end of the loan term. Such OID and PIK interest will be included in the Perpetual Fund’s taxable income before it receives any corresponding cash payments. The Perpetual Fund also may be required to include in its taxable income certain other amounts that it will not receive in cash.

Because in certain cases the Perpetual Fund may recognize taxable income before or without receiving cash representing such income, the Perpetual Fund may have difficulty making distributions to the Perpetual Fund unitholders that will be sufficient to enable the Perpetual Fund to meet the Annual Distribution Requirement necessary for the Perpetual Fund to maintain its status as a RIC. Accordingly, the Perpetual Fund may need to sell some of its assets at times or at prices that it would not consider advantageous, it may need to raise additional equity or debt capital, or it may need to forgo new investment opportunities or otherwise take actions that are disadvantageous to the Perpetual Fund’s business (or be unable to take actions that are advantageous to its business) to enable the Perpetual Fund to make distributions to the Perpetual Fund unitholders that will be sufficient to enable it to meet the Annual Distribution Requirement. If the Perpetual Fund is unable to obtain cash from other sources to meet the Annual Distribution Requirement, it may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax (and any applicable U.S. state and local taxes).

Conflicts of interest may exist from time to time between the Adviser and certain of its affiliates involved with the Perpetual Fund.

The Perpetual Fund, the Adviser and their respective direct or indirect Perpetual Fund unitholders, members, partners, officers, directors, employees, agents and affiliates are subject to certain potential conflicts of interest in connection with the Perpetual Fund’s activities and investments.

For example, the terms of the Adviser’s management and incentive fees may create an incentive for the Adviser to approve and cause the Perpetual Fund to make more speculative investments than it would otherwise make in the absence of this fee structure. See “—The Adviser will be paid the Perpetual Fund Management Fee even if the value of your investment in the Perpetual Fund declines and the Perpetual Fund Incentive Fee may create incentives for the Adviser to make certain kinds of investments.” below. In addition, because DL VIII has a finite term, the management and incentive fees that the Adviser receives from DL VIII are limited. By contrast, because the Perpetual Fund has a potentially indefinite term, the Adviser may receive fees from the Perpetual Fund indefinitely (as long as it serves as investment adviser to the Perpetual Fund).

The Private Credit Group is separated from those partners and employees of the Adviser and its affiliates involved in the management of the investments of other funds, accounts and investment vehicles (the “Other Employees”) by an ethical wall, and accordingly, the Other Employees may be unable to make certain material information available to the Private Credit Group. In addition, the Adviser’s other funds, accounts and investment vehicles may take positions in securities or issuers that are in a different part of the capital structure of an issuer or adverse to those of the Perpetual Fund.

The members of the senior management and investment teams and the Investment Committee of the Adviser serve or may serve as officers, directors, principals or investment committee members of entities that operate in the same or a related line of business as the Perpetual Fund will operate, or of funds, accounts or other investment vehicles (including but not limited to TCW Direct Lending LLC, TCW Direct Lending VIII LLC, TCW Star Direct Lending LLC) managed by the Adviser or its affiliates. In serving in these multiple capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may not be in the Perpetual Fund’s best interests or in the best interest of the Perpetual Fund unitholders. For example, Mr. Miller and the other members of the Investment Committee have management responsibilities for other funds, accounts or other investment vehicles managed by the Adviser or its affiliates. The Perpetual Fund’s investment objectives also may overlap with the investment objectives of such funds, accounts or other investment vehicles (including but not limited to TCW Direct Lending LLC, TCW Direct Lending VIII LLC, TCW Star Direct Lending LLC). For example, the Adviser concurrently manages DL VIII and other accounts that are pursuing an investment strategy similar to the Perpetual Fund’s strategy. As a result, the members of the senior management and investment teams and the Investment Committee of the Adviser may face conflicts in the allocation of investment opportunities between the Perpetual Fund and other funds, accounts or investment vehicles (including but not limited to TCW Direct Lending LLC, TCW Direct Lending VIII LLC, TCW Star Direct Lending LLC) advised by principals of, or affiliated with, the Adviser.

DL VIII and the Adviser have obtained exemptive relief from the SEC that, subject to certain conditions and limitations, permits DL VIII, the Perpetual Fund and other funds, accounts and investment vehicles advised by the Adviser or certain affiliates of the Adviser (referred to herein as “potential co-investment funds”) to engage in certain co-investment transactions (the “Co-Investment Exemptive Order”). Under the Co-Investment Exemptive Order, in the case where the interest in a particular investment opportunity exceeds the size of the opportunity, then the investment opportunity will be allocated among the Perpetual Fund, DL VIII and such potential co-investment funds based on the allocation policy of the Adviser. Under the Adviser’s allocation policy, an investment opportunity will be allocated based on certain criteria, including but not limited to capital available for investment, which generally will be determined based on the amount of cash on hand, existing commitments and reserves, if any, the targeted leverage level, targeted asset mix and other investment policies and restrictions set from time to time by the board or other governing body of the relevant fund or imposed by applicable laws, rules, regulations or interpretations. There can be no assurance that the Perpetual Fund will be able to participate in all investment opportunities that are suitable to it. Since the DL VIII Commitment Period will end February 1, 2026, DL VIII may not make new investments following that date (other than certain follow-on investments and investments that were significantly in process prior to the expiration of the DL VIII Commitment Period and which DL VIII reasonably expected to be consummated prior to 90 days subsequent to the expiration date of the DL VIII Commitment Period) and therefore would not expect to rely on the Co-Investment Exemptive Order except in connection with follow-on or significantly in process investments.

The Adviser will be paid the Perpetual Fund Management Fee even if the value of your investment in the Perpetual Fund declines, and the Perpetual Fund Incentive Fee may create incentives for the Adviser to make certain kinds of investments.

The Perpetual Fund Management Fee is payable even in the event the value of your investment in the Perpetual Fund declines. The Perpetual Fund Management Fee will be calculated as a percentage of the average value of the Perpetual Fund’s net assets including borrowed funds (excluding cash or cash equivalents) at the end of the prior two completed calendar quarters (except, in the case of the Perpetual Fund’s first quarter of operations, as of such quarter-end). Accordingly, the Perpetual Fund Management Fee is payable regardless of whether the value of the Perpetual Fund’s net assets or your investment has decreased during the then-current quarter and creates an incentive for the Adviser to incur leverage. Under certain circumstances, the use of leverage may increase the likelihood of default, which would impair the value of the Perpetual Fund’s equity.

In addition, the Perpetual Fund Incentive Fee payable to the Adviser may create an incentive for the Adviser to make investments on the Perpetual Fund’s behalf that are risky or more speculative than would be the case in the absence of such a fee structure and also to incur leverage, which will tend to enhance returns where the Perpetual Fund’s portfolio has positive returns. Furthermore, the Adviser receives the Perpetual Fund Incentive Fee based, in part, upon capital gains realized on the Perpetual Fund’s investments. As a result, the Adviser may have an incentive to cause the Perpetual Fund to invest more in companies whose securities are likely to yield capital gains, as compared to income-producing securities. Such a practice could result in the Perpetual Fund investing in more speculative securities than would otherwise be the case, which could result in higher investment losses, particularly during cyclical economic downturns.

The Perpetual Fund Incentive Fee payable to the Adviser also may create an incentive for the Adviser to invest on the Perpetual Fund’s behalf in instruments that have a deferred interest feature. Under these investments, the Perpetual Fund accrues the interest over the life of the investment but does not receive the cash income from the investment until the end of the term of the investment. The Perpetual Fund’s net investment income used to calculate the income portion of the Perpetual Fund Incentive Fee, however, includes accrued interest. Thus, a portion of the Perpetual Fund Incentive Fee is based on income that the Perpetual Fund has not yet received in cash. This risk could be increased because the Adviser is not obligated to reimburse the Perpetual Fund for any Perpetual Fund Incentive Fees received even if the Perpetual Fund subsequently incurs losses or never receives in cash the accrued income (including accrued income with respect to OID, PIK interest and zero coupon securities).

Fees and expenses will reduce the actual returns to Perpetual Fund unitholders, the dividends the Perpetual Fund will make to Perpetual Fund unitholders and the overall value of the Perpetual Fund unitholders’ investment.

The Perpetual Fund will pay the Perpetual Fund Management Fee and the Perpetual Fund Incentive Fee to the Adviser and generally will bear other operating expenses. Generally, other than the Perpetual Fund Incentive Fee, fees and expenses will be paid regardless of whether the Perpetual Fund produces positive investment returns. The fees and expenses reduce the actual returns to Perpetual Fund unitholders, the dividends the Perpetual Fund will make to Perpetual Fund unitholders, and the overall value of the Perpetual Fund unitholders’ investment.

The Adviser, the Administrator and the Sub-Administrator are able to resign upon 60 days’ notice, and the Perpetual Fund may not be able to find suitable replacements within that time, which may result in a disruption in operations that could adversely affect the Perpetual Fund’s financial condition, business and results of operations.

The Adviser and the Perpetual Fund’s administrator (the “Administrator”) may resign at any time upon 60 days’ written notice under the terms of the Perpetual Fund Advisory Agreement and the Perpetual Fund Administration Agreement, and the Sub-Administrator may resign upon 60 days’ written notice in certain situations under the terms of the sub-administration agreement, regardless of whether the Perpetual Fund has found replacements. If the Adviser, the Administrator or the Sub-Administrator resigns, the Perpetual Fund may not be able to find replacements or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 60 days, or at all. If the Perpetual Fund is unable to do so quickly, its operations are likely to experience a disruption and its financial condition, business and results of operations as well as its ability to pay distributions are likely to be adversely affected. In addition, the coordination of the Perpetual Fund’s management and investment activities is likely to suffer if the Perpetual Fund is unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by the Adviser, the Administrator, the Sub-Administrator and their affiliates. Even if comparable service providers or individuals performing such services are retained, whether internal or external, their integration into the business and lack of familiarity with the Perpetual Fund’s investment objectives may result in additional costs and time delays that may materially adversely affect the Perpetual Fund’s business, results of operations and financial condition. Any new advisory agreement also would be subject to approval by the Perpetual Fund’s unitholders.

The Adviser’s liability is limited, and the Perpetual Fund will be required to indemnify the Adviser against certain liabilities, which may lead the Adviser to act in a riskier manner on the Perpetual Fund’s behalf than it would when acting for its own account.

To the extent permissible by law, the Adviser will not be liable, responsible or accountable in damages or otherwise to the Perpetual Fund or to the Perpetual Fund unitholders for any breach of duty to it or any such Perpetual Fund unitholder or for any act or failure to act pursuant to the Perpetual Fund Advisory Agreement or otherwise, except in certain limited circumstances provided by the 1940 Act and as set forth in the Perpetual Fund Advisory Agreement. The limitation on liability and indemnity may lead the Adviser to act in a riskier manner when acting on the Perpetual Fund’s behalf than it would when acting for its own account. The Perpetual Fund Advisory Agreement provides that the Adviser (and other related or affiliated parties) will not be entitled to indemnification in respect of any liability to the Perpetual Fund or the Perpetual Fund unitholders arising out of the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or reckless disregard of its duties and obligations under the Perpetual Fund Advisory Agreement. See “Management and Other Agreements of the Perpetual Fund—Investment Advisory Agreement—Indemnification.”

The Perpetual Fund may experience fluctuations in its quarterly financial results, and as a result, results for any period should not be relied upon as indicative of future performance.

The Perpetual Fund could experience fluctuations in its quarterly financial results due to a number of factors, including the pace at which investments are made, the interest rates payable on the debt investments the Perpetual Fund makes, the default rates on such investments, the level of the Perpetual Fund’s expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which the Perpetual Fund encounters competition in its markets and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

The Perpetual Fund is dependent on information systems, and systems failures could significantly disrupt the Perpetual Fund’s business, which may, in turn, negatively affect the Perpetual Fund’s liquidity, financial condition and results of operations.

The Perpetual Fund’s business is dependent on its and third parties’ communications and information systems, including those of the Adviser, the Administrator, their affiliates and third parties. Any failure or interruption of those systems, including as a result of the termination of an agreement with any third-party service providers or as a result of a cyber-attack, could cause delays or other problems in the Perpetual Fund’s activities. The Perpetual Fund’s financial, accounting, data processing, backup or other operating systems and facilities or those of the Adviser, the Administrator, their affiliates or third parties may fail to operate properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond its control and adversely affect its business. There could be:

•	sudden electrical or telecommunications outages;

•	natural disasters such as earthquakes, tornadoes and hurricanes;

•	disease pandemics;

•	events arising from local or larger scale political or social matters, including terrorist acts; and/or

•	cyber-attacks.

These events, in turn, could have a material adverse effect on the Perpetual Fund’s business, financial condition and operating results and negatively affect the Perpetual Fund’s ability to pay dividends to the Perpetual Fund unitholders.

Cybersecurity risks and cyber incidents may adversely affect the Perpetual Fund’s business by causing a disruption to the Adviser’s or its operations, a compromise or corruption of the Adviser’s or its confidential information or damage to its business relationships, all of which could negatively impact its business, financial condition and operating results.

A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of the Adviser’s or the Perpetual Fund’s information resources. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to the Adviser’s or the Perpetual Fund’s information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation and damage to the Perpetual Fund’s business relationships. The Adviser depends, and the Perpetual Fund will depend, heavily on technology and computer systems in the course of its business functions. As these technologies have become more necessary for day-to-day operations, the risks posed to the Adviser’s and the Perpetual Fund’s information systems, both internal and those provided by third-party service providers, will also increase.

The Adviser has implemented, and the Perpetual Fund will implement, processes, procedures and internal controls to help mitigate cybersecurity risks and cyber intrusions, but these measures, as well as increased awareness of the nature and extent of a risk of a cyber incident, do not guarantee that a cyber incident will not occur or that the Perpetual Fund’s financial results, operations or confidential information will not be negatively impacted by such an incident. Even if the Perpetual Fund protects its technological infrastructure and the confidentiality of sensitive data, the Perpetual Fund may incur significant expenses in connection with its responses to any such attacks and the adoption and maintenance of additional appropriate security measures. The Perpetual Fund cannot be certain that advances in criminal capabilities, discovery of new vulnerabilities, attempts to exploit vulnerabilities in the Adviser’s, the Perpetual Fund’s or their respective vendors’ systems, data thefts, physical system or network break-ins or inappropriate access, or other developments will not compromise or breach the technology or other security measures protecting the networks and systems the Adviser and the Perpetual Fund use. Privacy and information security legal and regulatory changes, and compliance with those changes, may also result in cost increases due to system changes and the need to develop new administrative processes.

Recent technological advances in artificial intelligence, including machine learning technology (“Machine Learning Technology”), pose risks to the Perpetual Fund.

The Perpetual Fund could be exposed to the risks of Machine Learning Technology if third-party service providers or any counterparties use Machine Learning Technology in their business activities. The Perpetual

Fund and the Adviser are not in a position to control the use of Machine Learning Technology in third-party products or services. Use of Machine Learning Technology could include the input of confidential information in contravention of applicable policies, contractual or other obligations or restrictions, resulting in such confidential information becoming partly accessible by other third-party Machine Learning Technology applications and users. Machine Learning Technology and its applications continue to develop rapidly, and we cannot predict the risks that may arise from such developments.

Machine Learning Technology is generally highly reliant on the collection and analysis of large amounts of data, and it is not possible or practicable to incorporate all relevant data into the model that Machine Learning Technology utilizes to operate. Certain data in such models will inevitably contain a degree of inaccuracy and error and could otherwise be inadequate or flawed, which would be likely to degrade the effectiveness of Machine Learning Technology. To the extent the Perpetual Fund is exposed to the risks of Machine Learning Technology use, any such inaccuracies or errors could adversely impact the Perpetual Fund.

Ineffective internal controls could impact the Perpetual Fund’s business and operating results.

The Perpetual Fund’s internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If the Perpetual Fund fails to maintain the adequacy of its internal controls, including any failure to implement required new or improved controls, or if it experiences difficulties in their implementation, the Perpetual Fund could fail to meet its financial reporting obligations and its business and operating results could be harmed.

The Perpetual Fund’s board of directors may change its investment objectives, operating policies and strategies without prior notice or Perpetual Fund unitholder approval.

The Perpetual Fund’s board of directors has the authority to modify or waive its investment objectives, operating policies and strategies without prior notice (except as required by the 1940 Act) and without Perpetual Fund unitholder approval. However, absent Perpetual Fund unitholder approval, the Perpetual Fund may not change the nature of its business so as to cease to be, or withdraw its election as, a BDC. We cannot predict the effect any changes to the Perpetual Fund’s operating policies and strategies would have on its business and operating results or the value of the Perpetual Fund’s equity. Nevertheless, the effects may adversely affect the Perpetual Fund’s business and impact its ability to pay dividends.

The Perpetual Fund’s assets may be subject to recourse.

The Perpetual Fund’s assets, including any investments it makes and any capital it holds, will be available to satisfy all of the Perpetual Fund’s liabilities and other obligations. Among other things, each tendering unitholder will commit, pursuant to its New Subscription Agreement, to expand the purposes for which such capital may be called by the Perpetual Fund, including to repay indebtedness. If the Perpetual Fund becomes subject to a liability, parties seeking to have the liability satisfied may have recourse to the Perpetual Fund’s assets generally and may not be limited to any particular asset, even in the circumstance where a specific investment gave rise to the liability.

The Perpetual Fund may securitize certain of its investments, which may subject the Perpetual Fund to certain structured financing risks.

The Perpetual Fund may securitize certain of its investments, including through the formation of one or more collateralized loan obligations, or CLOs, while retaining all or most of the exposure to the performance of these investments. This would involve contributing a pool of assets to a special purpose entity, and selling debt interests in that entity on a non-recourse or limited-recourse basis to purchasers.

If the Perpetual Fund were to create a CLO or other securitization vehicle, it would depend on distributions from the vehicle to pay dividends to the Perpetual Fund unitholders. The ability of a CLO or other securitization vehicle to make distributions will be subject to various limitations, including the terms and covenants of the debt it issues. For example, tests (based on interest coverage or other financial ratios or other criteria) may restrict the Perpetual Fund’s ability, as holder of a CLO or other securitization vehicle equity interest, to receive cash flow from these investments. We cannot assure you that any such performance tests would be satisfied. Also, a CLO or other securitization vehicle may take actions that delay distributions to preserve ratings and to keep the cost of present and future financings lower or the financing vehicle may be obligated to retain cash or other assets to satisfy over-collateralization requirements commonly provided for holders of its debt. As a result, there may be a lag, which could be significant, between the repayment or other realization on a loan or other assets in, and the distribution of cash out of, a CLO or other securitization vehicle, or cash flow may be completely restricted for the life of the CLO or other securitization vehicle.

In addition, a decline in the credit quality of loans in a CLO or other securitization vehicle due to poor operating results of the relevant borrower, declines in the value of loan collateral or increases in defaults, among other things, may force the sale of certain assets at a loss, reducing their earnings and, in turn, cash potentially available for distribution to the Perpetual Fund for distribution to the unitholders. If the Perpetual Fund were to form a CLO or other securitization vehicle, to the extent that any losses were incurred by the financing vehicle in respect of any collateral, these losses would be borne first by the Perpetual Fund as owner of its equity interests. Any equity interests that the Perpetual Fund were to retain in a CLO or other securitization vehicle would not be secured by its assets and the Perpetual Fund would rank behind all of its creditors.

A CLO or other securitization vehicle, if created, also would likely be consolidated in the Perpetual Fund’s financial statements and consequently affect its asset coverage ratio, which may limit its ability to incur additional leverage.

The 1940 Act will limit the Perpetual Fund’s ability to take advantage of investment opportunities with affiliated funds or investors.

The 1940 Act will limit the Perpetual Fund’s ability to engage in transactions with affiliated funds and investors. For example, the Perpetual Fund will be prohibited under the 1940 Act from participating in certain transactions with its affiliates without the prior approval of its Independent Directors (as defined elsewhere in this Offer to Exchange) and, in some cases, of the SEC. Any person that owns, directly or indirectly, 5% or more of the Perpetual Fund’s outstanding voting securities will be its affiliate for purposes of the 1940 Act, and the Perpetual Fund is generally prohibited from buying or selling any security from or to such affiliate, absent the prior approval of the board, including a “required majority” as defined in Section 57(o) of the 1940 Act. The 1940 Act also prohibits certain “joint” transactions with certain of the Perpetual Fund’s affiliates, which could include co-investments in the same portfolio company, without prior approval of a “required majority” as defined in Section 57(o) of the 1940 Act of the board and, in some cases, of the SEC. The Perpetual Fund will be prohibited from buying or selling any security from or to any person who owns more than 25% of its voting securities or controls either the Perpetual Fund or DL VIII (such as the Adviser) or certain of that person’s affiliates (such as other investment funds managed by the Adviser), or entering into prohibited joint transactions with such persons, absent the prior approval of the SEC. As a result of these restrictions, the Perpetual Fund may be prohibited from buying or selling any security (other than any security of which the Perpetual Fund is the issuer) from or to any portfolio company of a fund managed by the Adviser or its affiliates without the prior approval of the SEC, which may limit the scope of investment opportunities that would otherwise be available to the Perpetual Fund.

DL VIII and the Adviser have obtained the Co-Investment Exemptive Order from the SEC that, subject to certain conditions and limitations, permits the Perpetual Fund and potential co-investment funds to engage in certain co-investment transactions. See “—Conflicts of interest may exist from time to time between the Adviser and certain of its affiliates involved with the Perpetual Fund.” above.

In evaluating whether to tender Units in the exchange, each unitholder should understand that it may become an owner of 5% or more of the Perpetual Fund’s outstanding voting securities, and therefore would become an affiliate for purposes of the 1940 Act. Similarly, a unitholder could become an owner of greater than 25% of the Perpetual Fund’s outstanding securities, and would therefore become subject to the restrictions applicable to greater than 25% owners noted above. Since that outcome will depend on a number of factors that cannot yet be determined, including the total number of Units that will be tendered and accepted for exchange, a unitholder may not be able to determine its affiliate status with respect to the Perpetual Fund (or DL VIII) until after the completion of the exchange offer. Furthermore, a unitholder may become restricted from engaging in certain prohibited transactions with the Perpetual Fund and its affiliates (which could include co-investments in the same portfolio company) even if the unitholder determines not to tender any of its Units or tenders only a portion of its Units. See “The Split-Off Transaction—Regulatory Considerations—Investment Company Act Matters.”

The Perpetual Fund cannot guarantee that it will be able to obtain various required licenses in U.S. states or in any other jurisdiction where it may be required in the future.

The Perpetual Fund may be required to obtain various state licenses to, among other things, originate commercial loans, and may be required to obtain similar licenses from other authorities, including outside of the United States, in the future in connection with one or more investments. Applying for and obtaining required licenses can be costly and take several months. We cannot assure you that the Perpetual Fund will maintain or obtain all of the licenses that it needs on a timely basis. The Perpetual Fund will be subject to various information and other requirements to maintain and obtain these licenses, and we cannot assure you that it will satisfy those requirements. The Perpetual Fund’s failure to maintain or obtain licenses that it may require might restrict investment options and have other adverse consequences.

Risks Related to Portfolio Company Investments

Economic recessions or downturns could impair the Funds’ portfolio companies and harm their operating results.

The occurrence of recessionary conditions or negative developments, including rising interest rates, in the U.S. and international credit markets may significantly affect the markets in which the Funds or their portfolio companies do business, the value of their investments, and their ongoing operations, costs and profitability. Many of the portfolio companies in which the Funds make or will make investments may be susceptible to economic slowdowns or recessions and may be unable to repay the loans the Funds made or will make to them during these periods. Therefore, a Fund’s non-performing assets may increase and the value of its portfolio may decrease during these periods, as the Funds are required to record their investments at their current fair value. Adverse economic conditions also may decrease the value of collateral securing some of the Funds’ loans and the value of their equity investments. Economic slowdowns or recessions could lead to financial losses in the Funds’ portfolios and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase the Funds’ and their portfolio companies’ funding costs, limit the Funds’ and their portfolio companies’ access to the capital markets or result in a decision by lenders not to extend credit to the Funds or their portfolio companies. These events could prevent the Perpetual Fund from making additional investments and harm its operating results.

A portfolio company’s failure to satisfy financial or operating covenants imposed by the Funds or other lenders could lead to defaults and, potentially, acceleration of the time when the loans are due and foreclosure on the portfolio company’s secured assets, which could trigger cross-defaults under other agreements and jeopardize the portfolio company’s ability to meet its obligations under the debt that a Fund holds and the value of any equity securities a Fund owns. The Funds may incur additional expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company. In addition, if one of the Funds’ portfolio companies were to go bankrupt, depending on the facts and circumstances, including the extent to which significant managerial assistance is actually provided to that portfolio company, a bankruptcy court might subordinate all or a portion of the Funds’ claim to that of other creditors.

Investments in privately held middle market companies involve significant risks.

The Funds primarily invest in privately-held North American middle market companies. Investments in privately held middle market companies involve a number of significant risks, including the following:

•

these companies may have limited financial resources and may be unable to meet their obligations, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of the Funds realizing any guarantees they may have obtained in connection with their investment;

•

they typically have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;

•

they typically depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse effect on the portfolio company and, in turn, on the Funds;

•

there is generally little public information about these portfolio companies and other potential investments. These companies and their financial information generally are not subject to the Exchange Act and other regulations that govern public companies, and the Funds may be unable to uncover all material information about these companies, which may prevent the Funds from making a fully informed investment decision and cause them to lose money on their investments;

•	they generally have less predictable operating results and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position;

•	the Funds’ executive officers and directors and the Adviser may, in the ordinary course of business, be named as defendants in litigation arising from the Funds’ investments in portfolio companies;

•	changes in laws and regulations, as well as their interpretations, may adversely affect their business, financial structure or prospects; and

•	they may have difficulty accessing the capital markets to meet future capital needs.

If a Fund’s investments are concentrated in a few issuers or industries, any adverse change in one or more of such issuers or industries could have a material adverse effect on the Fund’s investments.

Although the regulatory restrictions applicable to RICs limit the amount that each Fund may generally invest in any single portfolio company, either Fund’s investments may not be adequately diversified. Aside from the diversification requirements that each Fund has to comply with as a RIC, the Funds do not have any specific portfolio diversification or concentration limits. As a result, a Fund’s portfolio may include a relatively limited number of large positions. If a Fund’s investments are concentrated in a few issuers or industries, any adverse change in one or more of such issuers or industries could have a material adverse effect on the Fund’s investments. In addition, since the DL VIII Commitment Period will end on February 1, 2026, DL VIII may not make new investments following that date (other than certain follow-on investments or investments that were significantly in process prior to the expiration of the DL VIII Commitment Period and which DL VIII reasonably expected to be consummated prior to 90 days subsequent to the expiration date of the DL VIII Commitment Period). As a result, DL VIII’s portfolio may become more concentrated as it begins to wind down under the terms of the LLC Agreement.

The Funds’ portfolio companies may be highly leveraged.

Some of the Funds’ portfolio companies may be highly leveraged, which may have adverse consequences to these companies and to the Funds as investors. These companies may be subject to restrictive financial and operating covenants, and the leverage may impair these companies’ ability to finance their future operations and capital needs. As a result, these companies’ flexibility to respond to changing business and economic conditions and to take advantage of business opportunities may be limited. Further, a leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used.

The Funds invest in highly leveraged or other risky portfolio companies, and such investments may expose them to financial market risks, interest rate risks and credit risks that are significantly greater than the risks associated with other securities in which they may invest.

The Funds can invest up to 100% of their total assets in debt and equity securities of portfolio companies that are highly leveraged and whose debt securities would be considered well below investment grade if rated. The Funds may invest in bridge loans, subordinated or mezzanine financing that is either unsecured or, if secured, is subordinated to the interests of the senior lenders in the borrower’s capital structure. If the Funds invest in bridge loans for a portfolio company that intends to refinance all or a portion of that loan, there is a risk that the borrower will be unable to complete the refinancing successfully. Such failure could lead to the portfolio company having to pay interest at increasing rates along with additional fees and expenses, the result of which may reduce the value of the portfolio company. If the Funds invest in subordinated or mezzanine financing and a bankruptcy or insolvency event occurs involving the borrower, and there are insufficient assets to satisfy the obligations of the borrower to its senior lender, there may be no assets available to meet its obligations to the holders of its subordinated or mezzanine debt, including the Funds. The Funds may also invest in obligations of portfolio companies in connection with a restructuring under Chapter 11 of the U.S. Bankruptcy Code (i.e., a DIP financing) if the obligations meet the credit standards of the Adviser.

In first lien senior secured loans, the fact that a loan is secured does not guarantee that the Funds will receive principal and interest payments according to the loan’s terms, or at all, or that the Funds will be able to collect on the loan should they be forced to enforce their remedies. To the extent the Funds hold second lien senior secured loans and junior debt investments, holders of first lien loans may be repaid before the Funds in the event of a bankruptcy or other insolvency proceeding. This may result in an above average amount of risk and loss of principal. Unitranche loans generally allow the borrower to make a large lump sum payment of principal at the end of the loan term, and there is a heightened risk of loss if the borrower is unable to pay the lump sum or refinance the amount owed at maturity. When the Funds invest in loans, they may acquire equity securities as well. However, they may not be able to realize gains from their equity interests, and any gains that they do realize on the disposition of any equity interests may not be sufficient to offset any other losses they experience.

The highly leveraged debt obligations of such borrowers tend to offer higher yields than investment grade securities to compensate investors for the higher risk, and are commonly referred to as “high risk securities” or, in the case of bonds, “junk bonds.” Lending to highly leveraged or other risky borrowers is highly speculative. These investments may expose the Funds to financial market risks, interest rate risks and credit risks that are significantly greater than the risks associated with other securities in which the Funds may invest. An economic downturn or a period of rising interest rates, for example, could cause a decline in the prices of such securities. The prices of securities structured as zero-coupon or PIK securities may be more volatile than securities that pay interest periodically and in cash. In the event of a default by a portfolio company, the Funds would experience a reduction of their income and could expect a decline in the fair value of the defaulted securities and may incur significant additional expenses to seek recovery.

The Funds’ debt investments are subject to credit risks.

Debt investments are subject to credit risk. Credit risk relates to the ability of the borrower to make interest and principal payments on the loan or security as they become due. If the borrower fails to pay interest, the Funds’ income might be reduced. If the borrower fails to repay principal, the value of that security and the value of the Funds’ investment might be reduced. The Funds’ investments in debt securities are subject to risks of default. The Funds may invest in debt securities made in connection with leveraged buy-out transactions, recapitalizations and other highly leveraged transactions. While their investments in senior loans typically will be secured by collateral, the Funds may have difficulty liquidating the collateral or enforcing their rights under the terms of the senior loans in the event of the borrower’s default. There is no guarantee that the collateral securing a senior loan will be sufficient to protect the Funds against losses or a decline in income in the event of a borrower’s non-payment of interest or principal. In the event that a borrower declares bankruptcy, a court could invalidate the Funds’ security interest in the loan collateral or subordinate their rights under the senior loan to other creditors of the borrower. Also, the Funds may invest part of their assets in loans and other debt obligations that are not fully secured.

We are subject to risks associated with our investments and trading of liquid assets, including broadly syndicated loans.

From time to time, we may invest in liquid assets, such as broadly syndicated loans, high yield bonds, structured finance securities, shares of investment companies and other instruments that may be traded in public or institutional financial markets and have a readily available market value. These investments may expose us to various risks, including with respect to liquidity, price volatility, interest rate risk, ability to restructure in the event of distress, credit risks and less protective issuing documentation, than is the case with the private middle market loans that comprise the majority of our investment portfolio. Certain of these instruments may be fixed rate assets, thereby exposing us to interest rate risk in the valuation of such investments. Additionally, the financial markets in which these assets may be traded are subject to significant volatility (including due to macroeconomic conditions), which may impact the value of such investments and our ability to sell such instruments without incurring losses. The foregoing may result in volatility in the valuation of our liquid investments (including in any broadly syndicated loans that we invest in), which would, in turn, impact our net asset value (“NAV”). Similarly, a sudden and significant increase in market interest rates may increase the risk of payment defaults and cause a decline in the value of these investments and in our NAV. We may sell our liquid investments (including broadly syndicated loans) from time to time in order to generate proceeds for use in our investment program, and we may suffer losses in connection with any such sales, due to the foregoing factors. We may not realize gains from our investments in liquid assets and any gains that we realize may not be sufficient to offset any other losses we experience.

Investments in equity securities, many of which are illiquid with no readily available market, involve a substantial degree of risk.

The Funds have purchased, and the Perpetual Fund may in the future purchase, common stock and other equity securities. Although common stock has historically generated higher average total returns than fixed income securities over the long term, common stock also has experienced significantly more volatility in those returns. The equity securities a Fund acquires may fail to appreciate and may decline in value or become worthless, and the Fund’s ability to recover its investment will depend on the portfolio company’s success. The illiquidity of such investments may make it difficult or impossible for the Funds to sell such investments if the need arises. If a Fund is required to liquidate all or a portion of its equity securities quickly, it may realize significantly less than the value at which the Fund recorded its investments, which could have a material adverse effect on the Fund’s business, financial condition and results of operations.

Investments in equity securities involve a number of significant risks, including:

•

any equity investment a Fund makes in a portfolio company could be subject to further dilution as a result of the issuance of additional equity interests and to risks as a junior security that will be subordinate to all indebtedness (including trade creditors) or senior securities in the event that the issuer is unable to meet its obligations or becomes subject to a bankruptcy process;

•	to the extent that the portfolio company requires additional capital and is unable to obtain it, the Fund may not recover its investment; and

•

in some cases, equity securities in which a Fund invests will not pay current dividends, and the Fund’s ability to realize a return on its investment, as well as to recover its investment, will be dependent on the success of the portfolio company. Even if the portfolio company is successful, the Fund’s ability to realize the value of its investment may be dependent on the occurrence of a liquidity event, such as a public offering or the sale of the portfolio company, due to the lack of a market or insufficient trading in an existing market for the equity security. It is likely to take a significant amount of time before a liquidity event occurs or the Fund can otherwise sell its investment. In addition, the equity securities the Fund receives or invests in may be subject to restrictions on resale during periods in which it could be advantageous to sell them.

There are special risks associated with investing in preferred securities, including:

•

preferred securities may include provisions that permit the issuer, at its discretion, to defer distributions for a stated period without any adverse consequences to the issuer. If a Fund owns a preferred security that is deferring distributions, the Fund may be required to report income for tax purposes before it receives such distributions;

•	preferred securities are subordinated to debt in terms of priority to income and liquidation payments, and therefore will be subject to greater credit risk than debt;

•	preferred securities may be substantially less liquid than many other securities, such as common stock or U.S. government securities; and

•	generally, preferred security holders have no voting rights with respect to the issuing company, subject to limited exceptions.

Additionally, when a Fund invests in first lien senior secured loans (including unitranche loans), second lien senior secured loans or mezzanine debt, the Fund may acquire warrants or other equity securities as well. The Fund’s goal is ultimately to dispose of such equity interests and realize gains upon its disposition of such interests. However, the equity interests that the Fund receives may not appreciate in value and, in fact, may decline in value. Accordingly, the Fund may not be able to realize gains from its equity interests, and any gains that it does realize on the disposition of any equity interests may not be sufficient to offset any other losses it experiences.

DL VIII has invested, and the Perpetual Fund may invest, to the extent permitted by law, in the equity securities of other investment funds that are operating pursuant to certain exceptions to the 1940 Act. To the extent the Funds so invest, they bear their ratable share of any such company’s expenses, including management and performance fees (if applicable). Each Fund also remains obligated to pay the management fee and incentive fee to the Adviser with respect to the assets invested in the securities and instruments of such companies. With respect to each of these investments, the Funds’ equityholders bear their share of the management fee and incentive fee due to the Adviser, as well as indirectly bear any management and performance fees and other expenses of any such investment funds.

The lack of liquidity in a Fund’s investments may adversely affect its business.

The Funds generally make loans to private companies. There may not be a ready market for a Fund’s loans and certain loans may contain transfer restrictions, which may also limit liquidity. Additionally, even if there is a ready market and the investment is liquid at the time of making the loan, the loan may subsequently become illiquid due to events relating to market changes, economic events or conditions or investor perceptions. The illiquidity of these investments may make it difficult for a Fund to sell positions if the need arises. In addition, if a Fund is required to liquidate all or a portion of its portfolio quickly, it may realize significantly less than the value at which it had previously recorded these investments, which could have a material adverse effect on the Fund’s business, financial condition and results of operations. In addition, a Fund may face other restrictions on its ability to liquidate an investment in a portfolio company to the extent that the Fund holds a significant portion of a company’s equity or if it or an affiliate has material non-public information regarding that company.

The Funds are exposed to risks associated with changes in interest rates.

A reduction in the interest rates on any new investments relative to interest rates on current investments could have an adverse impact on a Fund’s net interest income. Any such developments would result in a decline in a Fund’s net asset value and in its net asset value per share. However, an increase in interest rates could also decrease the value of any investments a Fund holds which earn fixed interest rates, including subordinated loans, senior and junior secured and unsecured debt securities and loans and high yield bonds, and also could increase the Fund’s interest expense, thereby decreasing its net income. Also, an increase in interest rates available to investors could make investment in a Fund’s equity less attractive if it is not able to increase its dividend rate, which could reduce the value of its equity.

Further, rising interest rates could also adversely affect a Fund’s performance if such increases cause its borrowing costs to rise at a rate in excess of the rate of increase on its investments. In periods of rising interest rates, to the extent a Fund borrows money subject to a floating interest rate, the Fund’s cost of funds would increase, which could reduce its net investment income. Further, rising interest rates could also adversely affect a Fund’s performance if the Fund holds investments with floating interest rates, subject to specified minimum interest rates (such as a SOFR floor), while at the same time engaging in borrowings subject to floating interest rates not subject to such minimums. In such a scenario, rising interest rates may increase the Fund’s interest expense, even though its interest income from investments is not increasing in a corresponding manner as a result of such minimum interest rates.

If general interest rates continue to rise, there is a risk that the portfolio companies in which a Fund holds floating rate securities will be unable to pay escalating interest amounts, which could result in a default under their loan documents with the Fund. Rising interest rates could also cause portfolio companies to shift cash from other productive uses to the payment of interest, which may have a material adverse effect on their business and operations and could, over time, lead to increased defaults. In addition, rising interest rates may increase pressure on a Fund to provide fixed rate loans to its portfolio companies, which could adversely affect the Fund’s net investment income, as increases in its cost of borrowed funds would not be accompanied by increased interest income from such fixed rate investments.

A change in the general level of interest rates can be expected to lead to a change in the interest rate the Funds receive on many of their debt investments. Accordingly, a change in the interest rate could make it easier for the Funds to meet or exceed the performance threshold in the under the investment advisory agreement between DL VIII and the Adviser (the “DL VIII Advisory Agreement”), or the Perpetual Fund Advisory Agreement, as applicable, and may result in a substantial increase in the amount of incentive fees payable to the Adviser with respect to the portion of the incentive fee based on income, which, due to the performance threshold, may not be proportional to the increase in investment income.

Most of the Funds’ portfolio investments are not publicly traded and, as a result, the fair value of these investments may not be readily determinable.

A large percentage of DL VIII’s portfolio investments are not publicly traded, and a large percentage of the Perpetual Fund’s portfolio investments are not expected to be publicly traded. The fair value of investments that are not publicly traded may not be readily determinable. The Funds value these investments quarterly at fair value as determined in good faith by their board of directors based on, among other things, the input of their management and audit committees and independent valuation firms that have been engaged at the direction of their board of directors to assist in the quarterly valuation of each portfolio investment without a readily available market quotation. The valuation process is conducted at the end of each fiscal quarter, with the Funds’ valuations of portfolio companies without readily available market quotations subject to review by an independent valuation firm each quarter. However, the Funds may use these independent valuation firms to review the value of their investments more frequently, including in connection with the occurrence of significant events or changes in value affecting a particular investment. In addition, the Funds’ independent registered public accounting firm obtains an understanding of, and performs select procedures relating to, their investment valuation process within the context of performing the integrated audit.

The types of factors that may be considered in valuing the Funds’ investments include the enterprise value of the portfolio company (the entire value of the portfolio company to a market participant, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time), the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flows, the markets in which the portfolio company does business, a comparison of the portfolio company’s securities to similar publicly traded securities, changes in the interest rate environment and the credit markets generally that may affect the price at which similar investments would trade in their principal markets and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the Funds consider the pricing indicated by the external event to corroborate their valuation. Because such valuations, and particularly valuations of private investments and private companies, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, the Funds’ determinations of fair value may differ materially from the values that would have been used if a ready market for these investments existed and may differ materially from the values that they may ultimately realize. The Funds’ net asset value could be adversely affected if the Funds’ determinations regarding the fair value of these investments are higher than the values that they realize upon disposition of such investments.

Declines in the prices of corporate debt securities and illiquidity in the corporate debt markets may adversely affect the fair value of the Funds’ portfolio investments, reducing net asset value through increased net unrealized depreciation.

As BDCs, the Funds are required to account for their investments at market value or, if no market value is ascertainable, at fair value as determined in good faith by or under the direction of the board of directors of the Funds. Decreases in the market values or fair values of their investments are recorded as unrealized depreciation. Any unrealized depreciation in a Fund’s portfolio could be an indication of a portfolio company’s inability to meet its repayment obligations to the Fund with respect to the affected loans. Depending on market conditions, the Funds may incur losses, which could reduce net asset value and have a material adverse impact on their business, financial condition and results of operations.

The Funds’ portfolio companies may incur debt or issue equity securities that rank equally with, or senior to, the Funds’ investments in such companies.

A Fund’s portfolio companies may have, or may be permitted to incur, other debt, or issue other equity securities, that rank equally with, or senior to, the Fund’s investments. By their terms, such instruments may provide that the holders are entitled to receive payment of dividends, interest or principal on or before the dates on which a Fund is entitled to receive payments in respect of its investments. These debt instruments would usually prohibit the portfolio companies from paying interest on or repaying their investments in the event and during the continuance of a default under such debt. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of securities ranking senior to a Fund’s investment in that portfolio company typically are entitled to receive payment in full before the Fund receives any distribution in respect of its investment. After repaying such holders, the portfolio company may not have any remaining assets to use for repaying its obligation to the Fund. In the case of securities ranking equally with a Fund’s investments, the Fund would have to share on an equal basis any distributions with other security holders in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company.

The rights a Fund may have with respect to the collateral securing any junior priority loans it makes to its portfolio companies may also be limited pursuant to the terms of one or more intercreditor agreements (including agreements governing “first out” and “last out” structures) that the Fund enters into with the holders of senior debt. Under such an intercreditor agreement, at any time that senior obligations are outstanding, the Fund may forfeit certain rights with respect to the collateral to the holders of the senior obligations. These rights may include the right to commence enforcement proceedings against the collateral, the right to control the conduct of such enforcement proceedings, the right to approve amendments to collateral documents, the right to release liens on the collateral and the right to waive past defaults under collateral documents. The Fund may not have the ability to control or direct such actions, even if as a result the Fund’s rights as junior lenders are adversely affected.

The Funds may invest through joint ventures, partnerships or other special purpose vehicles and investments through these vehicles may entail greater risks, or risks that the Funds otherwise would not incur, if the Funds otherwise made such investments directly.

DL VIII has made, and the Perpetual Fund may in the future make additional, indirect investments in portfolio companies through joint ventures, partnerships or other special purpose vehicles (“Investment Vehicles”). In general, the risks associated with indirect investments in portfolio companies through an Investment Vehicle are similar to those associated with a direct investment in a portfolio company. While the Funds analyze the credit and business of a potential portfolio company in determining whether to make an investment in an Investment Vehicle, a Fund nonetheless is exposed to the creditworthiness of the Investment Vehicle. In the event of a bankruptcy proceeding against the portfolio company, the assets of the portfolio company may be used to satisfy its obligations prior to the satisfaction of a Fund’s investment in the Investment Vehicle (i.e., its investment in the Investment Vehicle could be structurally subordinated to the other obligations of the portfolio company) and the risks outlined below under “—The Funds may be exposed to special risks associated with bankruptcy cases.” with respect to bankruptcy proceedings against portfolio companies will be applicable with equal effect. In addition, if a Fund were to invest in an Investment Vehicle, the Fund may be required to rely on its partners in the Investment Vehicle when making decisions regarding the Investment Vehicle’s investments. Accordingly, the value of the investment could be adversely affected if the Fund’s interests diverge from those of its partners in the Investment Vehicle.

The Funds may be exposed to special risks associated with bankruptcy cases.

Many of the events within a bankruptcy case are adversarial and often beyond the control of the creditors. While creditors generally are afforded an opportunity to object to significant actions, there can be no assurance that a bankruptcy court would not approve actions that may be contrary to a Fund’s interests. Furthermore, there are instances where creditors can lose their ranking and priority if they are considered to have taken over management of a borrower.

The reorganization of a company can involve substantial legal, professional and administrative costs to a lender and the borrower; it is subject to unpredictable and lengthy delays; and during the process a company’s competitive position may erode, key management may depart and a company may not be able to invest its capital adequately. In some cases, the debtor company may not be able to reorganize and may be required to liquidate assets. The debt of companies in financial reorganization will, in most cases, not pay current interest, may not accrue interest during reorganization and may be adversely affected by an erosion of the issuer’s fundamental value.

In recent years, a number of judicial decisions in the United States have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories (collectively termed “Lender Liability”). Generally, Lender Liability is founded upon the premise that an institutional lender has violated a duty (whether implied or contractual) of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. Lender Liability claims generally arise in bankruptcy, but can also arise under state law claims. Lender Liability often involves claims of misconduct where a lender (a) intentionally takes an action that exacerbates the insolvency of a borrower or issuer or that results in the undercapitalization of a borrower or issuer to the detriment of other creditors of such borrower or issuer, (b) engages in other inequitable conduct to the detriment of such other creditors, (c) engages in fraud with respect to, or makes misrepresentations to, such other creditors or (d) uses its influence as a shareholder to dominate or control a borrower or issuer to the detriment of other creditors of such borrower or issuer. The Funds could be subject to allegations of Lender Liability because of the nature of certain of the Funds’ investments. There is also a risk that where Lender Liability is alleged, a court may elect to subordinate the claim of the offending lender or bondholder to the claims of the disadvantaged creditor or creditors (a remedy called “Equitable Subordination”). The Funds do not intend to engage in conduct that would give rise to a claim of Lender Liability or Equitable Subordination. However, as a BDC, each Fund is obligated to offer managerial assistance to each of their portfolio companies. To the extent any of a Fund’s portfolio companies elect to accept such offer to provide managerial assistance, that level of involvement with a portfolio company could strengthen a Lender Liability or Equitable Subordination claim against the Fund. Therefore, claims for Lender Liability or Equitable Subordination affecting a Fund’s investments could arise as a result of any managerial assistance that it provides in order to fulfill its obligations as a BDC. Moreover, because of the nature of the Funds’ investments, they may not always be the lead creditor, and security or other agents may act on behalf of the investors in a security owned by them. Therefore, claims for Lender Liability or Equitable Subordination affecting a Fund’s investments could also arise without its direct managerial or other involvement.

Certain of the Funds’ investments may be adversely affected by laws relating to fraudulent conveyance or voidable preferences.

Certain of the Funds’ investments could be subject to federal bankruptcy law and state fraudulent transfer laws, which vary from state to state, if the debt obligations relating to certain investments were issued with the intent of hindering, delaying or defrauding creditors or, in certain circumstances, if the issuer receives less than reasonably equivalent value or fair consideration in return for issuing such debt obligations. If the debt proceeds are used for a buyout of Perpetual Fund unitholders, this risk is greater than if the debt proceeds are used for day-to-day operations or organic growth. If a court were to find that the issuance of the debt obligations was a fraudulent transfer or conveyance, the court could void or otherwise refuse to recognize the payment obligations under the debt obligations or the collateral supporting such obligations, further subordinate the debt obligations or the liens supporting such obligations to other existing and future indebtedness of the issuer or require a Fund to repay any amounts received by the Fund with respect to the debt obligations or collateral. In the event of a finding that a fraudulent transfer or conveyance occurred, the Fund may not receive any repayment on such debt obligations.

Under certain circumstances, payments to a Fund and distributions by a Fund to its Perpetual Fund unitholders may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, preferential payment or similar transaction under applicable bankruptcy and insolvency laws. Furthermore, investments in restructurings may be adversely affected by statutes relating to, among other things, fraudulent conveyances, voidable preferences, lender liability and the court’s discretionary power to disallow, subordinate or disenfranchise particular claims or recharacterize investments made in the form of debt as equity contributions.

There are certain risks associated with holding debt obligations that have OID or PIK interest.

OID may arise if a Fund holds securities issued at a discount or in certain other circumstances. OID and PIK create the risk that incentive fees will be paid to the Adviser based on non-cash accruals that ultimately may not be realized, while the Adviser will be under no obligation to reimburse the Funds for these fees.

The higher interest rates of OID instruments reflect the payment deferral and increased credit risk associated with these instruments, and OID instruments generally represent a significantly higher credit risk than coupon loans. Even if the accounting conditions for income accrual are met, the borrower could still default when a Fund’s actual collection is supposed to occur at the maturity of the obligation.

OID instruments may have unreliable valuations because their continuing accruals require continuing judgments about the collectability of the deferred payments and the value of any associated collateral. OID income may also create uncertainty about the source of cash dividends.

For accounting purposes, any cash dividends to equityholders representing OID income are not treated as coming from paid-in capital, even if the cash to pay them comes from the proceeds of issuances of common equity. As a result, despite the fact that a dividend representing OID income could be paid out of amounts invested by equityholders, the 1940 Act does not require that holders be given notice of this fact by reporting it as a return of capital.

PIK interest has the effect of generating investment income at a compounding rate, thereby further increasing the incentive fees payable to the Adviser. Similarly, all things being equal, the deferral associated with PIK interest also increases the loan-to-value ratio at a compounding rate.

The Funds may not be in a position to exercise control over their portfolio companies or to prevent decisions by management of portfolio companies that could decrease the value of the Funds’ investments.

The Funds do not generally hold controlling equity positions in their portfolio companies, and may not be in a position to control any portfolio company by investing in its debt securities. To the extent that a Fund does not hold a controlling equity interest in a portfolio company or invests in a debt security, it is subject to the risk that such portfolio company may make business decisions with which the Fund disagrees, and the equityholders and management of such portfolio company may take risks or otherwise act in ways that are adverse to the Fund’s interests. Due to the lack of liquidity for the debt and equity investments that the Funds typically hold in portfolio companies, they may not be able to dispose of their investments in the event they disagree with the actions of a portfolio company, and may therefore suffer a decrease in the value of their investments.

The Funds may be unable to make or arrange for follow-on investments or loans.

Following an initial investment in a portfolio company, a Fund may be called upon from time to time to make additional investments in that portfolio company as “follow-on” investments to:

•	increase or maintain in whole or in part the Fund’s equity ownership percentage;

•	exercise warrants, options or convertible securities that were acquired in the original or subsequent financing; or

•	attempt to preserve or enhance the value of the Fund’s investment.

There can be no assurance that a Fund will be able to make or arrange for follow-on investments or loans or that it will have sufficient funds to do so. Even if a Fund does have sufficient capital to make a desired follow-on investment, it may elect not to make a follow-on investment because the Fund may not want to increase its level of risk, it prefers other opportunities, it is limited in its ability to do so by compliance with BDC requirements or in order to maintain its RIC status. A Fund’s ability to make follow-on investments may also be limited by its Adviser’s allocation policies. Any decision not to make follow-on investments or loans or the inability to make them may have a substantial negative impact on a portfolio company in need of funds or may diminish the Fund’s proportionate ownership in such entity and thus the Fund’s ability to influence the entity’s future conduct. The inability to make follow-on investments or loans may also impede, diminish or reduce the number of attractive investments made available to a Fund. Any follow-on investments by DL VIII or the Perpetual Fund in common portfolio companies will be subject to the conditions and limitations set forth in the Co-Investment Exemptive Order, including that the opportunity be allocated among each Fund based on the Funds’ outstanding investments immediately preceding the follow-on investment or based on available capital, and therefore there can be no assurance that each Fund will be able to fully participate in all follow-on investment opportunities that are suitable to it.

The DL VIII Commitment Period will end in February 2026. As a result, except for certain follow-on investments and investments that were significantly in process prior to the expiration of the DL VIII Commitment Period and which DL VIII reasonably expected to be consummated prior to 90 days subsequent to the expiration date of the DL VIII Commitment Period, DL VIII will not be able to call capital from unitholders to make new investments. Any decision not to make follow-on investments or loans or the inability to make them may have a substantial negative impact on a portfolio company in need of funds or may diminish the Fund’s proportionate ownership in such entity and thus the Fund’s ability to influence the entity’s future conduct. The inability to make follow-on investments or loans may also impede, diminish or reduce the number of attractive investments made available to a Fund.

Portfolio companies may prepay loans, which may have the effect of reducing investment income if the returned capital cannot be invested in transactions with equal or greater yields.

Loans are generally prepayable at any time, most of them at no premium to par. The Funds are generally unable to predict the rate and frequency of such repayments. Whether a loan is prepaid will depend both on the continued positive performance of the portfolio company and the existence of favorable financing market conditions that allow such portfolio company the ability to replace existing financing with less expensive capital. In periods of rising interest rates, the risk of prepayment of floating rate loans may increase if other financing sources are available to the portfolio companies. As market conditions change frequently, the Funds are unable to predict when, and if, this may be possible for each of their portfolio companies.

In the case of some of these loans for the Perpetual Fund, having the loan called early may have the effect of reducing actual investment income below expected investment income if the capital returned cannot be invested in transactions with equal or greater yields. When prepayment occurs, the Perpetual Fund may retain cash or reinvest these proceeds in temporary investments, pending their future investment in new portfolio companies, or pay down debt to reduce leverage of the Perpetual Fund. Temporary investments will typically have substantially lower yields than the debt being prepaid and the Perpetual Fund could experience significant delays in reinvesting these amounts. Any future investment in a new portfolio company may also be at lower yields than the debt that was repaid. As a result, the Perpetual Fund’s results of operations could be materially adversely affected if one or more of its portfolio companies elect to prepay amounts owed to it. Additionally, prepayments, net of prepayment fees, could negatively impact the Perpetual Fund’s return on equity. This risk will be more acute when interest rates decrease, as the Perpetual Fund may be unable to reinvest at rates as favorable as when it made its initial investment.

By originating loans to companies that are experiencing significant financial or business difficulties, the Funds may be exposed to distressed lending risks.

As part of their lending activities, DL VIII has in the past and the Perpetual Fund expects to continue to originate loans to companies that are experiencing significant financial or business difficulties, including companies involved in bankruptcy or other reorganization and liquidation proceedings. Although the terms of such financing may result in significant financial returns to the Funds, they involve a substantial degree of risk. The level of analytical sophistication, both financial and legal, necessary for successful financing to companies experiencing significant business and financial difficulties is unusually high. There is no assurance that the Funds will correctly evaluate the value of the assets collateralizing their loans or the prospects for a successful reorganization or similar action. In any reorganization or liquidation proceeding relating to a company that the Funds fund, they may lose all or part of the amounts advanced to the borrower or may be required to accept collateral with a value less than the amount of the loan advanced by the Fund to the borrower.

The Funds will be exposed to risks if they engage in hedging transactions.

The Funds may in the future enter into hedging transactions, which may expose them to risks associated with such transactions. The Funds may seek to utilize instruments such as forward contracts, currency options and interest rate swaps, caps, collars and floors to seek to hedge against fluctuations in the relative values of their portfolio positions from changes in currency exchange rates and market interest rates and the relative value of certain debt securities from changes in market interest rates. Use of these hedging instruments may include counter-party credit risk. To the extent the Fund has non-U.S. investments, particularly investments denominated in non-U.S. currencies, its hedging costs will increase.

Hedging against a decline in the values of a Fund’s portfolio positions would not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions were to decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the underlying portfolio positions were to increase. It also may not be possible to hedge against an exchange rate or interest rate fluctuation that is so generally anticipated that the Funds are not able to enter into a hedging transaction at an acceptable price.

The success of a Fund’s hedging strategy will depend on its ability to correctly identify appropriate exposures for hedging. However, unanticipated changes in currency exchange rates or other exposures that a Fund might hedge may result in poorer overall investment performance than if it had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary, as may the time period in which the hedge is effective relative to the time period of the related exposure.

For a variety of reasons, the Funds may not seek to (or be able to) establish a perfect correlation between such hedging instruments and the positions being hedged. Any such imperfect correlation may prevent a Fund from achieving the intended hedge and expose it to risk of loss. For example, it may not be possible to hedge fully or perfectly against effects on the value of securities denominated in non-U.S. currencies because the value of those securities is likely to fluctuate as a result of additional factors not related to currency fluctuations. Income derived from hedging transactions also is not eligible to be distributed to non-U.S. equityholders free from withholding taxes.

Recent and anticipated regulatory changes require that certain types of swaps, including those that the Funds may use for hedging activities, including interest rate and credit default swaps, be cleared and traded on regulated platforms, and these regulatory changes are expected to apply to foreign exchange transactions in the future. U.S. regulators have also adopted rules requiring the Funds to post collateral with respect to cleared over-the-counter (“OTC”) derivatives and rules imposing margin requirements for OTC derivatives executed with registered swap dealers that are not cleared. The margin requirement for cleared and uncleared OTC derivatives may require that the Adviser limit the Funds’ abilities to enter into hedging transactions or to obtain synthetic investment exposures, in either case adversely affecting the Funds’ ability to mitigate risk. Furthermore, any failure by a Fund to fulfill any collateral requirement (e.g., a so-called “margin call”) may result in a default and could have a material adverse impact on its business, financial condition and results of operations.

The Dodd-Frank Act also imposed requirements relating to real-time public and regulatory reporting of OTC derivative transactions; enhanced documentation requirements; position limits on an expanded array of derivatives; and recordkeeping requirements. Taken as a whole, these changes could significantly increase the cost to the Funds of using uncleared OTC derivatives to hedge risks, including interest rate and foreign exchange risk; reduce the level of exposure the Funds are able to obtain for risk management purposes through OTC derivatives (including as the result of the Commodity Futures Trading Commission imposing position limits on additional products); reduce the amounts available to the Funds to make non-derivatives investments; impair liquidity in certain OTC derivatives; and adversely affect the quality of execution pricing obtained by the Funds, all of which could adversely impact the Funds’ investment returns.

In 2020, the SEC adopted Rule 18f-4 under the Investment Company Act providing for the regulation of the use of derivatives and certain related instruments by registered investment companies. Rule 18f-4 prescribes specific value-at-risk leverage limits for certain derivatives users. In addition, Rule 18f-4 requires certain derivatives users to adopt and implement a derivatives risk management program (including the appointment of a derivatives risk manager and the implementation of certain testing requirements), and prescribes reporting requirements in respect of derivatives. Subject to certain conditions, if a fund qualifies as a “limited derivatives user,” as defined in Rule 18f-4, it is not subject to the full requirements of Rule 18f-4. In connection with the adoption of Rule 18f-4, the SEC rescinded certain of its prior guidance regarding asset segregation and coverage requirements in respect of derivatives transactions and related instruments. With respect to reverse repurchase agreements or other similar financing transactions in particular, Rule 18f-4 permits a fund to enter into such transactions if the fund either (i) complies with the asset coverage requirements of Section 18 of the Investment Company Act, and combines the aggregate amount of indebtedness associated with all reverse repurchase agreements or similar financing with the aggregate amount of any other senior securities representing indebtedness when calculating the relevant asset coverage ratio, or (ii) treats all reverse repurchase agreements or similar financing transactions as derivatives transactions for all purposes under Rule 18f-4. The Fund has adopted procedures for investing in derivatives and other transactions in compliance with Rule 18f-4.

The Funds are exposed to non-U.S. investment risk.

Each Fund may invest up to 30% of its respective gross assets in portfolio companies domiciled outside of the United States (assuming that the remaining 70% of the Fund’s gross assets constitute “qualifying assets” (as defined in the 1940 Act)). Non-U.S. obligations have risks not typically involved in domestic investments. For example, non-U.S. obligations not denominated in U.S. dollars will cause a Fund’s investment performance to vary based on changes in the applicable currency exchange rate. Moreover, even if a Fund attempts to hedge the currency exchange risk, these hedges may be expensive and may not completely protect the Fund in all circumstances. Non-U.S. investing can also result in higher transaction and operating costs to a Fund. Non-U.S. issuers may not be subject to the same accounting and disclosure requirements to which U.S. issuers are subject. The value of non-U.S. investments may be affected by foreign governmental laws, rules and regulations, including exchange control regulations, expropriation or nationalization of a company’s assets, tax- and bankruptcy-related laws and policies restricting ownership of assets, non-U.S. taxes, delays in settlement of transactions, changes in governmental economic or monetary policies in the United States or abroad, or other political and economic factors. The Funds may have greater difficulty taking appropriate legal actions in non-U.S. courts. Non-U.S. countries may impose withholding taxes, transfer taxes and value added taxes on income paid on the debt securities of issuers or gains from the Funds’ investments in those countries.

Risks Related to Economic and Market Conditions

Market and geopolitical events could materially and adversely affect certain of the Funds’ portfolio companies, and could materially and adversely affect the Funds’ business, financial condition, results of operations and cash flows.

The increasing interconnectivity between global economies and financial markets increases the likelihood that events or conditions in one region or financial market may adversely impact issuers in a different country, region or financial market. The Fund’s business and operations, as well as the business and operations of the Fund’s portfolio companies, may be materially adversely affected by inflation (or expectations for inflation), interest rates, global demand for particular products or resources, natural disasters, climate change and climate-related events, pandemics, epidemics, terrorism, regulatory events and governmental or quasi-governmental actions. The occurrence of global events similar to those in recent years, such as terrorist attacks around the world, natural disasters, social and political discord or debt crises and downgrades, among others, may result in market volatility and may have long term effects on both the U.S. and global financial markets. It is difficult to predict when similar events affecting the U.S. or global financial markets may occur, the effects that such events may have and the duration of those effects. Any such event(s) could have a significant adverse impact on the Fund’s business and operations, and on the business and operations of the Fund’s portfolio companies.

The Funds are exposed to disruption and instability in capital markets.

The U.S. and global capital markets experienced extreme volatility and disruption in recent years, leading to recessionary conditions and depressed levels of consumer and commercial spending. For instance, recent failures in the banking sector have caused significant disruption and volatility in U.S. and global markets. Disruptions in the capital markets increased the spread between the yields realized on risk-free and higher risk securities, resulting in illiquidity in parts of the capital markets. The Fund cannot assure you that these conditions will not worsen. If conditions worsen, a prolonged period of market illiquidity could have a material adverse effect on the Fund’s business, financial condition and results of operations. Unfavorable economic conditions also could increase the Fund’s funding costs, limit the Fund’s access to the capital markets or result in a decision by lenders not to extend credit to us. These events could limit the Fund’s investment originations, limit the Fund’s ability to grow and negatively impact the Fund’s operating results.

In addition, to the extent that recessionary conditions return, the financial results of small to midsized companies, like those in which the Fund invests, will likely experience deterioration, which could ultimately lead to difficulty in meeting debt service requirements and an increase in defaults. Additionally, the end markets for certain of the Fund’s portfolio companies’ products and services may experience negative economic trends. The performances of certain of the Fund’s portfolio companies may be negatively impacted by these economic or other conditions, which may ultimately result in:

•	the Fund’s receipt of a reduced level of interest income from the Fund’s portfolio companies;

•	decreases in the value of collateral securing some of the Fund’s loans and the value of the Fund’s equity investments; and

•	ultimately, losses or change-offs related to the Fund’s investments.

Russia’s invasion of Ukraine in February 2022, the resulting responses by the U.S. and other countries, and the potential for wider conflict, have increased and may continue to increase volatility and uncertainty in financial markets worldwide. The U.S. and other countries have imposed broad-ranging economic sanctions on Russia and Russian entities and individuals, and may impose additional sanctions, including on other countries that provide military or economic support to Russia. The invasion may widen beyond Ukraine and may escalate, including through retaliatory actions and cyberattacks by Russia and even other countries. These events may result in further and significant market disruptions and may adversely affect regional and global economies. Furthermore, the conflict between Russia and Ukraine and the varying involvement of the United States and other NATO countries could present material uncertainty and risk with respect to us and the performance of the Fund’s investments or operations, and the Fund’s ability to achieve the Fund’s investment objectives. Additionally, to the extent that third parties, investors, or related customer bases have material operations or assets in Russia or Ukraine, they may have adverse consequences related to the ongoing conflict. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial.

On October 7, 2023, Hamas militants and members of other terrorist organizations infiltrated Israel’s southern border from the Gaza Strip and conducted a series of terror attacks on civilian and military targets. The militants launched extensive rocket attacks on the Israeli population and industrial centers located along the Israeli border with the Gaza Strip. Shortly following the attack, Israel’s security cabinet declared war against Hamas. The intensity and duration of Israel’s war against Hamas is difficult to predict, as are the war’s impacts on global geopolitical stability. Any deterioration in credit markets resulting directly or indirectly from the recent attack by Hamas on Israel from the Gaza Strip could limit the Fund’s ability to obtain external financing. As a result, a downturn in the worldwide economy resulting from these global geopolitical conflicts, as well as others that may arise, could have a material adverse effect on the financial condition of the Fund.

In addition, the political reunification of China and Taiwan, over which China continues to claim sovereignty, is a highly complex issue that has included threats of invasion by China. Political or economic disturbances (including an attempted unification of Taiwan by force), any economic sanctions implemented in response, and any escalation of hostility between China and Taiwan would likely have a significant adverse impact on economies, markets and individual securities globally.

In addition, the occurrence of events such as the recent escalations between the U.S. and Venezuela and the resulting measures that have been taken, and could be taken in the future, may result in market volatility, may have long term effects on the U.S. and worldwide financial markets and may cause further economic uncertainties in the U.S. and worldwide.

Changes in applicable laws or regulations, changes in the interpretation thereof or newly enacted laws or regulations, or any failure by the Funds or their portfolio companies to comply with these laws or regulations, could require changes to certain business practices of the Funds or their portfolio companies, negatively impact the operations, cash flows or financial condition of the Funds or their portfolio companies, impose additional costs on the Funds or their portfolio companies or otherwise adversely affect each Fund’s business or the business of its portfolio companies.

Legal, tax and regulatory changes could occur during the term of the Fund which may materially adversely affect the Fund. For example, the regulatory and tax environment for leveraged investors and for private equity funds generally is evolving, and changes in the direct or indirect regulation or taxation of leveraged investors or private equity funds may materially adversely affect the ability of the Fund to pursue its investment strategies or achieve its investment objective. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law on July 21, 2010 and significantly revises and expands the rulemaking, supervisory and enforcement authority of U.S. federal bank, securities and commodities regulators. The implementation of the Dodd-Frank Act requires the adoption of various regulations and the preparation of reports by various agencies over a period of time. It is unclear how these regulators will exercise these revised and expanded powers and whether they will undertake rulemaking, supervisory or enforcement actions that would adversely affect the Fund or investments made by the Fund. There can be no assurance that future regulatory actions authorized by the Dodd-Frank Act will not significantly reduce the profitability of the Fund. The implementation of the Dodd-Frank Act could adversely affect the Fund by increasing transaction and/or regulatory compliance costs.

In addition, it is possible that government regulation of various types of derivative instruments and/or regulation of certain market participants’ use of the same, may limit or prevent the Fund from using such instruments as a part of its investment strategy, and could ultimately prevent the Fund from being able to achieve its investment objective. It is impossible to fully predict the effects of past, present or future legislation and regulation by multiple regulators in this area, but the effects could be substantial and adverse. It is possible that legislative and regulatory activity could limit or restrict the ability of the Fund to use certain instruments as a part of its investment strategy.

In December 2020, the SEC adopted a new Rule 2a-5, which provides a framework for fund valuation practices. New Rule 2a-5 establishes requirements for determining fair value in good faith for purposes of the Investment Company Act. Rule 2a-5 permits boards, subject to board oversight and certain other conditions, to designate certain parties to perform fair value determinations. Rule 2a-5 also defines when market quotations are “readily available” for purposes of the 1940 Act and the threshold for determining whether a fund must determine the fair value of a security. The SEC also adopted new Rule 31a-4 under the 1940 Act, which provides the recordkeeping requirements associated with fair value determinations. Finally, the SEC is rescinding previously issued guidance on related issues, including the role of the board in determining fair value and the accounting and auditing of fund investments.

Risks Related to the Exchange Offer

None of DL VIII, the Perpetual Fund or any of their respective directors or officers, or the Adviser makes any recommendation with regard to whether you should participate in the exchange offer.

Although the board of directors of DL VIII and the Perpetual Fund have approved the exchange offer, none of DL VIII, the Perpetual Fund or any of their respective directors or officers, or the Adviser make any recommendation as to whether unitholders should exchange all, some or none of their Units for Perpetual Fund Units in the exchange offer. DL VIII has not retained and does not intend to retain any unaffiliated representative to act solely on behalf of the unitholders for purposes of negotiating the terms of the exchange offer. The market value and net asset value per share of the Perpetual Fund Units issued in the exchange offer are not expected in the future to equal the net asset value per Unit, as the Perpetual Fund expects to make new investments, and DL VIII generally will not make new investments (other than certain follow-on investments and investments that were significantly in process prior to the expiration of the DL VIII Commitment Period and which DL VIII reasonably expected to be consummated prior to 90 days subsequent to the expiration date of the DL VIII Commitment Period).

Your investment will be subject to different risks upon the completion of the Exchange regardless of whether you elect to participate in the exchange offer.

Your investment will be subject to different risks upon the completion of the Exchange, regardless of whether you tender all, some or none of your Units in the exchange offer.

If you exchange all of your Units, you will no longer have an ownership interest in DL VIII, but instead will directly own only an interest in the Perpetual Fund. As a result, your investment will be subject exclusively to risks associated with the Perpetual Fund and not risks associated solely with DL VIII.

If you exchange some, but not all, of your Units, the number of Units you own will decrease by operation of the Exchange, while the number of Perpetual Fund Units you own will increase. As a result, your investment will be subject to risks associated with both DL VIII and the Perpetual Fund.

If you do not exchange any of your Units, your ownership interest in DL VIII will increase on a percentage basis. As a result, your investment will be subject exclusively to risks associated with DL VIII and not risks associated with the Perpetual Fund.

The completion of the exchange offer and certain of the Other Exchange Steps could result in significant tax liability.

DL VIII believes that it will not be subject to U.S. federal income tax as a result of the transactions undertaken pursuant to the Exchange. In addition, DL VIII believes that unitholders that retain an interest in DL VIII should not incur taxable income with respect to Units retained in DL VIII by reason of the consummation of the exchange offer. DL VIII has not requested a ruling from the IRS with respect to its characterization of the transactions described herein, however, and the IRS could challenge DL VIII’s characterization. If the IRS were to do so successfully, unitholders that retain an interest in DL VIII may be treated as receiving a deemed dividend with respect to Units retained in DL VIII (without a corresponding amount of cash). See “Material U.S. Federal Income Tax Considerations—Consequences of the Exchange to DL VIII” and “Material U.S. Federal Income Tax Considerations—Consequences of the Exchange Offer to Holders—Consequences of Retaining Units in DL VIII.”

DL VIII believes that unitholders that exchange their Units for Perpetual Fund Units should generally be treated as selling their Units in exchange for Perpetual Fund Units and be subject to U.S. federal income tax to the extent of any gain thereon as described under “Material U.S. Federal Income Tax Considerations—Consequences of the Exchange Offer to Holders.” However, this may not apply to certain unitholders whose interest in DL VIII, both direct and through attribution, is not terminated. Such unitholders may instead be treated as receiving a taxable dividend from DL VIII, and be subject to U.S. federal income tax to the full extent of the dividend as described under the headings “Taxation of Non-U.S. Holders” and “Taxation of U.S. Holders” under “Material U.S. Federal Income Tax Considerations—Consequences of the Exchange Offer to Holders.”

DL VIII believes that the Perpetual Fund is likely to have a carryover basis in the assets it receives from DL VIII so that when the Perpetual Fund disposes of those assets, gain or loss will be recognized to the extent the amount realized on disposition is in excess of the Perpetual Fund’s adjusted basis in the assets at that time. If the assets are appreciated, the Perpetual Fund will recognize gain, and that gain will be deemed distributed to Perpetual Fund unitholders in the form of a dividend. Therefore unitholders that participate in the Exchange will be subject to tax on appreciation in the assets of the Perpetual Fund both in connection with the Exchange (since that appreciation will be reflected in the fair market value of Perpetual Fund Units received) and on eventual disposition of the Perpetual Fund’s assets (since gain recognized, if the assets are appreciated, will be deemed distributed as a dividend). See “Material U.S. Federal Income Tax Considerations—Consequences of the Exchange Offer to Holders—Taxation of the Perpetual Fund.”

The Perpetual Fund will incur certain costs prior to the closing of the Exchange.

The costs and expenses incurred in connection with the Exchange will be borne by the Perpetual Fund, including the fees and expenses of counsel and accountants and printing and registration fees and the costs incurred in connection with the Exchange.

All costs and expenses relating to the organization and operation of the Perpetual Fund, including expenses related to the filing of the Perpetual Fund’s registration statement on Form 10 and entry into the Perpetual Fund Credit Facility, will be borne by the Perpetual Fund. Those costs and expenses will be indirectly borne by tendering unitholders that become Perpetual Fund unitholders.

Certain investors may be limited in their ability to make significant investments in the Funds.

Investment companies registered under the 1940 Act, BDCs and private funds that are excluded from the definition of “investment company” pursuant to either Section 3(c)(1) or 3(c)(7) of the 1940 Act (“Covered Unitholders”) may not acquire directly or through a controlled entity more than 3% of a Fund’s total outstanding voting securities (measured at the time of the acquisition), unless such Covered Unitholders comply with an exemption under the 1940 Act. In October 2020, the SEC adopted certain regulatory changes related to the ability of investment companies, including BDCs, to invest in other investment companies in excess of the limits imposed by the 1940 Act. These changes include, among other things, the adoption of Rule 12d1-4 under the 1940 Act. Under Rule 12d1-4, certain Covered Unitholders may acquire securities issued by any investment company in excess of the limits imposed by the 1940 Act as long as they comply with the conditions of Rule 12d1-4, which include, among other things, certain post-acquisition limits on control and voting of any acquired RIC.

You may be considered an affiliate of the Funds for 1940 Act purposes following the Exchange, which would restrict your ability to engage in certain transactions following the Exchange.

The 1940 Act limits the ability of certain persons related to a Fund (an “affiliate”) from engaging in certain transactions with the Fund and its affiliates. Any person that owns, directly or indirectly, 5% or more of a Fund’s outstanding voting securities will be its affiliate for purposes of the 1940 Act. Since the number of Units that will be tendered in the Exchange will not be known until after the expiration of the exchange offer, it is possible that a unitholder that owns less than 5% (or 25% or less) of DL VIII’s total outstanding voting securities prior to the Exchange may hold more than those percentages of DL VIII’s or the Perpetual Fund’s total outstanding voting securities following the Exchange, whether or not that unitholder tenders any Units. Unitholders will not be able to know whether they will be considered an affiliate of either Fund prior to tendering their Units. As a result, a unitholder may be restricted from engaging in prohibited transactions following the Exchange, even if the Unitholder does not tender any Units. See “—The 1940 Act limits the Funds’ ability to take advantage of investment opportunities with affiliated funds or investors.” above.

Risks Related to the Perpetual Fund Units

Investing in the Perpetual Fund Units may involve a high degree of risk.

The investments the Perpetual Fund makes in accordance with its investment objectives may result in a higher amount of risk than alternative investment options and volatility or loss of principal. The Perpetual Fund’s investments in portfolio companies may be highly speculative and aggressive, and therefore an investment in the Perpetual Fund Units may not be suitable for someone with lower risk tolerance.

The Perpetual Fund Units issued in the Exchange will be subject to transfer restrictions.

The Perpetual Fund Units issued in the Exchange will be subject to transfer restrictions as are expected to be set out in the Perpetual Fund LLCA. In addition, the Perpetual Fund intends to commence a Unit repurchase program no later than the second quarter of 2027 in which the Perpetual Fund intends to repurchase, in each quarter, up to 5% of the Perpetual Fund Units outstanding as of the close of the previous calendar quarter; provided that tendered shares of Perpetual Fund Units that have not been outstanding for at least one year may be subject to an early repurchase fee of up to 2% of such Units’ net asset value. There is no guarantee that the Perpetual Fund’s board of directors will approve such Unit repurchase and further, if approved, the Perpetual Fund’s board of directors may amend, suspend or terminate the Unit repurchase program if it deems such action to be in the best interest of the Perpetual Fund and the best interest of its Unitholders. As a result, Unit repurchases may not be available each quarter.

A Perpetual Fund unitholder’s interest in the Perpetual Fund will be diluted if the Perpetual Fund issues additional Perpetual Fund Units, which could reduce the overall value of an investment in the Perpetual Fund.

Perpetual Fund unitholders do not have preemptive rights to purchase any shares that the Perpetual Fund may issue in the future. The Perpetual Fund may elect to sell additional shares in the future or issue equity interests in private or public offerings. Depending upon the terms and pricing of any additional offerings and the value of the Perpetual Fund’s investments, you may also experience dilution in the book value and fair value of your shares.

Under the 1940 Act, the Perpetual Fund is generally prohibited from issuing or selling its Perpetual Fund Units at a price below net asset value per share. The Perpetual Fund may, however, sell its Perpetual Fund Units, or warrants, options, or rights to acquire its Perpetual Fund Units, at a price below the current net asset value per share of its Perpetual Fund Units if the board of directors, including a “required majority” as defined in Section 57(o) of the 1940 Act, determine that such sale is in the Perpetual Fund’s best interests and the best interests of Perpetual Fund unitholders, and the Perpetual Fund unitholders, including a majority of those Perpetual Fund unitholders that are not affiliated with the Perpetual Fund, approve such sale. In any such case, the price at which Perpetual Fund Units are to be issued and sold may not be less than a price that, in the determination of the board of directors, closely approximates the fair value of such securities (less any distributing commission or discount). If the Perpetual Fund raises additional funds by issuing Perpetual Fund Units or senior securities convertible into, or exchangeable for, Perpetual Fund Units, then your percentage ownership interest in the Perpetual Fund at that time will decrease and you will experience dilution.

There is a risk that holders of Perpetual Fund Units may not receive dividends or that such dividends may not grow over time and a portion of such dividends to you may be a return of capital for U.S. federal income tax purposes.

The Perpetual Fund intends to pay dividends on a quarterly basis to the Perpetual Fund unitholders out of its surplus and assets legally available for dividends. The Perpetual Fund cannot assure you that the Perpetual Fund will achieve investment results that will allow it to make a specified level of cash dividends or year-to-year increases in cash dividends. The Perpetual Fund’s ability to pay dividends might be adversely affected by the impact of one or more of the risk factors described in this Offer to Exchange.

In order to comply with the RIC diversification requirements, the Perpetual Fund may invest proceeds from offerings in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less from the time of investment, which generally earn yields substantially lower than the interest, dividend or other income that the Perpetual Fund may seek to receive in respect of suitable portfolio investments. Any dividends the Perpetual Fund pays during the period following an offering may be substantially lower than the dividends it expects to pay when the proceeds from an offering are fully invested in its portfolio.

In addition, due to the asset coverage test applicable to the Perpetual Fund as a BDC or restrictions under its credit facilities, the Perpetual Fund may be limited in its ability to pay dividends. Further, if the Perpetual Fund invests a greater amount of assets in equity securities that do not pay current dividends, it could reduce the amount available for dividends. The above-referenced restrictions on dividends may also inhibit the Perpetual Fund’s ability to make required interest payments to holders of its debt, which may cause a default under the terms of its debt agreements. Such a default could materially increase the cost of raising capital, as well as cause the Perpetual Fund to incur penalties under the terms of its debt agreements.

In the event that distributions exceed the Perpetual Fund’s taxable earnings and profits, portions of the dividends that the Perpetual Fund pays may represent a return of capital to you for U.S. federal income tax purposes. A return of capital is a return of a portion of your original investment in shares of the Perpetual Fund’s Perpetual Fund Units. As a result, a return of capital will (i) lower your tax basis in your shares and thereby increase the amount of capital gain (or decrease the amount of capital loss) realized upon a subsequent sale or redemption of such shares, and (ii) reduce the amount of funds the Perpetual Fund has for investment in portfolio companies.

The Perpetual Fund may use future offering proceeds to fund dividends. To the extent offering proceeds are distributed in anticipation of future cash flow and thus not matched by earnings and profits, the distributions of offering proceeds may constitute a return of capital for U.S. federal income tax purposes and lower your tax basis in your shares, thereby increasing the amount of capital gain (or decreasing the amount of capital loss) realized upon a subsequent sale or redemption of such shares, even if such shares have not increased in value or have, in fact, lost value. Dividends from offering proceeds also could reduce the amount of capital the Perpetual Fund ultimately has available to invest in portfolio companies.

Varying the terms of classes of equity may have adverse effects.

Although the Perpetual Fund has no current intention to do so, it may issue Perpetual Fund Preferred Units. If it issues Perpetual Fund Preferred Units, there can be no assurance that such an issuance would result in a higher yield or return to the Perpetual Fund unitholders. The issuance of Perpetual Fund Preferred Units may cause the net asset value per share of the Perpetual Fund Units to become more volatile. If the dividend rate on the Perpetual Fund Preferred Units were to approach the net rate of return on the Perpetual Fund’s investment portfolio, the benefit of leverage to the Perpetual Fund unitholders would be reduced. If the dividend rate on the Perpetual Fund Preferred Units were to exceed the net rate of return on its portfolio, the leverage would result in a lower rate of return to the Perpetual Fund unitholders than if the Perpetual Fund had not issued Perpetual Fund Preferred Units. Any decline in the net asset value of the Perpetual Fund’s investments would be borne entirely by the Perpetual Fund unitholders. Therefore, if the fair value of the Perpetual Fund’s portfolio were to decline, the leverage would result in a greater decrease in net asset value to the Perpetual Fund unitholders than if the Perpetual Fund were not leveraged through the issuance of Perpetual Fund Preferred Units.

The rights of holders of Perpetual Fund Preferred Units may have adverse effects.

Under the 1940 Act, holders of any Perpetual Fund Preferred Units that the Perpetual Fund might issue would have the right, voting separately as a single class, to elect one or more members of the board of directors at all times. In addition, if dividends for Perpetual Fund Preferred Units become two full years in arrears, the holders of such Perpetual Fund Preferred Units would have the right to elect a majority of the board until such arrearage is completely eliminated. Restrictions imposed on the declarations and payment of dividends or other distributions to Perpetual Fund unitholders, both by the 1940 Act and by the terms of its debt financings (if any), might impair the Perpetual Fund’s ability to qualify as a RIC for federal income tax purposes. While the Perpetual Fund would intend to redeem its Perpetual Fund Preferred Units to the extent necessary to enable it to distribute its income as required to qualify as a RIC, there can be no assurance that such actions could be effected in time to meet the tax requirements.

Holders of Perpetual Fund Units will be subject to certain obligations relating to credit facilities.

The Perpetual Fund Credit Facility is expected to grant security over the Perpetual Fund’s right to drawdowns of capital from investors to its lenders or other creditors. Pursuant to the New Subscription Agreement, each Perpetual Fund unitholder will be required to fund drawdowns up to the amount of its respective uncalled commitment under the New Subscription Agreement if an event of default under the Perpetual Fund Credit Facility or any other borrowing agreement occurs in order to repay any indebtedness of the Perpetual Fund, and the payment by a Perpetual Fund unitholder of any such amounts that have become due and payable out of such Perpetual Fund unitholder’s uncalled commitment under the New Subscription Agreement may be a condition to the effectiveness of any transfer, withdrawal, termination or reduction of commitments of such Perpetual Fund unitholder.

Failure to pay a commitment in full may have adverse consequences.

If a Perpetual Fund unitholder fails to pay any installment of its commitment pursuant to its New Subscription Agreement, other Perpetual Fund unitholders who have an outstanding commitment may be required to fund their respective commitments sooner than they otherwise would have absent such a default. In addition, if funding of commitments by other Perpetual Fund unitholders and its borrowings are inadequate to cover defaulted commitments, the Perpetual Fund may be unable to pay its obligations when due or be subjected to penalties or may otherwise suffer adverse consequences that could materially adversely affect the returns to the Perpetual Fund unitholders (including non-defaulting Perpetual Fund unitholders). If a Perpetual Fund unitholder defaults, there is no guarantee that the Perpetual Fund will recover the full amount of the defaulted commitment, and such defaulting Perpetual Fund unitholder may lose a portion of its economic interest in the Perpetual Fund and/or be prohibited from purchasing any additional shares of the Perpetual Fund Units or otherwise participating in any future investments of the Perpetual Fund.

The foregoing list of risk factors does not purport to be a complete enumeration or explanation of the risks involved in the exchange offer or an investment in Perpetual Fund Units. Prospective investors should read this entire Offer to Exchange and the other Offering Materials, including the information incorporated by reference, and consult their own counsel and advisors before deciding to tender Units in the exchange offer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Exchange contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about DL VIII, the Perpetual Fund, their respective portfolio investments, their industry, their beliefs and their assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “should,” “targets,” “projects” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond DL VIII’s and the Perpetual Fund’s control and are difficult to predict, that could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

In addition to factors identified elsewhere in this Offer to Exchange, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•

an economic downturn impairing DL VIII’s or the Perpetual Fund’s portfolio companies’ ability to continue to operate, potentially leading to the loss of some or all of DL VIII’s or the Perpetual Fund’s investments in such portfolio companies;

•

an economic downturn disproportionately impacting the companies the Perpetual Fund intends to target for investment, potentially causing the Perpetual Fund to experience a decrease in investment opportunities and diminished demand for capital from these companies;

•	an economic downturn impacting the availability and pricing of the Perpetual Fund’s financing;

•	a contraction of available credit impairing the Perpetual Fund’s lending and investment activities;

•	interest rate volatility adversely affecting DL VIII’s or the Perpetual Fund’s results;

•

uncertain market and economic conditions in the United States and abroad, including the consequences of unexpected geopolitical events, such as the outbreak of hostilities between countries or a potential trade war;

•	the potential impact of any legal, regulatory and policy changes affecting financial institutions or the global economy as a result of the current Administration in the United States;

•	changes in the methodology for determining benchmark rates, including SOFR;

•	DL VIII’s or the Perpetual Fund’s future operating results;

•	DL VIII’s or the Perpetual Fund’s business prospects and the prospects of their portfolio companies;

•	DL VIII’s or the Perpetual Fund’s contractual arrangements and relationships with third parties;

•	the ability of DL VIII’s or the Perpetual Fund’s portfolio companies to achieve their objectives;

•	competition with other entities and the Perpetual Fund’s affiliates for investment opportunities;

•	an inability to replicate the historical success of any previously launched fund, account or investment vehicle managed by the Private Credit Group;

•	the speculative and illiquid nature of DL VIII’s or the Perpetual Fund’s investments;

•	risks associated with exposure to bankruptcy cases as a result of DL VIII’s or the Perpetual Fund’s investments;

•	the use of borrowed money to finance a portion of DL VIII’s or the Perpetual Fund’s investments;

•	the adequacy of DL VIII’s or the Perpetual Fund’s financing sources and working capital;

•	the costs associated with being a public entity;

•	the loss of key personnel;

•	the timing of cash flows, if any, from the operations of DL VIII’s or the Perpetual Fund’s portfolio companies;

•	the ability of the Adviser to locate suitable investments and to monitor and administer their investments;

•	the ability of TCW to attract and retain highly talented professionals that can provide services to the Adviser and Administrator;

•	each of DL VIII’s or the Perpetual Fund’s ability to qualify and maintain its qualification as a RIC and as a BDC;

•	the limited performance history of DL VIII, which serves as an unreliable benchmark for evaluating or predicting future results, and the lack of a performance history for the Perpetual Fund;

•	DL VIII’s and the Perpetual Fund’s indebtedness and risks with holding debt obligations that have OID or PIK interest;

•

conflicts of interest that may arise between the Adviser and certain of DL VIII’s or the Perpetual Fund’s portfolio companies preventing the Funds from achieving their investment objectives or taking advantage of all of the investment opportunities they would like;

•	information systems failures and other cybersecurity risks significantly disrupting the business, financial condition or operating results of DL VIII and/or the Perpetual Fund;

•	risks related to investing in often highly leveraged middle market companies and having a relatively concentrated portfolio;

•	engagement in hedging transactions;

•	the satisfaction of the conditions to the completion of the exchange offer;

•	the tax status of the exchange offer and the Other Exchange Steps;

•	DL VIII’s and the Perpetual Fund’s ability to operate as standalone companies after the completion of the Exchange;

•	the effect of legal, tax and regulatory changes;

•

uncertainties with regard to the long-term value of or dilution of interests in Perpetual Fund Units, given the possibility of the issuance of additional shares or the issuance of Perpetual Fund Preferred Units; and

•	other risks, uncertainties and other factors identified under “Risk Factors” and elsewhere in this Offer to Exchange.

Although DL VIII and the Perpetual Fund believe that the assumptions on which these forward-looking statements are based are reasonable, some of those assumptions are based on the work of third parties and any of those assumptions could prove to be inaccurate; as a result, the forward-looking statements based on those assumptions also could prove to be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this Offer to Exchange should not be regarded as a representation by DL VIII or the Perpetual Fund that their plans and objectives will be achieved. These risks and uncertainties include those described or identified in the section entitled “Risk Factors” and elsewhere in this Offer to Exchange. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Offer to Exchange.

DL VIII and the Perpetual Fund do not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law. You should understand that it is not possible to predict or identify all such factors. The safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act, which preclude civil liability for certain forward-looking statements, do not apply to the forward-looking statements made in connection with any offering of securities pursuant to this Offer to Exchange.

THE SPLIT-OFF TRANSACTION

Background of the Exchange Offer

DL VIII is structured as a private BDC. Unlike a traditional publicly-listed BDC that typically commences operations after completing an initial public offering, DL VIII initially raised capital by conducting private offerings of its Units to investors. Specifically, DL VIII entered into subscription agreements with its unitholders, pursuant to which the unitholders purchased Units from and made capital commitments to DL VIII. To fund its investment activities, the Company has drawn down those capital commitments on an as-needed basis. The Units are not traded on any securities exchange and are not freely transferable, and the Company does not conduct periodic repurchases of Units from Unitholders. Instead, Unitholders are provided liquidity on their investment through periodic distributions by DL VIII in combination with the DL VIII’s finite term, as reflected in the LLC Agreement. In that regard, the LLC Agreement provides that DL VIII will be dissolved upon the expiration of its six-year term (subject to any extensions of the term in accordance with the procedures set forth in the LLC Agreement). The original term will expire in March 2030. The Company’s term may be extended by DL VIII’s Board or Unitholders. Upon the eventual expiration of the term of the DL VIII, the DL VIII’s assets will be liquidated in an orderly manner, capital will be returned to the Unitholders, and the DL VIII will wind up and dissolve. Like DL VIII, most private BDCs provide investors with liquidity on their investment through periodic distributions in combination with the BDC’s finite term. However, unlike other BDCs, the DL VIII’s organizational documents do not permit DL VIII to conduct a public offering or listing of its Units without approval of DL VIII’s Board.

The LLC Agreement provides for the ability of DL VIII to engage in a “split-off” transaction, which is now being implemented through the Exchange, of which this exchange offer is a part. Specifically, the LLC Agreement provides, in relevant part, that the Board shall have the power on behalf and in the name of the DL VIII to implement the objectives of DL VIII and to exercise any rights and powers DL VIII may possess, including, without limitation, the power to cause DL VIII to make any disposition of DL VIII assets including through an in-kind redemption of Units in connection with a split-off (a “Split-Off”). While the LLC Agreement is not explicit on the mechanics of the split-off, the Exchange would provide that: (1) DL VIII would transfer a pro rata portion of its assets and liabilities attributable to the Unitholders that elect to invest in the Perpetual Fund (such Unitholders, “Electing Unitholders”) to the Perpetual Fund and (2) the Units of the Electing Unitholders would be exchanged for Perpetual Fund Shares. If DL VIII does not complete the Exchange, DL VIII will continue operations under its existing structure and commence liquidation at the end of its term in accordance with its organizational documents.

Accordingly, in accordance with the terms of the LLC Agreement, DL VIII is conducting the exchange offer in order to provide unitholders with the option to either (i) continue to hold Units in DL VIII for the duration of DL VIII’s remaining term or (ii) exchange all, or a portion, of their Units for an equivalent number of Perpetual Fund Units. The Perpetual Fund will make new investments, subject to market conditions. If DL VIII does not complete the Exchange, DL VIII will continue operations under its existing structure and commence liquidation at the end of its term in accordance with its LLC Agreement.

Reasons for the Exchange Offer

The exchange offer enables DL VIII to offer each unitholder the option to participate in the Perpetual Fund, and therefore remain invested over a longer (and potentially indefinite) investment horizon, or the option to remain invested in DL VIII during the remainder of DL VIII’s finite term, with no material change to the existing economics of the unitholder’s investment.

DL VIII and the Adviser believe that a perpetual direct lending vehicle can provide an attractive alternative to maintaining Units in a wind-down fund for investors looking to manage their direct lending exposure and that conducting the exchange offer may benefit unitholders in a number of ways. Exchanging unitholders would maintain exposure to a developed portfolio across a broad range of borrowers, industries and other metrics, and the portfolio would have the potential to increase in size over time, alleviating certain inefficiencies associated with investing in a newly formed BDC. In addition:

•

exchanging unitholders would have the opportunity to maintain, increase or decrease their investment exposure to TCW’s direct lending platform over time by holding, buying or redeeming Perpetual Fund Units;

•	the Perpetual Fund may have access to more diverse and efficient sources of financing; and

•	investors may avoid a higher expense ratio during the ramp-up and wind-down of closed-end funds and allow for optimal leverage to be maintained over the life of the Perpetual Fund, improving returns.

None of DL VIII, the Perpetual Fund or the Adviser provides any assurance that any of the foregoing benefits will be realized to the extent anticipated or at all.

DL VIII also considered if it would have been possible to achieve the same benefits for its unitholders by pursuing an alternative transaction that would not require DL VIII to obtain exemptive relief from the SEC.

However, DL VIII believes that the Exchange provides fund investors with the opportunity to more quickly benefit from a Perpetual Fund that would operate as a perpetual business development company and that will make new investments. We believe the Exchange provides optionality for, and investment strategy continuity to, fund investors. Accordingly, DL VIII believes that the Exchange would provide investors with the necessary certainty and operational flexibility to pursue its investment strategy without interruption. Furthermore, opportunity to participate in a perpetual business development company that continuously deploys investor capital and can provide periodic liquidity to investors.

No Recommendation

On August 12, 2025, the board of directors of DL VIII and the Perpetual Fund (including a “required majority” as defined in Section 57(o) of the 1940 Act of the directors of each board) authorized and approved the Exchange and determined, in accordance with the Split-Off Exemptive Relief Application, that:

•	the Exchange is in the best interests of DL VIII or the Perpetual Fund, as applicable;

•	the interests of unitholders who elect to remain invested in DL VIII and the interests of the exchanging unitholders will not be diluted as a result of effecting the Exchange; and

•	following the Exchange, all unitholders, including the exchanging unitholders, will hold the same pro rata interest in the same underlying portfolio investments as immediately prior to the Exchange.

In addition, the board of directors of DL VIII approved participation in the Exchange by any “remote” affiliates of DL VIII, as described in Section 57(d) of the 1940 Act, as required under Section 57(f) of the 1940 Act, in accordance with the Split-Off Exemptive Relief Application.

However, none of DL VIII, the Perpetual Fund or any of their respective directors or officers, or the Adviser makes any recommendation, or authorizes any person to make a recommendation, as to whether you should exchange all, some or none of your Units. You must make your own decision as to whether to participate in the exchange offer, and, if so, how many Units to tender, based on your own assessment of the terms and conditions of the exchange offer and your own particular circumstances. Prior to making any decision with respect to the exchange offer, you should read carefully the information included or incorporated by reference in this Offer to Exchange and the other Offering Materials and consult with your advisors.

Exemptive Relief

DL VIII, the Perpetual Fund and the Adviser submitted their amended and restated application (File No. 812-15775, December 12, 2025) to the SEC for an order exempting DL VIII, the Perpetual Fund and the

Adviser from certain provisions of the 1940 Act (i.e., the Split-Off Exemptive Relief Application) to the extent necessary to permit the completion of the Exchange. On December 16, 2025, the SEC issued public notice of the Split-Off Exemptive Relief Application. DL VIII and the Perpetual Fund expect the SEC to issue an order granting the relief requested in the Split-Off Exemptive Relief Application after the expiration of the notice period on or about January 12, 2026.

The following requirements must be satisfied in order for DL VIII, the Perpetual Fund and the Adviser to be able to rely on the Split-Off Exemptive Order:

•

The board of directors of DL VIII and the Perpetual Fund (including a “required majority” as defined in Section 57(o) of the 1940 Act of the directors of each board) make the approvals described above under “—No Recommendation” prior to the commencement of the exchange offer.

•	A minimum of 25% of DL VIII unitholders (based on Units outstanding) elect to participate in the exchange offer as exchanging unitholders prior to the commencement of the exchange offer.

•	The non-exchanging unitholders who did not wish to participate in the exchange offer are not required to tender or redeem their Units.

•

The Perpetual Fund’s board of directors (including a “required majority” as defined in Section 57(o) of the 1940 Act) approved the Perpetual Fund Advisory Agreement prior to the commencement of the exchange offer.

•	DL VIII’s board of directors and DL VIII in its capacity as initial shareholder of the Perpetual Fund approved the Perpetual Fund Advisory Agreement prior to the commencement of the exchange offer.

•	The terms of the Perpetual Fund Advisory Agreement are fully disclosed to all unitholders in this Offer to Exchange.

•	DL VIII does not pay the Adviser any incentive fee in respect of the exchanged Units.

•	The investment objectives and policies of the Perpetual Fund are substantially similar to DL VIII’s objectives and strategies.

•

DL VIII’s management and incentive fees remain unchanged and the Exchange does not result in additional incremental fees or expenses for the DL VIII unitholders during the remainder of DL VIII’s finite term.

On August 12, 2025, the boards of directors of DL VIII and the Perpetual Fund made the required determinations under the Split-Off Exemptive Relief Application. Assuming the other conditions to the exchange offer are satisfied or, where permissible, waived, including receipt of the Split-Off Exemptive Order, as of the date of this Offer to Exchange, DL VIII and the Perpetual Fund believe they will be able to comply with all other requirements of the Split-Off Exemptive Relief Application at the consummation of the Exchange.

Conditions to Completion of the Exchange Offer

All conditions to the completion of the exchange offer must be satisfied or, where permissible, waived by DL VIII and the Perpetual Fund before the expiration of the exchange offer. DL VIII and the Perpetual Fund may waive any or all of the conditions to the exchange offer, subject to limited exceptions. For example, due to the requirements of the Split-Off Exemptive Relief Application, the Minimum Condition may not be lower than 25% of unitholders (based on Units outstanding) participating in the exchange offer. See “The Exchange Offer—Conditions to Completion of the Exchange Offer.”

Timing of the Exchange

In order to avoid an additional closing of the books of account during the middle of a calendar month and the costs and administrative burdens associated therewith, it is expected that the Exchange, including the closing of the exchange offer and the Other Exchange Steps, will take place following the end of a calendar month.

If all conditions to the completion of the exchange offer are satisfied or waived, the Exchange will occur on the first business day of the calendar month following the month in which the conditions are satisfied or waived (the “Closing Date”).

The transfer from DL VIII to the Perpetual Fund of the pro rata share of all of the assets and other liabilities held by DL VIII immediately prior to the completion of the Exchange is expected to occur on the Closing Date for value as of the first day of the calendar month following the month in which the conditions to the completion of the exchange offer are satisfied or waived (the “Effective Date”). As a result, if the first day of such month is not a business day, the Closing Date will occur after the Effective Date.

If the expiration of the exchange offer is not extended and all conditions to the completion of the exchange offer are satisfied or waived, it is expected that the Effective Date will be April 1, 2026 and the Closing Date will be April 1, 2026.

Other Exchange Steps

Prior to or at the time of the completion of the exchange offer described herein, and subject to the terms and conditions of the exchange offer, DL VIII and the Perpetual Fund will take the steps described below:

•	the Perpetual Fund will file a Form 10 to register its Perpetual Fund Units under the Exchange Act and will elect to be regulated as a BDC;

•

the Perpetual Fund will enter into an Amended and Restated Limited Liability Company Agreement that amends and restates the LLC Agreement and agrees to carry on as a limited liability company subject to the terms thereunder;

•

the Perpetual Fund will enter into the New Subscription Agreement with each tendering unitholder, pursuant to which each tendering unitholder will make a capital commitment to the Perpetual Fund to purchase additional Perpetual Fund Units in an aggregate amount equal to the New Subscription Amount, subject to the terms and conditions described in the New Subscription Agreement;

•

the Perpetual Fund or its wholly-owned subsidiary will enter into the Perpetual Fund Credit Facility and draw down an amount equal to the pro rata portion of DL VIII’s existing indebtedness determined as of the Effective Date attributable to the Units that have been validly tendered and accepted for exchange, which amount will be distributed to DL VIII and will be used to pay down the pro rata amount of the Existing DL VIII Credit Facilities;

•

DL VIII will transfer to the Perpetual Fund a pro rata share of all of the assets and other liabilities held by DL VIII immediately prior to the completion of the Exchange, including each of DL VIII’s portfolio investments, in proportion to the number of Units that have been validly tendered and accepted for exchange in the exchange offer, for value as of the Effective Date;

•	the Perpetual Fund and the Adviser will enter into the Perpetual Fund Advisory Agreement and the Perpetual Fund Administration Agreement; and

•

the Perpetual Fund will issue Perpetual Fund Units to tendering unitholders in exchange for Units received by DL VIII and the Perpetual Fund Units that DL VIII holds in the Perpetual Fund will automatically be canceled for no consideration.

See “Management and Other Agreements of the Perpetual Fund,” “Description of New Subscription Agreement” and “Description of Certain Indebtedness of DL VIII and the Perpetual Fund.”

The Perpetual Fund will elect to be treated for U.S. federal income tax purposes as a RIC under Subchapter M of the Code in its return for its first taxable year, and intends to comply with the requirements to qualify as a RIC annually.

Exchange Act Registration of the Perpetual Fund

In order to be regulated as a BDC under the 1940 Act, the Perpetual Fund will be required to register a class of equity securities under the Exchange Act. The Perpetual Fund will file a registration statement on Form 10 prior to the completion of the Exchange to register its Perpetual Fund Units under the Exchange Act. Subsequent to the effectiveness of its Form 10, which is expected to be approximately 60 days following the filing of the Form 10, the Perpetual Fund will be required to file annual reports, quarterly reports and current reports with the SEC. For more information, see “Where You Can Find More Information.”

Transfer of Investments to the Perpetual Fund

As part of the Exchange, DL VIII will transfer to the Perpetual Fund a pro rata share of all of the assets and liabilities held by DL VIII immediately prior to the completion of the Exchange, including each of DL VIII’s portfolio investments, in proportion to the number of Units that are validly tendered and accepted for exchange in the exchange offer, for value as of the Effective Date. Following the Exchange, DL VIII and the Perpetual Fund will adopt the same valuation policy and will continue to value assets in accordance with all applicable provisions of the 1940 Act.

DL VIII may effect the transfer of certain assets held by DL VIII through any special purpose vehicles by effecting the transfer at the special purpose vehicle level instead of at the level of the underlying assets.

Expenses of the Exchange

All costs and expenses relating to the organization and operation of the Perpetual Fund, including expenses related to the filing of the Perpetual Fund’s registration statement on Form 10 and entry into the Perpetual Fund Credit Facility, will be borne by the Perpetual Fund or its wholly owned subsidiary. Those costs and expenses will be indirectly borne by tendering unitholders that become Perpetual Fund unitholders.

Effects of the Exchange

Immediately after the completion of the Exchange, remaining DL VIII unitholders and Perpetual Fund unitholders will beneficially own the same percentage of underlying assets and liabilities in the aggregate as beneficially owned by unitholders immediately prior to the completion of the Exchange. Following the Exchange, the Perpetual Fund will no longer be a subsidiary of DL VIII.

Following the Exchange, DL VIII does not expect to make new investments (other than certain follow-on investments and investments that were significantly in process prior to the expiration of the DL VIII Commitment Period and which DL VIII reasonably expected to be consummated prior to 90 days subsequent to the expiration date of the DL VIII Commitment Period) and upon the expiration of its term, as extended, in March 2030 (subject to any extensions of the term in accordance with the procedures set forth in the LLC Agreement), DL VIII’s assets will be liquidated in an orderly manner, capital will be returned to the unitholders, and DL VIII will wind up. Following the Exchange, the Perpetual Fund expects to make new investments pursuant to its organizational documents.

Structure

The diagrams below summarize the structure of DL VIII and the Perpetual Fund prior to and following the Exchange. These simplified diagrams do not show the subsidiaries of either entity that currently exist or that may be formed in the future to hold DL VIII’s or the Perpetual Fund’s respective investments.

Potential Future Offerings of Perpetual Fund Units

Following the Exchange, the Perpetual Fund may conduct additional offerings of the Perpetual Fund Units. The Perpetual Fund has the ability to raise additional capital on a private placement basis from its existing Perpetual Fund unitholders or, to the extent the Perpetual Fund’s capital requirements exceed the capital commitments made available by the existing Perpetual Fund unitholders, from third parties and affiliates of the Adviser. Any such additional capital raise may result in dilution to existing Perpetual Fund unitholders.

The Perpetual Fund will continue operation for an indefinite duration, during which time its Perpetual Fund Units will be sold on a continuous basis at a price generally equal to the net asset value per unit (plus an amount equal to an allocable portion of the BDC’s offering and organizational expenses). See “Business of the Perpetual Fund—About the Perpetual Fund—Term.”

The board of directors in its sole discretion may cause, including at the recommendation of the Adviser, the Perpetual Fund to offer to repurchase Perpetual Fund Units pursuant to written tenders by Perpetual Fund unitholders. Following the Initial Closing Date, the Adviser, in its commercially reasonable judgment and subject to market conditions, may recommend to the board that the Company commence quarterly repurchases in an amount not to exceed 5% of the Company’s NAV. Such recommendation is anticipated to occur no later than the second quarter of 2027.

Regulatory Considerations

ERISA Matters

A condition to the completion of the exchange offer is that neither the Perpetual Fund nor DL VIII will be considered “plan assets” under U.S. Department of Labor regulations (which we refer to as the “Plan Assets Regulation”) after the Exchange. See “The Exchange Offer—Conditions to Completion of the Exchange Offer.” Assuming no other exemption applies, under the Plan Assets Regulation, DL VIII and/or the Perpetual Fund would be deemed to include “plan assets” on the date of the Exchange if 25% or more of the value of the equity interests in either entity are held by Benefit Plan Investors.

A “Benefit Plan Investor” means:

(i)	any employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA;

(ii)

any plan to which Internal Revenue Code Section 4975 applies (which includes a trust described in Internal Revenue Code Section 401(a) that is exempt from tax under Internal Revenue Code Section 501(a), a plan described in Internal Revenue Code Section 403(a), an individual retirement account or annuity described in Internal Revenue Code Section 408 or 408A, a medical savings account described in Internal Revenue Code Section 220(d), a health savings account described in Internal Revenue Code Section 223(d) and an education savings account described in Internal Revenue Code Section 530); and

(iii)

any entity whose underlying assets include plan assets by reason of a plan’s investment in the entity (generally because 25% or more of a class of equity interest in the entity is owned by plans described in clauses (i) or (ii) above).

None of DL VIII, the Perpetual Fund or the Adviser has provided, and none of them will provide, impartial investment advice and they are not giving any advice in a fiduciary capacity or otherwise, in connection with your decision to tender your Units or otherwise participate in the exchange offer. Furthermore, DL VIII, the Perpetual Fund and the Adviser may have conflicts and financial interests in the exchange offer, as described in this Offer to Exchange and otherwise in connection with the exchange offer. See “Risk Factors—Risks Related to the Perpetual Fund’s Business and Structure—Conflicts of interest may exist from time to time between the Adviser and certain of its affiliates involved with the Perpetual Fund.” and “Certain Relationships and Related Party Transactions.”

To the extent you are a Benefit Plan Investor, you are advised to ensure that the person making the decision to participate in the exchange offer (i) is capable of evaluating investment risks independently, both in general and with regard to particular transactions and strategies, including the acquisition, holding and subsequent disposition of the Units; (ii) is a fiduciary of the unitholder under ERISA or the Code, as applicable, with respect to the acquisition, holding and subsequent disposition of the Units and is responsible for exercising independent judgment in evaluating such transactions; (iii) understands and acknowledges that none of DL VIII, the Perpetual Fund or the Adviser are undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity to the unitholder, in connection with the unitholder’s tender of its Units or participation in the exchange offer, and that no fee or other compensation is being paid directly to any of DL VIII, the Perpetual Fund or the Adviser in connection with the exchange offer; and (iv) is exercising discretionary control or otherwise recommending the unitholder tender its Units or participate in the exchange offer.

Investment Company Act Matters

Investment companies registered under the 1940 Act, BDCs and private funds that are excluded from the definition of “investment company” pursuant to either Section 3(c)(1) or 3(c)(7) of the 1940 Act (“Covered Unitholders”) may not acquire directly or through a controlled entity more than 3% of DL VIII’s or the Perpetual Fund’s total outstanding voting securities (measured at the time of the acquisition), unless such Covered Unitholders comply with an exemption under the 1940 Act. In October 2020, the SEC adopted certain regulatory changes related to the ability of investment companies, including BDCs, to invest in other investment companies in excess of the limits imposed by the 1940 Act. These changes include, among other things, the adoption of Rule 12d1-4 under the 1940 Act. Under Rule 12d1-4, certain Covered Unitholders may acquire securities issued by any investment company in excess of the limits imposed by the 1940 Act as long as they comply with the conditions of Rule 12d14, which include, among other things, certain post-acquisition limits on control and voting of any acquired RIC. See “Risk Factors—Risks Related to the Exchange Offer—Certain investors may be limited in their ability to make significant investments in the Funds.”

The 1940 Act limits the ability of certain persons related to either DL VIII or the Perpetual Fund from engaging in certain transactions with such fund and its affiliates. For example, any person that owns, directly or indirectly, 5% or more of DL VIII’s or the Perpetual Fund’s outstanding voting securities will be a related person of the fund for purposes of the 1940 Act, and would generally be prohibited from buying or selling any security from or to the fund, absent the prior approval of the applicable fund’s Independent Directors.

Any person that owns more than 25% of DL VIII’s or the Perpetual Fund’s outstanding voting securities or controls either fund or certain of that fund’s affiliates is prohibited from buying or selling any security from or to the fund or entering into prohibited joint transactions (which could include co-investments) with the fund, absent the prior approval of the SEC. Since the number of Units that will be tendered in the Exchange will not be known until after the expiration of the exchange offer, it is possible that a unitholder that owns less than 5% (or 25% or less) of DL VIII’s total outstanding Units prior to the Exchange may hold more than those percentages of DL VIII’s or the Perpetual Fund’s total outstanding voting securities following the Exchange, whether or not that unitholder tenders any Units. Unitholders will not be able to know whether they will be considered an affiliate of either DL VIII or the Perpetual Fund prior to tendering their Units. As a result, a unitholder may be restricted from engaging in such transactions following the Exchange, even if the unitholder does not tender any Units. Unitholders are encouraged to consult with their advisors regarding the applicability of these restrictions.

Please see “Risk Factors—Risks Related to the Perpetual Fund’s Business and Structure—The 1940 Act limits the Perpetual Fund’s ability to take advantage of investment opportunities with affiliated funds or investors.” for information regarding additional potential risks to investors in DL VIII and the Perpetual Fund resulting from these restrictions.

Securityholder Exchange Act Reporting Obligations

Because DL VIII’s Units are, and the Perpetual Fund’s Perpetual Fund Units will be, registered under the Exchange Act, ownership information for any person who beneficially owns more than 5% of such securities is required to be disclosed in a Schedule 13D or 13G and other filings with the SEC. Beneficial ownership for these purposes is determined in accordance with the rules of the SEC, and includes having voting or investment power over the securities.

Section 16(a) of the Exchange Act requires DL VIII’s and the Perpetual Fund’s respective directors, executive officers, and beneficial owners of more than 10% of either Fund’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the applicable Fund’s equity securities. Section 16(b) of the Exchange Act provides that any profits (or deemed profits) earned by such persons form purchases and sales of the applicable Fund’s equity securities within a six-month period of each other must be disgorged to the issuer, absent an exemption.

A unitholder’s Exchange Act reporting obligations may change following the Exchange whether or not it participates in the Exchange. The Exchange Act reporting obligations of any tendering unitholders with respect to the Perpetual Fund Units it receives in the Exchange will not be known until the completion of the Exchange. You should consult your own advisors with respect to any such reporting obligations.

Regulatory Filings and Approvals

Apart from receipt of the Split-Off Exemptive Order, the filing of a Schedule TO and filings related to the Other Exchange Steps with the SEC by DL VIII and the Perpetual Fund, DL VIII and the Perpetual Fund do not believe that any other material U.S. federal or state regulatory filings or approvals will be necessary to consummate the Exchange.

No Appraisal Rights

No appraisal rights are available to DL VIII unitholders or Perpetual Fund unitholders in connection with the Exchange.

Accounting Treatment

Units acquired by DL VIII in the exchange offer will be canceled.

Upon completion of the Exchange, the assets and liabilities of DL VIII that were transferred to the Perpetual Fund in the Exchange will be excluded from DL VIII’s financial statements, beginning with the period in which the Exchange took effect. In addition, as of the Effective Date and in subsequent periods, DL VIII’s financial statements will no longer reflect the assets, liabilities, results of operations or cash flows that will be attributable to the Perpetual Fund.

(iv)	Tax Treatment

See “Material U.S. Federal Income Tax Considerations” for a discussion of the tax treatment of the Exchange and the potential tax consequences of the exchange offer.

THE EXCHANGE OFFER

Terms of the Exchange Offer

General

DL VIII is offering to exchange outstanding Units that are validly tendered and not validly withdrawn for an equivalent number of Perpetual Fund Units. Units validly tendered and not validly withdrawn will be accepted for exchange on the terms and conditions described below and in the related Letter of Transmittal (including the instructions thereto) which are properly tendered by 5:00 p.m., New York City time, on February 20, 2026, unless the exchange offer is extended or terminated.

The last date and time at which tenders will be accepted, whether at 5:00 p.m., New York City time on February 20, 2026 or any later date or time to which the exchange offer is extended, is referred to in this Offer to Exchange as the “expiration date.” You may tender all, some or none of your Units.

For each Unit that you tender in the exchange offer and do not validly withdraw, and that is accepted by DL VIII, you will receive one Perpetual Fund Unit. There is no maximum limit of the number of outstanding Units that may be tendered in the exchange offer.

Any holder of Units during the exchange offer period may participate in the exchange offer, including directors and officers of DL VIII, the Perpetual Fund and their affiliates. This Offer to Exchange and related documents are being sent to persons who held Units on December 31, 2025.

New Subscription Agreement

Entry into the New Subscription Agreement by tendering unitholders is a requirement for participation in the exchange offer. Among other things, each tendering unitholder will commit, pursuant to the New Subscription Agreement, (i) to make a capital commitment to the Perpetual Fund to purchase additional Perpetual Fund Units in an aggregate amount equal to the New Subscription Amount and (ii) to expand the purposes for which the capital may be called by the Perpetual Fund, including to repay indebtedness. See “Description of New Subscription Agreement” for a more complete description. DL VIII will not accept Units tendered by unitholders if such tender is not accompanied by an executed signature page to the New Subscription Agreement and a properly completed investor questionnaire as part of the Submission Package.

Although DL VIII and the Perpetual Fund will require that tendering unitholders make certain representations in the New Subscription Agreement as to their status as “accredited investors,” as that term is defined in Rule 501 under the Securities Act, and will rely on those representations, this exchange offer is not limited to accredited investors. Unitholders that with to participate in this exchange offer but are unable to represent that they are accredited investors are encouraged to notify the Adviser as soon as possible.

See “Description of New Subscription Agreement” for a detailed description of the terms of the New Subscription Agreement.

Fractional Shares

No fractional Perpetual Fund Units will be distributed in the exchange offer. Units must be tendered as whole Units.

Exchange of Units

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of the extension or amendment, and whether any conditions to the exchange offer are waived), DL VIII and the Perpetual Fund will accept for exchange, and will exchange, for Perpetual Fund Units, the Units validly tendered, and not validly withdrawn, prior to the expiration of the exchange offer, on the Closing Date (currently expected to be April 1, 2026), but in any event no later than ten business days after the acceptance of Units tendered in the exchange offer or as soon as practicable thereafter. See “The Split-Off Transaction—Timing of the Exchange.”

The exchange of Units pursuant to the exchange offer will be made only after timely receipt by the Adviser of the Submission Package, which consists of:

(i)

the Letter of Transmittal for Units, properly completed and duly executed (including a Form W-9 or applicable Form W-8, and a Beneficial Owners of Legal Entity Customers Certification Form, if applicable);

(ii)	the tendering unitholder’s executed signature page to the New Subscription Agreement; and

(iii)	a properly completed investor questionnaire.

For purposes of the exchange offer, DL VIII will be deemed to have accepted for exchange, and thereby exchanged, Units validly tendered and not validly withdrawn if and when DL VIII notifies the Adviser of its acceptance of the tenders of those Units pursuant to the exchange offer.

Return of Units

If Units are delivered and not accepted due to an incorrectly submitted tender, you validly withdraw your Units or the exchange offer is not completed, Units that were delivered will be credited back to the applicable account in book-entry form.

Procedures for Tendering Units

You must deliver the Submission Package to the Adviser at the address or email listed under “Adviser Contact Information,” which includes a properly completed and duly executed Letter of Transmittal, an executed signature page to the New Subscription Agreement and a properly completed investor questionnaire. The Adviser must receive all such properly completed and executed documents in the Submission Package prior to the expiration date of the exchange offer. Because certificates were not issued for Units, you do not need to deliver any certificates representing those Units to the Adviser.

General Instructions. The Submission Package should be sent to the Adviser at the address or email listed under “Adviser Contact Information.” The method of delivery of all documents is at your option and risk and the delivery will be deemed made only when actually received. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity who sign a Letter of Transmittal and the other documents in the Submission Package must indicate the capacity in which they are signing and must submit evidence of their power to act in that capacity unless waived by DL VIII and the Perpetual Fund.

The Submission Package must be received by the Adviser prior to the expiration of the exchange offer at 5:00 p.m., New York City time, on February 20, 2026. Please read carefully the instructions to the Letter of Transmittal you have been sent. You should contact the Adviser if you have any questions regarding tendering your Units.

No Guaranteed Delivery Procedures. DL VIII and the Perpetual Fund are not providing for guaranteed delivery procedures and, therefore, you must allow sufficient time for the necessary tender procedures described in this Offer to Exchange to be completed prior to the expiration of the exchange offer (currently expected to be

February 20, 2026). Unless accepted by DL VIII in its sole discretion, tenders not received by the Adviser prior to 5:00 p.m., New York City time, on the expiration date will be of no effect and you will continue to hold those Units as a unitholder of DL VIII.

New Subscription Agreement. Tendering unitholders must submit a properly completed investor questionnaire and an executed signature page to the New Subscription Agreement to the Adviser as part of the Submission Package. Entry into the New Subscription Agreement by tendering unitholders is a requirement for participation in the exchange offer. DL VIII will not accept Units tendered by unitholders if such tender is not accompanied by an executed signature page to the New Subscription Agreement and a properly completed investor questionnaire.

When completing the New Subscription Agreement signature page, tendering unitholders should leave the commitment amount blank, as the commitment amount will be filled in by the Adviser upon acceptance of Units for exchange. By executing the New Subscription Agreement, each tendering unitholder irrevocably appoints the President of the Perpetual Fund as its attorney-in-fact and proxy, or his or her designee who is an officer of the Perpetual Fund, with full power of substitution and resubstitution, to fill in the commitment amount on the signature page to the New Subscription Agreement that it submits along with its tender, which will be equal to the New Subscription Amount. See “Description of New Subscription Agreement.” The Perpetual Fund will execute each New Subscription Agreement at the closing of the Exchange, at which time each New Subscription Agreement will become effective. If the exchange offer is not completed or none of a unitholder’s Units are accepted for exchange, the Adviser will return the unused signature page.

When completing the New Subscription Agreement signature page, tendering unitholders that desire to make an additional capital commitment to the Perpetual Fund in connection with or following the exchange offer must execute and deliver an additional commitment form (the “Additional Commitment Form”). No additional capital commitment will be accepted, and no additional Units will be issued, unless and until the investor has properly completed, executed and delivered the Additional Commitment Form (which is included as an Annex to the New Subscription Agreement), and the Perpetual Fund has accepted such additional capital commitment. The Perpetual Fund reserves the right to reject any proposed additional capital commitment in its sole discretion. The Additional Commitment Form supplements, and does not replace, the tendering unitholder’s existing commitment. Any additional capital commitment shall be subject to all terms, conditions and representations set forth in the New Subscription Agreement, as supplemented by the Additional Commitment Form, and applicable law.

Beneficial Owners of Legal Entity Customers Certification Form. Regulations adopted by the Financial Crimes Enforcement Network, within the U.S. Department of the Treasury, require financial institutions to identify and verify the identity of key individuals who own or control the “legal entity customers” of such financial institutions. If you are considered a “legal entity customer” within the meaning of 31 CFR 1010.230(e), you will be required to sign and include a completed Beneficial Owners of Legal Entity Customers Certification Form with your Letter of Transmittal. A “legal entity customer” includes a corporation, limited liability company, or other entity that is created by a filing of a public document with a Secretary of State or similar office, a general partnership, and any similar business entity formed in the United States or any other country. “Legal entity customer” does not include sole proprietorships, unincorporated associations, or natural persons opening accounts on their own behalf. Certain legal entities may be partially or fully exempt from the requirement to provide beneficial ownership information. Please see the instructions to the Letter of Transmittal for more detailed instructions regarding the Beneficial Owners of Legal Entity Customers Certification Form.

Effect of Tenders. A tender of Units pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the exchange offer, including the terms and conditions under the New Subscription Agreement, as well as your representation and warranty to DL VIII and the Perpetual Fund that:

(1)	you have the full power and authority to tender, sell, assign and transfer the tendered Units;

(2)

when the tendered Units are accepted for exchange pursuant to the exchange offer, DL VIII will acquire good, marketable and unencumbered title to such Units, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims;

(3)	you will cause tendered Units to be delivered in accordance with the terms of this Offer to Exchange;

(4)

pending the completion of the exchange offer, you will not sell or otherwise transfer the Units that are subject to the Letter of Transmittal unless the exchange offer is terminated or you validly withdraw such tendered Units prior to the expiration date;

(5)

your participation in the exchange offer and tender of such Units complies with the applicable laws of both the jurisdiction where you received the materials relating to the exchange offer and the jurisdiction from which the tender is being made;

(6)

you acknowledge that the offer and sale of the Perpetual Fund Units has not and will not be registered under the Securities Act, and are intended to be exempt from registration under the Securities Act, applicable U.S. state securities laws and the laws of any non-U.S. jurisdictions by virtue of an exemption from registration under the Securities Act provided by Rule 506(b) under Section 4(a)(2) of the Securities Act, exemptions under applicable U.S. state securities laws and exemptions under the laws of any non-U.S. jurisdictions, which will depend upon, among other things, the accuracy of your representations herein and as set forth in the New Subscription Agreement; that DL VIII and the Perpetual Fund will rely on your representations in the New Subscription Agreement; that the Perpetual Fund Units acquired in the Exchange are restricted securities within the meaning of Rule 144 under the Securities Act and may not be sold, offered for sale, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of unless subsequently registered or an exemption from registration is available; and DL VIII and the Perpetual Fund will not accept any Letter of Transmittal from or on behalf of, any unitholder if they determine that a valid securities exemption is not available for the Exchange Offer under the Securities Act or the applicable securities laws of any other state or jurisdiction; and

(7)

for non-U.S. persons: you acknowledge that DL VIII and the Perpetual Fund have advised you that they have not taken any action under the laws of any country outside the United States to facilitate a public offer to exchange Units or Perpetual Fund Units in that country; that there may be restrictions that apply in other countries, including with respect to transactions in Units or Perpetual Fund Units in your home country; that, if you are located outside the United States, your ability to tender Units in the exchange offer will depend on whether there is an exemption available under the laws of your home country that would permit you to participate in the exchange offer without the need for DL VIII or the Perpetual Fund to take any action to facilitate a public offering in that country or otherwise; that your participation in the exchange offer is made pursuant to and in compliance with the applicable laws in the jurisdiction in which you are resident or from which you are tendering your Units and in a manner that will not require DL VIII or the Perpetual Fund to take any action to facilitate a public offering in that country or otherwise; and that DL VIII and the Perpetual Fund will rely on your representations concerning the legality of your participation in the exchange offer in determining to accept any Units that you are tendering for exchange.

The exchange of Units pursuant to the exchange offer will be made only after timely receipt by the Adviser of the Submission Package, which consists of (1) a Letter of Transmittal for the Units, properly completed and duly executed, (2) an executed signature page to the New Subscription Agreement and (3) a properly completed investor questionnaire.

Appointment of Attorneys-in-Fact and Proxies. By executing a Letter of Transmittal as set forth above, you irrevocably appoint DL VIII’s designees as your attorneys-in-fact and proxies, each with full power of substitution and re-substitution, to the full extent of your rights with respect to your Units tendered and accepted for exchange by DL VIII All such proxies shall be deemed to be coupled with an interest in the tendered Units and therefore shall be irrevocable. Such appointment is effective when, and only to the extent that, your tendered Units are accepted for exchange. Upon the effectiveness of such appointment, all prior powers of attorney and proxies that you have given will be revoked and you may not give any subsequent powers of attorney or proxies (and, if given, they will not be deemed effective). Upon the effectiveness of such appointment, DL VIII’s designees will, with respect to the Units for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual meeting of DL VIII’s unitholders (or any adjournment or postponement thereof), by written consent in lieu of any such meeting or otherwise. DL VIII reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon DL VIII’s acceptance for exchange of those Units, DL VIII must be able to exercise full voting, consent and other rights with respect to such Units, including voting at any meeting of DL VIII’s unitholders or executing a written consent concerning any matter.

Separately, by executing the New Subscription Agreement as set forth above, you irrevocably appoint the President of the Perpetual Fund as your attorney-in-fact and proxy, or his or her designee who is an officer of the Perpetual Fund, with full power of substitution and resubstitution, to fill in the commitment amount on the signature page to the New Subscription Agreement that you submit along with your tender.

Determination of Validity and Review of Questionnaire. DL VIII will determine questions as to the form of documents (including the signature pages and investor questionnaires to the New Subscription Agreement, and Notices of Withdrawal) and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Units, in its sole discretion, and that determination shall be final and binding, absent a finding to the contrary by a court of competent jurisdiction. DL VIII may delegate such power in whole or in part to the Adviser. In their sole discretion, DL VIII and the Perpetual Fund may extend the expiration of the exchange offer to allow additional time for review and processing of the documentation submitted by tendering unitholders, including the signature pages to the New Subscription Agreement and the investor questionnaires. DL VIII reserves the absolute right to reject any and all tenders of Units that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful.

DL VIII and the Perpetual Fund also reserve the absolute right to waive any of the conditions of the exchange offer (other than the conditions relating to the absence of an injunction and the receipt of and ability to rely on the Split-Off Exemptive Order), or any defect or irregularity in the tender of any Units. No tender of Units is valid until all defects and irregularities in tenders of Units have been cured or waived.

None of DL VIII, the Perpetual Fund, the Adviser or any other person, nor any of their directors or officers, is under any duty to give notification of any defects or irregularities in the tender of Units (including the New Subscription Agreement signature pages or the investor questionnaires) or will incur any liability for failure to give any such notification. DL VIII’s determinations and interpretations of the terms and conditions of the exchange offer (including the Letter of Transmittal and instructions thereto) may be challenged in a court of competent jurisdiction.

Binding Agreement. The tender of Units pursuant to any of the procedures described above, together with DL VIII’s acceptance for exchange of such Units pursuant to the procedures described above, will constitute a binding agreement between DL VIII, the Perpetual Fund and you upon the terms of and subject to the conditions to the exchange offer, including the New Subscription Agreement.

No alternative, conditional or contingent tenders will be accepted. All tendering unitholders, by delivering a properly executed Letter of Transmittal, waive any right to receive any notice of acceptance of their Units for exchange.

The method of delivery of all required documents is at your option and risk, and the delivery will be deemed made only when actually received by the Adviser. If delivery is by mail, it is recommended that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Withdrawal Rights

Units tendered pursuant to the exchange offer may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer (currently expected to be February 20, 2026). In addition, unless DL VIII has previously accepted them pursuant to the exchange offer, Units tendered may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer on March 13, 2026. All tenders validly delivered are considered irrevocable unless validly withdrawn prior to the expiration of the exchange offer. Once DL VIII accepts Units pursuant to the exchange offer, your tender is irrevocable.

For a withdrawal of Units to be effective, the Adviser must receive from you a written Notice of Withdrawal or an e-mail transmission of a Notice of Withdrawal, in the form of the Notice of Withdrawal provided by DL VIII, at its address or email, respectively, set forth under “Adviser Contact Information,” and your notice must include your name and the number of Units to be withdrawn.

DL VIII will decide all questions as to the form and validity (including time of receipt) of any Notice of Withdrawal, in its sole discretion, and its determination will be final and binding, absent a finding to the contrary by a court of competent jurisdiction. DL VIII may delegate such power in whole or in part to the Adviser. None of DL VIII, the Perpetual Fund, the Adviser nor any other person will be under any duty to give notification of any defects or irregularities in any Notice of Withdrawal or will incur any liability for failure to give any notification. DL VIII reserves the absolute right to waive any defect or irregularity of delivery for any Notice of Withdrawal with regard to any Units.

Any Units validly withdrawn and not validly re-tendered prior to the expiration of the exchange offer (as discussed in the section entitled “—Procedures for Tendering Units”) will be deemed not to have been validly tendered for purposes of the exchange offer.

All tenders validly delivered are considered irrevocable unless validly withdrawn prior to the expiration of the exchange offer.

Delivery of Perpetual Fund Units; Book-Entry Accounts

Physical certificates representing Perpetual Fund Units will not be issued pursuant to the exchange offer. Rather than issuing physical certificates for such shares to tendering unitholders, the Adviser will cause Perpetual Fund Units to be credited in book-entry form to direct registered accounts maintained by the Perpetual Fund’s Sub-Administrator for the benefit of the respective holders, on the Closing Date (currently expected to be April 1, 2026), but in any event no later than ten business days after the acceptance of Units tendered in the exchange offer or as soon as practicable thereafter. Promptly following the crediting of shares to your account, you will receive a statement from the Perpetual Fund’s Sub-Administrator evidencing your holdings and containing any notices required under the Delaware Act, as well as general information on the book-entry form of ownership. See “The Split-Off Transaction—Timing of the Exchange.”

Extension; Amendment; Termination

Extension or Amendment by DL VIII and the Perpetual Fund

DL VIII and the Perpetual Fund expressly reserve the right, in their sole discretion, for any reason, to extend the period of time during which the exchange offer is open and thereby delay acceptance for exchange of, and the exchange for, any Units validly tendered and not validly withdrawn in the exchange offer. For example, the exchange offer can be extended if any of the conditions to completion of the exchange offer described in the next section entitled “—Conditions to Completion of the Exchange Offer” are not satisfied or, where permissible, waived prior to the expiration of the exchange offer. In their sole discretion, DL VIII and the Perpetual Fund may extend the expiration of the exchange offer to allow additional time for review and processing of the documentation submitted by tendering unitholders.

DL VIII and the Perpetual Fund expressly reserve the right, in their sole discretion, to amend the terms of the exchange offer, and to amend or supplement this Offer to Exchange, in any respect prior to the expiration date of the exchange offer (currently expected to be at 5:00 p.m., New York City time, on February 20, 2026).

Amendments to the Offer to Exchange or the other Offering Materials, and any material changes to information previously provided to unitholders in this Offer to Exchange or in documents furnished subsequent thereto, will be promptly disseminated to unitholders, as set forth below under “—Method of Announcement.”

If DL VIII and the Perpetual Fund materially change the terms of or information concerning the exchange offer, or if they waive a material condition of the exchange offer, they will extend the exchange offer if required by applicable law. Generally speaking, an offer must remain open under SEC rules for a minimum of five business days from the date that notice of the material change is first given. The length of time will depend on the particular facts and circumstances giving rise to the extension.

If DL VIII and the Perpetual Fund extend the exchange offer, are delayed in accepting for exchange any Units or are unable to accept for exchange any Units under the exchange offer for any reason, then, without affecting DL VIII’s and the Perpetual Fund’s rights under the exchange offer, the Adviser may retain on DL VIII’s behalf all Units tendered. These Units may not be withdrawn except as provided in the section entitled “—Withdrawal Rights.”

DL VIII’s reservation of the right to delay acceptance of any Units is subject to applicable law, which requires that DL VIII pay the consideration offered or return the Units deposited promptly after the termination or withdrawal of the exchange offer.

DL VIII will issue an announcement no later than 9:00 a.m., New York City time, on the next business day following any extension, amendment, non-acceptance or termination of the previously scheduled expiration date of the exchange offer.

Method of Announcement

Subject to applicable law (including Rules 13e-4(d), 13e-4(e)(3) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to unitholders in connection with the exchange offer be promptly disclosed to unitholders in a manner reasonably designed to inform them of the change) and without limiting the manner in which DL VIII may choose to make any announcement, DL VIII assumes no obligation to publish, advertise or otherwise communicate any such announcement other than by posting such announcement to unitholders through the electronic portal pursuant to which DL VIII communicates with unitholders in accordance with the LLC Agreement.

Conditions to Completion of the Exchange Offer

The completion of the exchange offer is subject to various conditions. All conditions to the completion of the exchange offer must be satisfied or, where permissible, waived by DL VIII and the Perpetual Fund before the expiration of the exchange offer. DL VIII and the Perpetual Fund may waive any or all of the conditions of the exchange offer, subject to limited exceptions set forth below.

DL VIII and the Perpetual Fund will not be required to complete the exchange offer (and may extend or amend the exchange offer) unless at least 3,186,415 Units of DL VIII are validly tendered and not validly withdrawn prior to the expiration of the exchange offer (i.e., the Minimum Condition). This number of Units represents approximately 25% of the outstanding Units of DL VIII as of November 12, 2025. The Minimum Condition is consistent with the requirements of the Split-Off Exemptive Relief Application, and reflects a minimum size designed to provide the Perpetual Fund with an initial asset base of sufficient size and scale to continue operations as a private BDC.

Furthermore, DL VIII will not be required to accept Units for exchange and DL VIII and the Perpetual Fund may extend, amend or terminate the exchange offer if:

•

DL VIII or the Perpetual Fund have not received or cannot rely on the Split-Off Exemptive Order (which requires, among other things, that the Minimum Condition be at least 25% of unitholders (based on Units outstanding) participating in the exchange offer; see “The Split-Off Transaction—Exemptive Relief”);

•

immediately following consummation of the Exchange, either DL VIII or the Perpetual Fund would be considered to hold “plan assets” as defined by the Plan Assets Regulation (e.g., assuming no other exemption applies, if 25% or more of any class of equity interest of either DL VIII or the Perpetual Fund would be owned by “benefit plan investors,” as such term is defined in Section 3(42) of ERISA);

•	Regulation D and/or an exemption from the registration requirements of applicable state securities laws is not available for the offer and sale of Perpetual Fund Units;

•

an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Exchange or materially impair the contemplated benefits of the Exchange to DL VIII or the Perpetual Fund;

•

there exists any other actual or threatened legal impediment to the Exchange or any other circumstances that would materially adversely affect the transactions contemplated by the Exchange or the contemplated benefits of the Exchange to DL VIII or the Perpetual Fund; or

•	any of the following events occurs, or DL VIII or the Perpetual Fund reasonably expect any of the following events to occur:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•

a commencement of a war (whether declared or undeclared), armed hostilities or other national or international calamity, including an act of terrorism, directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the Exchange;

•	if any of the situations described in the immediately preceding three bullet points exists, as of the date of the commencement of the exchange offer, the situation deteriorates materially;

•	a decline of at least 10% in the closing level of either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the closing level established on September 30, 2025;

•	a material adverse change in the business, prospects, condition (financial or other) or results of operations of DL VIII;

•	a material adverse change in the business, prospects, condition (financial or other) or results of operations of the Perpetual Fund;

•

any action, litigation, suit, claim or proceeding is instituted that would be reasonably likely to enjoin, prohibit, restrain, make illegal, make materially more costly or materially delay completion of the Exchange;

•

any order, stay, judgment or decree is issued by any U.S. federal or state court, government, governmental authority or other regulatory or administrative authority having jurisdiction over DL VIII and the Perpetual Fund and is in effect, or any law, statute, rule, regulation, legislation, interpretation, governmental order or injunction shall have been enacted or enforced, any of which would reasonably be likely to restrain, prohibit or delay completion of the exchange offer or materially impair the contemplated benefits of the Exchange to DL VIII or the Perpetual Fund; or

•

a market disruption event occurs with respect to the Units or the Perpetual Fund Units and such market disruption event has, in DL VIII’s or the Perpetual Fund’s reasonable judgment, impaired the benefits of the Exchange.

If any of the above events occurs and exists at the scheduled expiration date, DL VIII and the Perpetual Fund may:

•	terminate the exchange offer and promptly return all tendered Units to tendering unitholders;

•	extend the exchange offer and, subject to the withdrawal rights described in “—Withdrawal Rights” above, retain all tendered Units until the extended exchange offer expires;

•	amend the terms of the exchange offer; and/or

•

waive the unsatisfied condition (except the conditions relating to the absence of an injunction and the receipt of and ability to rely on the Split-Off Exemptive Order, which requires, among other things, that the Minimum Condition be at least 25% of unitholders (based on Units outstanding) participating in the exchange offer) and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

These conditions are for the sole benefit of DL VIII and the Perpetual Fund. Except as described in the immediately preceding bullet point, DL VIII and the Perpetual Fund may waive any condition in whole or in part at any time in its sole discretion, subject to applicable law. The failure of DL VIII or the Perpetual Fund and exercise their rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted by DL VIII and the Perpetual Fund at any time. However, all conditions to completion of the exchange offer must be satisfied or, where permissible, waived by DL VIII and the Perpetual Fund before the expiration of the exchange offer.

Private Placement; Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

Private Placement. The exchange offer is being made by DL VIII and the Perpetual Fund pursuant to exemptions from registration provided by Rule 506(b) under Section 4(a)(2) of the Securities Act, certain state securities laws and certain rules and regulations promulgated thereunder. Although DL VIII and the Perpetual Fund will require that tendering unitholders make certain representations in the New Subscription Agreement as to their status as “accredited investors,” as that term is defined in Rule 501 under the Securities Act, and will rely on those representations, this exchange offer is not limited to accredited investors. It is a condition to the completion of the exchange offer that Regulation D and an exemption from the registration requirements of applicable state securities laws be available for the offer and sale of the Perpetual Fund Units in the exchange offer.

Unitholders that wish to participate in the exchange offer but are unable to represent that they are accredited investors are encouraged to notify the Adviser as soon as possible prior to the expiration of the exchange offer.

Legal and Other Limitations. This document does not constitute an offer to sell or exchange, or a solicitation of an offer to buy or sell, any securities in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except as described elsewhere in this Offer to Exchange, DL VIII is not aware of any jurisdiction where the making of the exchange offer or its acceptance would not be legal. If DL VIII learns of any jurisdiction where making the exchange offer or its acceptance would not be permitted, DL VIII intends to make a good faith effort to comply with the relevant law in order to enable such offer and acceptance to be permitted. If, after such good faith effort, DL VIII cannot comply with such law, DL VIII will determine whether the exchange offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of Units residing in the jurisdiction.

In any jurisdiction in which the securities or blue sky laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer may be made on DL VIII’s behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Certain Matters Relating to Non-U.S. Jurisdictions. Although DL VIII will deliver this Offer to Exchange to its unitholders to the extent required by U.S. law, including to unitholders located outside the United States, this Offer to Exchange is not an offer to sell or exchange and it is not a solicitation of an offer to buy or sell any Units or Perpetual Fund Units in any jurisdiction in which such offer, solicitation, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. DL VIII and the Perpetual Fund have not taken any action under those non-U.S. regulations to facilitate a public offer to exchange Units or Perpetual Fund Units but may take steps to facilitate exchanges. Therefore, the ability of any non-U.S. person to tender Units in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for DL VIII or the Perpetual Fund to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

All tendering unitholders must make certain representations in the Letter of Transmittal, including, in the case of non-U.S. unitholders, as to the availability of an exemption under their home country laws that would allow them to participate without the need for DL VIII or the Perpetual Fund to take any action to facilitate a public offering in that country or otherwise. DL VIII and the Perpetual Fund will rely on those representations and, unless the exchange offer is terminated, plan to accept Units tendered by persons who properly complete the Letter of Transmittal and provide any other required documentation on a timely basis and as otherwise described herein.

The restrictions set out below apply to persons in the specified jurisdictions. There may be additional restrictions that apply in other jurisdictions. Non-U.S. unitholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in Units or Perpetual Fund Units that may apply in their home countries. DL VIII, the Perpetual Fund and the Adviser cannot provide any assurance about whether such limitations may exist.

For Residents of Kuwait

This Offer to Exchange is not for general circulation to private investors nor to the public in Kuwait. Neither the Units nor the Perpetual Fund Units have been licensed for offering in Kuwait by the Kuwait Capital Markets Authority or any other relevant Kuwaiti government agency. The offering of Units or Perpetual Fund Units in Kuwait on the basis of a private placement or public offering is, therefore, restricted in accordance with Decree Law No. 31 of 1990 and the implementing regulations thereto (as amended) and Law No. 7 of 2010 and the bylaws thereto (as amended). No private or public offering of the Units or of Perpetual Fund Units is being made in Kuwait, and no agreement relating to the sale of Units or Perpetual Fund Units will be concluded in Kuwait. No marketing or solicitation or inducement activities are being used to offer or market the Units or Perpetual Fund Units in Kuwait.

For Residents of Singapore

The offer or invitation of the Units or the Perpetual Fund Units, which are the subject of this Offer to Exchange, does not related to a collective investment scheme which is authorized under Section 286 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) or recognized under Section 287 of the SFA. DL VIII and the Perpetual Fund are not authorized or recognized by the Monetary Authority of Singapore and Units and Perpetual Fund Units are not allowed to be offered to the retail public.

This Offer to Exchange and any other document or material issued in connection with the offer, sale or exchange is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. You should consider carefully whether the investment is suitable for you.

This Offer to Exchange has not been registered as a prospectus with the Monetary Authority of Singapore and this exchange offer is not regulated by any financial supervisory authority pursuant to any legislation in Singapore and any offering of Units or Perpetual Fund Units is not allowed to be made to the retail public. Accordingly, this Offer to Exchange and any other documents or materials in connection with the offer or sale, or invitation for subscription, purchase or exchange of Units or Perpetual Fund Units may not be circulated or distributed, nor may Units or Perpetual Fund Units be offered or sold, or be made the subject of an invitation for subscription, purchase or exchange, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 304 of the SFA, (ii) to a relevant person as defined in Section 305(2), and in accordance with the conditions specified in Section 305, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where Units or Perpetual Fund Units are subscribed for or purchased under Section 305 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

•

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and securities (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Units or Perpetual Fund Units pursuant to an offer made in reliance of an exemption under Section 305 of the SFA, except:

•	to an institutional investor or to a relevant person defined in Section 305(5) of the SFA, or to any person arising from an offer referred to in Section 305(2) or section 305(3)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 305A(5) of the SFA; or

•	as specified in Regulation 36 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

For Residents of the European Economic Area

The Units and the Perpetual Fund Units are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “EU Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling Units and Perpetual Fund Units or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling Units or Perpetual Fund Units or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation. This Offer to Exchange has been prepared on the basis that any offer of Units or Perpetual Fund Units in any Member State of the EEA will be made pursuant to an exemption under the EU Prospectus Regulation from the requirement to publish a prospectus for offers of Units and Perpetual Fund Units. This Offer to Exchange is not a prospectus for the purposes of the EU Prospectus Regulation.

As at the date of this Offer to Exchange, DL VIII and the Perpetual Fund have not been approved, notified or registered in accordance with the Alternative Investment Fund Managers Directive (Directive 2011/61/EU) (the “EU AIFMD”) for marketing to professional investors in any Member State of the EEA. However, such approval may be sought or such notification or registration may be made in the future. Therefore, this Offer to Exchange may only be transmitted to an investor in a Member State of the EEA at such investor’s own initiative.

For Residents of the United Kingdom

DL VIII and the Perpetual Fund are each a collective investment scheme which has not been authorised or recognised by the Financial Conduct Authority (“FCA”) nor has the content of this Offer to Exchange been reviewed or approved by the FCA. Accordingly, this Offer to Exchange is not being distributed, and must not be passed on, to the general public in the United Kingdom. This Offer to Exchange is not to be distributed, delivered or passed on to any person resident in the United Kingdom, unless it is being made only to, or directed only at, persons falling within the following categories:

•	If made by a person who is not an FCA-authorised person, such offer or distribution is being made only to or directed only at:

•	Persons who are investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “FPO”);

•	Persons to whom Article 49(2) of the FPO (high net worth companies, unincorporated associations, etc) applies; or

•	Other persons to whom it may otherwise lawfully be offered or distributed (all such persons together being referred to as “Relevant Persons I”).

•	If made by a person who is an FCA-authorised person, such offer or distribution is being made only to, or directed only at:

•	Persons who are investment professionals within the meaning of Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of CIS)(Exemptions) Order 2001 (as amended)(the “CISO”);

•	Persons to whom Article 22(2) of the CISO (high net worth companies, unincorporated associations, etc) applies;

•	Persons falling within the categories of persons described in COBS 4.12B of the FCA Handbook of rules and guidance; or

•

Other persons to whom it may otherwise lawfully be offered or distributed (all such persons together being referred to as “Relevant Persons II”, and collectively with the Relevant Persons I, the “Relevant Persons”).

This Offer to Exchange must not be acted on or relied on by persons who are not Relevant Persons.

If the recipient of this Offer to Exchange is in any doubt about the investment to which this Offer to Exchange relates, they should consult a person authorised under the Financial Services and Markets Act 2000 (“FSMA”) who specialises in advising on investing in collective investment schemes.

Eligible investors in the UK are advised that they may not be afforded some (or any) of the protections afforded to retail investors by the provisions of the UK regulatory system in relation to an investment in DL VIII and or the Perpetual Fund and that compensation will not be available under the UK Financial Services Compensation Scheme.

This Offer to Exchange shall not be distributed, and the Units and or the Perpetual Fund Units shall not be offered, except as permitted under the Alternative Investment Fund Managers Regulations 2013.

No prospectus is required under section 85 of FSMA and any offer which may be made of Units in DL VIII or Perpetual Fund Units in the Perpetual Fund will be: (i) limited to fewer than 150 natural or legal persons in the U.K., other than qualified investors (within the meaning of section 86 of FSMA); and/or (ii) made on the basis that the minimum consideration payable by any investor in DL VIII and or the Perpetual Fund will not be less than EUR 100,000.

For Residents of Japan

The Units and the Perpetual Fund Units are securities as set forth in Article 2, Paragraph 2, Item 6 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEA”). The Units and the Perpetual Fund Units have not been and will not be registered under the FIEA and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan or having its main office in Japan as defined in Article 6, Paragraph 1, Item 5 of the Foreign Exchange and Foreign Trade Act (Act No. 228 of 1949, as amended). Neither the Financial Services Agency of Japan nor the Kanto Local Finance Bureau has passed upon the accuracy or adequacy of this Offer to Exchange or otherwise approved or authorized the offering of Units or Perpetual Fund Units to Japanese Persons.

For Residents of the Cayman Islands

This Offer to Exchange is not an offer or invitation to the public in the Cayman Islands to subscribe for Units or Perpetual Fund Units. “Public” shall not include a sophisticated or high net worth person as defined under the Cayman Islands Securities Investment Business Act (As Revised), or a Cayman Islands established or incorporated exempted company, ordinary non-resident company, foreign or limited liability company, exempted limited liability partnership, or trustee of an exempted trust. Neither the Adviser, DL VIII or the Perpetual Fund, intend to (i) establish a place of business in the Cayman Islands; (ii) offer services or products through an internet provider located in the Cayman Islands; or (iii) carry on business in, from, or within the Cayman Islands, as defined under Cayman Islands law.

Neither the Cayman Islands Monetary Authority nor any other governmental authority in the Cayman Islands has passed upon or approved the terms or merits of this Offer to Exchange or the Units or Perpetual Fund Units.

For Residents of Bermuda

This Offer to Exchange does not constitute an offer to sell or an invitation to subscribe for, or the solicitation of an offer or invitation to buy or subscribe for, Units and Perpetual Fund Units in Bermuda. This Offer to Exchange is not subject to and has not received approval from either the Bermuda Monetary Authority or the Bermuda Registrar of Companies and no statement to the contrary, explicit or implicit, is authorised to be made in this regard.

Overseas investment fund (i.e., investment funds incorporated or established in a jurisdiction outside Bermuda) that are managed or carrying on promotion in or from within Bermuda are required to become designated as ‘overseas funds’ under the Investment Funds Act 2006 by the Bermuda Monetary Authority (the “BMA”). Promotion means the following activities: (i) advertising, issuing an offering document, application form or proposal form and stating the method of issue; and (ii) circulating or making available promotional material, including describing the general nature of the material and the person to whom, and the manner in which, it is circulated or made available. Neither DL VIII or the Perpetual Fund is managed or carries on promotion in or from within Bermuda and, as such, are not required to and have not been designated as an overseas fund under the Investment Funds Act. As such, DL VIII and the Perpetual Fund are neither supervised nor regulated by the BMA.

The investor confirms that it has not been unlawfully invited by any person in or from Bermuda to subscribe for the Units and/or the Perpetual Fund Units.

Bermuda investors may be subject to foreign exchange control approval and filing requirements under the relevant Bermuda foreign exchange control regulations, as well as offshore investment approval requirements.

DESCRIPTION OF NEW SUBSCRIPTION AGREEMENT

The following summary of the New Subscription Agreement is qualified entirely by reference to the actual agreement.

Entry into New Subscription Agreement

Execution

Entry into the New Subscription Agreement by tendering unitholders is a requirement for participation in the exchange offer. Tendering unitholders must submit an executed signature page to the New Subscription Agreement, together with a properly completed investor questionnaire, to the Adviser as part of the Submission Package.

The Perpetual Fund will execute each New Subscription Agreement at the closing of the exchange offer, at which time each New Subscription Agreement will become effective. If the exchange offer is not completed or none of a unitholder’s Units are accepted for exchange, the Adviser will return the unused signature page.

When completing the New Subscription Agreement signature page, tendering unitholders should leave the commitment amount blank, as the commitment amount will be filled in by the Adviser upon acceptance of Units for exchange. By executing the New Subscription Agreement, each tendering unitholder irrevocably appoints the President of the Perpetual Fund as its attorney-in-fact and proxy, or his or her designee who is an officer of the Perpetual Fund, with full power of substitution and resubstitution, to fill in the commitment amount on the signature page to its New Subscription Agreement that it submits along with its tender, which will be equal to the New Subscription Amount (as further described below).

Accredited Investor Status

The exchange offer is being made by DL VIII and the Perpetual Fund pursuant to pursuant to exemptions from registration provided by Rule 506(b) under Section 4(a)(2) of the Securities Act, certain state securities laws and certain rules and regulations promulgated thereunder. Although DL VIII and the Perpetual Fund will require that tendering unitholders make certain representations in the New Subscription Agreement as to their status as “accredited investors,” as that term is defined in Rule 501 under the Securities Act, and will rely on those representations, this exchange offer is not limited to accredited investors. The New Subscription Agreement will require each tendering unitholder to represent that either (i) it is an accredited investor or (ii) it has notified the Perpetual Fund in writing prior to the closing of the exchange offer that it is not an accredited investor. It is a condition to the completion of the exchange offer that Regulation D and an exemption from the registration requirements of applicable state securities laws be available for the offer and sale of the Perpetual Fund Units in the exchange offer. Unitholders that wish to participate in the exchange offer but are unable to represent that they are accredited investors are encouraged to notify the Adviser as soon as possible.

“Bad Actor” Status

In order to ensure compliance with Rule 506(d) of Regulation D under the Securities Act, the New Subscription Agreement requires each Perpetual Fund unitholder to provide the Perpetual Fund, promptly and at any time before or after acceptance of its New Subscription Agreement, any information that the Perpetual Fund may reasonably request in order to determine whether the Perpetual Fund unitholder is a person with respect to whom a “Bad Act” (as defined in Appendix C of the New Subscription Agreement) has occurred (a “Bad Actor”), including, without limitation, filings with, and records of, courts and regulators.

If the Perpetual Fund notifies a Perpetual Fund unitholder that it has determined that such Perpetual Fund unitholder would, except for the limitation described in the paragraph below, otherwise have the right to vote more than 20% of the Perpetual Fund’s outstanding voting equity securities (calculated on the basis of voting power), the New Subscription Agreement requires such Perpetual Fund unitholder to (a) represent and warrant to the Perpetual Fund that such Perpetual Fund unitholder is not a Bad Actor and (b) promptly notify the Perpetual Fund of any Bad Act that occurs with respect to the Perpetual Fund unitholder.

The New Subscription Agreement also provides that if at any time a Bad Act occurs with respect to a Perpetual Fund unitholder, and if such Perpetual Fund unitholder would otherwise have the right to vote more than 20% of the Perpetual Fund’s outstanding voting equity securities (calculated on the basis of voting power), (i) the voting rights with respect to the Perpetual Fund held by the Perpetual Fund unitholder will thereafter be limited to 19.9% of the Perpetual Fund’s outstanding voting equity securities (calculated on the basis of voting power), and such voting rights in excess of 19.9% will be voted automatically in proportion to the votes cast by the Perpetual Fund’s other remaining outstanding voting securities, unless and until the Perpetual Fund determines otherwise in its sole discretion and (ii) the Perpetual Fund may immediately repurchase the Perpetual Fund unitholder’s Perpetual Fund Units (but only to the extent necessary to preserve the ability of the Perpetual Fund to rely on Regulation D) for cash in an amount equal to the then-most recently determined net asset value per share, as determined by the Perpetual Fund’s board of directors. If all or a portion of the Perpetual Fund unitholder’s Perpetual Fund Units are repurchased, the Perpetual Fund unitholder may be required to bear any or all fees and expenses incurred by the Perpetual Fund to effect such repurchase.

Covered Unitholder Status

The New Subscription Agreement will require each Perpetual Fund unitholder to represent that, if the Perpetual Fund unitholder is (i) a registered investment company or BDC under the 1940 Act or (ii) relies on the exception from the definition of “investment company” under the 1940 Act set forth in Section 3(c)(1) or 3(c)(7) thereunder (a “Covered Unitholder”), the Perpetual Fund unitholder acknowledges that it may be subject to certain ownership limitations applicable to BDCs (as further described in “Risk Factors—Risks Related to the Perpetual Fund’s Business and Structure—Certain investors may be limited in their ability to make significant investments in the Perpetual Fund.”), unless it complies with certain exceptions or satisfies certain conditions provided by the 1940 Act and the rules promulgated thereunder.

In addition, pursuant to the New Subscription Agreement, each Perpetual Fund unitholder will agree that if it is a Covered Unitholder, it may not acquire directly or through a controlled entity more than 3% of a Fund’s total outstanding voting securities (measured at the time of the acquisition), unless such Covered Unitholders comply with an exemption under the 1940 Act. In October 2020, the SEC adopted certain regulatory changes related to the ability of investment companies, including BDCs, to invest in other investment companies in excess of the limits imposed by the 1940 Act. These changes include, among other things, the adoption of Rule 12d1-4 under the 1940 Act. Under Rule 12d1-4, certain Covered Unitholders may acquire securities issued by any investment company in excess of the limits imposed by the 1940 Act as long as they comply with the conditions of Rule 12d1-4, which include, among other things, certain post-acquisition limits on control and voting of any acquired RIC.

New Commitments

Subscription Amount

Pursuant to its New Subscription Agreement, each tendering unitholder will make a capital commitment to the Perpetual Fund to purchase additional Perpetual Fund Units in an aggregate amount equal to the New Subscription Amount, which will be calculated based on the Original Commitment to DL VIII as of the closing date of the exchange offer. Each tendering unitholder’s capital commitment to the Perpetual Fund, and the Original Commitment on which it is based, includes such tendering unitholder’s Undrawn Commitment to DL VIII plus Recallable Amounts attributable to the unitholder’s Units that are tendered and accepted for exchange.

The following table summarizes DL VIII’s Unit commitment amounts as of September 30, 2025. A unitholder’s Original Commitment, shown as of September 30, 2025, may change up to the closing date of the exchange offer. Each tendering unitholder may confirm the amount of its Original Commitment to DL VIII prior to the execution and delivery of its New Subscription Agreement by contacting the Adviser.

	Units	Total Capital Commitment to DL VIII		Net Asset Value of DL VIII		Original Commitment
Per Unit	1	$100	(1)	$96.62	(2)	$30.64	(4)
Aggregate	12,745,660	$1,274,566,000		$847,019,377	(3)	$390,445,135

(1)

Represents original capital commitment to DL VIII associated with each Unit of DL VIII. As of September 30, 2025, represented $69.83 of contributed capital per unit and $30.17 of unfunded capital (i.e., the Undrawn Commitment) per unit.

(2)

As of September 30, 2025, represented $69.36 of unreturned capital per unit, $30.17 of unfunded commitments, $0 of undistributed income per unit and $2.91 of accumulated loss per unit. As of that date, income distributed was $18.18 per unit.

(3)	Equals Members’ capital as of September 30, 2025.
(4)	As of September 30, 2025, represented $30.17 of unfunded capital (i.e., the Undrawn Commitment) per unit and $0.47 of recallable capital (i.e., the Recallable Amount) per unit.

At the time of the Exchange, each tendering unitholder will be released from its obligations as a unitholder of DL VIII under the LLC Agreement, including its Original Commitment, with respect to its Units that are tendered and accepted for exchange.

Drawdown Mechanics

Among other things, each Perpetual Fund unitholder will commit, pursuant to the New Subscription Agreement, (i) to make a capital commitment to the Perpetual Fund as described above and (ii) to expand the purposes for which the capital may be called by the Perpetual Fund, including to repay indebtedness. DL VIII’s ability to call its Original Commitments to make new investments will generally expire at the end of the DL VIII Commitment Period, on February 1, 2026.

Perpetual Fund unitholders will be required to purchase Perpetual Fund Units each time the Perpetual Fund delivers a drawdown notice, which will be issued based on the Perpetual Fund’s anticipated investment activities and capital needs and delivered at least ten business days prior to the required funding date, in an aggregate amount not to exceed each Perpetual Fund unitholder’s respective capital commitment to the Perpetual Fund. All purchases of Perpetual Fund Units will generally be made pro rata in accordance with remaining capital commitments of all investors, at a per-share price equal to the then-most recently determined net asset value per Perpetual Fund Unit as determined by its board of directors prior to the date of the applicable drawdown notice, subject to the limitations of Section 23 under the 1940 Act (which generally prohibits the Perpetual Fund from issuing Perpetual Fund Units at a price below the then- current net asset value per share, subject to certain exceptions). However, if the Perpetual Fund enters into any subscription agreements with investors other than the Perpetual Fund unitholders who received their Perpetual Fund Units pursuant to the Exchange (and who are not the Adviser or affiliates of the Adviser) after the closing date of the exchange offer, then the Perpetual Fund will call substantially all of the uncalled capital commitments of investors whose subscriptions are accepted on the closing date of the exchange offer on a pro rata basis (and will fully and unconditionally release such investors from any further obligation to purchase additional Perpetual Fund Units under their existing New Subscription Agreements) before calling any capital commitment set forth in a subscription agreement accepted from a subsequent investor. The limitation described in the preceding sentence does not apply to any subscription agreements entered into with the Adviser or affiliates of the Adviser after the closing of the exchange offer.

Perpetual Fund Term

The term of the Perpetual Fund will be perpetual, meaning it will have an indefinite duration and its units will be sold on a continuous basis at a price generally equal to the net asset value per unit (plus an amount equal to an allocable portion of its offering and organizational expenses).

In the Fund’s perpetual-life structure, the board of directors of the Perpetual Fund, in its sole discretion, may elect to offer the Perpetual Fund unitholders an opportunity to tender their Perpetual Fund Units, but it is not obligated to offer to repurchase any Perpetual Fund Units in any particular period. The Fund believes that its perpetual nature will enable it to execute a patient and opportunistic strategy and be able to invest across different market environments. The Fund’s perpetual-life structure may reduce the risk of the Fund being a forced seller of assets in market downturns compared to non-perpetual funds.

Default

If a Perpetual Fund unitholder fails to make a capital contribution when due, and such default remains uncured for seven business days, the New Subscription Agreement provides that the Perpetual Fund may, among other remedies, prohibit such defaulting Perpetual Fund unitholder from purchasing additional shares and cause the defaulting Perpetual Fund unitholder to forfeit a significant portion of the shares then held by the defaulting Perpetual Fund unitholder.

Restrictions on Transfer

The New Subscription Agreement will impose certain transfer restrictions on the Perpetual Fund Units held by Perpetual Fund unitholders.

No transfer will be effectuated except by registration of the transfer on the Perpetual Fund’s books. Each transferee must agree to be bound by the restrictions under the New Subscription Agreement and all other obligations as a Perpetual Fund unitholder. Other than a transfer in accordance with the restrictions above, withdrawal from an investment in Perpetual Fund Units generally will not be permitted.

Restrictions on Certain Purchases

Notwithstanding anything to the contrary contained herein or in the New Subscription Agreement, the Perpetual Fund shall have the right to exclude any potential investor from purchasing Perpetual Fund Units on or participating in the exchange offer, in the Perpetual Fund’s sole discretion, including if, in the reasonable discretion of the Perpetual Fund, there is a substantial likelihood that such investor’s purchase of Perpetual Fund Units at such time would (i) result in a violation of, or noncompliance with, any law or regulation to which such investor or any other investor, the Perpetual Fund, the Adviser or a portfolio company would be subject or (ii) cause the assets of the Perpetual Fund to be considered “plan assets” (within the meaning of Section 3(42) of ERISA for purposes of Title I of ERISA or Section 4975 of the Code.

Submission to Jurisdiction; Venue

The New Subscription Agreement will provide that by entering into the New Subscription Agreement, a Perpetual Fund unitholder is consenting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court declines to accept jurisdiction over such proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if the subject matter jurisdiction over the matter that is the subject of any such proceedings is vested exclusively in the federal courts of the United States located in the State of Delaware, and any appellate courts of any thereof, for any action or proceeding relating in any way to the New Subscription Agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations that may be relevant to a person’s decision of whether or not to participate in DL VIII’s offer to exchange Units in DL VIII for an equivalent number of Perpetual Fund Units in the exchange offer. This summary is based upon the provisions of the Code, the U.S. Treasury regulations promulgated thereunder, published rulings of the IRS and judicial decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. The discussion does not purport to describe all of the U.S. federal income tax consequences that may be relevant to a particular investor in light of that investor’s particular circumstances and is not directed to investors subject to special treatment under the U.S. federal income tax laws, such as banks, dealers in securities or currencies, tax-exempt entities, insurance companies, traders in securities electing to mark to market, persons who hold Units as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, persons who acquired their Units in a compensatory transaction, individuals subject to the alternative minimum tax, persons who have a functional currency other than the U.S. dollar, persons that will hold more than 5% of the Perpetual Fund Units, and any person that is, or holds their Perpetual Fund Units through a “controlled foreign corporation” or a “passive foreign investment company.” In addition, this summary does not address other U.S. federal tax consequences (such as estate and gift tax consequences and the Medicare tax on net investment income) or any state, local or foreign tax consequences.

For purposes of this section, a “U.S. Holder” is a beneficial owner of Units (or of Perpetual Fund Units received in connection with the exchange offer) that is, for U.S. federal income tax purposes, an individual who is a citizen or resident of the United States, domestic corporation or a trust or estate the income of which is subject to taxation in the United States regardless of its source. A “Non-U.S. Holder” is a beneficial owner of the Units (or Perpetual Fund Units) who is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. Also for purposes of this section, “Holders” refers to U.S. and Non-U.S. Holders, an “Electing Holder” is either a U.S. Holder or Non-U.S. Holder that elects to exchange Units in DL VIII for an equivalent number of Perpetual Fund Units pursuant to the exchange offer and a “Non-Electing Holder” is a U.S. Holder or Non-U.S. Holder that does not elect to exchange Units in DL VIII pursuant to the exchange offer.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Units, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective investor that will own Units through a partnership should consult its tax advisors with respect to its participation in the exchange offer.

Tax matters are complex and prospective investors in the Perpetual Fund Units are urged to consult their own tax advisors with respect to the U.S. federal income tax and state, local and non-U.S. tax consequences of the Exchange and holding of Perpetual Fund Units, including the potential application of U.S. withholding taxes.

For purposes of this section, the “exchange” or the “exchange of Units” means the exchange of Units in DL VIII for Perpetual Fund Units by a Holder pursuant to the exchange offer. Also for purposes of this section, the “exchange of Perpetual Fund Units” means the exchange of Perpetual Fund Units for Units in DL VIII pursuant to the exchange offer.

Consequences of the Exchange Offer to Holders

Consequences of Retaining Units in DL VIII

Non-Electing Holders should not incur any U.S. federal income tax liability as a result of the consummation of the exchange offer. DL VIII does not intend to seek a ruling from the IRS with respect to this position and there can be no assurances that the IRS will agree with this position. If the IRS were to successfully challenge this position, Non-Electing Holders and Electing Holders who retain Units in DL VIII may be treated as receiving a deemed dividend under section 305 of the Code. Any such deemed dividends would be treated in the same manner as distributions paid in cash or other property as described below under “—Taxation of U.S. Holders” and “—Taxation of Non-U.S. Holders,” as applicable. In addition, if DL VIII is required to recognize gain in connection with the Exchange, as described below under “—Consequences of the Exchange to DL VIII,” such gain will ultimately result in additional taxable dividends to Non-Electing Holders and Electing Holders who retain Units in DL VIII.

Treatment of the Exchange of Units in DL VIII for Perpetual Fund Units

For Electing Holders that exchange all of their Units pursuant to the exchange offer, and are not attributed any Units beneficially owned by another person, the exchange of Units should be treated as a sale or exchange.

Under section 302 of the Code, the exchange of Units will be treated as a “sale or exchange” of Units for U.S. federal income tax purposes, rather than as a distribution with respect to the Units held by the tendering Holder, only if the exchange of Units:

•	results in a “complete termination” of such Holder’s equity interest in DL VIII,

•	results in a “substantially disproportionate” redemption with respect to such Holder, or

•	is “not essentially equivalent to a dividend” with respect to the Holder.

An exchange of Units will result in a “complete termination” if, after the exchange, (1) the Holder no longer owns any of DL VIII’s outstanding Units (either actually or through the application of certain constructive ownership rules that apply for purposes of section 302 of the Code) or (2) the Holder no longer actually owns any of DL VIII’s outstanding Units and, with respect to any Units constructively owned, is eligible to waive, and effectively waives, such constructive ownership. Holders wishing to satisfy the “complete termination” test through waiver of constructive ownership should consult their own tax advisors.

An exchange of Units by a Holder will be a substantially disproportionate redemption with respect to a Holder if the ratio of the Units owned (actually or constructively) by the Holder in relation to all of DL VIII’s outstanding Units immediately after the redemption is less than 80% of the ratio of the Units owned (actually or constructively) by the Holder in relation to all of DL VIII’s Units immediately before the redemption.

An exchange of Units by a Holder will satisfy the “not essentially equivalent to a dividend” test if, taking into account the applicable constructive ownership rules, it results in a “meaningful reduction” of the Holder’s proportionate interest in DL VIII. Whether a Holder meets this test will depend on the Holder’s particular facts and circumstances, as well as the relative percentage of Units tendered by such Holder and each of the other Holders of Units. For a Holder whose relative Unit interest in DL VIII is minimal and where such holder does not exercise any control over or participate in the management of DL VIII’s corporate affairs, even a small reduction in the percentage interest of DL VIII by such Holder should constitute a “meaningful reduction.” Nonetheless, because other Holders may exchange a greater percentage of their Units pursuant to the exchange offer than a particular Holder, a Holder’s interest in DL VIII may increase immediately following the completion of the exchange offer even if that Holder exchanges Units and such Holder does not (actually or constructively) acquire any other Units.

Section 302 of the Code and the related regulations and guidance are complex. Holders should consult their own tax advisor regarding the proper treatment of a disposition of Units pursuant to the exchange offer in light of the Holder’s particular circumstances.

Taxation of the Perpetual Fund

DL VIII expects and intends to treat the transfer of assets from DL VIII to the Perpetual Fund as a contribution subject to section 351 of the Code, pursuant to which the Perpetual Fund will have a carryover basis in assets received from DL VIII, unless the aggregate fair market value of assets transferred to the Perpetual Fund is less than the aggregate adjusted bases of the assets so transferred (a “net built-in loss”). If there is a net built-in loss, the aggregate adjusted bases of the assets transferred to the Perpetual Fund will not be more than their aggregate fair market value and the adjusted basis of each asset will be equal to a pro rata portion of the aggregate fair market value, in accordance with such asset’s contribution to the net built-in loss, unless DL VIII and the Perpetual Fund instead elect to adjust DL VIII’s basis in the Perpetual Fund to fair market value.

To the extent assets are contributed to the Perpetual Fund with a built-in gain (or built-in loss), the Perpetual Fund may recognize such built-in gain or loss when those assets are ultimately disposed of by the Perpetual Fund. Provided that the Perpetual Fund qualifies as a RIC for U.S. federal income tax purposes as discussed below under “—Consequences of Holding Perpetual Fund Units—Taxation as a Regulated Investment Company,” and distributes substantially all of its investment company taxable income as described therein, the Perpetual Fund should not be subject to tax on any net gains realized. Perpetual Fund unitholders, however, will be subject to tax on any net gains realized as they are distributed by the Perpetual Fund, as described below under “Consequences of Holding Perpetual Fund Units.” Accordingly, Electing Holders may be subject to tax in connection with the exchange of Units as described below to the extent of net appreciation in the fair market value of the Perpetual Fund’s assets and may be subject to tax again in the future when those assets with built-in gains are ultimately disposed of. Any such additional taxable income or gain will, in effect, be reflected in the Holder’s tax basis in the Perpetual Fund Units, and generally will ultimately be recovered (as less gain, or more loss) upon disposition of the Perpetual Fund Units.

Taxation of U.S. Holders

Sale or Exchange Treatment. If a U.S. Holder’s exchange of Units is treated as a sale or exchange for U.S. federal income tax purposes (as described above in “—Treatment of the Exchange of Units in DL VIII for Perpetual Fund Units”), such U.S. Holder will recognize gain or loss equal to the difference between (i) the fair market value, on the date of the exchange of Units, of the Perpetual Fund Units received, and (ii) the U.S. Holder’s adjusted tax basis in the Units that are exchanged. Such gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period for the Units exchanged exceeds one year at the time of the exchange. Long-term capital gains of a non-corporate U.S. Holder are currently eligible for reduced rates of U.S. federal income taxation. A U.S. Holder’s ability to deduct losses recognized in connection with the consummation of the exchange offer may be subject to limitations under the “wash sale” rules to the extent the Perpetual Fund Units is treated as “substantially identical” to the Units of DL VIII. A U.S. Holder’s ability to deduct capital losses is subject to certain additional limitations. U.S. Holders should consult their own tax advisor regarding the application of the wash sale rules and the limitation on capital loss deductions to any losses recognized in connection with the exchange offer.

Distribution Treatment. If, however, a U.S. Holder’s exchange of Units is not treated as a sale or exchange for U.S. federal income tax purposes, instead of recognizing taxable gain or loss in respect of the fair market value of the Perpetual Fund Units received, as described above, such a U.S. Holder will generally recognize dividend income to the extent of the portion of DL VIII’s current and accumulated earnings and profits allocable to such Units in an amount up to the fair market value, determined on the date of the exchange of Units, of the Perpetual Fund Units received, regardless of the amount of gain that would be realized if the exchange were treated as a sale or exchange (if any). Any excess of the fair market value, determined on the date of the exchange of Units, of the Perpetual Fund Units received by such Holder over its allocable portion of DL VIII’s earnings and profits would first reduce the Holder’s basis in its Units and, after that basis has been reduced to zero, would constitute gain on the sale or exchange of the Units. No loss will be recognized by a U.S. Holder if its exchange of Units is treated as a distribution with respect to the Perpetual Fund Units under section 302 of the Code.

To the extent that an exchange of a U.S. Holder’s Units is treated as a distribution with respect to the Units under section 302 of the Code, the U.S. Holder’s remaining adjusted tax basis (after adjustment as described in the previous paragraph) in the exchanged Units generally will be added to any Units retained by the U.S. Holder.

Assuming that DL VIII continues to qualify as a RIC and for RIC tax treatment, there are special rules, discussed below under “Consequences of Holding Perpetual Fund Units in the Perpetual Fund—Taxation of U.S. Holders,” governing the character of distributions by DL VIII.

Taxation of Non-U.S. Holders

Sale or Exchange Treatment. As discussed above under “—Treatment of the Exchange of Units in DL VIII for Perpetual Fund Units,” the U.S. federal income tax treatment of the exchange of Units will depend on whether a Holder satisfies one of the tests under section 302 of the Code. If the exchange of Units is treated as a “sale or exchange” of Units for U.S. federal income tax purposes, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on an exchange of Units pursuant to the exchange offer.

Distribution Treatment. If a Non-U.S. Holder’s exchange of Units is not treated as a sale or exchange for U.S. federal income tax purposes, such a Holder will generally recognize dividend income to the extent of the portion of DL VIII’s current and accumulated earnings and profits allocable to such Units in an amount up to the amount received, regardless of the amount of gain that would be realized if the sale were treated as a sale or exchange (if any).

Dividends paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. Even if a Non-U.S. Holder is eligible for a lower treaty rate, DL VIII or other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to such Non-U.S. Holder, unless, among other requirements, such Non-U.S. Holder has furnished to DL VIII or such other payor a valid IRS Form W-8BEN or W-8BEN-E, other applicable IRS Form W-8 or other documentary evidence establishing that it is entitled to the lower treaty rate with respect to such payments and neither DL VIII nor its paying agent (or such other payor) have actual knowledge or reason to know to the contrary.

Assuming that DL VIII continues to qualify as a RIC and for RIC tax treatment, there are special rules, discussed below under “—Consequences of Holding Perpetual Fund Units in the Perpetual Fund—Taxation of Non-U.S. Holders,” governing the treatment of withholding on dividends of DL VIII. A Non-U.S. Holder should carefully read the discussion under “—Consequences of Holding Perpetual Fund Units—Taxation of Non-U.S. Holders,” which also describes “Foreign Account Tax Compliance Act” requirements.

Consequences of the Exchange to DL VIII

Subject to the qualifications and limitations below, DL VIII believes that it will not be subject to U.S. federal income tax as a result of the transactions undertaken pursuant to the Exchange.

The Transfer of Assets. DL VIII intends to treat the transfer of assets from DL VIII to the Perpetual Fund as a contribution under section 351 of the Code, pursuant to which DL VIII should not recognize gain or loss.

The Exchange Offer. Generally, under section 311(b) of the Code, if a corporation distributes appreciated property in exchange for its own shares, the corporation would recognize gain for U.S. federal income tax purposes in the amount by which the fair market value of the appreciated property, determined on the date of the exchange, exceeds the adjusted basis of that property in the hands of the corporation. There is an exception to this general rule, under section 852 of the Code, for certain redemption distributions by certain RICs. DL VIII believes that it will qualify for this exception and thus that it will not incur any U.S. federal income tax liability as a result of the exchange of Perpetual Fund Units.

DL VIII has not requested a ruling from the IRS with respect to its characterization of the U.S. federal income tax consequences to it of the exchange of Perpetual Fund Units, described above. Consequently, the IRS could challenge DL VIII’s characterization of the exchange of Perpetual Fund Units and could require DL VIII to recognize gain, in the amount by which the fair market value, determined on the date of the exchange of Perpetual Fund Units, of the Perpetual Fund Units exchanged by DL VIII exceeds the adjusted bases of such Perpetual Fund Units in DL VIII’s hands. In that case, DL VIII would not be subject to tax on such gain to the extent it distributes a dividend to unitholders of DL VIII in an amount equal to such gain. The treatment of such a distribution to unitholders would be consistent with the treatment of distributions to Perpetual Fund unitholders of the Perpetual Fund as described below under “Consequences of Holding Perpetual Fund Units—Taxation as a Regulated Investment Company.”

Consequences of Holding Perpetual Fund Units

Classification of the Perpetual Fund as Corporation for Tax Purposes

The Perpetual Fund intends to elect to be treated as a RIC for U.S. federal income tax purposes. As a RIC, the Perpetual Fund generally will not be required to pay corporate-level federal income taxes on any ordinary income or capital gains that it distributes to the Perpetual Fund unitholders as dividends. To continue to qualify as a RIC, the Perpetual Fund must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, to qualify for RIC tax treatment, the Perpetual Fund must distribute to the Perpetual Fund unitholders, for each taxable year, at least 90% of the Perpetual Fund’s “investment company taxable income” for that year, which is generally its ordinary income plus the excess of its realized net short-term capital gains over its realized net long-term capital losses (i.e., the Annual Distribution Requirement).

Taxation as a Regulated Investment Company

If the Perpetual Fund:

•	qualifies as a RIC; and

•	satisfies the Annual Distribution Requirement;

then it will not be subject to federal income tax on the portion of its investment company taxable income and net capital gain (i.e., realized net long-term capital gains in excess of realized net short-term capital losses) the Perpetual Fund distributes to the Perpetual Fund unitholders. The Perpetual Fund will be subject to U.S. federal income tax at the regular corporate rates on any income or capital gain not distributed (or deemed distributed) to the Perpetual Fund unitholders.

The Perpetual Fund will be subject to a 4% nondeductible federal excise tax on certain income not distributed in a timely manner in an amount at least equal to the sum of (1) 98% of its ordinary income for each calendar year, (2) 98.2% of its capital gain net income for the one- year period ending October 31 in that calendar year and (3) any income realized, but not distributed, and on which the Perpetual Fund paid no federal income tax, in preceding years.

In order to maintain the Perpetual Fund’s qualification as a RIC for federal income tax purposes, the Perpetual Fund must, among other things:

•	at all times during each taxable year, have in effect an election to be treated as a BDC under the 1940 Act;

•

derive in each taxable year at least 90% of its gross income from (a) dividends, interest, payments with respect to certain securities (including loans), gains from the sale of stock or other securities or currencies, or other income derived with respect to its business of investing in such stock, securities or currencies and (b) net income derived from an interest in a “qualified publicly traded partnership”; and

•	diversify the Perpetual Fund’s holdings so that at the end of each quarter of the taxable year:

•

at least 50% of the value of its assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of its assets or more than 10% of the outstanding voting securities of the issuer; and

•

no more than 25% of the value of its assets is invested in (i) the securities, other than U.S. government securities or securities of other RICs, of one issuer, (ii) the securities of two or more issuers that are controlled, as determined under applicable tax rules, by the Perpetual Fund and that are engaged in the same or similar or related trades or businesses or (iii) the securities of one or more “qualified publicly traded partnerships.”

The Perpetual Fund may be required to recognize taxable income in circumstances in which it does not receive cash. For example, if the Perpetual Fund holds debt obligations that are treated under applicable tax rules as having OID (such as debt instruments with increasing interest rates or debt instruments issued with warrants), it must include in income each year a portion of the OID that accrues over the life of the obligation, regardless of whether cash representing such income is received by the Perpetual Fund in the same taxable year. Because any OID accrued will be included in the Perpetual Fund’s investment company taxable income for the year of accrual, it may be required to make a distribution to the Perpetual Fund unitholders in order to satisfy the Annual Distribution Requirement, even though it will not have received any corresponding cash amount.

Because the Perpetual Fund may use debt financing, it will be subject to certain asset coverage ratio requirements under the 1940 Act and financial covenants under loan and credit agreements that could, under certain circumstances, restrict it from making distributions necessary to satisfy the Annual Distribution Requirement. If the Perpetual Fund is unable to obtain cash from other sources or is otherwise limited in its ability to make distributions, it could fail to qualify for RIC tax treatment and thus become subject to corporate-level income tax or become subject to the 4% non-deductible U.S. federal excise tax.

Certain of the Perpetual Fund’s investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things: (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions; (ii) convert lower taxed long-term capital gain into higher taxed short-term capital gain or ordinary income; (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited); (iv) cause the Perpetual Fund to recognize income or gain without a corresponding receipt of cash; (v) adversely affect the time as to when a purchase or sale of securities is deemed to occur; (vi) adversely alter the characterization of certain complex financial transactions; and (vii) produce income that will not be qualifying income for purposes of the 90% gross income test described above. The Perpetual Fund will monitor its transactions and may make certain tax elections in order to mitigate the potential adverse effect of these provisions or invest in certain debt and equity investments through taxable subsidiaries and the taxable income of these taxable subsidiaries will be subject to federal and state corporate income taxes.

If, in any particular taxable year, the Perpetual Fund does not qualify as a RIC, all of its taxable income (including its net capital gains) will be subject to tax at regular corporate rates without any deduction for distributions to Perpetual Fund unitholders, and distributions will be taxable to the Perpetual Fund unitholders as ordinary dividends to the extent of its current and accumulated earnings and profits. Subject to certain limitations under the Code, certain corporate Perpetual Fund unitholders would be eligible to claim a dividends received deduction with respect to such dividends and non-corporate Perpetual Fund unitholders would generally be able to treat such dividends as “qualified dividend income,” which is subject to reduced rates of U.S. federal income tax. Distributions in excess of the Perpetual Fund’s current and accumulated earnings and profits would be treated first as a return of capital to the extent of the Perpetual Fund unitholder’s tax basis, and any remaining distributions would be treated as a capital gain. If the Perpetual Fund fails to qualify as a RIC, it may be subject to regular corporate tax on any net built-in gains with respect to certain of the Perpetual Fund’s assets (i.e. , the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if the Perpetual Fund had been liquidated) that it elects to recognize on requalification or when recognized over the next five taxable years.

In the event the Perpetual Fund invests in non-U.S. securities, it may be subject to withholding and other non-U.S. taxes with respect to those securities. The Perpetual Fund does not expect to satisfy the conditions necessary to pass through to the Perpetual Fund unitholders their share of the non-U.S. taxes paid by the Perpetual Fund.

Taxation of U.S. Holders

Distributions by the Perpetual Fund generally will be taxable to U.S. Holders as ordinary income or capital gains. Distributions of the Perpetual Fund’s investment company taxable income will be taxable as ordinary income to U.S. Holders to the extent of its current or accumulated earnings and profits. Distributions of the Perpetual Fund’s net capital gains (that is, the excess of the Perpetual Fund’s realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by it as “capital gain dividends” will be taxable to a U.S. Holder as long-term capital gains, regardless of the U.S. Holder’s holding period for its Perpetual Fund Units. Distributions of investment company taxable income that are reported by the Perpetual Fund as being derived from “qualified dividend income” will be taxed in the hands of non-corporate Perpetual Fund unitholders at the rates applicable to long-term capital gain, provided that holding period and other requirements are met by both the Perpetual Fund unitholders and the Perpetual Fund. Dividends distributed by the Perpetual Fund will generally not be attributable to qualified dividend income. In addition, dividends distributed by the Perpetual Fund to corporate U.S. Holders generally will not be eligible for the dividends received deduction. Distributions in excess of the Perpetual Fund’s current and accumulated earnings and profits first will reduce a U.S. Holder’s adjusted tax basis in such U.S. Holder’s Perpetual Fund Units and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. Holder.

Although the Perpetual Fund currently intends to distribute realized net capital gains (i.e., realized net long-term capital gains in excess of net realized short-term capital losses), if any, at least annually, it may in the future decide to retain some or all of its net capital gains, and to designate the retained amount as a “deemed distribution.” In that case, among other consequences, the Perpetual Fund will pay corporate-level tax on the retained amount, each U.S. Holder will be required to include its share of the deemed distribution in income as if it had been actually distributed to the U.S. Holder, and the U.S. Holder will be entitled to claim a credit or refund equal to its allocable share of the corporate-level tax the Perpetual Fund pays on the retained capital gain. The amount of the deemed distribution net of such tax will be added to the U.S. Holder’s cost basis for its Perpetual Fund Units.

Since the Perpetual Fund expects to pay tax on any retained capital gains at its regular corporate capital gain tax rate, and since that rate is in excess of the maximum rate currently payable by non-corporate U.S. Holders on long-term capital gains, the amount of tax that non-corporate U.S. Holders will be treated as having paid will exceed the tax they owe on the capital gain dividend. Such excess generally may be claimed as a credit or refund against the U.S. Holder’s other U.S. federal income tax obligations. A U.S. Holder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes the Perpetual Fund paid. In order to utilize the deemed distribution approach, the Perpetual Fund must provide written notice to the Perpetual Fund unitholders prior to the expiration of 60 days after the close of the relevant tax year.

For purposes of determining (i) whether the Annual Distribution Requirement is satisfied for any year and (ii) the amount of dividends paid for that year, the Perpetual Fund may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If the Perpetual Fund makes such an election, a U.S. Holder generally will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by the Perpetual Fund in October, November, or December of any calendar year, payable to Perpetual Fund unitholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by the Perpetual Fund’s U.S. Holders on December 31 of the year in which the dividend was declared.

A Perpetual Fund unitholder may recognize taxable gain or loss if it sells or exchanges its Perpetual Fund Units (including a redemption of such Perpetual Fund Units or upon liquidation of the Perpetual Fund). The amount of the gain or loss will be measured by the difference between the Perpetual Fund unitholder’s adjusted tax basis in its Perpetual Fund Units and the amount of the proceeds received in exchange for such Perpetual Fund Units. Any gain or loss arising from the sale or exchange of the Perpetual Fund Units (or, in the case of distributions in excess of the sum of the Perpetual Fund unitholder’s current and accumulated earnings and profits and the Perpetual Fund unitholder’s tax basis in the Perpetual Fund Units, treated as arising from the sale or exchange of Perpetual Fund Units) generally will be a capital gain or loss if the Perpetual Fund Units is held as a capital asset. This capital gain or loss normally will be treated as a long-term capital gain or loss if the Perpetual Fund unitholder has held its Perpetual Fund Units for more than one year. Otherwise, it will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or exchange of Perpetual Fund Units held for six months or less generally will be treated as a long-term capital loss to the extent of the amount of capital gain dividends received, or treated as deemed distributed, with respect to such Perpetual Fund Units.

U.S. Holders who tender pursuant to the share repurchase program, all Perpetual Fund Units held, or considered to be held, by them will be treated as having sold such Perpetual Fund Units and generally will realize a capital gain or loss. If a U.S. Holder tenders fewer than all of its Perpetual Fund Units or fewer than all Perpetual Fund Units tendered are repurchased, such U.S. Holder may be treated as having received a taxable dividend upon the tender of such Perpetual Fund Units. In such a case, there is a risk that non-tendering Perpetual Fund unitholders, and Perpetual Fund unitholders who tender some but not all of their Perpetual Fund Units or fewer than all of whose Perpetual Fund Units are repurchased, in each case whose percentage interests in the Perpetual Fund increase as a result of such tender, will be treated as having received a taxable distribution from the Perpetual Fund. The extent of such risk will vary depending upon the particular circumstances of the share repurchase program, and in particular whether such program is a single and isolated event or is part of a plan for periodically redeeming Perpetual Fund Units.

In general, individual U.S. Holders currently are subject to a maximum U.S. federal income tax rate of 20% on their net capital gain, i.e., the excess of net long-term capital gain over net short term capital loss for a taxable year, including a long-term capital gain derived from an investment in the Units in the future. In addition, individuals with income in excess of $200,000 ($250,000 in the case of married individuals filing jointly or $125,000 in the case of married individuals filing separately) and certain estates and trusts are subject to an additional 3.8% tax on their “net investment income,” which generally includes net income from interest, dividends, annuities, royalties, and rents, and net capital gains (other than certain amounts earned from trades or businesses). Corporate U.S. Holders currently are subject to U.S. federal income tax on net capital gain at the maximum 21% rate also applied to ordinary income. Dividends distributed by us to corporate Perpetual Fund unitholders generally will not be eligible for the dividends-received deduction. Tax rates imposed by states and local jurisdictions on capital gain and ordinary income may differ.

The Perpetual Fund (or the applicable withholding agent) will send to each of its U.S. Holders, as promptly as possible after the end of each calendar year, a report detailing the amounts includible in such U.S. Holder’s taxable income for such year as ordinary income, long-term capital gain and “qualified dividend income,” if any. In addition, the U.S. federal tax status of each year’s distributions generally will be reported to the IRS. Distributions may also be subject to additional state, local, and non-U.S. taxes depending on a U.S. Holder’s particular situation.

Limitation on Deduction for Certain Expenses

If the Perpetual Fund Units are not beneficially owned by at least 500 persons at all times during the taxable year, then a U.S. Holder that is an individual, estate or trust may be subject to limitations on miscellaneous itemized deductions in respect of its share of expenses that the Perpetual Fund incurs, to the extent that the expenses would have been subject to these limitations if the holder had incurred them directly. However, for taxable years beginning after December 31, 2017, U.S. Holders are not permitted to take any miscellaneous itemized deductions. We do not expect the Perpetual Fund Units to be beneficially owned by 500 or more persons.

If the Perpetual Fund does not satisfy the 500-shareholder requirement, the Perpetual Fund would be required to report the relevant expenses, including the Management Fee and Incentive Fee, on Form 1099-DIV, and affected holders will be required to take into account as income an amount equal to their allocable share of such expenses.

U.S. Taxation of Tax-Exempt U.S. Holders

A U.S. Holder that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation may nevertheless be subject to taxation to the extent that it is considered to derive unrelated business taxable income (“UBTI”). The direct conduct by a tax-exempt U.S. Holder of the activities the Perpetual Fund proposes to conduct could give rise to UBTI. However, a BDC (and RIC) is a corporation for U.S. federal income tax purposes and its business activities generally will not be attributed to the Perpetual Fund unitholders for purposes of determining their treatment under current law. Therefore, a tax-exempt U.S. Holder should not be subject to U.S. taxation solely as a result of the Perpetual Fund unitholder’s ownership of Perpetual Fund Units and receipt of dividends with respect to such Perpetual Fund Units.

Moreover, under current law, if the Perpetual Fund incurs indebtedness, such indebtedness will not be attributed to a tax-exempt U.S. Holder. Therefore, a tax-exempt U.S. Holder should not be treated as earning income from “debt-financed property” and dividends the Perpetual Fund pays should not be treated as “unrelated debt-financed income” solely as a result of indebtedness that we incur.

Taxation of Non-U.S. Holders

Distributions of the Perpetual Fund’s “investment company taxable income” to Non-U.S. Holders (including interest income and realized net short-term capital gains in excess of realized long-term capital losses, which generally would be free of federal withholding tax if paid to Non-U.S. Holders directly) will be subject to withholding of federal tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent such distributions do not exceed the Perpetual Fund’s current and accumulated earnings and profits unless an applicable exception applies. If the distributions are effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if a treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. Holder), the Perpetual Fund will not be required to withhold U.S. federal tax if the Non-U.S. Holder complies with applicable certification and disclosure requirements, (such as providing Form W-8ECI), although Non-U.S. Holders will be subject to U.S. federal income tax on distributions at the rates applicable to U.S. persons. Special certification requirements apply to a non-U.S. Holder that is a non-U.S. partnership or a non-U.S. trust, and such entities are urged to consult their own tax advisers.

U.S.-source withholding taxes are generally not imposed on U.S. source dividends paid by RICs to the extent the dividends are reported as “interest-related dividends” or “short-term capital gain dividends.” Interest-related dividends and short-term capital gain dividends generally represent distributions of U.S.-source interest or short-term capital gains that would not have been subject to U.S. withholding tax at the source if they had been received directly by a non-U.S. person, and that satisfy certain other requirements. No assurance can be given as to whether any of the Perpetual Fund’s distributions will be reported as eligible for this exemption from withholding tax. In addition, Non-U.S. Holders should be aware that U.S. withholding rules require the Perpetual Fund (or its withholding agent) to withhold on distributions in the absence of certainty as to whether such distributions are eligible for the exemption from withholding tax. Since amounts designated as interest-related dividends may be reduced to the extent such amounts exceed the Perpetual Fund’s “qualified net interest income” for the taxable year in which such dividend is distributed, the Perpetual Fund will generally not be certain that the entire amount of midyear distributions of interest-related dividends is, in fact, properly treated as such. Accordingly, such distributions to Non-U.S. Holders may be subject to overwithholding by the Perpetual Fund (or its withholding agent). The Perpetual Fund intends to take measures to minimize the risk of such overwithholding. In addition, the Perpetual Fund may choose to hold such amounts in escrow until the year-end determination of qualified net interest income can be made. In such cases, the Perpetual Fund intends to promptly return any overwithheld amounts to Non-U.S. Holders subsequent to making such determinations. Alternatively, however, there is a risk that such overwithheld amounts may be remitted to the IRS and that a Non-U.S. Holder would be required to file a return with the IRS in order to claim a refund of such overwithheld amounts.

Actual or deemed distributions of the Perpetual Fund’s net capital gains to a Non-U.S. Holder, and gains realized by a Non-U.S. Holder upon the sale or redemption of its Perpetual Fund Units (including a redemption of such Perpetual Fund Units or upon a liquidation of the Perpetual Fund), will not be subject to U.S. federal income tax unless the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) or, in the case of an individual, the Non-U.S. Holder has a “substantial presence” in the United States for during the taxable year. If the Perpetual Fund distributes its net capital gains in the form of deemed rather than actual distributions, a Non-U.S. Holder will be entitled to a U.S. federal income tax credit or tax refund equal to the allocable share of the corporate-level tax the Perpetual Fund pays on the capital gains deemed to have been distributed; however, in order to obtain the refund, the Non-U.S. Holder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the Non-U.S. Holder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.

If any actual or deemed distributions of the Perpetual Fund’s net capital gains, or any gains realized upon the sale or redemption of Perpetual Fund Units, are effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if an income tax treaty applies, are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such amounts will be subject to U.S. income tax, on a net-income basis, in the same manner, and at the graduated rates applicable to, a U.S. Holder. For a corporate Non-U.S. Holder, the after-tax amount of distributions (both actual and deemed) and gains realized upon the sale or redemption of its Perpetual Fund Units that are effectively connected to a U.S. trade or business (and, if a treaty applies, are attributable to a U.S. permanent establishment), may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable treaty).

Under legislation commonly referred to as the “Foreign Account Tax Compliance Act” (“FATCA”) a 30% withholding tax is imposed on payments of certain types of income to non-U.S. financial institutions that fail to enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by U.S. persons (or held by non-U.S. entities that have U.S. persons as substantial owners) or that fail to meet the requirements of a relevant intergovernmental agreement. The types of income subject to the tax include U.S. source interest and dividends paid after June 30, 2014. Under proposed U.S. Treasury regulations, which may be relied upon until final U.S. Treasury regulations are published, there is no FATCA withholding on and the gross proceeds from the sale of any property that could produce U.S.-source interest or dividends or on certain capital gains distributions. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, a 30% withholding is also imposed on payments to non-U.S. entities that are not financial institutions unless the non-U.S. entity certifies that it does not have a greater than 10% U.S. owner or provides the withholding agent with identifying information on each greater than 10% U.S.

owner. Depending on the status of a Non-U.S. Holder and the status of the intermediaries through which they hold their Perpetual Fund Units, Non-U.S. Holders could be subject to this 30% withholding tax with respect to distributions on their Perpetual Fund Units. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes.

Non-U.S. persons should consult their own tax advisers with respect to the U.S. federal income tax and withholding tax, and state, local and non-U.S. tax consequences of an investment in the Perpetual Fund Units.

Tax Shelter Reporting Regulations

Under applicable Treasury regulations, if a U.S. Holder recognizes a loss with respect to the Perpetual Fund Units of $2 million or more for a non-corporate U.S. Holder or $10 million or more for a corporate U.S. Holder in any single taxable year (or a greater loss over a combination of years), the U.S. Holder must file with the IRS a disclosure statement on Form 8886. Direct U.S. Holders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, U.S. Holders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. Holders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. Holders should consult their own tax advisers to determine the applicability of these Treasury regulations in light of their individual circumstances.

Backup Withholding and Information Reporting

Backup withholding may apply to distributions on the Perpetual Fund Units or the Units with respect to certain non-exempt U.S. Holders. Such a U.S. Holder generally will be subject to backup withholding unless such U.S. Holder provides its correct taxpayer identification number and certain other information, certified under penalties of perjury, to the dividend paying agent, or otherwise establishes an exemption from backup withholding. Any amount withheld under backup withholding is allowed as a credit against such U.S. Holder’s U.S. federal income tax liability, provided the proper information is provided to the IRS.

U.S. information reporting requirements and backup withholding tax will not apply to dividends paid on the Perpetual Fund Units or on the Units to a Non-U.S. Holder, provided the Non-U.S. Holder provides a Form W-8BEN or Form W-8BEN-E (or satisfies certain documentary evidence requirements for establishing that it is a non-United States person) or otherwise establishes an exemption. Information reporting and backup withholding also generally will not apply to a payment of the proceeds of a sale of the Perpetual Fund Units or the Units effected outside the United States by a non-U.S. office of a non-U.S. broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of the Perpetual Fund Units or the Units effected outside the United States by a non-U.S. office of a broker if the broker (i) is a United States person within the meaning of Section 7701(a)(30), (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business within the United States, (iii) is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, or (iv) is a non-U.S. partnership that, at any time during its taxable year is more than 50% (by income or capital interest) owned by United States persons within the meaning of Section 7701(a)(30) or is engaged in the conduct of a trade or business within the United States, unless in any such case the broker has documentary evidence in its records that the Holder is a non-U.S. Holder and certain conditions are met, or the Holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of the Perpetual Fund Units or the Units will be subject to both backup withholding and information reporting unless the Holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld from payments made to a Perpetual Fund unitholder or a unitholder may be refunded or credited against such Perpetual Fund unitholder or unitholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

CAPITALIZATION

The following table sets forth cash and cash equivalents, and the actual capitalization of DL VIII as of September 30, 2025. Upon the completion of the Exchange, the capitalization of the Perpetual Fund will reflect assets, liabilities and Perpetual Fund unitholders’ equity in proportion to the number of Units that have been validly tendered and accepted for exchange in the exchange offer, and the capitalization of DL VIII will reflect assets, liabilities and Members’ capital in proportion to the number of Units that were not so tendered and accepted. You should read this table together with the description of the Exchange and DL VIII’s balance sheet.

As of September 30, 2025
(dollars in thousands)
Cash and cash equivalents	$56,799

Indebtedness
Existing DL VIII Credit Facilities(1)	$485,700
Member’s capital
Unitholders’ capital (12,745,660 units issued and outstanding)	$883,774
Accumulated net investment income	$(36,755)
Total Members’ capital	$847,019

Total capitalization	$847,019

(1)

As part of the Exchange, the Perpetual Fund or its wholly-owned subsidiary will enter into the Perpetual Fund Credit Facility and draw down an amount equal to the pro rata portion of DL VIII’s existing indebtedness immediately prior to the closing of the exchange offer attributable to the Units that have been validly tendered and accepted for exchange in the exchange offer, which amount will be distributed to DL VIII and will be used to pay down the pro rata amount of the Existing DL VIII Credit Facilities. See “Description of Certain Indebtedness of DL VIII and the Perpetual Fund” for more information regarding the terms of the Perpetual Fund Credit Facility.

DIVIDEND AND DISTRIBUTION INFORMATION

Market Information

There is currently no established public trading market for Units or Perpetual Fund Units and one is not expected to develop.

Distribution Policies

DL VIII has elected to be treated, and intends to continue to qualify annually, as a RIC. The Perpetual Fund will elect to be treated for U.S. federal income tax purposes as a RIC under Subchapter M of the Code for its first taxable year and intends to comply with the requirements to qualify as a RIC annually. To maintain its qualification as a RIC, each of DL VIII and the Perpetual Fund must, among other things, distribute at least 90% of its ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, to its equityholders on an annual basis (i.e., the Annual Distribution Requirement). In order to avoid certain excise taxes imposed on RICs, DL VIII intends to continue to distribute and the Perpetual Fund intends to distribute during each calendar year an amount at least equal to the sum of: (1) 98% of its ordinary income for the calendar year; (2) 98.2% of its capital gain net income (both long-term and short-term) for the one-year period ending on October 31 of the calendar year; and (3) any undistributed ordinary income and capital gain net income for preceding years that were not distributed during such years and on which DL VIII or the Perpetual Fund paid no U.S. federal income tax less certain over-distributions in prior years. In addition, although DL VIII intends to continue to distribute and the Perpetual Fund intends to distribute realized net capital gains (i.e., net long-term capital gains in excess of short term capital losses), if any, at least annually, DL VIII or the Perpetual Fund may in the future decide to retain such capital gains for investment, pay U.S. federal income tax on such amounts at regular corporate tax rates, and elect to treat such gains as deemed distributions to equityholders. As a BDC, DL VIII and the Perpetual Fund each must have at least 200% and 150% asset coverage, respectively, calculated pursuant to the 1940 Act immediately after each time it issues senior securities.

Subject to the requirements under the Code to maintain its status as a RIC, and the terms of any indebtedness or Preferred Units, if any, DL VIII has made and intends to continue to make distributions of Proceeds to the unitholders pro rata based on the number of Units held by such unitholder. DL VIII has distributed and plans to continue to distribute, promptly after receipt thereof, all Proceeds except to the extent such Proceeds are permitted to be retained as described below. “Proceeds” is defined as the net proceeds attributable to the repayment or disposition of portfolio investments, together with any interest, dividends or other net cash flow in respect of portfolio investments or potential portfolio investments or temporary investments.

DL VIII may retain any Proceeds that it receives attributable to portfolio investments and may use such amounts to pay company expenses or other obligations, or fund reasonable reserves for future portfolio investments or future company expenses or other obligations (including obligations to make indemnification advances and payments); provided, however, that use of such Proceeds is subject to the general limitations on new portfolio investments that apply to capital calls after the expiration of the DL VIII Commitment Period, as described in “Description of Units of DL VIII—Delaware Law and Certain Limited Liability Company Agreement Provisions—Capital Call Mechanics.”

Any retention of Proceeds by DL VIII attributable to portfolio investments is treated as a deemed distribution by DL VIII to the unitholders and a deemed recontribution by the unitholders to DL VIII so that the Undrawn Commitments of the Units are reduced (a) by 75% of such retained Proceeds to the extent the Proceeds represent the principal amount or cost portion of a portfolio investment, and (b) by 100% of such retained Proceeds to the extent the Proceeds represent DL VIII’s net earnings. DL VIII may not retain Proceeds for the purpose of making a portfolio investment if the Undrawn Commitment of the Units have been reduced to zero or to the extent such retention would cause the such Undrawn Commitment to be reduced below zero. However, once the Undrawn Commitment of the Units is reduced to zero, DL VIII may continue to retain Proceeds for the purpose of paying its operation costs, debt service or other obligations of any borrowings, guarantees or other obligations DL VIII has made.

To the extent that the Perpetual Fund has taxable income available, it intends to issue quarterly dividends to the Perpetual Fund unitholders commencing after the end of its first full quarter of operations following the completion of the Exchange. The amount of such dividends, if any, will be determined by the board of directors of the Perpetual Fund. Any dividends to Perpetual Fund unitholders will be declared out of its surplus and assets legally available for dividends. The Perpetual Fund anticipates that its dividends will generally be paid from taxable earnings, including interest and capital gains generated by its investment portfolio, and any other income, including any other fees that it receives from portfolio companies. However, if the Perpetual Fund does not generate sufficient taxable earnings during a year, all or part of a dividend may constitute a return of capital for U.S. federal income tax purposes. The specific tax characteristics of the Perpetual Fund’s dividends will be reported to Perpetual Fund unitholders after the end of each calendar year.

DL VIII’s distributions, if any, are paid in cash to its unitholders. The Perpetual Fund expects to pay distributions, if any, in cash to its unitholders. There can be no assurance that either DL VIII or the Perpetual Fund will achieve results that will permit the payment of any cash distributions or dividends, as applicable. In addition, the Perpetual Fund Credit Facility is expected to prohibit the Perpetual Fund from making distributions or paying dividends, as applicable, if doing so causes it to fail to maintain the asset coverage ratios stipulated by the 1940 Act.

The following tables summarize DL VIII’s distributions since inception through September 30, 2025:

	Aggregate Distributions to Unitholders	Distributions per Unit
Distribution of Income
07/29/2022	2,778,246	0.41
12/01/2022	5,904,733	0.80
12/30/2022	3,600,000	0.49
01/31/2023	1,500,000	0.20
04/27/2023	3,467,717	0.41
08/15/2023	14,824,871	1.55
12/21/2023	23,338,125	2.18
12/27/2023	14,906,479	1.39
01/31/2024	2,728,334	0.24
03/28/2024	3,025,216	0.24
04/17/2024	34,000,000	2.67
08/12/2024	24,000,000	1.88
12/06/2024	22,640,937	1.78
02/13/2025	25,000,000	1.96
05/14/2025	25,000,000	1.96
08/15/2025	25,000,000	1.96
Total Distribution of Income	$231,714,658	$18.18

Return of Capital
12/31/2023	$3,093,521	$0.29
03/28/2024	212,117	0.02
04/09/2024	376,195	0.03
12/31/2024	2,259,063	0.18
Total Return of Capital	$5,940,896	$0.47

SENIOR SECURITIES OF DL VIII

Information about DL VIII’s senior securities is shown in the following table as of the fiscal years ended December 31, 2024, 2023 and 2022:

Year	Total Amount Outstanding(1) (dollar amounts in thousands)	Asset Coverage Per Unit(2)	Involuntary Liquidation Preference Per Unit(3)	Average Market Value Per Unit(4)
Credit Facilities
December 31, 2022	130,689	2.50	—	N/A
December 31, 2023	369,789	2.24	—	N/A
December 31, 2024	400,000	2.53	—	N/A

(1)	Total amount of each class of senior securities outstanding at carrying value, excluding the impact of deferred financing costs, at the end of the period presented.
(2)

Asset coverage per unit is the ratio of the carrying value of DL VIII’s total assets, less all liabilities excluding indebtedness represented by senior securities, to the aggregate amount of senior securities representing indebtedness. Asset coverage per unit is expressed in terms of dollar amounts per $1,000 of indebtedness.

(3)

The amount to which such class of senior security would be entitled upon the voluntary liquidation of the issuer in preference to any security junior to it. The “—” in this column indicates that the SEC expressly does not require this information to be disclosed for certain types of senior securities.

(4)	Not applicable for senior securities that are not registered for public trading.

PORTFOLIO COMPANIES OF DL VIII

The following table sets forth certain information as of September 30, 2025 regarding each portfolio company in which DL VIII has a debt or equity investment. The general terms of DL VIII’s loans and other investments are described in “Business of DL VIII.” Other than these investments, DL VIII’s only relationships with its portfolio companies are the managerial assistance it may separately provide to its portfolio companies, which services would be ancillary to its investments.

As part of the Exchange, DL VIII will transfer to the Perpetual Fund a pro rata share of all of the assets and liabilities held by DL VIII immediately prior to the completion of the Exchange, including each of DL VIII’s portfolio investments, in proportion to the number of Units that have been validly tendered and accepted for exchange in the exchange offer. See “The Split-Off Transaction—Other Exchange Steps.”

TCW DIRECT LENDING VIII LLC

Consolidated Schedule of Investments (Unaudited)

As of September 30, 2025

Industry	Issuer	Acquisition Date	Investment	% of Net Assets	Par Amount	Maturity Date	Amortized Cost	Fair Value
	DEBT(1)
Automobile Components
	Fenix Intermediate, LLC	03/28/24	Term Loan B - 10.76% (SOFR + 6.75%, 1.75% Floor)	3.4%	$29,562,653	03/28/29	$28,937,806	$28,468,835
	Fenix Intermediate, LLC	03/28/24	Delayed Draw Term Loan B-1 -10.76% (SOFR + 6.75%, 1.75% Floor)	0.2%	1,772,873	03/28/29	1,772,873	1,707,276
	Superior Industries International, Inc.(6)	06/04/25	Delayed Draw Term Loan - 11.94% inc PIK (SOFR + 8.00%, 3.50% Floor, all PIK)	0.3%	2,931,138	06/04/26	2,931,138	2,931,138
	Superior Industries International, Inc.(2)(5)(6)	08/14/24	Term Loan - 11.66% inc PIK (SOFR + 7.50%, 2.50% Floor, all PIK)	1.4%	21,367,666	12/15/28	20,376,019	12,115,467

				5.3%			54,017,836	45,222,716

Commercial Services & Supplies
	CSAT Holdings LLC	06/30/23	Term Loan - 14.76% inc PIK (SOFR + 10.50%, 2.00% Floor, 2.25% PIK)	3.4%	29,099,639	06/30/28	28,559,670	29,041,440
	CSAT Holdings LLC	06/30/23	Revolver - 14.78% inc PIK (SOFR + 10.50%, 2.00% Floor, 2.25% PIK)	0.3%	2,885,102	06/30/28	2,885,102	2,879,332
	Comprehensive Logistics Co., LLC	03/26/24	Revolver -11.76% (SOFR + 7.50%, 2.00% Floor)	0.2%	1,328,725	03/26/26	1,328,725	1,305,871
	Comprehensive Logistics Co., LLC	03/26/24	Term Loan - 11.76% (SOFR + 7.50%, 2.00% Floor)	4.0%	34,712,944	03/26/26	34,524,418	34,115,881
	Power Acquisition LLC	01/22/25	Term Loan B - 10.08% (SOFR + 5.75%, 1.50% Floor)	4.1%	35,670,211	01/22/30	34,867,559	34,671,445
	Power Acquisition LLC	07/11/25	Incremental Term Loan B - 10.08% (SOFR + 5.75%, 1.50% Floor)	0.3%	2,724,408	01/22/30	2,677,285	2,648,125

				12.3%			104,842,759	104,662,094

Construction & Engineering
	Sunland Asphalt & Construction, LLC	06/16/23	Delayed Draw Term Loan - 11.26% (SOFR + 7.00%, 1.75% Floor)	0.9%	7,952,916	06/16/28	7,952,916	8,032,446
	Sunland Asphalt & Construction, LLC	06/16/23	Term Loan B - 11.26% (SOFR + 7.00%, 1.75% Floor)	2.3%	19,070,701	06/16/28	18,687,989	19,261,408

				3.2%			26,640,905	27,293,854

TCW DIRECT LENDING VIII LLC

Consolidated Schedule of Investments (Unaudited) (Continued)

As of September 30, 2025

Industry	Issuer	Acquisition Date	Investment	% of Net Assets	Par Amount	Maturity Date	Amortized Cost	Fair Value
	DEBT(1) (continued)
Containers & Packaging
	The HC Companies, Inc.	08/01/23	Term Loan - 12.50% inc PIK (SOFR + 8.50%, 2.00% Floor, 1.00% PIK)	4.3%	$39,876,240	08/01/28	$39,314,122	$36,167,750
			Incremental Term Loan - 12.50% inc PIK
	The HC Companies, Inc.	05/21/24	(SOFR + 8.50%, 2.00% Floor, 1.00% PIK)	2.5%	23,439,627	08/01/28	23,045,840	21,259,741
	Hoffmaster Group, Inc.	02/24/23	Term Loan - 10.53% (SOFR + 6.25%, 2.00% Floor)	2.4%	20,465,828	02/24/28	20,358,344	20,424,896
	Hoffmaster Group, Inc.	03/15/24	Incremental Term Loan - 10.53% (SOFR + 6.25%, 2.00% Floor)	2.2%	18,520,524	02/24/28	18,295,347	18,483,483

				11.4%			101,013,653	96,335,870

Energy Equipment & Services
	Harvey Gulf Holdings, LLC	05/28/25	Term Loan B - 9.66% (SOFR + 5.50%, 2.00% Floor)	6.9%	58,687,443	05/28/30	58,622,181	58,687,443
	HydroSource Logistics, LLC	04/14/25	3rd Amendment Term Loan - 12.76% (SOFR + 8.50%, 2.00% Floor)	4.8%	40,374,333	04/04/29	38,951,026	40,374,333
	HydroSource Logistics, LLC	04/05/24	Term Loan - 12.76% (SOFR + 8.50%, 2.00% Floor)	3.0%	25,487,296	04/04/29	24,953,608	25,487,296

				14.7%			122,526,815	124,549,072

Food Products
	Baxters North America, Inc.	05/31/23	Term Loan - 11.07% (SOFR + 6.88%, 1.75% Floor)	4.0%	33,467,590	05/31/28	33,002,246	33,567,993
	Great Kitchens Food Company, Inc.	05/31/24	Term Loan - 9.66% (SOFR + 5.50%, 1.25% Floor)	4.3%	36,720,427	05/31/29	36,093,781	36,757,148
	Signature Brands, LLC	05/05/25	9th Amendment Term Loan A - 17.50% inc PIK (17.50%, Fixed Coupon, all PIK)	0.8%	7,096,870	05/04/28	6,869,481	7,096,870
	Signature Brands, LLC	05/02/25	9th Amendment Delayed Draw Term Loan A - 11.08% (SOFR + 6.50%, 1.75% Floor)	0.2%	1,319,626	05/04/28	1,319,626	1,319,626
	Signature Brands, LLC	05/05/23	Term Loan - 13.96% inc PIK (SOFR + 9.50%, 1.75% Floor, all PIK)	2.5%	35,432,666	05/04/28	35,053,348	21,401,330

TCW DIRECT LENDING VIII LLC

Consolidated Schedule of Investments (Unaudited) (Continued)

As of September 30, 2025

Industry	Issuer	Acquisition Date	Investment	% of Net Assets	Par Amount	Maturity Date	Amortized Cost	Fair Value
	DEBT(1) (continued)
	Signature Brands, LLC	02/29/24	Delayed Draw Term Loan A - 10.96% inc PIK (SOFR + 6.50%, 1.75% Floor, all PIK)	0.2%	$1,985,418	05/04/28	$1,985,418	$1,985,418

				12.0%			114,323,900	102,128,385

Ground Transportation
	RPM Purchaser, Inc.	09/11/23	Delayed Draw Term Loan B - 10.82% (SOFR + 6.25%, 2.00% Floor)	0.5%	3,861,228	09/11/28	3,861,228	3,899,840
	RPM Purchaser, Inc.	09/11/23	Term Loan B - 10.82% (SOFR + 6.25%, 2.00% Floor)	3.3%	27,263,164	09/11/28	26,761,399	27,535,796

				3.8%			30,622,627	31,435,636

Health Care Equipment & Supplies
	ConnectAmerica.com, LLC	10/11/24	Last Out Term Loan - 9.75% (SOFR + 5.75%, 1.75% Floor)	6.0%	52,247,000	10/11/29	51,550,249	51,149,813

				6.0%			51,550,249	51,149,813

Hotels, Restaurants & Leisure
	All Day Acquisitionco LLC (24 Hour Fitness)	04/30/25	Term Loan - 10.66% (SOFR + 6.50%, 1.50% Floor)	6.6%	56,431,197	04/30/30	55,265,028	56,115,182
	Five Star Buyer, Inc.	05/11/23	Term Loan - 13.35% inc PIK (SOFR + 9.00%, 1.50% Floor, 1.00% PIK)	2.2%	19,963,337	02/23/28	19,570,396	18,665,721
	Five Star Buyer, Inc.	05/11/23	Delayed Draw Term Loan - 13.35% inc PIK (SOFR + 9.00%, 1.50% Floor, 1.00% PIK)	0.1%	713,523	02/23/28	713,523	667,144
	Red Robin International, Inc.	04/11/22	Revolver -11.77% (SOFR + 7.50%, 1.00% Floor)	0.1%	845,538	03/04/27	845,538	845,538
	Red Robin International, Inc.	04/11/22	Term Loan - 11.89% (SOFR + 7.50%, 1.00% Floor)	1.2%	10,440,904	03/04/27	10,339,560	10,440,904
	CEC Entertainment, LLC	09/26/25	Term Loan - 10.00% (SOFR + 6.00%, 2.00% Floor)	5.9%	51,188,514	09/26/30	49,970,052	49,966,707

				16.1%			136,704,097	136,701,196

TCW DIRECT LENDING VIII LLC

Consolidated Schedule of Investments (Unaudited) (Continued)

As of September 30, 2025

Industry	Issuer	Acquisition Date	Investment	% of Net Assets	Par Amount	Maturity Date	Amortized Cost	Fair Value
	DEBT(1) (continued)
Household Durables
	Lenox Holdings, Inc.	07/08/22	Term Loan - 13.33% (SOFR + 8.75%, 1.00% Floor)	3.9%	$33,414,935	12/31/26	$33,178,871	$33,414,935

				3.9%			33,178,871	33,414,935

Information Technology Services
	Corcentric, Inc.	05/09/23	Term Loan - 11.26% (SOFR + 7.00%, 2.00% Floor)	4.5%	38,506,518	05/09/27	38,275,242	38,506,518

				4.5%			38,275,242	38,506,518

Leisure Products
	Lumos Holdings US Acquisition Co. (Life Fitness)	08/05/25	Term Loan - 9.82% (SOFR + 5.50%, 1.50% Floor)	6.9%	58,827,578	08/05/30	57,972,709	58,121,647

				6.9%			57,972,709	58,121,647

Machinery
	Mark Andy, Inc.	06/16/23	Term Loan - 12.90% inc PIK (SOFR + 8.75%, 1.50% Floor, 1.00% PIK)	2.6%	26,429,984	06/16/28	26,082,062	21,857,597
	Triarc Tanks Bidco, LLC	10/03/22	Term Loan - 11.26% (SOFR + 7.00%, 1.00% Floor)	1.7%	14,781,898	10/03/26	14,670,503	14,175,840

				4.3%			40,752,565	36,033,437

Metals & Mining
	Material Sciences Corporation	03/14/25	Term Loan - 10.25% (SOFR + 6.25%, 2.00% Floor)	6.1%	52,861,191	03/14/30	51,802,737	51,328,216

				6.1%			51,802,737	51,328,216

Oil, Gas & Consumable Fuels
	HOP Energy, LLC(2)(5)	02/29/24	Term Loan B - 14.28% inc PIK (SOFR + 10.00%, 2.00% Floor, all PIK)	0.0%	6,410,667	12/09/27	5,345,831	—
	HOP Energy, LLC	04/27/25	Delayed Draw Term Loan B - 14.28% inc PIK (SOFR + 10.00%, 2.00% Floor, all PIK)	0.1%	701,282	12/09/27	701,282	701,282
	HOP Energy, LLC	08/22/25	Protective Advance Term Loan - 15.25% inc PIK (PRIME + 8.00%, 2.00% Floor, all PIK)	0.1%	1,259,913	12/09/27	1,259,913	1,259,913

TCW DIRECT LENDING VIII LLC

Consolidated Schedule of Investments (Unaudited) (Continued)

As of September 30, 2025

Industry	Issuer	Acquisition Date	Investment	% of Net Assets	Par Amount	Maturity Date	Amortized Cost	Fair Value
	DEBT(1) (continued)
	HOP Energy, LLC(2)(5)	06/17/22	Term Loan - 13.28% inc PIK (SOFR + 9.00%, 2.00% Floor, all PIK)	1.9%	$30,110,975	12/09/27	$28,987,279	$15,871,495

				2.1%			36,294,305	17,832,690

Paper & Forest Products
	Pallet Logistics of America, LLC	11/22/24	Revolver -10.67% (SOFR + 6.50%, 1.00% Floor)	0.2%	1,438,000	11/29/29	1,438,000	1,387,670
	Pallet Logistics of America, LLC	11/22/24	Term Loan - 10.67% (SOFR + 6.50%, 1.00% Floor)	2.7%	24,037,312	11/22/29	23,564,283	23,196,006

				2.9%			25,002,283	24,583,676

Personal Care Products
	Viva 5 Group, LLC	05/21/25	Term Loan - 10.66% (SOFR + 6.50%, 2.25% Floor)	6.0%	51,883,145	05/21/30	50,665,509	50,793,599
	Viva 5 Group, LLC	05/21/25	Revolver -10.66% (SOFR + 6.50%, 2.25% Floor)	0.1%	1,149,310	05/21/30	1,149,310	1,125,175
	Milk Makeup LLC	03/18/25	Revolver - 13.79% inc PIK (SOFR + 9.50%, 2.00% Floor, 3.00% PIK)	0.9%	7,589,546	03/18/30	7,589,546	7,301,144
	Milk Makeup LLC	03/18/25	Term Loan - 13.79% inc PIK (SOFR + 9.50%, 2.00% Floor, 3.00% PIK)	6.0%	52,994,008	03/18/30	51,747,929	50,980,236

				13.0%			111,152,294	110,200,154

Professional Services
	Alorica Inc.	12/21/22	Term Loan - 11.04% (SOFR + 6.88%, 1.50% Floor)	3.7%	31,115,550	12/21/27	30,908,255	31,084,434

				3.7%			30,908,255	31,084,434

Software
	CF Newco, Inc.	12/09/24	Term Loan - 10.32% (SOFR + 6.25%, 1.50% Floor)	2.7%	22,324,628	12/10/29	22,123,160	22,480,900
	CF Newco, Inc.	12/09/24	Revolver -10.32% (SOFR + 6.25%, 1.50% Floor)	0.1%	1,229,765	12/10/29	1,229,765	1,229,765

				2.8%			23,352,925	23,710,665

TCW DIRECT LENDING VIII LLC

Consolidated Schedule of Investments (Unaudited) (Continued)

As of September 30, 2025

Industry	Issuer	Acquisition Date	Investment	% of Net Assets	Par Amount/ Shares	Maturity Date	Amortized Cost	Fair Value
	DEBT(1) (continued)
Specialty Retail
	D&D Buyer, LLC	10/04/23	Term Loan - 10.60% (SOFR + 6.50%, 2.00% Floor)	3.9%	$32,800,110	10/04/28	$32,173,376	$32,996,910
	D&D Buyer, LLC	10/04/23	Revolver -10.60% (SOFR + 6.50%, 2.00% Floor)	0.2%	1,436,764	10/04/28	1,436,764	1,436,764
	D&D Buyer, LLC	10/04/23	Delayed Draw Term Loan - 10.91% (SOFR + 6.50%, 2.00% Floor)	0.9%	7,926,862	10/04/28	7,926,862	7,974,423
	D&D Buyer, LLC	08/20/25	4th Amendment Delayed Draw Term Loan - 10.75% (SOFR + 6.50%, 2.00% Floor)	1.4%	11,807,882	10/04/28	11,807,882	11,878,729
	Follett Higher Education Group, Inc.	07/28/25	Incremental Term Loan - 11.26% (SOFR + 7.00%, 2.00% Floor)	0.6%	4,868,310	02/01/28	4,732,602	4,766,076
	Follett Higher Education Group, Inc.	02/01/22	Term Loan - 11.26% (SOFR + 7.00%, 2.00% Floor)	3.8%	31,915,394	02/01/28	31,752,233	31,851,563

				10.8%			89,829,719	90,904,465

Trading Companies & Distributors
	Cinelease, LLC	08/07/25	ABL Term Loan - 11.82% inc PIK (SOFR + 7.50%, 2.50% Floor, all PIK)	1.9%	16,929,963	07/31/30	16,110,897	16,413,599

				1.9%			16,110,897	16,413,599

Transportation Infrastructure
	CG Buyer, LLC	07/19/23	Delayed Draw Term Loan - 11.16% (SOFR + 7.00%, 1.50% Floor)	0.1%	438,461	07/19/28	438,461	434,953
	CG Buyer, LLC	07/19/23	Term Loan - 11.16% (SOFR + 7.00%, 1.50% Floor)	2.3%	19,956,923	07/19/28	19,653,515	19,797,268

				2.4%			20,091,976	20,232,221

	Total Debt Investments			150.1%			1,316,967,619	1,271,845,293

TCW DIRECT LENDING VIII LLC

Consolidated Schedule of Investments (Unaudited) (Continued)

As of September 30, 2025

Industry	Issuer	Acquisition Date	Investment	% of Net Assets	Shares	Amortized Cost	Fair Value
	EQUITY
Automobile Components
	Superior Industries International, Inc.(2)(4)(6)	08/13/25	Common Stock	0.0%	439,757	$39,578	$—

				0.0%		39,578	—

Commercial Services & Supplies
	CSAT Investment Holdings LLC(2)(4)	03/05/25	Warrant, expires 03/05/32	0.1%	1,145,950	$508,373	$870,922

				0.1%		508,373	870,922

Energy Equipment & Services
	HydroSource Logistics, LLC (2)(4)	04/05/24	Warrant, expires 4/4/34	4.4%	247	357,421	37,612,239

				4.4%		357,421	37,612,239

Trading Companies & Distributors
	Cinelease, LLC(2)(4)	08/07/25	Warrant, expires 07/31/35	0.0%	215,403	379,334	262,877

				0.0%		379,334	262,877

	Total Equity Investments			4.5%		1,284,706	38,746,038

	Total Debt & Equity Investments(3)			154.6%		1,318,252,325	1,310,591,331

	Cash Equivalents
	First American Government Obligation Fund, Yield 4.04%, Class X (FGXXX)			6.4%	54,292,898	54,292,898	54,292,898

	Total Cash Equivalents			6.4%	54,292,898	54,292,898	54,292,898

	Total Investments (161.1%)					$1,372,545,223	$1,364,884,229

	Net unrealized depreciation on unfunded commitments (-0.1%)						(1,097,824)

	Liabilities in Excess of Other Assets (-61.0%)						$(516,767,028)

	Net Assets (100.0%)						$847,019,377

(1)	Certain debt investments are subject to contractual restrictions on resale, such as approval of the agent or borrower.

TCW DIRECT LENDING VIII LLC

Consolidated Schedule of Investments (Unaudited) (Continued)

As of September 30, 2025

(2)	Non-income producing.
(3)

The fair value of each debt and equity investment was determined using significant unobservable inputs and such investments are considered to be Level 3 within the Fair Value Hierarchy. See Note 3 “Investment Valuations and Fair Value Measurements.”

(4)

All or a portion of such security was acquired in a transaction exempt from registration under the Securities Act of 1933 as amended (the “Securities Act”), and may be deemed “restricted securities” under the Securities Act. As of September 30, 2025, the aggregate fair value of these securities was $38,746,038, or 2.8% of the Company’s total assets.

(5)	Investment is in default as of September 30, 2025.
(6)

As defined in the Investment Company Act of 1940, as amended (the “1940 Act”), the investment is deemed to be an “affiliated person” of the Company because the Company owns, either directly or indirectly, between 5% and 25% of the portfolio company’s outstanding voting securities or has the power to exercise control over management or policies of such portfolio company. Fair value as of December 31, 2024 and September 30, 2025 along with transactions during the period ended September 30, 2025 in these affiliated investments are as follows:

Name of Investment	Fair Value at December 31, 2024	Gross Addition (a)	Gross Reduction (b)	Realized Gains (Losses)	Net Change in Unrealized Appreciation/ (Depreciation)	Fair Value at September 30, 2025	Interest/Dividend/ Other income
Superior Industries International, Inc. Delayed Draw Term Loan - 11.50%	$—	$2,931,138	$—	$—	$—	$2,931,138	$140,918
Superior Industries International, Inc. Term Loan - 10.00%	20,039,850	463,891	(29,963)	—	(8,358,311)	12,115,467	1,304,914
Superior Industries International, Inc. Common Stock	—	39,578	—	—	(39,578)	—	—

Total Non-Controlled Affiliated Investments	$20,039,850	$3,434,607	$(29,963)	$—	$(8,397,889)	$15,046,605	$1,445,832

1.	Gross additions include new purchases, payment-in-kind (“PIK”) income and amortization of original issue and market discounts.

2.	Gross reductions include decreases in the cost basis from sales, paydown and the amortization of premium.

SOFR - Secured Overnight Financing Rate, generally 1-Month or 3-Month

PRIME - Prime Rate

PIK - Payment-In-Kind

TCW DIRECT LENDING VIII LLC

Consolidated Schedule of Investments (Unaudited) (Continued)

As of September 30, 2025

Aggregate acquisitions and aggregate dispositions of investments, other than government securities, totaled $605,141,174 and $246,423,196, respectively, for the period ended September 30, 2025. Aggregate acquisitions includes investment assets received as payment in kind. Aggregate dispositions includes principal paydowns on and maturities of debt investments.

Geographic Breakdown of Portfolio
United States	100%

BUSINESS OF DL VIII

General

DL VIII is a direct lending management investment company that seeks to generate attractive risk-adjusted returns primarily through direct investments in senior secured loans to middle market companies or other issuers. Middle market companies are generally defined as companies with annual earnings before interest, taxes, depreciation and amortization, or EBITDA, of $10 million to $75 million at the time of investment. DL VIII is managed by the Private Credit Group of the Adviser. Originally founded in 2001, the Private Credit Group was founded, and is led by, Richard Miller and consists of over 35 investment professionals with significant expertise in investing, corporate finance, merger and acquisitions, leveraged transactions, high-yield financings, asset-based loans, turnarounds, loan workouts and restructurings.

Although DL VIII is primarily focused on investing in senior secured debt obligations, there may be occasions where its investments may be unsecured. DL VIII may also consider making an equity investment as the primary security in combination with a debt investment. DL VIII’s investments are made in portfolio companies formed as corporations, partnerships and other business entities. DL VIII focuses on portfolio companies in a variety of industries. While DL VIII generally focuses on investments in middle market companies, it may invest in larger or smaller companies. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of DL VIII in Part II, Item 7 of DL VIII’s Annual Report on Form 10-K for the year ended December 31, 2024 and in Part I, Item 2 of DL VIII’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, incorporated herein by reference. DL VIII considers financings for many different purposes, including corporate acquisitions, growth opportunities, liquidity needs, rescue situations, recapitalizations, DIP loans, bridge loans and Chapter 11 exits.

The issuers in which DL VIII invests are typically highly leveraged, and, in most cases, these investments are not rated by any rating agency. If these investments were rated, DL VIII believes that they would likely receive a rating from a nationally recognized statistical rating organization of below investment grade, which is often referred to as “high yield” or “junk.” Exposure to below investment grade securities involves certain risks, and those securities are viewed as speculative with respect to the issuer’s capacity to pay interest and repay principal.

About DL VIII

DL VIII was formed on September 3, 2020 as a limited liability company under the laws of the State of Delaware. Investment operations commenced on January 21, 2022 (the “Initial Closing Date”) when DL VIII issued its Units to persons not affiliated with the Adviser. DL VIII has elected to be regulated as a BDC under the 1940 Act. DL VIII has also elected to be treated for U.S. federal income tax purposes as a RIC under Subchapter M of the Code for the taxable year ending July 22, 2021 and subsequent years. DL VIII is required to continue to meet the minimum distribution and other requirements for RIC qualification.

Because DL VIII qualifies as a RIC under the Code, its portfolio is subject to diversification and other requirements. As such, DL VIII is required to comply with various regulatory requirements, such as the requirement to invest at least 70% of its assets in “qualifying assets,” source of income limitations, asset diversification requirements, and the Annual Distribution Requirement to distribute annually at least 90% of its taxable income and tax-exempt interest. In addition to those requirements, DL VIII may not invest more than 10% of investors’ aggregate capital commitments to it through the Units in any single portfolio company.

Term

The term of DL VIII following the Initial Closing Date will expire in March 2030 unless extended or DL VIII is sooner dissolved as provided in DL VIII’s LLC Agreement. The term may be extended for successive one-year periods, with the vote or consent of a supermajority in interest (66 2/3%) of the unitholders.

Following the Exchange, DL VIII does not expect to make new investments (other than certain follow-on investments and investments that were significantly in process prior to the expiration of the DL VIII Commitment Period, as described below) and upon the expiration of its term in March 2030 (subject to any extensions of the term in accordance with the procedures described above), DL VIII’s assets will be liquidated in an orderly manner, capital will be returned to the unitholders, and DL VIII will wind up.

Commitment Period

The DL VIII Commitment Period commenced on January 21, 2022 (i.e., the Initial Closing Date) and will end on February 1, 2026, the fourth anniversary of the date in which DL VIII first completed an investment. In accordance with the LLC Agreement, DL VIII may complete investment transactions that were significantly in process prior to the expiration of the DL VIII Commitment Period and which DL VIII reasonably expected to be consummated prior to 90 days subsequent to the expiration date of the DL VIII Commitment Period. DL VIII may also effect follow-on investments up to an aggregate amount not to exceed an amount equal to 10% of the aggregate cumulative amounts invested or committed for investment by DL VIII during the Commitment Period, provided that any such follow-on investment to be made after the third anniversary of the expiration of the DL VIII Commitment Period requires the prior consent of a majority in interest of the unitholders.

Capital Commitments

On the Initial Closing Date, DL VIII began accepting subscription agreements from investors for the private sale of its Units. On March 19, 2024, DL VIII completed its final private placement of its Units. Subscription agreements with capital commitments from unitholders totaling approximately $1.3 billion for the purchase of Units were accepted. Each unitholder is obligated to contribute capital equal to their capital commitment and each Unit’s capital commitment obligation is $100.00 per unit. See “Description of Units—General” and “Description of New Subscription Agreement—New Commitments—Subscription Amount” for more information regarding the capital commitments.

The Adviser

DL VIII’s investment activities are managed by the Adviser. Subject to the overall supervision of DL VIII’s board of directors, the Adviser manages DL VIII’s day-to-day operations and provides investment advisory and management services to DL VIII pursuant to the DL VIII Advisory Agreement. For more information regarding the DL VIII Advisory Agreement, see “Management and Other Agreements of DL VIII.”

The Adviser is a Delaware limited liability company and has been registered with the SEC under the Advisers Act since 1970. The Adviser is a wholly owned subsidiary of the TCW Group and, together with its affiliated companies, manages or has committed to manage approximately $205 billion of assets as of September 30, 2025. Such assets are managed in various formats, including managed accounts, funds, structured products and other investment vehicles.

The Adviser is responsible for sourcing investment opportunities, conducting industry research, performing diligence on potential investments, structuring DL VIII’s investments and monitoring its portfolio companies on an ongoing basis.

DL VIII’s assets are managed by the Adviser’s Private Credit Group. The Private Credit Group joined TCW in December 2012. The Private Credit Group was previously with Regiment Capital Advisors, LP, an independent investment manager based in Boston, Massachusetts. DL VIII is the Private Credit Group’s seventh fund. The Private Credit Group is led by Richard Miller and currently includes a group of more than 35 investment professionals who have substantial investing, corporate finance, and merger and acquisition experience in addition to leveraged transactions, high yield financings and restructurings.

Investment Strategy

DL VIII provides private capital to middle market companies operating in a broad range of industries primarily in North America. DL VIII’s highly negotiated, private investments may include senior secured loans, unsecured senior loans, subordinated and mezzanine loans, convertible securities, notes and other non-convertible debt securities, equity securities, and equity-linked securities including options and warrants. However, DL VIII’s investment bias is towards adjustable-rate, senior secured loans. There is currently no secondary market for DL VIII’s private investments, and DL VIII does not anticipate one developing. DL VIII considers financings for many different purposes, including corporate acquisitions, growth opportunities, liquidity needs, rescue situations, recapitalizations, DIP loans, bridge loans and Chapter 11 exits. Additionally, while DL VIII generally focuses on investments in middle market companies, it may invest in larger or smaller companies. Since the DL VIII Commitment Period ended will end in February 2026, DL VIII will generally not make new investments after that time (other than certain follow-on investments and investments that were significantly in process prior to the expiration of the DL VIII Commitment Period and which DL VIII reasonably expected to be consummated prior to 90 days subsequent to the expiration date of the DL VIII Commitment Period).

Investment Strategy

The Private Credit Group applies its investment philosophy, strategy and approach to the management of DL VIII’s portfolio. The conditions of the economy or capital markets are not used as an absolute indicator of the relative attractiveness of an investment opportunity considered for DL VIII. Rather, the investment must provide for adequate returns relative to the risk assumed, regardless of the economic or capital market environment.

DL VIII pursues its investment objectives by adhering to a proactive strategy of exerting influence throughout each stage of the investment process from origination to exit. The tactics utilized in this strategy are paramount to DL VIII’s success and include selective origination, rigorous due diligence, customized structuring and active monitoring of the investment portfolio.

Selective Origination

The Private Credit Group has a long-term presence in the private capital markets and, as a result, has developed an extensive network of strategic relationships. These relationships include capital market intermediaries such as broker-dealers, investment bankers, commercial bankers, private equity sponsors, mergers and acquisitions advisers, restructuring professionals, accountants and other financial professionals through whom the Adviser believes DL VIII is able to source investment opportunities. The Private Credit Group’s network also extends to the corporate community and includes senior management teams, independent industry consultants, attorneys and other business executives who often refer opportunities to the members of the Private Credit Group.

A key to the Private Credit Group’s investment strategy is to invest primarily in directly originated investment opportunities, as opposed to opportunities developed by financial intermediaries and then marketed widely to potential capital providers, which rarely have economics, terms or conditions that are acceptable to the Private Credit Group. The Private Credit Group aims to originate investment opportunities by independently developing such opportunities or by selectively identifying marketed and referred deals that can be significantly modified to meet the Private Credit Group’s investment criteria. Originating transactions on a selective basis generally allows the Private Credit Group to customize terms that are consistent with its investment profile and exert greater influence throughout the life of the investment.

In certain instances, the Private Credit Group may partner with other providers of capital, including strategic, financial, managerial or other related parties. Forging successful relationships with other investors may present the Private Credit Group with additional opportunities, facilitate the closing of transactions or reduce risks.

Due Diligence

Given the Adviser’s approach to selectively originating transactions, its investment professionals are typically in a position to be directly involved with each step of the investment process, beginning with due diligence. The Adviser’s investment philosophy is to perform a rigorous due diligence investigation designed to better understand a potential portfolio company’s risks and opportunities. This investigation typically includes comprehensive quantitative and qualitative analyses to identify and address risks.

The elements of the quantitative analysis may include:

•	examination of financial statements, such as income statements, balance sheets and cash flow reports as well as margin trends, financial ratios and other applicable performance metrics;

•	review of financial projections and the impact of certain variables on a portfolio company’s performance and ability to service its obligations;

•	analysis of capital required for operations, including growth and maintenance capital expenditures, working capital requirements, and any acquisition or divestiture opportunities;

•	comparable analysis relative to companies and transactions in similar industries;

•

valuations reflecting a range of enterprise and asset values considering the sale of a healthy, stressed and distressed business enterprise, and the appraisal of working capital, real property, machinery, equipment, intellectual property and trademarks under similar circumstances; and

•

identification of exit alternatives, including repayment through free cash flow, acquisitions by strategic and financial buyers of all or portions of a business enterprise, asset liquidation, refinancing through the capital markets, and bankruptcy, including its impact on the portfolio company and the fund’s investment.

Qualitative analysis may include a review of:

•	quality and depth of the management team, including background checks;

•	product and/or service quality;

•	industry fundamentals, including raw material costs, pricing trends and demand drivers;

•	competitive position, including discussions with suppliers, customers, and competitors;

•	Regulatory dynamics;

•	ESG considerations;

•	performance throughout the economic cycle;

•	production cost drivers and sourcing alternatives;

•	quality of information systems and financial infrastructure;

•	diversity of customers and suppliers; and

•	competition, including the impact of alternate technology.

Comprehensive due diligence is an iterative process requiring many areas of expertise. For this reason, the Adviser’s investment professionals may be assisted by independent professionals with specific capabilities. Typically, a third-party accounting specialist is engaged to help perform an in-depth review of a target company’s historical financial performance. This analysis provides a basis for determining the feasibility of the company’s forecasts. In many instances, outside industry consultants review the company’s strategy, operations, budgets, competitive position and technological standing. Outside counsel perform legal diligence and draft the investment documents, including any agreements among capital providers. The information garnered through the due diligence process may result in the modification of a transaction’s terms and conditions or potentially the rejection of an investment opportunity.

Customized Structuring

The Adviser’s investment professionals design a customized financial solution to address the requirements of DL VIII and those of each portfolio company. Through due diligence, the Adviser strives to better understand a portfolio company being financed in order to develop an appropriate form of investment with an acceptable capital structure. DL VIII’s investments may be structured as senior secured loans, unsecured senior loans, subordinated and mezzanine loans, convertible securities, notes and other non-convertible debt securities, equity securities, and equity-linked securities including options and warrants. The pricing associated with the investment reflects the risk inherent in such portfolio company, its capital structure and the type of investment. Once an agreement is reached between DL VIII and such portfolio company, it is documented. This documentation governs the relationship between DL VIII, such portfolio company and/or other creditors after the investment is made.

The objective of this structuring process is to provide the portfolio company’s management with the operating flexibility to effectively manage the business while creating accountability to DL VIII. The investment documentation typically places limits on many of the portfolio company’s discretionary activities, such as capital expenditures, acquisitions, asset divestitures and dividends, as well as, for example, the reinvestment of tax receipts and insurance proceeds. DL VIII’s investment documentation also typically requires extensive reporting by each portfolio company. Such reporting usually includes financial information and metrics useful in monitoring a portfolio company’s performance, as well as non-financial developments, such as material changes in environmental issues, labor relations, key customers and suppliers. In addition, the investment documentation may include a range of positive and negative financial covenants initially set to establish a minimum allowable performance standard.

Investment Selection

See “Management and Other Agreements of DL VIII—The Adviser and Administrator—The Private Credit Group’s Investment Committee” for a description of the Adviser’s investment committee.

Active Monitoring

The Adviser’s investment professionals actively monitor and manage DL VIII’s investment portfolio by thoroughly and continuously analyzing all outstanding investments. Specifically, the investment professionals monitor each portfolio company’s compliance with the terms and conditions of its financing agreement, including reporting requirements and financial covenants. The reported information is gathered, analyzed and used to measure the portfolio company’s performance and potential impact on the investment. The investment professionals also maintain ongoing contact with each portfolio company’s management in order to understand and anticipate opportunities and issues. Interaction with management may range from regular discussions of financial results, site visits and periodic company and industry reviews to daily liquidity monitoring. If the portfolio company violates any of the terms, conditions or covenants of the financing agreement or other investment documentation, DL VIII typically is in a position to take action to attempt to protect the investment and influence the actions of the portfolio company, if necessary.

Types of Investments

The following descriptions are not intended to be an exhaustive categorization of DL VIII’s investments and are subject to change at any time. The allocation of DL VIII’s portfolio among the different types of investments has varied over time based upon the Adviser’s evaluation of each specific investment opportunity. Under normal circumstances, the Adviser utilizes some or all of the following investment types, which are described in greater detail below:

•	secured fixed-rate or adjustable-rate senior loans;

•	unsecured fixed-rate or adjustable-rate loans;

•	subordinated or mezzanine debt obligations;

•	equity securities, including preferred and common stocks and warrants;

•	convertible securities;

•	broadly syndicated loans or baskets of broadly syndicated loans; and

•	options or other derivative instruments.

DL VIII generates revenues in the form of interest income and capital appreciation by providing private capital to middle market companies operating in a broad range of industries primarily in North America. The historical investment philosophy, strategy and approach of the Private Credit Group has typically not involved the use of PIK interest, which represents contractual interest accrued and added to the loan balance that generally becomes due at maturity, or similar arrangements. In general, the Private Credit Group has not originated, and does not expect to originate, a significant amount of investments for DL VIII with PIK interest features.

DL VIII is primarily focused on investing in senior secured debt obligations, although there may be occasions where the investment may be unsecured. DL VIII also considers making an equity investment as the primary security in combination with a debt obligation, or as part of a total return strategy. DL VIII’s investments are in corporations, partnerships or other business entities. Additionally, in certain circumstances, DL VIII may co-invest with other investors and/or strategic partners indirectly in a company through a joint venture, partnership or other special purpose vehicle. While DL VIII invests primarily in North American companies, there may be certain instances where it invests in companies domiciled elsewhere.

DL VIII considers financings for many different purposes, including corporate acquisitions, growth opportunities, liquidity needs, rescue situations, recapitalizations, DIP loans, bridge loans and Chapter 11 exits.

The Adviser considers an investment for DL VIII’s portfolio only if it believes that the relevant portfolio company is likely to repay its obligations. For example, the Adviser may determine that a portfolio company is likely to meet debt service requirements from cash flow or other sources, including the sale of assets, despite such portfolio company’s highly leveraged position, or that a portfolio company that is experiencing financial distress, but appears able to pay its interest and principal, is an attractive investment opportunity. There can be no assurance that such analysis uncovers all factors that may impair the value of DL VIII’s investments.

DL VIII may also provide interim or bridge financing to a portfolio company for working capital or other general corporate purposes. Interim or bridge financings are generally structured as loans and may be secured or unsecured. Such a portfolio company usually has a plan for repaying or refinancing at the time of the bridge loan funding, although there is a risk that such portfolio company will be unable to complete such refinancing successfully. In that case, the bridge loan typically converts into a more permanent investment, usually at a higher cost to such portfolio company.

Collateral

DL VIII’s debt investments are generally secured with one or more of (i) working capital assets, such as accounts receivable and inventory, (ii) tangible fixed assets, such as real property, machinery, buildings and equipment, (iii) intangible assets, such as trademarks or patents, or (iv) security interests in shares of stock of the company or its subsidiaries or affiliates.

DL VIII may invest in debt or equity instruments that are not secured by specific collateral, but are backed only by the enterprise value of the company. Unsecured investments typically involve a greater risk of loss than secured investments. DL VIII generally does not invest unless, at the time of the investment, the Adviser believes the estimated value of the borrower’s business or the underlying assets of the business equals or exceeds the aggregate investment amount, although there can be no assurance that the assets will be sufficiently liquid in order to satisfy the portfolio company’s obligations.

In the case of investments in a non-public company, such company’s shareholders may provide collateral in the form of secured guarantees and/or security interests in other assets that they own. DL VIII typically values the collateral by reference to such company’s financial statements or independent appraisals, and may assign a value to the collateral that is higher or lower than the value assigned by the company.

Covenants

Debt investments generally have operational and performance-based covenants designed to monitor performance of the borrower and to limit the activities of the borrower in an effort to protect the right of lenders to receive timely payments of interest and repayment of principal. Covenants may create positive or negative restrictions and, if violated, could result in a default on the debt obligations.

Default

DL VIII is subject to the risk that a company will default on its agreement with DL VIII due to a violation of provisions of the financing agreement or other investment documentation, including a failure to pay scheduled interest or make principal payments. If DL VIII accelerates the repayment of an investment because of a company’s violation of a covenant or other terms of a financing agreement or other investment documentation, such company might default on such payment. The risk of default generally will increase in the event of an economic downturn or, in the case of an adjustable-rate obligation, a substantial increase in interest rates. DL VIII may own a debt obligation of a borrower that is about to become insolvent. DL VIII may also invest in debt obligations that are issued in connection with a restructuring of the borrower under bankruptcy laws (also known as a DIP loan/financing).

Investments

Based on fair value as of September 30, 2025, DL VIII’s non-controlled/non-affiliated portfolio was comprised of 50 debt investments and 2 equity investments. Of these investments, 100% were debt investments which were primarily senior secured term loans and revolving loans.

For a further discussion of DL VIII’s investment activities and investment attributes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of DL VIII in Part II, Item 7 of DL VIII’s Annual Report on Form 10-K for the year ended December 31, 2024 and in Part I, Item 2 of DL VIII’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, incorporated by reference herein.

Managerial Assistance

A BDC must offer significant managerial assistance to its portfolio companies. Making available managerial assistance means, among other things, any arrangement whereby the BDC, through its directors, officers or employees, offers to provide, and, if accepted, does in fact provide, significant guidance and counsel concerning the management, operations or business objectives and policies of the portfolio company. The Adviser or an affiliate thereof may provide such managerial assistance on DL VIII’s behalf to portfolio companies that request such assistance. DL VIII may receive fees for these services and reimburse the Adviser for its allocated costs in providing this assistance, subject to the review and approval by the board of directors, including the Independent Directors. See “Regulation—Regulation as a Business Development Company—Managerial Assistance to Portfolio Companies.”

Administration

DL VIII does not currently have any employees and does not expect to have any employees. Services necessary for its business are provided through its administration agreement with the Adviser (the “DL VIII Administration Agreement”) and the DL VIII Advisory Agreement. Each of DL VIII’s executive officers is an employee of the Adviser.

Competition

DL VIII competes for investments with a number of BDCs and other investment funds (including private equity funds and venture capital funds), special purpose acquisition company sponsors, hedge funds that invest in private investments in public equities, traditional financial services companies such as commercial banks, and other sources of financing. Many of these entities have greater financial and managerial resources than DL VIII does. Furthermore, many competitors are not subject to the regulatory restrictions that the 1940 Act and the Code impose on DL VIII as a BDC and a RIC.

Properties

DL VIII maintains its principal executive office at 200 Clarendon Street, 19th Floor, Boston, MA 02116. It does not own any real estate.

Legal Proceedings

DL VIII is not currently subject to any material legal proceedings, nor, to its knowledge, is any material legal proceeding threatened against it. From time to time, DL VIII may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of its rights under loans to or other contracts with its portfolio companies.

MANAGEMENT OF DL VIII

DL VIII’s business and affairs are managed under the direction of its board of directors. The DL VIII board of directors consists of seven members, five of whom are not “interested persons” of DL VIII, the Adviser or their respective affiliates as defined in Section 2(a)(19) of the 1940 Act. These individuals are referred to as the “Independent Directors.”

The board elects DL VIII’s officers and the officers serve until their resignation or termination or until their successors are duly appointed and qualified. The responsibilities of the board include, among other things, oversight of investment activities, quarterly valuation of assets, oversight of financing arrangements, and corporate governance activities. The board of directors has ultimate authority over DL VIII’s operations, but has delegated the authority to manage DL VIII’s assets to the Adviser.

The board of directors is divided into three classes, each serving staggered, three-year terms. Ms. Finnerty and Messrs. Adler and Tarica serve as Class I directors (with terms expiring at the 2026 annual meeting of unitholders); Messrs. Flemma and Miller serve as Class II directors (with terms expiring at the 2027 annual meeting of unitholders); and Messrs. Kelly and Wang serve as Class III directors (with a term expiring at the 2028 annual meeting of unitholders).

Board of Directors of DL VIII

Name, Address and Year of Birth	Position(s) Held with DL VIII, Length of Time Served and Term of Office(2)	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex(1)(2) Overseen by Director	Other Non-Affiliated Directorships Held by Director During Past Five Years
Independent Directors
David R. Adler (born 1964)	Director since 2025 (term expires in 2026)	Chief Executive Officer of Adler Asset Management, LLC.	6	None

Sheila Finnerty (born 1965)	Director since 2021 (term expires in 2026)	Presently retired. Previously Executive Managing Director at Liberty Mutual Insurance.	5	3

Andrew W. Tarica (born 1959)	Director since 2021 (term expires in 2026)	Chief Executive Officer of Meadowbrook Capital Management since 2001. Also acts as head of fixed income proprietary trading for Cowen Prime Services.	35	None

Saverio M. Flemma (born 1962)	Director since 2021 (term expires in 2027)	Founder and President of SF Advisors LLC. Previously, a Senior Banker at Drexel Hamilton, LLC commencing 2016.	5	1

R. David Kelly (born 1964)	Director since 2021 (term expires in 2028)	Chairman and CEO of Croesus & Company.	5	3
Interested Directors

Richard T. Miller (born 1962)	President and Director since 2021 (term expires in 2025)	Group Managing Director, Head of Private Credit of TCW (since 2012).	5	None

David Wang (born 1976)	Director since 2025 (term expires in 2028)	Group Managing Director, Deputy Head of Private Credit of TCW (since 2013).	5	None

(1)

“Fund Complex” is defined to include registered investment companies that hold themselves out to investors as related companies for purposes of investment and investor services, or registered investment companies advised by DL VIII’s investment adviser, TCW Asset Management Company LLC (the “Adviser”), or that have an investment adviser that is an affiliated person of the Adviser. As a result, the Fund Complex includes TCW Direct Lending LLC, TCW Direct Lending VII LLC, TCW Direct Lending VIII LLC, TCW Star Direct Lending LLC, TCW Steel City Senior Lending BDC, the TCW Funds, the TCW Strategic Income Fund and the Metropolitan West Funds.
(2)	Ms. Finnerty and Messrs. Adler, Tarica, Flemma, Kelly, Miller and Wang are also directors of the Perpetual Fund.

Biographical Information of Directors

Independent Directors

David R. Adler

Mr. Adler is Chief Executive Officer of Adler Asset Management, LLC, a registered investment adviser. He also spent over twenty-four years in Investment Banking at BofA Merrill Lynch in the Financial Institutions Investment Banking Group and at J.P. Morgan Securities Inc. in the Mergers & Acquisitions Group. Mr. Adler received an M.B.A. in Finance from the University of Chicago Graduate School of Business and a B.A. in Economics from the University of Chicago.

Sheila A. Finnerty

Ms. Finnerty served as an Executive Managing Director at Liberty Mutual Insurance, a Fortune 100 Company, until her retirement. She has 34 years of experience and is widely respected as a successful investor and strong partner both in the financial markets and in business strategy. As an investor at both Liberty Mutual Investments and Morgan Stanley Investment Management, Sheila successfully managed leveraged finance and alternative credit portfolios as well as being an active member of the internal Investment Committee and the leadership teams that oversaw asset allocation and strategy for these businesses.

Prior to joining Liberty Mutual, Sheila held several roles at Morgan Stanley Investment Management (MSIM) including Managing Director as Global Head of High Yield Investments as well as Head of Leveraged Loan Investments. Ms. Finnerty serves as an Independent Board Member for Vista Credit Partners. She is a member of the Board of Trustees of Manhattanville College and serves on the Philanthropy Committee of the May Institute. Sheila is a strong proponent of diversity and inclusion initiatives and is a founding member of Women in Alternative Debt. Ms. Finnerty is a 1988 graduate of The New York University Stern School of Business and a 1986 graduate of Manhattanville College. She is a Charter Holder of the CFA Institute.

Saverio M. Flemma

Saverio M. Flemma is the founder and President of SF Advisors LLC, a financial advisory firm. He advises companies and business owners on capital structure and financing-related issues as well as company sales. Prior to SF Advisors, Mr. Flemma was a Senior Banker at Drexel Hamilton, LLC, an investment banking and securities brokerage firm. Mr. Flemma joined Drexel Hamilton in 2016 and was responsible for advising on mergers and acquisitions and capital raising transactions. Previously, Mr. Flemma served as a Managing Director in Investment Banking at Deutsche Bank Securities, Chase Securities and Banc of America Securities. Mr. Flemma earned a B.A. in Economics from Rollins College.

R. David Kelly

Mr. Kelly has investment experience serving both public companies and private companies in the financial advisory, real estate development and operating company sectors. Mr. Kelly has served as the Chief Executive Officer and Chairman of the board of directors of Croesus and Company, a real estate investment and advisory firm, since 2014. Mr. Kelly is the managing partner of StraightLine Realty Partners, LLC, an alternative investment platform with investments in real estate financial services and venture capital, which he founded in 2010. Mr. Kelly serves as Lead Director on the Board of Directors of DL VIII and TCW Direct Lending Funds VII LLC. He also serves as Lead Director on the Board of Directors of Invesco’s INREIT and is an at large director of Ashton Woods Homes. He also serves as an Independent Director of Acadia Healthcare. Mr. Kelly

serves on the Governing Body of the Children’s Medical Center of Dallas, serving on the Finance Operating and Investment Committees. Mr. Kelly served as Chairman of the Teacher’s Retirement System of Texas from 2007 to 2017. He also served as Chairman of the Texas Public Finance Authority from 2002 to 2006 as a gubernatorial appointee. Mr. Kelly earned a B.A. in Economics from Harvard University and an M.B.A. from Stanford University.

Andrew W. Tarica

Mr. Tarica is the founder and CEO of Meadowbrook Capital Management (“MCM”), a fixed income credit asset management business he founded in 2001. Prior to founding MCM, he was the global head of the high grade corporate bond department at Donaldson, Lufkin & Jenrette from 1992 to 1999. From 1990 to 1992 he ran the investment grade sales and trading department at Kidder Peabody. He began his career at Drexel Burnham in 1983 in the investment grade trading area, where he eventually became the head of trading. He is a member of the Board of Directors of TCW Funds, Inc., TCW Strategic Income Fund, DL VIII, TCW Direct Lending VII, LLC and TCW Star Direct Lending LLC and Chairman of the TCW/MetWest Mutual Funds board. Mr. Tarica is a graduate of Northeastern University.

Interested Directors

Richard T. Miller, Group Managing Director, Head of Private Credit Group at TCW

Mr. Miller serves as Group Managing Director and Chief Investment Officer of the TCW Private Credit Group. Mr. Miller joined TCW in 2013 with the acquisition of the Special Situations Funds Group from Regiment Capital Advisors, LP which he led since the group’s inception in 2001. Mr. Miller has over 30 years of experience in the capital markets and previously was ranked on the Institutional Investor “All American High Yield Research Team” for six consecutive years, focusing primarily on the Metals and Mining sector. Prior to his involvement in high yield research, he was at Chase Manhattan Bank in the Mergers & Acquisitions Group. He then moved on to become a Managing Director with the High Yield Group. Subsequently, he became the Head of High Yield Research at BankBoston Securities and in 1999, Mr. Miller joined UBS as a Managing Director and Head of the Global High Yield Research Group. Mr. Miller currently serves as an ex officio Trustee of the University of Rochester Endowment and is a Board Member of the Nativity Preparatory School and a former Board Member of the Dexter Southfield School. Mr. Miller received his BS from Syracuse University and his MBA from the University of Rochester.

David C. Wang, Group Managing Director, Deputy Head of Private Credit Group at TCW

Mr. Wang serves as Group Managing Director and Deputy Head of TCW Private Credit. Prior to joining TCW in 2013, Mr. Wang served as Director in the Capital Markets Group at Houlihan Lokey where he provided financing advisory services to middle market companies and financial sponsors. Prior to joining Houlihan Lokey, he served as Chief Financial Officer of Xinhua Finance, a publicly-traded international provider of financial indices, news, ratings and corporate communications products and services, where he led the company’s global restructuring. Prior to that, Mr. Wang was a Vice President in the leveraged finance investment banking division of Libra Securities and its predecessor firm, U.S. Bancorp Libra. He also previously served as Chief Financial Officer of Kentucky Electric Steel, a highly successful distressed acquisition and turnaround sponsored by Everest Capital and Libra Securities. Mr. Wang serves or has previously served on the boards of the Center for Duchenne Muscular Dystrophy at UCLA and the California Science Center. Mr. Wang is a graduate of The Wharton School at the University of Pennsylvania where he received a BS in Economics.

Information Regarding the Board and its Committees

Pursuant to the LLC Agreement, the Board has established an Audit Committee. The Board has also established a Special Transactions Committee. The Board has the authority to form additional committees of the Board from time to time to the extent that it determines that it is appropriate to do so.

Board Leadership Structure

DL VIII’s business and affairs are managed under the direction of its board, including the responsibilities performed for DL VIII pursuant to the DL VIII Advisory Agreement. Among other things, the board sets broad policies for DL VIII and approves the appointment of DL VIII’s investment adviser, administrator and officers and, with the Audit Committee (as described below), approves the engagement, and reviews the performance, of DL VIII’s independent registered public accounting firm. The role of the board and of any individual director is one of oversight, and not of management, of the day-to-day affairs of DL VIII.

The board currently consists of seven directors, five of whom are Independent Directors. As part of each regular board meeting, the Independent Directors meet separately from management. The board reviews its leadership structure periodically as part of its annual self-assessment process and DL VIII believes that its structure is appropriate to enable the board to exercise its oversight of DL VIII.

The Independent Directors have designated a lead Independent Director who has authority and specific responsibilities regarding (i) meetings and executive sessions; (ii) liaison between the Independent Directors and management; (iii) oversight of information provided to the board; (iv) legal advisors and consultants retained by the Independent Directors; (v) board evaluation and leadership; and (vi) investor communication. R. David Kelly is the lead Independent Director.

Board Oversight of Risk Management

The board oversees the services provided by the Adviser, including certain risk management functions. Risk management is a broad concept composed of many disparate elements (such as, for example, investment risk, issuer and counterparty risk, compliance risk, operational risk, and business continuity risk). Consequently, board oversight of different types of risks is handled in different ways, and the board implements its risk oversight function both as a whole and through board committees. In the course of providing oversight, the Board and its committees receive reports on the DL VIII’s activities, including regarding DL VIII’s investment portfolio and its financial accounting and reporting. The Audit Committee’s meetings with DL VIII’s independent registered public accounting firm also contribute to its oversight of certain internal control risks. In addition, the Board meets periodically with representatives of DL VIII and the Adviser to receive reports regarding the management of DL VIII, including certain investment and operational risks, and the Independent Directors are encouraged to communicate directly with senior management.

DL VIII believes that the board’s role in risk oversight must be evaluated on a case-by-case basis and that its existing role in risk oversight is appropriate. Management believes that DL VIII has robust internal processes in place and a strong internal control environment to identify and manage risks. However, not all risks that may affect DL VIII can be identified or processes and controls developed to eliminate or mitigate their occurrence or effects, and some risks are beyond any control of DL VIII or the Adviser, its affiliates, or other service providers.

Unitholder Meetings

DL VIII holds an annual meeting of unitholders for the purposes of electing directors, offering the unitholders the opportunity to review and discuss DL VIII’s investment activity and portfolio, and for such other business as may lawfully come before the unitholders. The annual meetings shall be held on such date and at such time as may be designated from time to time by the board and stated in the notice of the annual meeting. A quorum of the unitholders at an annual meeting shall consist of unitholders holding a majority of the outstanding units entitled to vote on the matter in question.

Audit Committee

DL VIII has a standing Audit Committee, which currently consists of Ms. Finnerty Messrs. Adler, Flemma, Kelly and Tarica, all of whom are Independent Directors. The principal functions of the Audit Committee are to select, engage and discharge the DL VIII’s independent registered public accounting firm, review the plans, scope and results of the audit engagement with DL VIII’s independent registered public accounting firm, approve professional services provided by DL VIII’s independent registered public accounting firm (including compensation therefor), review the independence of the Company’s independent registered public accounting firm, review the adequacy of DL VIII’s internal control over financial reporting, establish guidelines and make recommendations to the board regarding the valuation of DL VIII’s loans and investments, and take any other actions consistent with the Audit Committee charter or as may be authorized by the board. Mr. Flemma serves as Chairman of the Audit Committee, and has been designated as an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K promulgated by the SEC.

The board has adopted a written charter for its Audit Committee, which was filed with the proxy statement for the 2024 annual meeting of unitholders.

Nominating Committee

DL VIII does not have a nominating committee or a charter relating to the nomination of directors. Decisions on director nominees are made through consultation among the Independent Directors. The Independent Directors consider possible candidates to fill vacancies on the board, review the qualifications of candidates recommended by unitholders and others, and recommend the slate of director nominees to be proposed for election by unitholders at each annual meeting. The Independent Directors believe that they can adequately fulfill the functions of a nominating committee without having to appoint an additional committee to perform that function. The Independent Directors have not adopted any specific policies or practices to determine nominations for DL VIII’s directors other than as described herein and as set forth in the LLC Agreement. The Independent Directors have not utilized the services of any third party to assist in identifying and evaluating director nominees.

Compensation Committee

DL VIII does not have a compensation committee because its executive officers do not receive any direct compensation from DL VIII. However, the compensation payable to DL VIII’s Adviser, pursuant to the DL VIII Advisory Agreement, has been separately approved by a majority of the Independent Directors. In addition, the compensation paid to the Independent Directors is established and approved by the Independent Directors.

Special Transactions Committee

DL VIII has a standing special transactions committee (as used in this section, the “Special Transactions Committee”), which currently consists of Ms. Finnerty and Messrs. Adler, Flemma, Kelly and Tarica, all of whom are Independent Directors. The principal functions of the Special Transactions Committee are to review and approve potential co-investment transactions as defined by and subject to the Co-Investment Exemptive Order that the Adviser received from the SEC and other potential transactions. For more information regarding the Co-Investment Exemptive Order, see “Regulation—Regulation as a Business Development Company—General.”

Board of Directors and Committee Meetings Held

The following table shows the number of board and committee meetings held for DL VIII, and the number of times the board and each committee acted by written consent, during the fiscal year ended December 31, 2024:

	Meetings Held	Actions by Written Consent
Board of Directors	5	2
Audit Committee	4	0
Special Transactions Committee	0	17

All directors attended at least 75% of the aggregate of (i) the total number of meetings of the board and (ii) the total number of meetings held by all committees of the board on which they served. DL VIII does not currently have a policy with respect to board member attendance at annual meetings.

Unitholder Communications with Directors

The board has established procedures whereby unitholders and other interested parties may send communications to the entire board, the Independent Directors as a group or an individual director by mail addressed to the director group or applicable director, in the care of the Secretary of DL VIII at DL VIII’s principal offices at TCW Direct Lending VIII LLC, 200 Clarendon Street, 19th Floor, Boston, MA 02116. Such communications should specify the intended recipient or recipients. The Secretary will forward any communications received directly to the intended recipient for review.

Compensation of Directors

Each of DL VIII’s Independent Directors receives an annual retainer fee of $40,000 ($56,250 for periods prior to May 16, 2024), payable once per year, if the Independent Director attends at least 75% of the meetings held during the previous year. In addition, each Independent Director receives $1,500 ($1,875 for periods prior to May 16, 2024) for each board meeting in which he participates. Each Independent Director is also reimbursed for all reasonable out-of-pocket expenses incurred in connection with participating in each board meeting.

Each Independent Director also receives $533 ($600 for periods prior to August 2025) for each meeting of DL VIII’s Audit Committee in which he participates. With respect to each Audit Committee meeting not held concurrently with a board meeting, each Independent Director is reimbursed for all reasonable out-of-pocket expenses incurred in connection with participating in such Audit Committee meeting. In addition, the lead Independent Director and the chairman of the Audit Committee received an annual retainer of $8,000 ($11,250 for periods prior to May 16, 2024).

The following table sets forth the compensation paid by DL VIII, during the fiscal year ended December 31, 2024, to the Independent Directors. No compensation is paid to directors who are “interested persons” of DL VIII. DL VIII has no retirement or pension plans or any compensation plans under which DL VIII’s equity securities were authorized for issuance.

Name of Director	Fees Earned or Paid in Cash (Total Compensation)
Independent Directors
David R. Adler	N/A
Sheila A. Finnerty	$58,763
Saverio M. Flemma	$68,975
R. David Kelly	$68,325
Andrew W. Tarica	$58,763

Unit Ownership of Directors

The following table sets forth the aggregate dollar range of equity securities owned by each director of DL VIII and of all funds overseen by each director in the Fund Complex. The cost of each director’s investment in the Fund Complex may vary from the current dollar range of equity securities shown below, which is calculated on an appraised value basis as of September 30, 2025. The information as to beneficial ownership is based on statements furnished to DL VIII by each director.

Name of Director	Dollar Range of Equity Securities Held in DL VIII		Fees Earned or Paid in Cash (Total Compensation)
Independent Directors
David R. Adler		N/A		N/A
Sheila A. Finnerty	Over $	100,000	Under $	100,000
Saverio M. Flemma	Over $	100,000	Under $	100,000
R. David Kelly	Over $	100,000	Under $	100,000
Andrew W. Tarica	Over $	100,000	Under $	100,000
Interested Directors
Richard T. Miller	Over $	100,000		N/A
David C. Wang	Over $	100,000		N/A

Executive Officers of DL VIII

The officers of DL VIII are appointed by the board either at its annual meeting or at any subsequent regular or special meeting of the board. The board of DL VIII has appointed three officers to hold office at the discretion of the board until their successors are duly appointed and qualified or until their resignation or removal. Except as noted below, all officers listed below served DL VIII as such throughout the fiscal year ended December 31, 2025.

Name, Address and Year of Birth	Position(s) Held with DL VIII(1)	Length of Time Served	Principal Occupation(s) During Past 5 Years
Richard T. Miller (born 1962)	President	Since May 2021	Group Managing Director, Head of Private Credit of TCW (since 2012).

Andrew Kim (born 1978)	Chief Financial Officer and Treasurer	Since May 2021	Managing Director of TCW, in charge of Client and Fund Reporting (since 2020). Previously, Vice President of Finance at Tennenbaum Capital Partners.

Joseph Magpayo (born 1964)	Secretary	Since April 2025	Managing Director of TCW’s Client Services Group.

David Wang (born 1976)	Chief Operating Officer	Since May 2021	Group Managing Director and Deput Head of TCW’s Private Credit Group.

Christopher D. Marzullo (born 1967)	Chief Compliance Officer	Since August 2025	Global Chief Compliance Officer of TCW (since August 2025).

(1)	DL VIII officers also hold their corresponding positions at the Perpetual Fund.

Biographical Information of Executive Officers who are not Directors

Andrew Kim

Andrew Kim is a Managing Director in the Client and Fund Reporting group focusing on financial reporting and operations for the Private Credit group. He joined TCW in March 2020. Prior to joining TCW, Mr. Kim was the Chief Financial Officer of a boutique investment fund focused on structured lending and private credit. Prior to that role, he was the Vice President of Finance at Tennenbaum Capital Partners which focused on direct lending, primarily investing in leveraged loans through various complex fund structures. He holds a BS of Finance from the University of Illinois at Urbana-Champaign and an accounting certificate from UCLA. In addition, he is a CFA charterholder.

Joseph Magpayo

Joseph Magpayo manages the Client Services operations teams with responsibilities including wrap fee SMA and mutual fund operations, sales and marketing analytics, client relationship management (CRM) administration, request for proposals (RFP), and consultant databases. He has supervisory responsibilities as a Registered Principal over the Private Client Services group and is also responsible for vendor management over several of TCW’s key outsourcing partners. He has extensive operational, organizational, and people management expertise. Mr. Magpayo joined TCW in 1991. He earned a BA in History from St. Mary’s College, an MA in American Studies from Pepperdine University, and an MBA with a Strategic Management emphasis from Azusa Pacific University.

David Wang

David Wang serves as Group Managing Director and Deputy Head of TCW Private Credit. Prior to joining TCW in 2013, Mr. Wang served as Director in the Capital Markets Group at Houlihan Lokey where he provided financing advisory services to middle market companies and financial sponsors. Prior to joining Houlihan Lokey, he served as Chief Financial Officer of Xinhua Finance, a publicly-traded international provider of financial indices, news, ratings and corporate communications products and services, where he led the company’s global restructuring. Prior to that, Mr. Wang was a Vice President in the leveraged finance investment banking division of Libra Securities and its predecessor firm, U.S. Bancorp Libra. He also previously served as Chief Financial Officer of Kentucky Electric Steel, a highly successful distressed acquisition and turnaround sponsored by Everest Capital and Libra Securities. Mr. Wang serves or has previously served on the boards of the Center for Duchenne Muscular Dystrophy at UCLA and the California Science Center. Mr. Wang is a graduate of The Wharton School at the University of Pennsylvania where he received a BS in Economics.

Christopher D. Marzullo

Christopher Marzullo is the Interim Chief Compliance Officer for TCW. In this role, he is responsible for directing and managing all compliance affairs for TCW globally. Prior to joining TCW in July 2025, Mr. Marzullo served as the General Counsel and Chief Compliance Officer at Brandywine Global Investment Management where he was responsible for overseeing and managing all legal and compliance matters globally for the past 17 years. Before joining Brandywine Global, he was Associate General Counsel with Legg Mason, responsible for providing legal and compliance advice to Legg Mason’s various investment advisor subsidiaries. Mr. Marzullo began his career as a trial attorney in Baltimore. Mr. Marzullo earned his BS in Industrial and Labor Relations from Cornell University and his JD magna cum laude from the University of Baltimore School of Law.

Compensation of Executive Officers

DL VIII does not currently have any employees and does not expect to have any employees. Services necessary for DL VIII’s business, including such services provided by DL VIII’s executive officers, are provided by individuals who are employees of the Adviser, pursuant to the terms of the DL VIII Advisory Agreement and the DL VIII Administration Agreement. Therefore, DL VIII’s day-to-day investment operations are managed by the Adviser, and most of the services necessary for the origination and administration of DL VIII’s investment portfolio are provided by investment professionals employed by the Adviser.

None of DL VIII’s executive officers receive direct compensation from DL VIII. Subject to the cap described under the section below entitled “Management and Other Agreements of DL VIII—Administration

Agreement,” under the DL VIII Administration Agreement, DL VIII reimburses the Administrator for expenses incurred by it on DL VIII’s behalf in performing its obligations under the DL VIII Administration Agreement. Certain of DL VIII’s executive officers, through their ownership interest in or management positions with the Adviser, may be entitled to a portion of any profits earned by the Adviser, which includes any fees payable to the Adviser under the terms of the DL VIII Advisory Agreement, less expenses incurred by the Adviser in performing its services under the DL VIII Advisory Agreement. The Adviser may pay additional salaries, bonuses, and individual performance awards and/or individual performance bonuses to DL VIII’s executive officers in addition to their ownership interest.

Portfolio Management of DL VIII

The management of DL VIII’s investment portfolio is the responsibility of the Adviser and its Private Credit Group, and DL VIII considers the members of the Adviser’s Private Credit Group to be DL VIII’s portfolio managers. The Private Credit Group’s Investment Committee must approve each new investment that DL VIII makes. The Investment Committee with respect to DL VIII is composed of six members of the Private Credit Group: Richard T. Miller, David Wang, Suzanne Grosso, Jim Synborski, Ryan Carroll and Mark Gertzof. For more information regarding the Investment Committee, see “Management and Other Agreements of DL VIII—The Adviser and Administrator—The Private Credit Group’s Investment Committee.” The biographical information of the six members of the Investment Committee is set forth below. The members of the Adviser’s Private Credit Group are not employed by DL VIII, and receive no compensation from DL VIII in connection with their portfolio management activities.

For biographical information regarding Mr. Miller and Mr. Wang, see “Biographical Information of Directors” above.

Suzanne Grosso, Managing Director, Private Credit Group

Ms. Grosso serves as Managing Director, Deputy CIO, Head of Credit and Co-Portfolio Manager of the Specialty Lending Strategy. Ms. Grosso joined TCW in 2013 with the acquisition of the Special Situations Funds Group from Regiment Capital Advisors, LP. which she joined in 2004. She has worked in the public and private financial markets since 1994. Previously, Ms. Grosso worked on private equity transactions in Bear Stearns’ Merchant Banking group and was a High Yield Research Analyst at Chase Manhattan Bank. Ms. Grosso received a BA from Cornell University and an MBA from the Wharton School of the University of Pennsylvania.

Jim Synborski, Managing Director, Private Credit Group

Mr. Synborski serves as a Managing Director and Co-Portfolio Manager of the Specialty Lending Strategy. Mr. Synborski joined TCW in 2013 with the acquisition of the Special Situations Funds Group from Regiment Capital Advisors, LP. He joined Regiment in 2010 and previously worked at NewStar Financial, a Boston-based commercial lender which focuses on the middle market. He currently serves as a Trustee of the Nativity Preparatory School. Mr. Synborski received a BS in Finance from Babson College.

Ryan Carroll, Managing Director, Private Credit Group

Mr. Carroll serves as Managing Director, Deputy CIO, Head of Portfolio Management and Co-Portfolio Manager of the Rescue Finance Strategy. Prior to joining TCW in 2016, Mr. Carroll was a Managing Director within the US Private Capital Group at BlackRock Financial Management. He joined BlackRock in March of 2015 with the acquisition of BlackRock Kelso Capital Advisors, which he joined in 2005. Prior to joining BlackRock Kelso Capital, Mr. Carroll worked in the leveraged finance group at JPMorgan, Inc. Mr. Carroll holds a BSBA with majors in finance, accounting and international business from the Olin School of Business at Washington University in St. Louis.

Mark Gertzof, Managing Director, Private Credit Group

Mr. Gertzof serves as Managing Director, Deputy CIO, Co-Head of Origination and Co-Portfolio Manager of the TCW Steel City Strategy. Prior to joining TCW in 2013, he was the Managing Partner of a middle market investment banking and credit advisory firm, Monroe Credit Advisors, which he co-founded in 2009. Prior to that, he was a Managing Director and team leader for Merrill Lynch Capital’s Corporate Finance leverage lending group where he spent six years. Mr. Gertzof started his career at Bank of Boston in 1989 and spent 13 years at BankBoston/Fleet Capital in various positions primarily focused on asset-based lending. He has previously served on the boards of the Turnaround Management Association of Chicago and HFS Chicago Scholars. Mr. Gertzof holds a BS with high distinction in Finance and Investments from Babson College.

MANAGEMENT AND OTHER AGREEMENTS OF DL VIII

The Adviser and Administrator

DL VIII’s investment activities are managed by the Adviser. Subject to the overall supervision of the DL VIII board of directors, the Adviser manages DL VIII’s day-to-day operations of, and provides investment advisory and management services to, DL VIII, pursuant to the DL VIII Advisory Agreement.

The Adviser is a Delaware limited liability company and has been registered with the SEC under the Advisers Act since 1970. The principal executive offices of the Adviser are located at 515 South Flower Street, Los Angeles, CA 90071. The Adviser is a wholly owned subsidiary of the TCW Group and, together with its affiliated companies, manages or has committed to manage approximately $205 billion of assets as of September 30, 2025. Such assets are managed in various formats, including managed accounts, funds, structured products and other investment vehicles. The Adviser will also provide investment advisory and management services to the Perpetual Fund.

The Adviser is responsible for sourcing investment opportunities, conducting industry research, performing diligence on potential investments, structuring DL VIII’s investments and monitoring DL VIII’s portfolio companies on an ongoing basis.

Other services necessary for DL VIII’s business are provided by the Administrator (or one or more delegated service providers), which oversees the maintenance of DL VIII’s financial records and otherwise assists DL VIII’s compliance with regulations applicable to a BDC under the 1940 Act and a RIC under the Code, prepares reports to DL VIII’s unitholders, monitors the payment of DL VIII’s expenses and the performance of other administrative or professional service providers, and generally provides DL VIII with administrative and back office support.

The Private Credit Group

DL VIII’s assets are managed by the Adviser’s Private Credit Group. Certain members of the Private Credit Group were previously affiliated with Regiment Capital Advisors, LP, an independent investment manager based in Boston, Massachusetts. DL VIII is the Private Credit Group’s seventh fund. Originally founded in 2001, the Private Credit Group was founded, and is led by, Richard Miller and consists of over 35 investment professionals with significant expertise in investing, corporate finance, merger and acquisitions, leveraged transactions, high-yield financings, asset-based loans, turnarounds, loan workouts and restructurings.

The Adviser employs the investment approach and strategy the Private Credit Group developed and implemented over the past 25 years of investing in the middle markets. The investment approach of the Private Credit Group is primarily to originate and invest in loans to middle market companies and to seek to generate differentiated returns by originating opportunities that can yield above-market returns at a below-market risk profile through its direct origination-focused sourcing effort, approach to underwriting and structuring, and portfolio monitoring.

The Private Credit Group applies its investment philosophy, strategy and approach to the management of DL VIII’s portfolio. The condition of the economy or capital markets is not used as an absolute indicator of the relative attractiveness of an investment opportunity considered for DL VIII. Rather, the investment must provide for adequate returns relative to the risk assumed, regardless of the economic or capital market environment.

The Private Credit Group’s Investment Committee

The Private Credit Group’s Investment Committee evaluates and approves all investments by the Adviser. The Investment Committee process is intended to bring the diverse experiences and perspectives of the committee members to the analysis and consideration of every investment. The Investment Committee determines appropriate investment sizing, structure, pricing and ongoing monitoring requirements for each investment, thus serving to provide investment consistency and adherence to the Adviser’s investment philosophies and policies. In addition to reviewing investments, the Investment Committee meetings serve as a forum to discuss credit views and outlooks. Potential transactions and deal flow are also reviewed on a regular basis. The Private Credit Group’s investment professionals are encouraged to share information and views on credit with the Investment Committee early in their analysis. This process improves the quality of the analysis and enables the Private Credit Group members to work more efficiently. Each proposed transaction is presented to the Investment Committee for consideration in a formal written report. Each of DL VIII’s new investments, and the disposition or sale of each existing investment, must be approved by the Investment Committee.

The Adviser keeps DL VIII’s board of directors well informed as to the identity and title of each member of its Investment Committee and provides to the board of directors such other information with respect to such persons and the functioning of the Investment Committee and the Private Credit Group as the board of directors may from time to time request.

The Investment Committee is composed of six members of the Private Credit Group, including Richard T. Miller, Suzanne Grosso, Ryan Carroll, Mark Gertzof, Jim Synborski and David Wang. See “Management of DL VIII—Portfolio Management of DL VIII.”

DL VIII aims to use the expertise of the members of the Investment Committee and the Private Credit Group to assess investment risks and determine appropriate pricing for DL VIII’s investments. In addition, DL VIII believes that the relationships developed by the Private Credit Group enable DL VIII to learn about, and compete effectively for, financing opportunities with attractive middle market companies.

Investment Advisory Agreement

On August 12, 2025, DL VIII’s board of directors reapproved the DL VIII Advisory Agreement originally entered into by DL VIII on January 21, 2022 with the Adviser. The DL VIII Advisory Agreement was effective for an initial two-year period, and has remained in effect from year to year thereafter. Unless earlier terminated, the DL VIII Advisory Agreement will continue to remain in effect from year to year going forward if approved annually by (i) the vote of the board, or by the vote of a majority of DL VIII’s outstanding voting securities, and (ii) the vote of a majority of the Independent Directors of the board.

Pursuant to the DL VIII Advisory Agreement, and subject to the overall supervision of the board, the Adviser manages DL VIII’s day-to-day operations and provides investment advisory services to DL VIII. Under the DL VIII Advisory Agreement, the Adviser:

•	determines the composition of DL VIII’s portfolio, the nature and timing of the changes to the portfolio and the manner of implementing such changes;

•	identifies, evaluates and negotiates the structure of DL VIII’s investments (including performing due diligence on prospective portfolio companies);

•	determines the assets DL VIII will originate, purchase, retain or sell;

•	closes, monitors and administers the investments DL VIII makes, including the exercise of any rights in DL VIII’s capacity as a lender; and

•	provides DL VIII such other investment advice, research and related services as it may, from time to time, require.

The Adviser’s services under the DL VIII Advisory Agreement are not exclusive, and the Adviser is free to furnish similar or other services to others so long as its services to DL VIII are not impaired.

Under the DL VIII Advisory Agreement, the Adviser receives a management fee and an incentive fee from DL VIII as described below.

Management Fee

DL VIII pays to the Adviser, quarterly in arrears, the DL VIII Management Fee calculated as follows: 0.3125% (i.e., 1.25% per annum) of the average gross assets of DL VIII on a consolidated basis, with the average determined based on the gross assets of the Company as of the end of the three most recently completed calendar months. Under the DL VIII Advisory Agreement, the DL VIII Management Fee in respect of the Closing Period was calculated as if all capital commitments were made on the Initial Closing Date, regardless of when a unitholder’s Units were actually issued. The DL VIII Commitment Period commenced on the Initial Closing Date and will end on February 1, 2026 (the “Final Closing Date”). The “Closing Period” commenced on the Initial Closing Date and will end on the Final Closing Date.

The total DL VIII Management Fee earned by the Adviser for the nine months ended September 30, 2025 and the fiscal years ended December 31, 2024, 2023 and 2022 was $11.3 million, $11.0 million, $7.2 million and $2.3 million, respectively.

Any (i) transaction, advisory, consulting, management, monitoring, directors’ or similar fees, (ii) closing, investment banking, finders’, transaction or similar fees, (iii) commitment, breakup or topping fees or litigation proceeds and (iv) other fee or payment of services performed or to be performed with respect to an investment or proposed investment received from or with respect to portfolio companies or prospective portfolio companies in connection with DL VIII’s activities are the property of DL VIII. Notwithstanding the foregoing, for administrative or other reasons, such fees (including any fees for administrative agent services provided by the Adviser or an affiliate with respect to a particular loan or portfolio of loans made by DL VIII) may be paid to the Adviser or the affiliate (rather than directly to DL VIII), in which case the amount of such fees (net of any related expenses associated with the generation of such fees borne by the Adviser or such affiliate that have not been and will not be reimbursed by the portfolio company) shall be paid to DL VIII or shall offset amounts (including the DL VIII Management Fee) otherwise payable by DL VIII to the Adviser.

Incentive Fee

In addition, the Adviser receives the DL VIII Incentive Fee as follows:

(i)	first, no incentive fee will be owed until the unitholders have collectively received cumulative distributions equal to their aggregate capital contributions to DL VIII in respect of all Units;

(ii)	second, no incentive fee will be owed until the unitholders have collectively received cumulative distributions equal to the Hurdle;

(iii)

third, the Adviser will be entitled to an incentive fee out of 100% of additional amounts otherwise distributable to unitholders until such time as the cumulative incentive fee paid to the Adviser is equal to 15% of the sum of (a) the amount by which the Hurdle exceeds the aggregate capital contributions of the holders of Units in respect of all Units and (b) the amount of incentive fee being paid to the Adviser pursuant to this clause (iii); and

(iv)	thereafter, the Adviser will be entitled to an incentive fee equal to 15% of additional amounts otherwise distributable to unitholders, with the remaining 85% distributed to the unitholders.

The DL VIII Incentive Fee is calculated on a cumulative basis and the amount of the DL VIII Incentive Fee payable in connection with any distribution (or deemed distribution) is determined and, if applicable, paid in accordance with the foregoing formula each time amounts are to be distributed to the unitholders.

If the DL VIII Advisory Agreement terminates early for any reason other than (i) the Adviser voluntarily terminating the agreement or (ii) DL VIII terminating the agreement for cause (as set out in the DL VIII

Advisory Agreement), DL VIII will be required to pay the Adviser a final incentive fee payment (the “Final Incentive Fee Payment”). The Final Incentive Fee Payment will be calculated as of the date the DL VIII Advisory Agreement is so terminated and will equal the amount of DL VIII Incentive Fee that would be payable to the Adviser if (a) all DL VIII’s investments were liquidated for their current value (but without taking into account any unrealized appreciation of any portfolio investment), and any unamortized deferred portfolio investment-related fees would be deemed accelerated, (b) the proceeds from such liquidation were used to pay all DL VIII’s outstanding liabilities, and (c) the remainder were distributed to unitholders and paid as incentive fees in accordance with the incentive fee waterfall described above for determining the amount of DL VIII Incentive Fees. DL VIII will make the Final Incentive Fee Payment in cash on or immediately following the date the DL VIII Advisory Agreement is so terminated.

After the Exchange, all calculations relating to the DL VIII Incentive Fees payable by DL VIII will be based only on the remaining Units. The exchanged Units will be canceled, and any contributions, distributions or proceeds relating to such canceled Units will not be included in any such calculations relating to the DL VIII Incentive Fee. Therefore the timing and amount of any DL VIII Incentive Fees payable by DL VIII following the Exchange (and thus borne by the unitholders not participating in the exchange) will be calculated under the DL VIII Advisory Agreement based solely on the amount and timing of distributions with respect to the Units that did not participate in the exchange offer.

Adviser Return Obligation

After DL VIII has made its final distribution of assets in connection with DL VIII’s dissolution, if the Adviser has received aggregate payments of DL VIII Incentive Fees in excess of the amount the Adviser was entitled to receive pursuant to “Incentive Fee” above, then the Adviser will return to DL VIII, on or before 90 days after such final distribution of assets by dL VIII, an amount equal to such excess (the “Adviser Return Obligation”). Notwithstanding the preceding sentence, in no event will the Adviser be required to return to DL VIII an amount greater than the aggregate DL VIII Incentive Fees paid to the Adviser, reduced by the excess (if any) of (i) the aggregate federal, state and local income tax liability the Adviser incurred in connection with the payment of such DL VIII Incentive Fees, over (ii) an amount equal to the United States federal and state tax benefit available to the Adviser by virtue of the payment made by the Adviser pursuant to its Adviser Return Obligation.

Duration and Termination

The DL VIII Advisory Agreement was effective for an initial two-year period, and has remained in effect from year to year thereafter. Unless earlier terminated, the DL VIII Advisory Agreement will continue to remain in effect from year to year going forward if approved annually by (i) the vote of the board, or by the vote of a majority of DL VIII’s outstanding voting securities, and (ii) the vote of a majority of the Independent Directors of the board. The DL VIII Advisory Agreement will automatically terminate in the event of an assignment by the Adviser. The DL VIII Advisory Agreement may be terminated by either party, or by a vote of the majority of DL VIII’s outstanding Units or, if less, such lower percentage a required by the 1940 Act, without penalty upon not less than 60 days’ prior written notice to the applicable party.

Indemnification

The Adviser has not assumed any responsibility to DL VIII other than to render the services described in, and on the terms of, the DL VIII Advisory Agreement and the LLC Agreement, and is not responsible for any action of the board of directors in declining to follow the advice or recommendations of the Adviser. Under the terms of the DL VIII Advisory Agreement, the Adviser (and its members, managers, officers, employees, agents, controlling persons and any other person or entity affiliated with it) and any person who otherwise serves at the request of the board of directors on DL VIII’s behalf (in each case, an “Indemnitee”) will not, in the absence of its own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnitee’s respective position, be liable to DL VIII or to its investors for (a) any mistake in judgment, (b) any act performed or omission made by it or (c) losses due to the mistake, action, inaction or negligence of DL VIII’s other agents.

DL VIII indemnifies each Indemnitee for any loss, damage or expense incurred by such Indemnitee on its behalf or in furtherance of the interests of its investors or otherwise arising out of or in connection with DL VIII, except for losses (i) arising from such Indemnitee’s own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnitee’s position or losses due to a violation of an applicable law or regulation by the Indemnitee or (ii) arising from the Indemnitee defending an actual or threatened claim, action, suit or proceeding against the Indemnitee brought or initiated by DL VIII, the board of directors and/or the Adviser (or brought or initiated by the Indemnitee against DL VIII, the board of directors and/or the Adviser).

If DL VIII does not have sufficient available funds to satisfy such an indemnification liability or obligation and each unitholder has already made aggregate contributions pursuant to drawdowns equal to such unitholder’s capital commitment plus amounts that can be recalled as described below in “Description of Units of DL VIII—Commitments,” then DL VIII may require that each unitholder return distributions it has previously made to such unitholder to satisfy its proportionate share of the shortfall; provided, however, that no unitholder shall be required to return an aggregate amount in excess of the lesser of the aggregate amount of distributions DL VIII has made to such unitholder and 25% of such unitholder’s aggregate capital commitment or to return amounts distributed to the unitholder more than three years prior to the date the unitholder is informed of a potential indemnification claim.

U.S. federal and state securities laws may impose liability under certain circumstances on persons who act in good faith. Nothing in the DL VIII Advisory Agreement will constitute a waiver or limitation of any rights that DL VIII may have under any applicable federal or state securities laws.

Board Approval of the Advisory Agreement

DL VIII’s board, including a majority of the Independent Directors, approved the DL VIII Advisory Agreement in January 2022 and most recently renewed the DL VIII Advisory Agreement on August 12, 2025. In its consideration of the DL VIII Advisory Agreement at the time of approval and renewals, the board focused on information it had received relating to, among other things:

•	the nature, quality and extent of the advisory and other services to be provided to DL VIII by the Adviser;

•	the investment performance of DL VIII and the Adviser;

•	comparative data with respect to advisory fees or similar expenses paid by other BDCs with similar investment objectives;

•	DL VIII’s expense ratio compared to BDCs with similar investment objectives;

•	any existing sources of income to the Adviser from its relationships with DL VIII and its profitability in providing advisory services to DL VIII;

•	the services performed and the personnel performing those services under the DL VIII Advisory Agreement; and

•	the organizational capability, financial condition and other resources of the Adviser and its affiliates;

The board also took into consideration the reimbursement of expenses incurred by the Adviser on DL VIII’s behalf when determining whether to approve renewal of the DL VIII Advisory Agreement. No one factor was given greater weight than any others, but rather the board considered all factors collectively as a whole. Based on the information reviewed and the discussion thereof, the board, including a majority of the Independent Directors, concluded that the investment advisory fee rates are reasonable in relation to the services to be provided.

Administration Agreement

On August 12, 2025, DL VIII’s board reapproved the DL VIII Amended and Restated Administration Agreement, originally entered into on January 21, 2022, with the Adviser under which the Administrator (or one or more delegated service providers) oversees the maintenance of DL VIII’s financial records and otherwise assists on DL VIII’s compliance with BDC rules under the 1940 Act and RIC rules under the Code, prepares reports to DL VIII’s unitholders, monitors the payment of DL VIII’s expenses and the performance of other administrative or professional service providers, and generally provides DL VIII with administrative and back office support. DL VIII reimburses the Administrator for expenses incurred by it on DL VIII’s behalf in performing its obligations under the DL VIII Administration Agreement. Amounts paid pursuant to the DL VIII Administration Agreement are subject to the annual cap on operating expenses described below.

Amounts reimbursed to the Administrator under the DL VIII Administration Agreement for the fiscal years ended December 31, 2024, 2023 and 2022 were $0, $78,000 and $180,000, respectively.

License Agreement

DL VIII has entered into a license agreement (the “DL VIII License Agreement”) with the TCW Group, pursuant to which DL VIII has been granted a royalty-free, non-exclusive license to use the name “TCW”. Under the DL VIII License Agreement, DL VIII has a right to use the “TCW” name and logo, for a nominal fee, for so long as the Adviser or one of its affiliates remains DL VIII’s investment adviser. Other than with respect to this limited license, DL VIII has no legal right to the “TCW” name or logo.

Organizational and Operating Expenses

All investment professionals and staff of the Adviser, when and to the extent engaged in providing DL VIII investment advisory and management services (which exclude services provided pursuant to the DL VIII Administration Agreement), and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, are provided and paid for by the Adviser.

DL VIII, and indirectly the unitholders, bears (including by reimbursing the Adviser or Administrator) all other costs and expenses of DL VIII’s operations, administration and transactions, including, without limitation:

•	organizational and offering expenses (up to 10 basis points of capital commitments);

•	costs incurred in connection with the calculation of DL VIII’s net asset value (including the cost and expenses of any independent valuation firm);

•	fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments;

•

expenses incurred by the Adviser or the Administrator payable to third parties, including agents, consultants or other advisors, relating to or associated with monitoring the financial and legal affairs for DL VIII, providing administrative services, monitoring DL VIII’s investments and performing due diligence reviews of prospective investments and the corresponding portfolio companies;

•	interest payable on debt, if any, incurred to finance DL VIII’s investments or operations;

•	expenses related to sales and purchases of DL VIII’s Units and other securities;

•	the DL VIII Management Fee and the DL VIII Incentive Fee;

•	administration fees, if any, payable under the DL VIII Administration Agreement;

•	transfer agent and custodial fees;

•	federal and state registration fees;

•	federal, state and local taxes;

•	Independent Directors’ fees and expenses and the costs associated with convening a meeting of the board of directors;

•

costs of any reports, proxy statements or other notices to unitholders, including printing and mailing costs and the costs of any unitholders’ meetings, as well as the compensation of an investor relations professional responsible for the coordination and administration of the foregoing;

•	DL VIII’s allocable portion of the fidelity bond, directors’ and officers’ errors and omissions liability insurance, and any other insurance premiums;

•	costs of reporting required under applicable securities laws;

•	legal fees of DL VIII’s counsel; and

•	accounting fees.

However, DL VIII does not bear more than an amount equal to 12.5 basis points of the greater of aggregate commitments or total assets per annum (pro-rated for partial years) for DL VIII’s costs and expenses other than offering and organizational expenses, including amounts paid to the Administrator under the DL VIII Administration Agreement and reimbursement of expenses to the Adviser (the “DL VIII Expenses”). All expenses that DL VIII does not bear are borne by the Adviser or its affiliates.

Notwithstanding the foregoing, the 12.5 basis points cap on DL VIII Expenses does not apply to payments of:

•	the DL VIII Management Fee;

•	the DL VIII Incentive Fee;

•	organizational and offering expenses (which are subject to the separate cap described above);

•

amounts payable in connection with DL VIII’s borrowings (including collateral agent (security trustee) fees, interest, bank fees, legal fees and other transactional expenses arising out of or related to any borrowing or borrowing facility and similar costs);

•	transfer agent fees;

•	federal, state and local taxes and other governmental charges assessed against the Company;

•	out-of-pocket expenses of calculating DL VIII’s net asset value;

•	out-of-pocket costs and expenses incurred in connection with arranging or structuring investments and their ongoing operations;

•	out-of-pocket legal costs associated with any requests for exemptive relief, “no-action” positions or other guidance sought from a regulator pertaining to DL VIII;

•	out-of-pocket costs and expenses relating to DL VIII’s liquidation;

•	directors and officers/errors and omissions liability insurance, and any extraordinary expenses (such as litigation expenses and indemnification payments); or

•	extraordinary expenses (such as litigation expenses and indemnification payments).

As of September 30, 2025, the Adviser has expense reimbursements available for recoupment of $372, of which $112 and $78 will expire on December 31, 2027 and 2026, respectively, and of which $182 expired on December 31, 2025.

The costs and expenses of the Exchange, including costs incurred in connection with the Split-Off Exemptive Relief Application and effecting the Exchange, will be borne by the Perpetual Fund. To the extent DL VIII incurs or has incurred any costs in connection with the Exchange, DL VIII will be reimbursed for such costs by the Perpetual Fund. See “Comparative Fees and Expenses.”

BUSINESS OF THE PERPETUAL FUND

General

The Perpetual Fund will be a direct lending management investment company that seeks to generate attractive risk-adjusted returns primarily through direct investments in senior secured loans to middle market companies or other issuers. Like DL VIII, the Perpetual Fund will be managed by the Private Credit Group, a group of investment professionals that will use the same investment strategy employed by the Private Credit Group over the past 25 years. See “Business of DL VIII—General.”

About the Perpetual Fund

The Perpetual Fund was formed as a Delaware limited liability company on April 14, 2025 and has not yet commenced operations. The Perpetual Fund currently has no assets or liabilities, and has no contingent liabilities other than as described herein. The Perpetual Fund will operate as a closed-end, non-diversified management investment company. The Perpetual Fund will elect to be regulated as a BDC under the 1940 Act. The Perpetual Fund will also elect to be treated for U.S. federal income tax purposes as a RIC under Subchapter M of the Code for the taxable year ending December 31, 2025 and subsequent years. The Perpetual Fund will be required to meet the minimum distribution and other requirements for RIC qualification. In addition to those requirements, the Perpetual Fund may not invest more than 10% of investors’ aggregate capital commitments to it through the Perpetual Fund Units in any single portfolio company.

Like DL VIII, because the Perpetual Fund intends to qualify as a RIC under the Code, its portfolio will be subject to diversification and other requirements. As such, the Perpetual Fund will be required to comply with various regulatory requirements, such as the requirement to invest at least 70% of its assets in “qualifying assets,” source of income limitations, asset diversification requirements, and the Annual Distribution Requirement to distribute annually at least 90% of its taxable income and tax-exempt interest.

Prior to the Exchange, the Perpetual Fund will form certain wholly owned subsidiaries to hold certain investments transferred to it from DL VIII as part of the Exchange.

Term

The term of the Perpetual Fund will be perpetual, meaning it will have an indefinite duration and its units will be sold on a continuous basis at a price generally equal to the net asset value per unit (plus an amount equal to an allocable portion of its offering and organizational expenses).

In the Fund’s perpetual-life structure, the board of directors of the Perpetual Fund, in its sole discretion, may elect to offer the Perpetual Fund unitholders an opportunity to tender their Perpetual Fund Units, but it is not obligated to offer to repurchase any Perpetual Fund Units in any particular period. The Fund believes that its perpetual nature will enable it to execute a patient and opportunistic strategy and be able to invest across different market environments. The Fund’s perpetual-life structure may reduce the risk of the Fund being a forced seller of assets in market downturns compared to non-perpetual funds.

The board of directors in its sole discretion may cause, including at the recommendation of the Adviser, the Perpetual Fund to offer to repurchase Perpetual Fund Units pursuant to written tenders by Perpetual Fund unitholders. Following the Initial Closing Date, the Adviser, in its commercially reasonable judgment and subject to market conditions, may recommend to the board that the Company commence quarterly repurchases in an amount not to exceed 5% of the Company’s NAV. Such recommendation is anticipated to occur no later than the second quarter of 2027.

Capital Commitments

Among other things, each tendering unitholder will commit, pursuant to the New Subscription Agreement, (i) to make a capital commitment to the Perpetual Fund to purchase additional Perpetual Fund Units in an aggregate amount equal to the New Subscription Amount and (ii) to expand the purposes for which the capital may be called by the Perpetual Fund, including to repay indebtedness. See “Description of New Subscription Agreement.”

The Perpetual Fund has the ability to raise additional capital on a private placement basis from its existing Perpetual Fund unitholders or, to the extent the Perpetual Fund’s capital requirements exceed the capital commitments made available by the existing Perpetual Fund unitholders, from third parties and affiliates of the Adviser. Any such additional capital raise may result in dilution to existing Perpetual Fund unitholders.

Market Opportunity

DL VIII and the Perpetual Fund believe the middle market lending environment provides attractive risk-adjusted investment opportunities as a result of a combination of the following factors:

Favorable Market Dynamics. DL VIII and the Perpetual Fund believe the middle market remains one of the more attractive investment areas due to its large size, superior value relative to the broadly syndicated loan market, and the supply-demand imbalance that continues to favor non-bank lenders. DL VIII and the Perpetual Fund believe there remains a compelling opportunity to invest in line with DL VIII’s historical investment strategy.

Large and Growing North American Middle Market. The North American middle market is one of the largest markets by many measures, which the Perpetual Fund expects will enable it to maintain a high degree of deal selectivity. According to the National Center for the Middle Market (“NCMM”), there are nearly 200,000 middle market businesses in the United States that collectively represent one-third of the private sector GDP, employing approximately 48 million people. Surveys conducted by the NCMM indicate that middle market companies reported year-over-year growth of 10.7% in the twelve months ended June 30, 2025, and expect a growth rate of approximately 8.1% over the next twelve months. As of June 30, 2025, approximately 84% of middle market companies reported positive year-over-year revenue growth. The middle market has consistently generated double digit year-over-year revenue growth rates since 2021. Employment also remains strong, with 54% of middle market companies reporting year-over-year employment growth at an average rate of 7.4% as of second quarter 2025. Middle market employers expect to grow the workforce at similar rates over the next twelve months. As of second quarter 2025, the percent of middle market leaders expressing confidence in the national and local economies remained strong at 86% and 73%, respectively. In addition, 56% of middle market executives indicated they were willing to reinvest profits into their businesses. DL VIII and the Perpetual Fund believe these middle market companies represent a significant segment of the North American economy and that their continued growth will require substantial capital investments.

Leverage, Pricing and Risk. According to data aggregated from Lincoln International and Pitchbook LCD, middle market companies are generally less levered than borrowers in the broadly syndicated loan market. Middle market loans also tend to achieve more attractive pricing and structures, including stricter documentation, tighter covenants and greater information/governance requirements, than large corporate or other broadly syndicated loans. From 2018 to June 2025, middle market loans exhibited nearly a 180-basis point yield premium over the broadly syndicated loan market, according to Pitchbook LCD Q2 2025 US Private Credit and Middle Market Quarterly Wrap.

Market Environment Favors Non-Traditional Lenders. Traditional middle market lenders, such as commercial and regional banks and commercial finance companies, have contracted their origination and lending activities following the global financial crisis of approximately 2008 to 2009, which further intensified after the collapse of Silicon Valley Bank, Signature Bank, First Republic Bank and other regional bank failures in 2023 and are focused on more liquid asset classes or have exited the middle market lending business entirely. At the same time, institutional investors have sought to invest in larger, more liquid offerings, limiting the ability of middle market companies to raise debt capital through the public capital markets. This has resulted in other capital providers, such as BDCs, specialty finance companies, structured-credit vehicles such as collateralized loan obligations (“CLOs”), and private investment funds, actively investing in the middle market. DL VIII and the Perpetual Fund believe the developments have created a large market opportunity for alternative lenders such as them.

Favorable Capital Markets Trends. Current and future demand for middle market financings, driven by growth at the underlying businesses, increased private equity investment and upcoming maturities are expected to provide the Perpetual Fund with ample deal flow. According to the PitchBook U.S. Private Equity Middle Market Report (Q2 2025), private equity firms invested in an estimated 1,899 middle market deals totaling nearly $190 billion in the six-month period ending June 2025, with $41.6 billion of capital raised across 59 funds over the same period. Further, data from the Pitchbook LCD Q2 2025 US Credit Markets Quarterly Wrap indicates that an estimated $1.5 trillion of loan maturities in the leveraged loan market are due in 2027 or later. DL VIII and the Perpetual Fund believe these impending maturities and significant capital overhang will provide a steady flow of attractive opportunities for well-positioned lenders with deep and longstanding market relationships.

Benefits of Traditional Middle Market Focus. DL VIII and the Perpetual Fund believe there are significant advantages to their focus on the traditional middle market, a market they categorize to include borrowers with earnings before interest, taxes, depreciation and amortization (“EBITDA”) in the range of approximately $10 million to $100 million. Traditional middle market companies are established businesses with proven track-records, but are generally less levered than companies with EBITDA in excess of $100 million. Meanwhile, loans to middle market borrowers generally offer more attractive economics in the form of upfront fees, spreads and prepayment penalties. Senior secured middle market loans typically have strong defensive characteristics and are consistent with DL VIII’s and the Perpetual Fund’s focus on principal preservation. These loans have priority in payment among a portfolio company’s security holders and carry the least risk among investments in the capital structure. These investments, which are secured by the company’s assets, typically contain carefully structured covenant packages which allow lenders to take early action in situations where obligors underperform. These characteristics can provide protection against credit deterioration. Middle market lenders, particularly those with large investment sizes, such as DL VIII and the Perpetual Fund, are often able to guide and complete more thorough due diligence investigations prior to investment than lenders in the broadly syndicated space.

Competitive Strengths

Industry Leading Platform. TCW is a leading global asset management firm with over $205 billion in assets under management as of September 30, 2025 across the equity, fixed income and alternatives markets. TCW has established a scaled direct lending platform (the “Private Credit Group”), which has one of the longest track records and is among the largest middle market direct lenders in the United States as measured by assets under management. The Private Credit Group has a broad geographic presence with offices in Boston, New York, Chicago and Los Angeles and maintains strategic relationships throughout North America. The Private Credit Group’s internal capabilities are augmented by the substantial resources and network of the TCW platform, including access to market intelligence and research, middle and back office operational support, and legal and compliance oversight.

As of September 30, 2025, the Private Credit Group had approximately $14 billion of capital under management or advisement. The platform’s size and scale allow the Private Credit Group to offer borrowers highly customized financing solutions with certainty of execution and no syndication risk, which DL VIII and the Perpetual Fund believe makes the Private Credit Group a value-added partner to borrowers seeking debt solutions. The Private Credit Group’s large size and creative approach to structuring historically has contributed to the development of a consistent pipeline of investment opportunities regardless of broader economic conditions, which has allowed the Private Credit Group to be highly selective with the transactions it chooses to underwrite. Further, this approach generally enables the Private Credit Group to exert control over the diligence and documentation processes and ensure a focus on principal preservation, which DL VIII and the Perpetual Fund believe enables the Private Credit Group to drive attractive risk-adjusted returns.

Experienced Investment Team. TCW’s Private Credit Group joined the TCW Group in December 2012. Certain members of the Private Credit Group were previously affiliated with Regiment Capital Advisors, LP, an independent investment manager based in Boston, Massachusetts. Originally founded in 2001, the Private Credit Group was founded, and is led by, Richard Miller and consists of over 42 investment professionals with significant expertise in investing, corporate finance, merger and acquisitions, leveraged transactions, high-yield financings, asset-based loans, turnarounds, loan workouts and restructurings.

Robust Direct Origination Platform. The Private Credit Group’s long-term presence in the public and private capital markets, and reputation as a value-added partner to borrowers, has resulted in the development of an extensive network of strategic relationships which DL VIII and the Perpetual Fund expect to continue generating a significant amount of investment opportunities. These relationships include capital market intermediaries, such as broker-dealers, investment bankers, commercial bankers, private equity sponsors, mergers and acquisitions bankers, restructuring professionals, accountants and other financial professionals, through whom the Private Credit Group is able to source investment opportunities. The Private Credit Group’s network also extends to the corporate community and includes senior management teams, independent industry consultants, attorneys and other business executives.

DL VIII and the Perpetual Fund believe key factors that differentiate the Private Credit Group to borrowers include:

•	speed and certainty of execution;

•	the ability to fully underwrite transactions;

•	the ability and willingness to perform robust due diligence in a timely manner;

•	a creative, partnership-minded approach to structuring and lending; and

•	senior level attention.

Differentiated Investment Strategy. The Private Credit Group’s strategy has been developed, honed and tested over its 24-year history of investing in the middle market. The strategy was designed to take advantage of the attractive attributes of senior secured middle market bank debt and seeks to generate differentiated returns by originating opportunities that can yield above-market returns at a below-market risk profile through its direct origination-focused sourcing effort, approach to underwriting and structuring, and portfolio monitoring.

Loans to middle market companies typically include the following attractive features:

•	underlying investments that are not accessible via traditional means of investing;

•	priority liens on borrower collateral ahead of junior and equity capital;

•	floating rate interest, which the Private Credit Group believes provides embedded inflation and interest rate protection;

•	cash interest payments; and

•	structural protection via negotiated loan agreements, including covenants.

The Private Credit Group strives to achieve its targeted return by employing an experienced team with a long-term presence in the market. As of September 30, 2025, the Private Credit Group has directly originated a majority of its investments. The Private Credit Group’s origination capability is an important component of its strategy as it allows the Private Credit Group to focus on deals that fit its specific criteria, which include the following:

•	predominately first-lien senior secured investments with fulsome covenant packages;

•	middle market borrowers with EBITDA greater than $15 million;

•	strong, sustainable cash flows;

•	conservative credit metrics, including debt-to-EBITDA and loan-to-value ratios; and

•	defensible market positions.

Direct origination also provides the Private Credit Group with greater control of the transaction process and allows it to:

•	gain incremental economics via agency fees, as well as additional interest and fees as a result of arrangements with other lenders in a syndication;

•	determine and execute on critical due diligence items;

•	structure and negotiate loan documents and financial covenants;

•	maintain direct dialogue with management throughout life of the deal; and

•	monitor the investment through repayment.

Documentation is a key part of the Private Credit Group’s investment process. The Private Credit Group focuses on single lender or small club transactions, which typically enables it to drive diligence, structuring and documentation in order to thoughtfully invest and address the requirements of both the borrower and the fund. The objective of this process is to provide the borrower’s management with the operating flexibility to effectively manage the business while creating accountability to the Private Credit Group.

Broadly Syndicated Loans. Our investment strategy also includes an allocation to more liquid credit investments such as broadly syndicated loans and corporate bonds. We may use these investments to maintain liquidity for our share repurchase program if one is offered in the future and manage cash before investing subscription proceeds into originated loans, while also seeking attractive investment return.

Carefully Constructed, Proprietary Portfolio. The Private Credit Group has maintained a disciplined approach to investing and a consistent risk profile since its inception. DL VIII’s portfolio is constructed with a focus on principal preservation and risk-adjusted returns, contributing to stable yet meaningful investment income generation. The Private Credit Group believes its current portfolio has exposure across a broad range of borrowers, industries and other metrics, including limited exposure to the oil and gas sector. Investments are predominantly U.S. dollar-denominated and in North American-based companies.

As of September 30, 2025, DL VIII had investments across 67 portfolio companies with a weighted average yield of debt and income-producing securities of 10.9%.The debt portion of the portfolio is comprised of approximately 100% first lien senior secured positions and revolving loans and is almost entirely floating rate in nature. DL VIII’s portfolio included $1.31 billion of investments at fair value as of September 30, 2025. The Private Credit Group has invested across cycles for the last 25 years and has a substantially lower annualized cumulative realized loss rate since its inception versus commercial and industrial bank loans over the same time period, based on The Federal Reserve – Charge-Off and Delinquency Rates on Loans and Leases at Commercial Banks.

The Adviser

The Perpetual Fund’s investment activities will be managed by the Adviser. Subject to the overall supervision of the Perpetual Fund’s board of directors, the Adviser will manage the Perpetual Fund’s day-to-day operations and provide investment advisory and management services to the Perpetual Fund pursuant to the Perpetual Fund Advisory Agreement. For more information regarding the Perpetual Fund Advisory Agreement, see “Management and Other Agreements of the Perpetual Fund.” The Perpetual Fund’s assets will be managed by the Adviser’s Private Credit Group. For more information regarding the Adviser, see “Business of DL VIII—The Adviser.”

The Adviser is responsible for sourcing investment opportunities, conducting industry research, performing diligence on potential investments, structuring the Perpetual Fund’s investments and monitoring its portfolio companies on an ongoing basis.

Investment Strategy

The investment strategy of the Perpetual Fund will be substantially the same as that of DL VIII. See “Business of DL VIII—Investment Strategy.”

Investments

Following the Exchange, the Perpetual Fund will hold a pro rata portion of each portfolio investment of DL VIII based on the percentage of Units tendered and accepted in the exchange offer. See “Business of DL VIII—Investments” and “Portfolio Companies of DL VIII.”

Managerial Assistance

A BDC must offer significant managerial assistance to its portfolio companies. Making available managerial assistance means, among other things, any arrangement whereby the BDC, through its directors, officers or employees, offers to provide, and, if accepted, does in fact provide, significant guidance and counsel concerning the management, operations or business objectives and policies of the portfolio company. The Adviser or an affiliate thereof may provide such managerial assistance on the Perpetual Fund’s behalf to portfolio companies that request such assistance. The Perpetual Fund may receive fees for these services and reimburse the Adviser for its allocated costs in providing this assistance, subject to the review and approval by the board of directors, including a majority of the Independent Directors. See “Regulation—Regulation as a Business Development Company—Managerial Assistance to Portfolio Companies.”

Administration

The Perpetual Fund does not currently have any employees and does not expect to have any employees. Services necessary for its business will be provided through the Perpetual Fund Administration Agreement and the Perpetual Fund Advisory Agreement. Each of the Perpetual Fund’s executive officers will be an employee of the Adviser.

Competition

The competitive environment of the Perpetual Fund will be substantially similar to that of DL VIII. See “Business of DL VIII—Competition” and “Risk Factors—Risks Related to the Perpetual Fund’s Business and Structure—The Perpetual Fund will operate in a highly competitive market for investment opportunities.”

Properties

The Perpetual Fund maintains its principal executive office at 200 Clarendon Street, 19th Floor, Boston, MA 02116. It does not own any real estate.

Legal Proceedings

The Perpetual Fund is not currently subject to any material legal proceedings, nor, to its knowledge, is any material legal proceeding threatened against it. From time to time, the Perpetual Fund may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of its rights under loans to or other contracts with its portfolio companies.

MANAGEMENT OF THE PERPETUAL FUND

The Perpetual Fund’s business and affairs will be managed under the direction of its board of directors. The Perpetual Fund’s board of directors consists of seven members, five of whom will not be “interested persons” of the Perpetual Fund, the Adviser or their respective affiliates as defined in Section 2(a)(19) of the 1940 Act upon completion of the exchange offer. These individuals are referred to in this section as the Independent Directors.

The board elects the Perpetual Fund’s officers, and the officers will serve until their resignation or termination or until their successors are duly appointed and qualified. The responsibilities of the board include, among other things, oversight of investment activities, quarterly valuation of assets, oversight of financing arrangements, and corporate governance activities. The board of directors has ultimate authority over the Perpetual Fund’s operations but has delegated the authority to manage the Perpetual Fund’s assets to the Adviser.

The board of directors will be divided into three classes, each serving staggered, three-year terms. However, the initial members of the three classes will have initial terms of one, two and three years. The initial term of the Class I director will expire at the 2027 annual meeting of Perpetual Fund unitholders; the terms of the Class II directors will expire at the 2028 annual meeting of Perpetual Fund unitholders; and the terms of the Class III directors will expire at the 2029 annual meeting of Perpetual Fund unitholders.

As part of the Exchange, the Perpetual Fund will adopt and amend and restate limited liability company agreement as described in this section.

Board of Directors of the Perpetual Fund

The members of the Perpetual Fund’s board of directors since August 12, 2025 are Ms. Finnerty and Messrs. Adler, Miller, Kelly, Tarica, Wang and Flemma. Ms. Finnerty and Messrs. Adler, Miller, Kelly, Tarica, Wang and Flemma also serve as directors of DL VIII.

Biographical Information of Directors

For additional information, including biographical information of Ms. Finnerty and Messrs. Adler, Miller, Kelly, Tarica, Wang and Flemma, see “Management of DL VIII—Board of Directors of DL VIII.”

Information Regarding the Board and its Committees

The board of the Perpetual Fund will have the same leadership structure and oversight as DL VIII. See “Management of DL VIII—Information Regarding the Board and its Committees—Board Leadership Structure,” Management of DL VIII—Information Regarding the Board and its Committees—Board Oversight of Risk Management,” and Management of DL VIII—Information Regarding the Board and its Committees—Unitholder Meetings.” The Perpetual Fund LLCA is expected to provide that the board will establish an Audit Committee. The board has also established a Special Transactions Committee. The board has the authority to form additional committees of the board from time to time to the extent that it determines that it is appropriate to do so.

Audit Committee

The Perpetual Fund has a standing Audit Committee, which currently consists of Ms. Finnerty and Messrs. Adler, Flemma, Kelly and Tarica, all of whom are Independent Directors. The principal functions of the Audit Committee are to select, engage and discharge the Perpetual Fund’s independent registered public accounting firm, review the plans, scope and results of the audit engagement with the Perpetual Fund’s independent registered public accounting firm, approve professional services provided by the Perpetual Fund’s independent registered public accounting firm (including compensation therefor), review the independence of the Company’s independent registered public accounting firm, review the adequacy of the Perpetual Fund’s internal control over financial reporting, establish guidelines and make recommendations to the board regarding the valuation of the Perpetual Fund’s loans and investments, and take any other actions consistent with the Audit Committee charter or as may be authorized by the board. Mr. Flemma serves as Chairman of the Audit Committee, and has been designated as an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K promulgated by the SEC.

The board has adopted a written charter for its Audit Committee, which has been approved by the board of directors.

Nominating Committee

The Perpetual Fund does not have a nominating committee or a charter relating to the nomination of directors. Decisions on director nominees are made through consultation among the Independent Directors. The Independent Directors consider possible candidates to fill vacancies on the board, review the qualifications of candidates recommended by unitholders and others, and recommend the slate of director nominees to be proposed for election by unitholders at each annual meeting. The Independent Directors believe that they can adequately fulfill the functions of a nominating committee without having to appoint an additional committee to perform that function. The Independent Directors have not adopted any specific policies or practices to determine nominations for the Perpetual Fund’s directors other than as described herein and as expected to be set forth in the Perpetual Fund LLCA. The Independent Directors have not utilized the services of any third party to assist in identifying and evaluating director nominees.

Compensation Committee

The Perpetual Fund does not have a compensation committee because its executive officers do not receive any direct compensation from DL VIII. However, the compensation payable to the Perpetual Fund’s Adviser, pursuant to the Perpetual Fund’s Advisory Agreement, has been separately approved by a majority of the Independent Directors. In addition, the compensation paid to the Independent Directors is established and approved by the Independent Directors.

Special Transactions Committee

The Perpetual Fund has a standing special transactions committee (as used in this section, the “Special Transactions Committee”), which currently consists of Ms. Finnerty and Messrs. Adler, Flemma, Kelly and Tarica, all of whom are Independent Directors. The principal functions of the Special Transactions Committee are to review and approve potential co-investment transactions as defined by and subject to the Co-Investment Exemptive Order that the Adviser received from the SEC and other potential transactions. For more information regarding the Co-Investment Exemptive Order, see “Regulation—Regulation as a Business Development Company—General.”

Board of Directors and Committee Meetings Held

The board of the Perpetual Fund has had one meeting on August 12, 2025. The Perpetual Fund does not currently have a policy with respect to board member attendance at annual meetings.

Perpetual Fund Unitholder Communications with Directors

The board has established procedures whereby Perpetual Fund unitholders and other interested parties may send communications to the entire board, the Independent Directors as a group or an individual director by mail addressed to the director group or applicable director, in the care of the Secretary of the Perpetual Fund at the Perpetual Fund’s principal offices at TCW Specialty Lending LLC, 200 Clarendon Street, 19th Floor, Boston, MA 02116. Such communications should specify the intended recipient or recipients. The Secretary will forward any communications received directly to the intended recipient for review.

Compensation of Directors

Each of the Perpetual Fund’s Independent Directors receives an annual retainer fee of $40,000, payable once per year, if the Independent Director attends at least 75% of the meetings held during the previous year. In addition, each Independent Director receives $1,500 for each board meeting in which he participates. Each Independent Director is also reimbursed for all reasonable out-of-pocket expenses incurred in connection with participating in each board meeting.

Each Independent Director also receives $533 for each meeting of the Perpetual Fund’s Audit Committee in which he or she participates. With respect to each Audit Committee meeting not held concurrently with a board meeting, each Independent Director is reimbursed for all reasonable out-of-pocket expenses incurred in connection with participating in such Audit Committee meeting. In addition, the lead Independent Director and the chairman of the Audit Committee received an annual retainer of $8,000.

The Perpetual Fund will not have any retirement or pension plans, or any compensation plans under which the Perpetual Fund’s equity securities would be authorized for issuance.

Executive Officers of the Perpetual Fund

The officers of the Perpetual Fund are appointed by the board either at its annual meeting or at any subsequent regular or special meeting of the board. The board of the Perpetual Fund has appointed Mr. Wang, Mr. Kim and Mr. Marzullo to hold office at the discretion of the board until their successors are duly appointed and qualified or until their resignation or removal. The officers of DL VIII will serve in the same positions at the Perpetual Fund. See “Management of DL VIII—Executive Officers of DL VIII.”

Compensation of Executive Officers

The Perpetual Fund does not currently have any employees and does not expect to have any employees. Services necessary for the Perpetual Fund’s business, including such services provided by the Perpetual Fund’s executive officers, will be provided by individuals who are employees of the Adviser, pursuant to the terms of the Perpetual Fund Advisory Agreement and the Perpetual Fund Administration Agreement. Therefore, the Perpetual Fund’s day-to-day investment operations will be managed by the Adviser, and most of the services necessary for the origination and administration of the Perpetual Fund’s investment portfolio will be provided by investment professionals employed by the Adviser.

None of the Perpetual Fund’s executive officers will receive direct compensation from the Perpetual Fund. Under the Perpetual Fund Administration Agreement, the Perpetual Fund will reimburse the Administrator for expenses incurred by it on the Perpetual Fund’s behalf in performing its obligations under the Perpetual Fund Administration Agreement. Certain of the Perpetual Fund’s executive officers, through their ownership interest in or management positions with the Adviser, may be entitled to a portion of any profits earned by the Adviser, which includes any fees payable to the Adviser under the terms of the Perpetual Fund Advisory Agreement, less expenses incurred by the Adviser in performing its services under the Perpetual Fund Advisory Agreement. The Adviser may pay additional salaries, bonuses, and individual performance awards and/or individual performance bonuses to the Perpetual Fund’s executive officers in addition to their ownership interest.

Portfolio Management of the Perpetual Fund

The management of the Perpetual Fund’s investment portfolio is the responsibility of the Adviser and its Private Credit Group, and the Perpetual Fund considers the members of the Adviser’s Private Credit Group to be the Perpetual Fund’s portfolio managers. The Private Credit Group’s Investment Committee must approve each new investment that the Perpetual Fund makes. The Investment Committee with respect to the Perpetual Fund is composed of six members of the Private Credit Group: Richard T. Miller, Suzanne Grosso, Mark Gertzof, Jim Synborski, Ryan Carroll and David Wang. For more information regarding the Investment Committee, see

“Management and Other Agreements of DL VIII—The Adviser and Administrator—The Private Credit Group’s Investment Committee.” The members of the Adviser’s Private Credit Group are not employed by the Perpetual Fund, and receive no compensation from the Perpetual Fund in connection with their portfolio management activities.

For biographical information regarding Mr. Miller, Ms. Grosso, Mr. Synborski, Mr. Gertzof, Mr. Carroll and Mr. Wang, see “Management of DL VIII—Portfolio Management of DL VIII.”

For more information regarding the members of the Adviser’s Private Credit Group, see “Management of DL VIII—Portfolio Management of DL VIII.”

Perpetual Fund Preferred Units Ownership of Directors and Portfolio Managers

Certain directors and portfolio managers of the Perpetual Fund hold Units of DL VIII. Each Perpetual Fund director and portfolio manager that is a unitholder will have the option to elect to participate in the Exchange in the same manner as all other unitholders. See “Management of DL VIII,” “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Party Transactions” for more information.

MANAGEMENT AND OTHER AGREEMENTS OF THE PERPETUAL FUND

The Adviser and Administrator

The Perpetual Fund’s investment activities will be managed by the Adviser. Subject to the overall supervision of the Perpetual Fund’s board of directors, the Adviser will manage the Perpetual Fund’s day-to-day operations of, and provide investment advisory and management services to, the Perpetual Fund, pursuant to the Perpetual Fund Advisory Agreement. For a description of the Adviser, see “Management and Other Agreements of DL VIII—The Adviser and Administrator.”

The Adviser will be responsible for sourcing investment opportunities, conducting industry research, performing diligence on potential investments, structuring the Perpetual Fund’s investments and monitoring the Perpetual Fund’s portfolio companies on an ongoing basis.

Other services necessary for the Perpetual Fund’s business will be provided by the Administrator (or one or more delegated service providers), which will oversee the maintenance of the Perpetual Fund’s financial records and otherwise assist the Perpetual Fund’s compliance with regulations applicable to a BDC under the 1940 Act and a RIC under the Code, prepare reports to the Perpetual Fund’s unitholders, monitor the payment of the Perpetual Fund’s expenses and the performance of other administrative or professional service providers, and generally provide the Perpetual Fund with administrative and back office support.

The Private Credit Group

The Perpetual Fund’s assets will be managed by the Adviser’s Private Credit Group. See “Management and Other Agreements of DL VIII—The Adviser and Administrator—The Private Credit Group.”

The Private Credit Group’s Investment Committee

The Private Credit Group’s Investment Committee evaluates and approves all investments by the Adviser. See “Management and Other Agreements of DL VIII—The Adviser and Administrator—The Private Credit Group’s Investment Committee.”

Investment Advisory Agreement

On August 12, 2025, the Perpetual Fund’s board of directors and the board of directors of DL VIII, as sole unitholder of the Perpetual Fund, approved the Perpetual Fund Advisory Agreement, to be entered into by the Perpetual Fund with the Adviser at or before the closing of the exchange offer. Unless earlier terminated, the Perpetual Fund Advisory Agreement will be effective for a period of two years and will remain in effect from year to year thereafter if approved annually by (i) the vote of the board or by the vote of a majority of the Perpetual Fund’s outstanding voting securities, and (ii) the vote of a majority of the Independent Directors of the board.

Pursuant to the Perpetual Fund Advisory Agreement, and subject to the overall supervision of the board, the Adviser will manage the Perpetual Fund’s day-to-day operations and provide investment advisory services to the Perpetual Fund. Under the terms of the Perpetual Fund Advisory Agreement, the Adviser will:

•	formulate and implement the Perpetual Fund’s investment program;

•	determine the composition of the Perpetual Fund’s portfolio, the nature and timing of the changes to the portfolio and the manner of implementing such changes;

•	identify, source, research, evaluate and negotiate the structure of the Perpetual Fund’s investments (including performing due diligence on prospective portfolio companies);

•	close, monitor and administer the Perpetual Fund’s investments, including the exercise of any rights in its capacity as a lender;

•	determine the securities and other assets the Perpetual Fund will originate, purchase, retain or sell;

•	place orders for the purchase or sale of portfolio securities for the Perpetual Fund’s account with broker-dealers selected by the Adviser;

•	pay such expenses as are incurred by it in connection with providing its services to the Perpetual Fund;

•	coordinate with the Administrator; and

•	provide the Perpetual Fund such other investment advisory, research and related services as it may, from time to time, require.

The Adviser’s services under the Perpetual Fund Advisory Agreement will not be exclusive, and the Adviser is free to furnish similar or other services to others so long as its services to the Perpetual Fund are not impaired.

Subject to the prior approval of the Perpetual Fund’s board of directors and, to the extent required, the Perpetual Fund’s unitholders, the Adviser may from time to time enter into one or more sub-advisory agreements with other investment advisers (each a “Sub-Adviser”), to assist the Adviser in the performance of the Perpetual Fund Advisory Agreement. However, the compensation of any Sub-Adviser will be paid by the Adviser, and the Adviser will be fully responsible to the Perpetual Fund for the acts and omissions of any Sub-Adviser as it is for its own acts and omissions. Any sub-advisory agreement entered into by the Adviser will be in accordance with the requirements of the 1940 Act and other applicable federal and state law.

Under the Perpetual Fund Advisory Agreement, the Adviser will receive a management fee and an incentive fee from the Perpetual Fund as described below.

Management Fee

The Perpetual Fund will pay the Adviser the Perpetual Fund Management Fee, accrued and payable quarterly in arrears. The Perpetual Fund Management Fee is calculated at an annual rate of 0.3125% (i.e., 1.25% per annum) of the average value of the net assets of the Company, with the average determined based on the net assets of the Company as of the end of the three most recently completed calendar months. The Perpetual Fund Management Fee for any partial quarter will be appropriately prorated.

Any (i) transaction, advisory, consulting, management, monitoring, directors’ or similar fees, (ii) closing, investment banking, finders’, transaction or similar fees, (iii) commitment, breakup or topping fees or litigation proceeds and (iv) other fee or payment of services performed or to be performed with respect to an investment or proposed investment received from or with respect to portfolio companies or prospective portfolio companies in connection with the Perpetual Fund’s activities will be the property of the Perpetual Fund. Notwithstanding the foregoing, for administrative or other reasons, certain fees (including any fees for administrative agent services provided by the Adviser or an affiliate with respect to a particular loan or portfolio of loans made by the Perpetual Fund) may be paid to the Adviser or the affiliate (rather than directly to the Perpetual Fund), in which case the amount of such fees (net of any related expenses associated with the generation of such fees borne by the Adviser or such affiliate that have not been and will not be reimbursed by the portfolio company) shall be paid to the Perpetual Fund or shall offset amounts (including the Perpetual Fund Management Fee) otherwise payable by the Perpetual Fund to the Adviser.

Incentive Fee

The Perpetual Fund will pay to the Adviser the Perpetual Fund Incentive Fee quarterly in arrears in two parts as follows:

(i)	Incentive Fee Based on Income:

1.

No incentive fee based on Pre-Incentive Fee Net Investment Income Returns in any calendar quarter in which the Perpetual Fund’s Pre-Incentive Fee Net Investment Income Returns do not exceed the Hurdle Rate;

2.

The Catch-up, which is meant to provide the Adviser with approximately 12.5% of the Perpetual Fund’s Pre-Incentive Fee Net Investment Income Returns as if a Hurdle Rate did not apply if this net investment income exceeds 1.71% in any calendar quarter; and

3.

12.5% of the dollar amount of the Pre-Incentive Fee Net Investment Income Returns, if any, that exceed a rate of return of 1.71% (6.86% annualized). This reflects that once the Hurdle Rate is reached and the Catch-up is achieved, 12.5% of all Pre-Incentive Fee Net Investment Income Returns thereafter are payable to the Adviser.

4.

“Pre-Incentive Fee Net Investment Income Returns” means, as the context requires, either the dollar value of, or percentage rate of return on, the value of the Perpetual Fund’s net assets in accordance with GAAP at the end of the immediately preceding quarter from interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives from portfolio companies) accrued during the calendar quarter, minus the Perpetual Fund’s operating expenses accrued for the quarter.

(ii)

Incentive Fee Based on Capital Gains. Payable at the end of each calendar year in arrears, 12.5% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, as calculated in accordance with GAAP, less the aggregate amount of any previously paid capital gains incentive fees. In no event will the capital gains incentive fee payable pursuant to this Agreement be in excess of the amount permitted by the Advisers Act, including Section 205 thereof.

(iii)

Spin-Off Incentive Fee. A spin-off incentive fee will be payable to the Adviser in respect of the exchanged units (the “Spin-Off Incentive Fee”) on or immediately following the Initial Closing Date (the “Spin-Off Incentive Fee Payment Date”). The Spin-Off Incentive Fee will be calculated as of March 31, 2026 (the “Spin-Off Incentive Fee Calculation Date”) and will equal the amount of Incentive Fee that would be payable to the Adviser if (A) all of the Company’s investments were liquidated for their current value as of the Spin-Off Incentive Fee Calculation Date, (B) the proceeds from such liquidation were used to pay all of the Company’s outstanding liabilities, and (C) the remainder were distributed to Common Unitholders and paid as Incentive Fee. The Company will make the Spin-Off Incentive Fee payment in cash as soon as reasonably practicable following the Spin-Off Incentive Fee Payment Date. The Adviser has agreed that promptly following receipt of the Spin-Off Incentive Fee and after payment of any applicable taxes in respect thereof, the Adviser will reinvest an amount equal to the after-tax proceeds of the Spin-Off Incentive Fee in Units of the Perpetual Fund.

The Perpetual Fund Incentive Fee is calculated on a cumulative basis and the amount of the Perpetual Fund Incentive Fee payable in connection with any distribution (or deemed distribution) is determined and, if applicable, paid in accordance with the foregoing formula each time amounts are to be distributed to the unitholders.

Perpetual BDC Incentive Fee

The figures provided in the following examples are hypothetical, are presented for illustrative purposes only and are not indicative of actual expenses or returns.

Example 1: Income Related Portion of Incentive Fee:

Alternative 1

Assumptions

•	Investment income (including interest, dividends, fees, etc.) = 1.5%.

•	Hurdle Rate[1] = 1.5%.

•	Other expenses (legal, accounting, custodian, transfer agent, etc.)[2] = 0.25%.

•	Pre-Incentive Fee Net Investment Income = (investment income – (Management Fee + other expenses)) = 0.9375%.

Result

•	Management Fee[3] = 0.3125%.

•	Pre-Incentive Net Investment Income does not exceed Hurdle Rate, therefore there is no investment income incentive fee.

Alternative 2

Assumptions

•	Investment income (including interest, dividends, fees, etc.) = 2.1%.

•	Hurdle Rate[4] = 1.5%.

•	Other expenses (legal, accounting, custodian, transfer agent, etc.)[5] = 0.25%.

Result

•	Management Fee[6] = 0.3125%.

•	Pre-Incentive Fee Net Investment Income = (investment income – (Management Fee + other expenses)) = 1.5375%.

•	Pre-Incentive Fee Net Investment Income exceeds the Hurdle Rate, therefore there is an incentive fee on income.

•	Incentive fee = (100% × “Catch-up”7) + (the greater of 0% AND (12.5% × (Pre-Incentive Fee Net Investment Income – 1.71%))).

= (100% x (Pre-Incentive Fee Net Investment Income – 1.5%)) + 0%

[1]	Represents 6.0% annualized Hurdle Rate.
[2]	Hypothetical other expenses. Excludes organizational and offering expenses.
[3]	Represents 1.25% annualized Management Fee.
[4]	Represents 6.0% annualized Hurdle Rate.
[5]	Hypothetical other expenses. Excludes organizational and offering expenses.
[6]	Represents 1.25% annualized Management Fee.
[7]

The “catch-up” is meant to provide the Adviser with approximately 12.5% of our Pre-Incentive Fee Net Investment Income Returns as if a hurdle rate did not apply if this net investment income exceeds 1.71% in any calendar quarter.

= 100% x (1.5375% -1.5%)

= 100% x 0.0375%

= 0.0375%

Alternative 3

Assumptions

•	Investment income (including interest, dividends, fees, etc.) = 3.50%.

•	Hurdle Rate[8] = 1.5%.

•	Management Fee[9] = 0.3125%.

•	Other expenses (legal, accounting, custodian, transfer agent, etc.)[10] = 0.25%.

Result

•	Management Fee[11] = 0.3125%.

•	Pre-Incentive Fee Net Investment Income = (investment income – (Management Fee + other expenses)) = 2.9375%

•	Pre-Incentive Fee Net Investment Income exceeds the Hurdle Rate, therefore there is an incentive fee on income.

•	Incentive fee = (100% × “Catch-up”12) + (the greater of 0% AND (12.5% × (Pre-Incentive Fee Net Investment Income – 1.71%))).

= (100% x (1.71% – 1.5%)) + (12.5% x (2.9375% – 1.71%))

= (100% x 0.21%) + (12.5% x 1.2275%)

= 0.21% + 0.1534375%

= 0.3634375%

Example 2: Capital Gains Portion of Incentive Fee

Alternative 1

Assumptions

•	Year 1: $20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”).

•	Year 2: Investment A sold for $50 million and fair market value (“FMV”) of Investment B determined to be $32 million.
•	Year 3: FMV of Investment B determined to be $25 million.

•	Year 4: Investment B sold for $31 million.

[8]	Represents 6.0% annualized Hurdle Rate.
[9]	Represents 1.25% annualized Management Fee.
[10]	Hypothetical other expenses. Excludes organizational and offering expenses.
[11]	Represents 1.25% annualized Management Fee.
[12]

The “catch-up” is meant to provide the Adviser with approximately 12.5% of our Pre-Incentive Fee Net Investment Income Returns as if a hurdle rate did not apply if this net investment income exceeds 1.71% in any calendar quarter.

Results (the capital gains incentive fee, if any, would be):

•	Year 1: None.

•	Year 2: $3.75 million capital gains incentive fee, calculated as follows: $30 million realized capital gains on sale of Investment A multiplied by 12.5%.

•

Year 3: None; calculated as follows: $3.125 million cumulative fee (12.5% multiplied by $25 million ($30 million cumulative capital gains less $5 million cumulative unrealized capital depreciation)) less $3.75 million (previous capital gains fee paid in Year 2).

•

Year 4: $125,000 capital gains incentive fee, calculated as follows: $3.875 million cumulative fee (12.5% multiplied by $31 million cumulative realized capital gains ($30 million from Investment A and $1 million from Investment B)) less $3.75 million (previous capital gains fee paid in Year 2).

Alternative 2

Assumptions

•	Year 1: $20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”).

•	Year 2: Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million.

•	Year 3: FMV of Investment B determined to be $27 million and Investment C sold for $30 million.

•	Year 4: FMV of Investment B determined to be $35 million.

•	Year 5: Investment B sold for $20 million.

Results (the capital gains incentive fee, if any, would be):

•	Year 1: None.

•

Year 2: $3.125 million capital gains incentive fee, calculated as follows: 12.5% multiplied by $25 million ($30 million realized capital gains on sale of Investment A less $5 million unrealized capital depreciation on Investment B).

•

Year 3: $875,000 capital gains incentive fee, calculated as follows: $4.0 million cumulative fee (12.5% multiplied by $32 million ($35 million cumulative realized capital gains less $3 million cumulative unrealized capital depreciation)) less $3.125 million (previous capital gains fee paid in Year 2).

•

Year 4: $375,000 capital gains incentive fee, calculated as follows: $4.375 million cumulative fee (12.5% multiplied by $35 million cumulative realized capital gains) less $4 million (previous cumulative capital gains fee paid in Year 2 and Year 3).

•

Year 5: None. $3.125 million cumulative fee (12.5% multiplied by $25 million ($35 million cumulative realized capital gains less $10 million realized capital losses)) less $4.375 million (previous cumulative capital gains fee paid in Years 2, 3 and 4).

After the Exchange, all calculations relating to the Incentive Fees payable by Perpetual Fund will be based only on the Units exchanged. Any Units that are not so exchanged will not be included in any such calculations relating to the Perpetual Fund Incentive Fee. Therefore, the timing and amount of any Perpetual Fund Incentive Fees payable by Perpetual Fund following the Exchange (and thus borne by the unitholders participating in the exchange) will be calculated under the Perpetual Fund Advisory Agreement based solely on the amount and timing of distributions with respect to the Units that participated in the exchange offer.

Duration and Termination

Unless earlier terminated as described below, the Perpetual Fund Advisory Agreement will remain in effect for a period of two years from its effectiveness and will remain in effect from year to year thereafter if approved at least annually by (i) the vote of the Perpetual Fund’s board, or by the affirmative vote of the holders of a majority of the Perpetual Fund’s outstanding voting securities, and (ii) the vote of a majority of the Independent Directors of the board. The Perpetual Fund Advisory Agreement will automatically terminate in the event of an assignment by the Adviser. The Perpetual Fund Advisory Agreement may be terminated by either party, or by a vote of the majority of the Perpetual Fund’s outstanding voting securities, without penalty upon not less than 60 days’ prior written notice to the applicable party.

Indemnification

The Adviser has not assumed any responsibility to the Perpetual Fund other than to render the services described in, and on the terms of, the Perpetual Fund Advisory Agreement and will not be responsible for any action of the board of directors in declining to follow the advice or recommendations of the Adviser. Under the terms of the Perpetual Fund Advisory Agreement, the Adviser (and its directors, officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with it) will not, in the absence of its own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s respective position, be liable to the Perpetual Fund or to its investors for any error of judgment, mistake of law or any loss arising out of any investment, or for any other act or omission in the performance by such person or persons of their respective duties under the Perpetual Fund Advisory Agreement, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.

The Perpetual Fund will indemnify the Adviser (and its directors, officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with it) (in each case, an “Indemnified Party”) for any loss, damage or expense incurred by such Indemnified Party on its behalf or in furtherance of the interests of its investors or otherwise arising out of or in connection with the performance in good faith of any of the Adviser’s duties or obligations under the Perpetual Fund Advisory Agreement or otherwise as an investment adviser of the Perpetual Fund, except for losses arising from such Indemnified Party’s own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnified Party’s position or losses due to a violation of an applicable law or regulation by the Indemnified Party.

Each Indemnified Party must, as a condition to obtaining indemnification payments from the Perpetual Fund, use commercially reasonable efforts to seek payment from any applicable portfolio company, its insurance carriers and/or the insurance carriers of the Adviser and/or the Perpetual Fund. The Perpetual Fund will, in good faith, determine whether any such Indemnified Party has used commercially reasonable efforts to seek such payments. However, the Perpetual Fund will not be precluded from making indemnification payments to any such Indemnified Party if reasonable uncertainty exists as to the likelihood of payment by any such portfolio company or insurance carrier in a timely manner or on reasonably acceptable terms.

U.S. federal and state securities laws may impose liability under certain circumstances on persons who act in good faith. Nothing in the Perpetual Fund Advisory Agreement will constitute a waiver or limitation of any rights that the Perpetual Fund may have under any applicable federal or state securities laws.

Board Approval of the Advisory Agreement

The Perpetual Fund’s board, including a “required majority” as defined in Section 57(o) of the 1940 Act, approved the Perpetual Fund Advisory Agreement on August 12, 2025 and an amendment thereto on

December 18, 2025. In its consideration of the Perpetual Fund Advisory Agreement at the time of approval, the board focused on information it had received relating to, among other things:

•	the nature, quality and extent of the advisory and other services to be provided to the Perpetual Fund by the Adviser;

•	the investment performance of individuals affiliated with the Perpetual Fund and the Adviser;

•	comparative data with respect to advisory fees or similar expenses paid by other BDCs with similar investment objectives;

•	the Perpetual Fund’s projected expense ratio compared to BDCs with similar investment objectives;

•

any existing and potential sources of indirect income to the Adviser from its relationships with the Perpetual Fund and other benefits from its relationships with the Perpetual Fund and the profitability of those relationships;

•	information about the services to be performed and the personnel performing those services under the Perpetual Fund Advisory Agreement;

•	the organizational capability and financial condition of the Adviser and its respective affiliates;

•

the Adviser’s practices regarding the selection and compensation of brokers that may execute portfolio transactions for the Perpetual Fund and the brokers’ provision of brokerage and research services to the Adviser; and

•	the possibility of obtaining similar services from other third-party service providers or through an internally managed structure.

No one factor was given greater weight than any others, but rather the board considered all factors collectively as a whole.

Based on the information reviewed and the discussion thereof, the board, including a “required majority” as defined in Section 57(o) of the 1940 Act, concluded that the investment advisory fee rates are reasonable in relation to the services to be provided.

Administration Agreement

On August 12, 2025 the Perpetual Fund’s board approved the Perpetual Fund Administration Agreement, to be entered into by the Perpetual Fund with the Administrator before the closing of the exchange offer, under which the Administrator (or one or more delegated service providers) will oversee the maintenance of the Perpetual Fund’s financial records and otherwise assist on the Perpetual Fund’s compliance with BDC rules under the 1940 Act and RIC rules under the Code, prepare reports to the Perpetual Fund’s unitholders, monitor the payment of the Perpetual Fund’s expenses and the performance of other administrative or professional service providers, and generally provide the Perpetual Fund with administrative and back office support. The Perpetual Fund will reimburse the Administrator for expenses incurred by it on the Perpetual Fund’s behalf in performing its obligations under the Perpetual Fund Administration Agreement.

License Agreement

The Perpetual Fund will enter into a license agreement (the “Perpetual Fund License Agreement”) with the TCW Group, pursuant to which the Perpetual Fund will be granted a royalty-free, non-exclusive license to use the name “TCW”. Under the Perpetual Fund License Agreement, the Perpetual Fund will have a right to use the “TCW” name and logo, for a nominal fee, for so long as the Adviser or one of its affiliates remains the Perpetual Fund’s investment adviser. Other than with respect to this limited license, the Perpetual Fund will have no legal right to the “TCW” name or logo.

Organizational and Operating Expenses

All investment professionals and staff of the Adviser, when and to the extent engaged in providing the Perpetual Fund investment advisory and management services (which exclude services provided pursuant to the Perpetual Fund Administration Agreement), and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, will be provided and paid for by the Adviser.

The Perpetual Fund, and indirectly the Perpetual Fund unitholders, bears (including by reimbursing the Adviser or Administrator) all other costs and expenses of the Perpetual Fund’s operations, administration and transactions, including, without limitation:

•	the Perpetual Fund’s initial organization costs and offering costs incurred prior to the filing of its election to be regulated as a BDC (up to 10 basis points of capital commitments);

•	costs associated with effecting the Exchange, including costs associated with the Split-Off Exemptive Relief Application;

•	costs associated with any offerings of the Perpetual Fund Units and other securities;

•	costs incurred in connection with the calculation of individual net asset values and the Perpetual Fund’s net asset value (including the cost and expenses of any independent valuation firm);

•	expenses (excluding travel expenses) incurred by the Adviser or members of its investment team, or payable to third parties;

•	costs associated with performing due diligence on prospective portfolio companies and, if necessary, expenses of enforcing the Perpetual Fund’s rights;

•	the Perpetual Fund Management Fee and the Perpetual Fund Incentive Fee;

•	certain costs and expenses relating to distributions paid on the Perpetual Fund’s shares;

•	administration fees, if any, payable under the Perpetual Fund Administration Agreement and sub-administration agreement, including related expenses;

•	debt service and other costs of borrowings or other financing arrangements;

•	the allocated costs incurred by the Adviser in providing managerial assistance to those portfolio companies that request it;

•	amounts payable to third parties relating to, or associated with, making or holding investments;

•	transfer agent and custodial fees;

•	costs of hedging, commissions and other compensation payable to brokers or dealers;

•	federal and state registration fees;

•	U.S. federal, state and local taxes, including any excise taxes;

•	Independent Directors’ fees and expenses;

•	costs of filings and reporting, including as required under applicable securities laws;

•

the costs of any reports, proxy statements or other notices to the Perpetual Fund’s unitholders, the costs of any Perpetual Fund unitholders’ meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters;

•	the costs of third-party specialty and custom software for monitoring risk, compliance and overall portfolio purposes that may be required in the future for publicly listed BDCs;

•	the Perpetual Fund’s fidelity bond;

•	directors and officers/errors and omissions liability insurance, and any other insurance premiums;

•	indemnification payments;

•	independent auditor, agency, consulting and legal costs; and

•	all other expenses incurred by either the Administrator or the Perpetual Fund in connection with administering the Perpetual Fund’s business.

However, the Perpetual Fund will not bear more than an amount equal to 12.5 basis points of the greater of aggregate commitments or total assets per annum (pro-rated for partial years) for the Perpetual Fund’s costs and expenses other than offering and organizational expenses, including amounts paid to the Administrator under the Perpetual Fund Administration Agreement and reimbursement of expenses to the Adviser (the “Perpetual Fund Expenses”). All expenses that the Perpetual Fund does not bear are borne by the Adviser or its affiliates.

Notwithstanding the foregoing, the 12.5 basis points cap on the Perpetual Fund Expenses does not apply to payments of:

•	the Perpetual Fund Management Fee;

•	the Perpetual Fund Incentive Fee;

•	organizational and offering expenses (which are subject to the separate cap described above);

•

amounts payable in connection with the Perpetual Fund’s borrowings (including collateral agent (security trustee) fees, interest, bank fees, legal fees and other transactional expenses arising out of or related to any borrowing or borrowing facility and similar costs);

•	transfer agent fees;

•	federal, state and local taxes and other governmental charges assessed against the Company;

•

out-of-pocket expenses of calculating the Perpetual Fund’s net asset value (including the cost and expenses of any independent valuation firm engaged for that purpose and the costs and expenses of the valuation of the portfolio investments performed by the Company’s independent auditors in order to comply with applicable Public Company Accounting Oversight Board standards);

•

out-of-pocket costs and expenses incurred in connection with arranging or structuring investments and their ongoing operations (including expenses and liabilities related to the formation and ongoing operations of any special purpose entity or entities in connection with an investment);

•	out-of-pocket legal costs associated with any requests for exemptive relief, “no-action” positions or other guidance sought from a regulator pertaining to the Perpetual Fund;

•	out-of-pocket costs and expenses relating to the Perpetual Fund’s liquidation;

•	directors and officers/errors and omissions liability insurance; or

•	extraordinary expenses (such as litigation expenses and indemnification payments).

COMPARISON OF PRINCIPAL TERMS OF DL VIII AND THE PERPETUAL FUND

Set forth below is a comparison of the principal terms of DL VIII and the Perpetual Fund. This comparison does not purport to be a complete summary of all material terms of DL VIII and the Perpetual Fund, and is qualified in its entirety by reference to the definitive documents of DL VIII and the Perpetual Fund. In addition, the section entitled “Comparison of Unitholders’ and Perpetual Fund Unitholders’ Rights” summarizes certain differences between the principal rights of unitholders of DL VIII and Perpetual Fund unitholders.

	DL VIII	Perpetual Fund
Term of the Fund

Term will continue until March 2030 unless extended or the Company is sooner dissolved as provided in the LLC Agreement.

Term may be extended by the board of directors for up to two additional one-year periods upon written notice to the unitholders and holders of Preferred Units, if any, at least 90 days prior to the expiration of the term or the end of the first one-year period. Thereafter, the term may be extended for successive one-year periods with the vote or consent of a supermajority in interest (66 2/3%) of the unitholders.

Indefinite term, except as expected to be provided in the Perpetual Fund LLCA.
Management Fee

The DL VIII Management Fee is equal to 0.3125% per quarter (1.25% per annum) of the average gross assets of DL VIII on a consolidated basis, with the average determined based on the gross assets of DL VIII as of the end of the three most recently completed calendar months.

The Perpetual Fund Management Fee is equal to 0.3125% (i.e., 1.25% per annum) of the average net assets of the Perpetual Fund, with the average determined based on the net assets of the Perpetual Fund as of the end of the three most recently completed calendar months.
Incentive Fee

The Adviser receives the DL VIII Incentive Fee as follows:

(i) first, no incentive fee will be owed until the unitholders have collectively received cumulative distributions equal to their aggregate capital contributions to DL VIII in respect of all Units;

(ii) second, no incentive fee will be owed until the unitholders have collectively received cumulative distributions equal to the Hurdle;

(iii) third, the Adviser will be entitled to an incentive fee out of 100% of additional amounts otherwise distributable to unitholders until such time as the cumulative incentive fee paid to the Adviser is equal to 15% of the sum of (a) the amount by which the

The Perpetual Fund will pay to the Adviser the Incentive Fee quarterly in arrears in two parts as follows:

(i) Incentive Fee Based on Income:

1. No incentive fee based on Pre-Incentive Fee Net Investment Income Returns (as defined below) in any calendar quarter in which the DL VIII Pre-Incentive Fee Net Investment Income Returns do not exceed the Hurdle Rate;

2. The Catch-up, which is meant to provide the Adviser with approximately 12.5% of the Pre-Incentive Fee Net Investment Income Returns as if a Hurdle Rate did not apply if this net investment income exceeds 1.71% in any calendar quarter; and

DL VIII	Perpetual Fund

Hurdle exceeds the aggregate capital contributions of the holders of Units in respect of all Units and (b) the amount of incentive fee being paid to the Adviser pursuant to this clause (iii); and

(iv) thereafter, the Adviser will be entitled to an incentive fee equal to 15% of additional amounts otherwise distributable to unitholders, with the remaining 85% distributed to the unitholders.

The DL VIII Incentive Fee is calculated on a cumulative basis and the amount of the DL VIII Incentive Fee payable in connection with any distribution (or deemed distribution) is determined and, if applicable, paid in accordance with the foregoing formula each time amounts are to be distributed to the unitholders.

3. 12.5% of the dollar amount of the Pre-Incentive Fee Net Investment Income Returns, if any, that exceed a rate of return of 1.71% (6.86% annualized). This reflects that once the Hurdle Rate is reached and the Catch-up is achieved, 12.5% of all Pre-Incentive Fee Net Investment Income Returns thereafter are payable to the Adviser.

4. “Pre-Incentive Fee Net Investment Income Returns” means, as the context requires, either the dollar value of, or percentage rate of return on, the value of the Perpetual Fund’s net assets in accordance with GAAP at the end of the immediately preceding quarter from interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Perpetual Fund receives from portfolio companies) accrued during the calendar quarter, minus the Perpetual Fund’s operating expenses accrued for the quarter.

(ii) Incentive Fee Based on Capital Gains. Payable at the end of each calendar year in arrears, 12.5% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, as calculated in accordance with GAAP, less the aggregate amount of any previously paid capital gains incentive fees. In no event will the capital gains incentive fee payable pursuant to this Agreement be in excess of the amount permitted by the Advisers Act, including Section 205 thereof.

(iii) Spin-Off Incentive Fee. A spin-off incentive fee will be payable to the Adviser in respect of the exchanged units (the “Spin-Off Incentive Fee”) on

	DL VIII	Perpetual Fund

or immediately following the Initial Closing Date (the “Spin-Off Incentive Fee Payment Date”). The Spin-Off Incentive Fee will be calculated as of March 31, 2026 (the “Spin-Off Incentive Fee Calculation Date”) and will equal the amount of Incentive Fee that would be payable to the Adviser if (A) all of the Company’s investments were liquidated for their current value as of the Spin-Off Incentive Fee Calculation Date, (B) the proceeds from such liquidation were used to pay all of the Company’s outstanding liabilities, and (C) the remainder were distributed to Common Unitholders and paid as Incentive Fee. The Company will make the Spin-Off Incentive Fee payment in cash as soon as reasonably practicable following the Spin-Off Incentive Fee Payment Date.

Commitment Period

The DL VIII Commitment Period commenced on January 21, 2022 (the Initial Closing Date) and will end on February 1, 2026.

Once the DL VIII Commitment Period has ended, capital may only be called to cover certain expenses and fees, complete certain investments that were significantly in process prior to the expiration of the DL VIII Commitment Period and which DL VIII reasonably expected to be consummated prior to 90 days subsequent to the expiration date of the DL VIII Commitment Period, and effect certain follow-on investments in existing portfolio companies up to an aggregate amount not to exceed an amount equal to 10% of the aggregate cumulative amounts invested or committed for investment by the Company during the Commitment Period.

The Perpetual Fund has an indefinite term and may make investments for the duration of its term. The Adviser expects the Perpetual Fund to operate under a fully drawn-down model beginning in the second quarter of 2027, pursuant to which all Member commitments made thereafter will be fully funded at the time of the investment.
Default	If a unitholder fails to make a capital contribution when due, and such default remains uncured for seven business days, the Adviser may, among other remedies, prevent the defaulting unitholder from making additional	If a Perpetual Fund unitholder fails to make a capital contribution when due, and such default remains uncured for seven business days, the Adviser may, among other remedies, prohibit the defaulting Perpetual Fund unitholder

	DL VIII	Perpetual Fund
capital contributions, and cause the defaulting unitholder to forfeit a significant portion of the Units then held by the defaulting unitholder.

from purchasing additional Perpetual Fund Units, and cause the defaulting Perpetual Fund unitholder to forfeit a significant portion of the Perpetual Fund Units then held by the defaulting Perpetual Fund unitholder.

Restrictions on Transfer	Unitholders may not transfer any Units without consent of DL VIII and, if required by its lending arrangements, DL VIII’s lenders.	Perpetual Fund unitholders may not transfer Perpetual Fund Units without consent of the Perpetual Fund and, if required by its lending arrangements, the Perpetual Fund’s lenders.
Allocation of Costs and Expenses with Adviser

DL VIII bears (x) no more than an amount equal to 10 basis points of investors’ aggregate commitments for organizational expenses and offering expenses in connection with the offering of Units and (y) all costs and expenses of its operations, administration and transactions, subject to a cap equal to 12.5 basis points of the greater of aggregate DL VIII commitments or total assets.

As a general matter, the Adviser bears all costs and expenses in connection with the performance of its services except as expressly provided in the DL VIII Advisory Agreement. The Adviser also bears DL VIII’s ongoing costs and expenses in excess of the 12.5 basis points cap.

The Adviser is entitled to reimbursement of certain expenses incurred on behalf of DL VIII to the extent described in the DL VIII Administration Agreement.

The Perpetual Fund will bear (x) no more than an amount equal to 10 basis point of the aggregate commitments for organizational expenses and offering expenses in connection with the offering of Perpetual Fund Units and (y) all costs and expenses of its operations, administration and transactions, subject to a cap equal to 12.5 basis points of the greater of aggregate Perpetual Fund commitments or total assets. The Perpetual Fund will bear the costs and expenses relating to the Exchange.

As a general matter, the Adviser will bear all costs and expenses in connection with the performance of its services except as expressly provided in the Perpetual Fund Advisory Agreement. The Adviser also bears the Perpetual Fund’s ongoing costs and expenses in excess of the 12.5 basis points cap.

The Adviser is entitled to reimbursement of certain expenses incurred on behalf of the Perpetual Fund to the extent described in the Perpetual Fund Administration Agreement.

Investment Committee	The Investment Committee is composed of six members of the Private Credit Group.	The Investment Committee is composed of six members of the Private Credit Group.
Duration and Termination of Advisory Agreements	The DL VIII Advisory Agreement will remain in effect from year to year if approved annually by (i) the vote of the majority of DL VIII’s board, or by the vote of a majority of DL VIII’s	The Perpetual Fund Advisory Agreement will remain in effect for a period of two years from its effectiveness and will remain in effect from year to year thereafter if approved

	DL VIII	Perpetual Fund
outstanding voting securities, and (ii) the vote of a majority of the Independent Directors of the board.

annually by (i) the vote of the majority of the Perpetual Fund’s board, or by the vote of a majority of the Perpetual Fund’s outstanding voting securities, and (ii) the vote of a majority of the Independent Directors of the board.

Dividend Reinvestment Plan (DRIP)	DL VIII does not have a dividend reinvestment plan.	The Perpetual Fund does not expect to adopt a dividend reinvestment plan.
Jurisdiction and Corporate Form	DL VIII is a Delaware limited liability company.	The Perpetual Fund is a Delaware limited liability company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Advisory Agreement, Administration Agreement, License Agreement

For a discussion of the advisory agreements, administration agreements and license agreements of DL VIII and of the Perpetual Fund, see “Management and Other Agreements of DL VIII” and “Management and Other Agreements of the Perpetual Fund.”

Relationship with the Adviser and Potential Conflicts of Interest

DL VIII, the Perpetual Fund, the Adviser, and their respective direct or indirect unitholders, Perpetual Fund unitholders, members, partners, officers, directors, employees, agents and affiliates are subject to certain potential conflicts of interest in connection with DL VIII’s and the Perpetual Fund’s activities and investments. For example, the terms of the Adviser’s management and incentive fees may create an incentive for the Adviser to approve and cause DL VIII or the Perpetual Fund to make more speculative investments than it would otherwise make in the absence of these fee structures. In addition, because DL VIII has a finite term, the management and incentive fees that the Adviser receives from DL VIII are limited. By contrast, because the Perpetual Fund has a potentially indefinite term, the Adviser may receive fees from the Perpetual Fund indefinitely (as long as it serves as investment adviser to the Perpetual Fund).

The Private Credit Group is separated from those partners and employees of the Adviser and its affiliates involved in the management of the investments of other funds, accounts and investment vehicles (the “Other Employees”) by an ethical wall, and accordingly, the Other Employees may be unable to make certain material information available to the Private Credit Group. In addition, the Adviser’s other funds, accounts and investment vehicles may take positions in securities or issuers that are in a different part of the capital structure of an issuer or adverse to those of DL VIII or the Perpetual Fund.

The members of the senior management and investment teams and the Investment Committee of the Adviser serve or may serve as officers, directors, principals or investment committee members of entities that operate in the same or a related line of business as DL VIII and the Perpetual Fund operate or will operate, or of funds, accounts or other investment vehicles managed by the Adviser or its affiliates. In serving in these multiple capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may not be in the best interests of DL VIII or the Perpetual Fund or in the best interest of their equityholders. For example, Mr. Miller and the other members of the Investment Committee have management responsibilities for other funds, accounts or other investment vehicles managed by the Adviser or its affiliates. The investment objectives of DL VIII and the Perpetual Fund also may overlap with the investment objectives of such funds, accounts or other investment vehicles. For example, the Adviser concurrently manages other accounts that are pursuing an investment strategy similar to the strategy of DL VIII and the Perpetual Fund. As a result, the members of the senior management and investment teams and the Investment Committee of the Adviser may face conflicts in the allocation of investment opportunities between DL VIII and the Perpetual Fund and other funds, accounts or investment vehicles advised by principals of, or affiliated with, the Adviser.

DL VIII and the Adviser have obtained the Co-Investment Exemptive Order from the SEC that, subject to certain conditions and limitations, permits DL VIII, the Perpetual Fund and other funds, accounts and investment vehicles advised by the Adviser or certain affiliates of the Adviser (referred to herein as “potential co-investment funds”) to engage in certain co-investment transactions. Under the Co-Investment Exemptive Order, in the case where the interest in a particular investment opportunity exceeds the size of the opportunity, then the investment opportunity will be allocated among the Perpetual Fund, DL VIII and any other potential co-investment funds based on capital available for investment, which generally is determined based on the amount of cash on hand, existing commitments and reserves, if any, the targeted leverage level, targeted asset mix and other investment policies and restrictions set from time to time by the board or other governing body of the relevant fund or imposed by applicable laws, rules, regulations or interpretations.

Once the DL VIII Commitment Period ends in February 2026, DL VIII may not make new investments (other than certain follow-on investments and investments that were significantly in process prior to the expiration of the DL VIII Commitment Period and which DL VIII reasonably expected to be consummated prior to 90 days subsequent to the expiration date of the DL VIII Commitment Period) and therefore would not expect to rely on the Co-Investment Exemptive Order except in connection with follow-on or significantly in-process investments. In situations where the Perpetual Fund cannot co-invest with other funds, accounts or investment vehicles managed by the Adviser or an affiliate of the Adviser due to the restrictions contained in the 1940 Act that are not addressed by the Co-Investment Exemptive Order or SEC guidance, the investment policies and procedures of the Adviser generally require that such opportunities be offered to the Perpetual Fund, DL VIII and such other funds, accounts and investment vehicles on an alternating basis. There can be no assurance that the Perpetual Fund will be able to participate in all investment opportunities that are suitable to it.

Participation of Related Parties in the Exchange

During the 60 days prior to September 30, 2025, DL VIII did not issue any Units. Based upon DL VIII’s records and upon information provided to it, there have not been any transactions in Units that were effected during such period by any of its directors or executive officers, any person controlling DL VIII, any director or executive officer of any entity or other person ultimately in control of DL VIII, any associate or minority-owned subsidiary of DL VIII or any executive officer or director of any subsidiary of DL VIII. Except as set forth in this Offer to Exchange, neither DL VIII nor, to the best of its knowledge, any of the above-mentioned persons, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the exchange offer with respect to any of DL VIII’s securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

As part of the Exchange, the Adviser will elect to exchange a pro rata portion of its Units for Perpetual Fund Units in proportion to the percentage of Units tendered by DL VIII unitholders and accepted for exchange. Each DL VIII or Perpetual Fund director and officer and TCW employee that is a unitholder will have the option to elect to participate in the Exchange in the same manner as all other unitholders. As of the date of this Offer to Exchange, DL VIII has not been informed whether any such persons intend to tender Units.

Certain Business Relationships

Certain of DL VIII’s and the Perpetual Fund’s directors and officers are directors or officers of the Adviser. See “Management of DL VIII” and “Management of the Perpetual Fund.”

Indebtedness of Management

None.

Review, Approval or Ratification of Transactions with Related Persons

The Independent Directors of DL VIII are, and the Independent Directors of the Perpetual Fund will be, required to review and approve any transactions with related persons (as such term is defined in Item 404 of Regulation S-K).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 30, 2025, the beneficial ownership of each of DL VIII’s directors, DL VIII’s named executive officers, DL VIII’s executive officers and directors as a group and each person known to DL VIII to beneficially own 5% or more of the outstanding Units of DL VIII. With respect to persons known to DL VIII to beneficially own 5% or more of the outstanding Units, such knowledge is based on beneficial ownership filings made by the holders with the SEC.

To DL VIII’s knowledge, except as indicated in the footnotes to the table, each of the unitholders listed below has sole voting and/or investment power with respect to Units beneficially owned by such unitholder. Unless otherwise indicated, the address for each listed individual is 200 Clarendon Street, 19th Floor, Boston, MA 02116.

The directors and executive officers of DL VIII or the Perpetual Fund that are unitholders will be entitled to participate in the exchange offer on the same terms and conditions as the other unitholders. See “Certain Relationships and Related Party Transactions—Participation of Related Parties in the Exchange.”

As of September 30, 2025, DL VIII held all of the Perpetual Fund Units and was deemed to control the Perpetual Fund, as such term is defined in the 1940 Act.

Name and Address	Amount of Units Beneficially Owned and Nature of Ownership(1)	Percentage of Class Owned(1)
Independent Directors
David R. Adler	—	—
Sheila A. Finnerty	2,000	*
Saverio M. Flemma	2,000	*
R. David Kelly	2,000	*
Andrew W. Tarica	2,500	*
Interested Directors
Richard T. Miller(2)	50,000	0.392%
David Wang(2)	10,000	*
Officers
Andrew Kim	3,000	*
Joseph Magpayo	—	—
Christopher D. Marzullo	—	—
Other Beneficial Owners
Nationwide Mutual Insurance Company(3)	1,050,000	8.24%
Cliffwater Corporate Lending Fund(4)	1,000,000	7.85%
USAA Pension Trust	978,000	7.67%
UMBALTI FBO First Trust Alternative Opportunities Fund(5)	915,000	7.18%
CLT-CLI HK BR (Class A) Trust Fund – LGP	750,000	5.88%
Memphis Light, Gas and Water Division Retirement & Pension System(6)	700,000	5.49%

*	Less than 0.1%
(1)

The number of Units are those beneficially owned as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any Units as to which a person has sole or shared voting power or investment power and any Units which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. The percentages used herein are calculated based upon 12,745,660 Units outstanding, which reflects the number of Units issued and outstanding as of November 12, 2025.
(2)	Mr. Miller and Mr. Wang also serve as executive officers of DL VIII.
(3)

Reported holdings consist of units held by Nationwide Life Insurance Company, Nationwide Life and Annuity Insurance Company, Nationwide Mutual Insurance Company, Nationwide Defined Benefit Master Trust, and Geneva Re Ltd.

(4)

Reported holdings consist of units held by Cliffwater Corporate Lending Fund and CCLF SPV LLC. Includes 1,000,000 units as to which the reporting person holds shared dispositive power, and 636,008 units as to which the reporting person holds shared voting power. The reporting person has waived voting rights above 4.99% of outstanding units.

(5)	Reported holdings consist of units held by UMBALTI FBO First Trust Alternative Opportunities Fund and UMBALTI FBO First Trust Private Credit Fund.
(6)	Reported holdings consist of units held by Memphis Light, Gas and Water Division Retirement & Pension System and Memphis Light, Gas and Water Division OPEB Trust.

DESCRIPTION OF UNITS OF DL VIII

The following description is based on relevant portions of the Delaware Limited Liability Company Act (the “Delaware Act”) and the 1940 Act, and on the DL VIII LLC Agreement. This summary is not necessarily complete, and you should refer to the Delaware Act, the 1940 Act and the LLC Agreement for a more detailed description of the provisions summarized below.

General

Under the terms of DL VIII’s LLC Agreement, its authorized units consist of common limited liability company units (i.e., the “Units”), of which 12,745,660 Units are outstanding as of November 12, 2025, and preferred limited liability company units (“Preferred Units”), of which no units are outstanding as of September 30, 2025. There are no outstanding options or warrants to purchase DL VIII’s units. No units have been authorized for issuance under any equity compensation plan.

The following are DL VIII’s outstanding classes of securities as of September 30, 2025:

Title of Class	Amount Authorized	Amount Held by DL VIII or for DL VIII’s Account	Amount Outstanding Exclusive of Amounts Held by DL VIII or for DL VIII’s Account
Common Units	Unlimited	None	12,745,660
Preferred Units	Unlimited	None	None

Commitments

On January 21, 2022, DL VIII began accepting subscription agreements from investors for the private sale of its Units. On March 19, 2024, DL VIII completed its final private placement of its Units. Subscription agreements with capital commitments from unitholders totaling approximately $1.3 billion for the purchase of Units were accepted. Each unitholder is obligated to contribute capital equal to their capital commitment and each Unit’s capital commitment obligation is $100.00 per unit.

A unitholder may be required to re-contribute amounts distributed (such amounts, the “Recallable Amounts”) equal to (a) such unitholder’s share of portfolio investments that are repaid to DL VIII, or otherwise recouped by DL VIII, and distributed to the unitholder, in whole or in part, during or after the Commitment Period, reduced by (b) all re-contributions made by such unitholder. DL VIII’s ability to recall any portion of the Recallable Amounts is subject to the general limitations on capital calls that apply after the expiration of the DL VIII Commitment Period, as described in “—Delaware Law and Certain Limited Liability Company Agreement Provisions—Capital Call Mechanics.”

At the time of the Exchange, each tendering unitholder will be released from its obligations as a unitholder of DL VIII under the LLC Agreement, including its Original Commitment, with respect to its Units that are tendered and accepted for exchange. See “Description of New Subscription Agreement—New Commitments—Subscription Amount.”

Common Units

Under the terms of the LLC Agreement, unitholders are entitled to one vote for each Unit held on all matters submitted to a vote of unitholders and do not have cumulative voting rights. Accordingly, subject to the rights of any outstanding Preferred Units, holders of a plurality of the Units entitled to vote in any election of directors at a meeting in which a quorum is present may elect all of the directors standing for election. Unitholders are entitled to receive proportionately any distributions declared by the board of directors, subject to any preferential distribution rights of outstanding Preferred Units. Upon DL VIII’s liquidation, dissolution or winding up, the unitholders will be entitled to receive ratably DL VIII’s net assets available after the payment of all debts and other liabilities and will be subject to the prior rights of any outstanding Preferred Units. Unitholders have no redemption or preemptive rights. The rights, preferences and privileges of unitholders are subject to the rights of the holders of any series of Preferred Units that DL VIII may designate and issue in the future.

Preferred Units

Under the terms of the LLC Agreement, the board of directors is authorized to issue Preferred Units in one series without unitholder approval. Prior to the issuance of a series of Preferred Units, the board of directors is required by the LLC Agreement to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption for such series. The 1940 Act, as applicable to DL VIII, limits DL VIII’s flexibility as certain rights and preferences of the Preferred Units require, among other things: (i) immediately after issuance and before any distribution is made with respect to Units, DL VIII must meet a coverage ratio of total assets to total senior securities, which include all of DL VIII’s borrowings and Preferred Units, of at least 200%; and (ii) the holders of Preferred Units, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if and for so long as dividends on the Preferred Units are unpaid in an amount equal to two full years of dividends on the Preferred Units. DL VIII currently has no Preferred Units outstanding and currently does not intend to issue any Preferred Units.

Transfer and Resale Restrictions

Unitholders may not sell, assign, transfer, pledge, mortgage, hypothecate, gift or otherwise dispose of or encumber (a “Transfer”) any Units unless (i) DL VIII and, if required by its lending arrangements, DL VIII’s lenders give consent and (ii) the Transfer is made in accordance with applicable securities laws. No Transfer will be effectuated except by registration of the Transfer on DL VIII’s books. Each transferee must agree to be bound by these restrictions and all other obligations as a unitholder. There is currently no market for the Units, and it is not expected that a market for the Units will develop in the future.

Delaware Law and Certain Limited Liability Company Agreement Provisions

The following summary outlines certain provisions of the DL VIII LLC Agreement and Delaware law, including regarding anti-takeover provisions. These provisions could have the effect of limiting the ability of other entities or persons to acquire control of DL VIII by means of a tender offer, proxy contest or otherwise, or to change the composition of the board. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of DL VIII to negotiate first with the board. These measures, however, may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of DL VIII’s unitholders and could have the effect of depriving unitholders of an opportunity to sell their Units at a premium over prevailing market prices. These attempts could also have the effect of increasing expenses and disrupting normal operations. DL VIII believes, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging acquisition proposals because the negotiation of the proposals may improve their terms.

Organization and Duration

DL VIII was formed as a Delaware limited liability company on September 3, 2020, and will remain in existence until dissolved in accordance with the LLC Agreement or pursuant to Delaware law.

Purpose

Under the LLC Agreement, DL VIII is permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon DL VIII pursuant to the agreements relating to such business activity.

Agreement to be Bound by the LLC Agreement; Power of Attorney

By subscribing for the Units, investors have been admitted as members of DL VIII and each investor has agreed to provide DL VIII’s duly authorized representatives with a power of attorney to execute the LLC Agreement on its behalf and is therefore bound by the terms of the LLC Agreement. Pursuant to the LLC Agreement, each unitholder grants to DL VIII’s duly authorized representatives (including, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for DL VIII’s qualification, continuance or dissolution. The power of attorney also grants DL VIII’s duly authorized representatives the authority to make certain amendments to, and to make consents and waivers under and in accordance with, the LLC Agreement.

Capital Call Mechanics

From time to time in its discretion, the Adviser may draw down all or any portion of the Undrawn Commitment with respect to each Unit upon at least ten business days’ prior written notice to the unitholders. The Undrawn Commitment with respect to each Unit is equal to $100 reduced by the original issuance price and any amounts that have already been contributed (or deemed contributed) with respect to such Unit; provided, that (a) the Undrawn Commitment of a Unit is not reduced for any earnings balancing contributions or late-closer contributions made by a Unitholder and (b) the Undrawn Commitment of a Unit is increased for certain distributions attributable to true-up contributions or to Recallable Amounts or unconsummated investments (as described in “—Commitments” above).

Each capital call is issued in the amount per Unit specified by DL VIII, and such amount is applicable to all Units outstanding as of the date such capital call is due to be contributed to DL VIII; provided that in connection with the issuance of any new Units, the amount to be contributed as payment for such newly issued Units is determined in accordance with the LLC Agreement.

During the DL VIII Commitment Period, the Adviser could issue capital calls for any permitted company purpose. The DL VIII Commitment Period will end on February 1, 2026. Upon the expiration of the DL VIII Commitment Period, unitholders will be released from any further obligation with respect to their Undrawn Commitments, except to the extent necessary to: (i) cover DL VIII’s expenses, liabilities and obligations or reserves therefor, including, without limitation, indemnification obligations, Management Fees and Incentive Fees, (ii) complete investments by DL VIII in transactions that were significantly in process prior to the expiration of the DL VIII Commitment Period and as to which DL VIII and the prospective portfolio company had commenced, in good faith, negotiating the terms of the investment and which the Adviser reasonably expected to be consummated prior to the date that was 90 days after the date of the expiration of the DL VIII Commitment Period, and (iii) effect follow-on investments in existing portfolio companies up to an aggregate amount not to exceed an amount equal to 10% of the aggregate cumulative amounts invested or committed for investment by the Company during the Commitment Period; provided that any such follow-on investment to be made after the third anniversary of the expiration of the DL VIII Commitment Period will require the prior consent of a majority in interest of the unitholders.

Action by Unitholders

Under the LLC Agreement, unitholder action can be taken only at an annual meeting of unitholders or by written consent in lieu of a meeting by unitholders representing at least the number of Units required to approve the matter in question. A quorum of the unitholders at an annual meeting consists of unitholders holding a majority of the outstanding Units entitled to vote on the matter in question. These provisions may have the effect of delaying consideration of a unitholder proposal until the next annual meeting.

Amendment of the Limited Liability Company Agreement

Subject to the right of the unitholders to amend certain provisions of the LLC Agreement by unanimous action, amendments to the LLC Agreement may be proposed only by or with the consent of the board of directors. A proposed amendment to the LLC Agreement requires the affirmative vote of a majority of the board of directors for adoption.

Generally, amendments to the LLC Agreement require the prior written consent of a majority in interest of the unitholders whose rights are affected by the amendment. The following amendments may be made with the consent of the board of directors and without the need to seek the consent of any unitholders:

•	to add to the duties or obligations of the board or surrender any right granted to the board contained in the LLC Agreement;

•

to cure any ambiguity or correct or supplement any provision herein which may be inconsistent with any other provision herein or to correct any printing, stenographic or clerical errors or omissions in order that the LLC Agreement shall accurately reflect the agreement among the unitholders;

•	to make such changes as the board in good faith deems necessary to comply with any requirements applicable to DL VIII or its affiliates under the 1940 Act or any similar state or federal law;

•	to make any revision to certain schedules made in accordance with the LLC Agreement;

•	to make changes that the LLC Agreement specifically provides may be made by the board without the consent of any unitholder; or

•	to make any amendment agreed with any unitholder admitted to DL VIII after its initial closing date.

However, no amendment may be made pursuant to the above if such amendment would subject any unitholders to any adverse economic consequences without the unitholder’s consent, diminish the rights or protections of one or more unitholders, or diminish or waive in any material respect the duties and obligations of the board to DL VIII or its unitholders.

Default Provisions

Pursuant to the LLC Agreement, if a unitholder fails to make a capital contribution when due, interest will accrue at the Default Rate on the outstanding unpaid balance of such capital contribution. The “Default Rate” with respect to any period will be the lesser of (a) a variable rate equal to the prime rate of interest (as reported in The Wall Street Journal) during such period plus 6% or (b) the highest interest rate for such period permitted by applicable law. The Adviser may waive the requirement to pay interest, in whole or in part.

In addition, if any unitholder fails to make a capital contribution when due, and has also failed to make such payment on or before the date that is seven business days after the Adviser has given written notice to such unitholder of such unitholder’s failure to make such contribution, then the Adviser may, in its discretion, and subject to applicable law, take any actions available under the LLC Agreement or at law or at equity, which may include causing such defaulting unitholder to forfeit a significant portion of its Units or to transfer its Units to a third party for a price that is less than the net asset value of such Units.

Merger, Sale or Other Disposition of Assets

The board of directors may, without the approval of unitholders, cause DL VIII to, among other things, sell, exchange or otherwise dispose of all or substantially all of DL VIII’s assets in a single transaction or a series of related transactions, or approve on its behalf the sale, exchange or other disposition of all or substantially all of its assets. The board of directors may also cause the sale of all or substantially all of DL VIII’s assets under a foreclosure or other realization without unitholder approval. Unitholders are not entitled to dissenters’ rights of appraisal under the LLC Agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of DL VIII’s assets or any other similar transaction or event.

Classified Board

DL VIII’s LLC Agreement provides that:

•	the board be divided into three classes, with staggered three-year terms (and the number of directors shall not be fewer than one or greater than twelve);

•

directors may be removed only for cause by the affirmative vote of at least 66 2/3% of DL VIII’s outstanding Units entitled to vote in the election of directors, or by a vote of a duly called meeting of the board of at least 80% of the directors then seated; and

•

subject to the rights of any holders of Preferred Units, any vacancy on the board, however the vacancy occurs, including a vacancy due to an enlargement of the board, may only be filled by vote of a majority of the directors then in office, even if the remaining directors do not constitute a quorum.

The classification of DL VIII’s board and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire DL VIII, or of discouraging a third party from acquiring DL VIII. DL VIII believes, however, that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of its management and policies.

Term of DL VIII

Under the terms of the LLC Agreement, DL VIII’s original term would have expired on January 21, 2023. On January 6, 2023, a six month extension from January 21, 2023 to July 21, 2023 of DL VIII’s term was approved and on July 26, 2023, a twenty-four month extension of DL VIII’s initial closing until January 21, 2024 was approved. On February 16, 2024 a twenty-six month extension of DL VIII’s initial closing until March 21, 2024 was approved. On March 18, 2024, DL VIII completed the final closing.

Books and Reports

DL VIII is required to keep appropriate books of its business at its principal offices. The books are maintained for both tax and financial reporting purposes on an accrual basis in accordance with U.S. GAAP. For tax purposes, DL VIII’s fiscal year is the calendar year. For financial reporting purposes, DL VIII’s fiscal year is a calendar year ending December 31, unless otherwise required for federal income tax purposes.

Limited Liability

The Delaware Act generally provides that a member of a Delaware limited liability company who receives a distribution from such company and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware Act, prior to the limited liability company’s dissolution, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. The fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the operating agreement.

Limitation on Liability; Indemnification and Advancement of Expenses

Under the LLC Agreement, no Covered Person is liable to DL VIII or any unitholders for any loss suffered by DL VIII or any unitholder which arises out of any investment or any other action or omission of such Covered Person (a) if such Covered Person did not act in bad faith, and (b) if such conduct did not constitute willful misfeasance, gross negligence, or reckless disregard of the duties involved in the conduct of such Covered Person’s respective position. For purposes of this section, “Covered Person” means the directors of DL VIII, the Adviser, the Administrator and each of their members, managers, officers, employees, agents, controlling persons and any other affiliate and any person who otherwise serves at the request DL VIII on its behalf, to the extent such Covered Person was serving in such capacity at the time the loss or cause of action arose.

DL VIII indemnifies any Covered Person, liquidator and each partner, member, Perpetual Fund unitholder, director, officer, manager, trustee, employee, agent and affiliate of any of the foregoing (each, an “Indemnitee”), who was or is involved in any actual or threatened action, suit or proceeding or any settlement thereof to which the Indemnitee may be made a party or otherwise involved or with which the Indemnitee is threatened, arising out of (a) any mistake in judgment, (b) any action or omission done on behalf of DL VIII or in furtherance of the interests of DL VIII or the unitholders or otherwise arising out of or in connection with DL VIII, or (c) losses due to the mistake, action, inaction or negligence of other agents of DL VIII, except for losses (x) arising from such Indemnitee’s own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnitee’s position, (y) due to a violation of an applicable law or regulation by the Indemnitee or (z) arising from the Indemnitee defending an actual or threatened claim, action, suit or proceeding against the Indemnitee brought or initiated by DL VIII, its board of directors or the Adviser (or brought or initiated by the Indemnitee against DL VIII, its board or the Adviser).

Subject to the terms of the LLC Agreement, DL VIII may pay the expenses incurred by an Indemnitee in connection with any such action, suit or proceedings, or in connection with claims arising in connection with any potential or threatened action, suit or proceeding, in advance of the final disposition of such action, suit or proceeding, upon receipt of an enforceable undertaking by the Indemnitee to repay such payment if the Indemnitee is determined to not be entitled to indemnification for such expenses. However, DL VIII will not advance such expenses if the Indemnitee is defending an actual or threatened claim, action, suit or proceeding brought or initiated by unitholders constituting at least a majority in interest of the Units.

So long as DL VIII is regulated under the 1940 Act, the above indemnification and limitation of liability is limited by the 1940 Act or by any valid rule, regulation or order of the SEC. In addition, DL VIII has obtained liability insurance for its officers and directors.

Under the DL VIII Advisory Agreement, DL VIII may, to the extent permitted by applicable law, in the discretion of DL VIII’s board of directors, indemnify the Adviser and certain of its affiliates, as described in the section entitled “Management and Other Agreements of DL VIII—Investment Advisory Agreement—Indemnification.”

Applicable Law

The LLC Agreement is governed by the laws of the State of Delaware.

Submission to Jurisdiction; Venue; Waiver of Jury Trial

The LLC Agreement provides that any legal action or proceeding with respect to the LLC Agreement may be brought in the courts of the State of Delaware and, by purchasing a Unit of DL VIII, a unitholder is irrevocably consenting to the non-exclusive jurisdiction of such courts. By purchasing a Unit of DL VIII, a unitholder is also irrevocably and unconditionally waiving any right to a trial by jury with respect to any legal action or proceeding arising out of the LLC Agreement.

The LLC Agreement further requires that any legal action or proceeding with respect to the LLC Agreement by a unitholder seeking any relief whatsoever against DL VIII shall be brought in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware), to the fullest extent permitted by applicable law. By purchasing a Unit of DL VIII, a unitholder is irrevocably consenting to these limitations and provisions regarding such legal actions or proceedings and submitting to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or such other Delaware courts) in connection with any such legal actions or proceedings.

DESCRIPTION OF UNITS OF THE PERPETUAL FUND

The following description is based on relevant portions of the Delaware Act and the 1940 Act, and on the Perpetual Fund LLCA that is expected to be in effect immediately following the Exchange. This summary is not necessarily complete, and you should refer to the Delaware Act, the 1940 Act and the Perpetual Fund LLCA for a more detailed description of the provisions summarized below.

Common Units

The Perpetual Fund LLCA is expected to provide that the Perpetual Fund’s authorized units consist of limited liability company units (i.e., the “Perpetual Fund Units”) and preferred limited liability company units (“Perpetual Fund Preferred Units”). There are no outstanding options or warrants to purchase the Perpetual Fund Units. No units have been authorized for issuance under any equity compensation plan. As of September 30, 2025, DL VIII contributed $1,000 in exchange for ten (10) Perpetual Fund Units.

As of September 30, 2025, the Perpetual Fund was wholly owned by DL VIII. At the time of completion of the Exchange, the Perpetual Fund will issue Perpetual Fund Units to tendering unitholders in exchange for Units received by DL VIII and, pursuant to the expected terms of the Perpetual Fund LLCA, the Perpetual Fund Units that DL VIII holds in the Perpetual Fund will automatically be canceled for no consideration. The amount of Perpetual Fund Units outstanding following the closing of the Exchange will depend on the number of Units tendered and accepted in the exchange offer.

Each tendering unitholder will be required to enter into the New Subscription Agreement as part of the Exchange, pursuant to which it will make a capital commitment to the Perpetual Fund to purchase additional Perpetual Fund Units in an aggregate amount equal to the New Subscription Amount, and purchase Perpetual Fund Units from time to time at a price equal to the then-most recently determined net asset value per share, as determined by the Perpetual Fund’s board.

Perpetual Fund Common Units.

Under the expected terms of the Perpetual Fund LLCA, Perpetual Fund unitholders are entitled to one vote for each unit held on all matters submitted to a vote of Perpetual Fund unitholders and do not have cumulative voting rights. Accordingly, subject to the rights of any outstanding Perpetual Fund Preferred Units, holders of a plurality of the Perpetual Fund Units entitled to vote in any election of directors at a meeting in which a quorum is present may elect all of the directors standing for election. Perpetual Fund unitholders are entitled to receive proportionately any distributions declared by the board of directors, subject to any preferential distribution rights of outstanding Perpetual Fund Preferred Units. Upon the Perpetual Fund’s liquidation, dissolution or winding up, the Perpetual Fund unitholders will be entitled to receive ratably the Perpetual Fund’s net assets available after the payment of all debts and other liabilities and will be subject to the prior rights of any outstanding Preferred Units. Perpetual Fund unitholders have no redemption or preemptive rights. The rights, preferences and privileges of Perpetual Fund unitholders are subject to the rights of the holders of any series of Perpetual Fund Preferred Units that the Perpetual Fund may designate and issue in the future.

Perpetual Fund Preferred Units

Under the expected terms of the Perpetual Fund LLCA, the board of directors is authorized to issue Perpetual Fund Preferred Units in one series without Perpetual Fund unitholder approval. Prior to the issuance of a series of Perpetual Fund Preferred Units, the board of directors is expected to be required by the Perpetual Fund LLCA to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption for such series. The 1940 Act as applicable to the Perpetual Fund, limits the Perpetual Fund’s flexibility as certain rights and preferences of the Perpetual Fund Preferred Units require, among other things: (i) immediately after issuance and before any distribution is made with respect to Units, the Perpetual Fund must meet a coverage ratio of total assets to total senior securities, which include all of the Perpetual Fund’s borrowings and Preferred Units, of at least 150%; and (ii) the holders of Perpetual Fund Preferred Units, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if and for so long as dividends on the Perpetual Fund Preferred Units are unpaid in an amount equal to two full years of dividends on the Perpetual Fund Preferred Units. The Perpetual Fund currently has no Perpetual Fund Preferred Units outstanding and currently does not intend to issue any Perpetual Fund Preferred Units.

Delaware Law and Certain Limited Liability Company Agreement Provisions

The following summary outlines certain provisions of Delaware law and that are expected to be contained in the Perpetual Fund LLCA, including regarding anti-takeover provisions. These provisions could have the effect of limiting the ability of other entities or persons to acquire control of the Perpetual Fund by means of a tender offer, proxy contest or otherwise, or to change the composition of the board. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Perpetual Fund to negotiate first with the board. These measures, however, may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of the Perpetual Fund’s unitholders and could have the effect of depriving Perpetual Fund unitholders of an opportunity to sell their Perpetual Fund Units at a premium over prevailing market prices. These attempts could also have the effect of increasing expenses and disrupting normal operations. The Perpetual Fund believes, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging acquisition proposals because the negotiation of the proposals may improve their terms.

Organization and Duration

The Perpetual Fund was formed as a Delaware limited liability company on April 13, 2025, and will remain in existence until dissolved in accordance with the LLC Agreement or pursuant to Delaware law.

Purpose

The Perpetual Fund LLCA is expected to provide that the Perpetual Fund is permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon the Perpetual Fund pursuant to the agreements relating to such business activity.

Agreement to be Bound by the Perpetual Fund LLCA; Power of Attorney

By subscribing for the Perpetual Fund Units, investors have been admitted as members of the Perpetual Fund and each investor has agreed to provide the Perpetual Fund’s duly authorized representatives with a power of attorney to execute the Perpetual Fund LLCA on its behalf and will therefore be bound by the terms of the Perpetual Fund LLCA. The Perpetual Fund LLCA is expected to provide that each Perpetual Fund unitholder grants to the Perpetual Fund’s duly authorized representatives (including, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for The Perpetual Fund’s qualification, continuance or dissolution. The power of attorney also grants the Perpetual Fund’s duly authorized representatives the authority to make certain amendments to, and to make consents and waivers under and in accordance with, the Perpetual Fund LLCA.

Capital Call Mechanics

The Perpetual Fund LLCA is expected to provide that, from time to time in its discretion, the Company may draw down all or any portion of the Undrawn Commitment with respect to each Perpetual Fund Unit upon at least ten business days’ prior written notice to the unitholders. A member will purchase Perpetual Fund Units for an aggregate purchase price equal to its commitment, payable at such times and in such amounts as required by the Perpetual Fund. A member shall be required to fund a capital contribution to purchase Perpetual Fund Units (a “Drawdown Purchase”) each time the Perpetual Fund delivers a call for capital contribution to such member. Calls for capital contributions shall be delivered to the individual(s) designated by each member electronically at least ten business days following the date the notice for capital contribution is dispatched (except that the due date for the initial drawdown with respect to newly issued Perpetual Fund Units shall not be less than five business days following the date the notice for capital contribution is dispatched) and shall set forth the amount, in U.S. dollars, of the aggregate purchase price to be paid by such member to purchase Perpetual Fund Units on such date. The Company is permitted to require a member to fully fund its commitment (including any Undrawn Commitment).

Action by Unitholders

The Perpetual Fund LLCA is expected to provide that Perpetual Fund unitholder action can be taken only at an annual meeting of Perpetual Fund unitholders or by written consent in lieu of a meeting by Perpetual Fund unitholders representing at least the number of Perpetual Fund Units required to approve the matter in question. A quorum of the Perpetual Fund unitholders at an annual meeting consists of Perpetual Fund unitholders holding a majority of the outstanding Perpetual Fund Units entitled to vote on the matter in question. These provisions may have the effect of delaying consideration of a Perpetual Fund unitholder proposal until the next annual meeting.

Amendment of the Limited Liability Company Agreement

Subject to the right of the Perpetual Fund unitholders to amend certain provisions of the Perpetual Fund LLCA by unanimous action, amendments to the Perpetual Fund LLCA may be proposed only by or with the consent of the board of directors. A proposed amendment to the Perpetual Fund LLCA is expected to require the affirmative vote of a majority of the board of directors for adoption.

Generally, amendments to the Perpetual Fund LLCA are expected to require the prior written consent of a majority in interest of the Perpetual Fund unitholders whose rights are affected by the amendment. The following amendments may be made with the consent of the board of directors and without the need to seek the consent of any Perpetual Fund unitholders:

•	to add to the duties or obligations of the board or surrender any right granted to the board that are expected to be contained in the Perpetual Fund LLCA;

•

to cure any ambiguity or correct or supplement any provision herein which may be inconsistent with any other provision herein or to correct any printing, stenographic or clerical errors or omissions in order that the Perpetual Fund LLCA shall accurately reflect the agreement among the Perpetual Fund unitholders;

•

to make such changes as the board in good faith deems necessary to comply with any requirements applicable to the Perpetual Fund or its affiliates under the 1940 Act or any similar state or federal law;

•	to make any revision to certain schedules that are expected to be made in accordance with the Perpetual Fund LLCA;

•	to make changes that the Perpetual Fund LLCA is expected to specifically provide may be made by the board without the consent of any Perpetual Fund unitholder; or

•	to make any amendment agreed with any Perpetual Fund unitholder admitted to the Perpetual Fund after its initial closing date.

However, no amendment may be made pursuant to the above if such amendment would subject any Perpetual Fund unitholders to any adverse economic consequences without the Perpetual Fund unitholder’s consent, diminish the rights or protections of one or more Perpetual Fund unitholders, or diminish or waive in any material respect the duties and obligations of the board to the Perpetual Fund or the Perpetual Fund unitholders.

Default Provisions

The Perpetual Fund LLCA is expected to provide that if a Perpetual Fund unitholder fails to make a capital contribution when due, interest will accrue at the Default Rate on the outstanding unpaid balance of such capital contribution. The “Default Rate” with respect to any period will be the lesser of (a) a variable rate equal to the prime rate of interest (as reported in The Wall Street Journal) during such period plus 6% or (b) the highest interest rate for such period permitted by applicable law. The Adviser may waive the requirement to pay interest, in whole or in part.

In addition, if any Perpetual Fund unitholder fails to make a capital contribution when due, and has also failed to make such payment on or before the date that is seven business days after the Adviser has given written notice to such Perpetual Fund unitholder of such Perpetual Fund unitholder’s failure to make such contribution, then the Adviser may, in its discretion, and subject to applicable law, take any actions available under the Perpetual Fund LLCA or at law or at equity, which may include causing such defaulting Perpetual Fund unitholder to forfeit a significant portion of its Perpetual Fund Units or to transfer its Perpetual Fund Units to a third party for a price that is less than the net asset value of such Perpetual Fund Units.

Merger, Sale or Other Disposition of Assets

The board of directors may, without the approval of Perpetual Fund unitholders, cause the Perpetual Fund to, among other things, sell, exchange or otherwise dispose of all or substantially all of the Perpetual Fund’s assets in a single transaction or a series of related transactions, or approve on its behalf the sale, exchange or other disposition of all or substantially all of its assets. The board of directors may also cause the sale of all or substantially all of the Perpetual Fund’s assets under a foreclosure or other realization without Perpetual Fund unitholder approval. Perpetual Fund unitholders are not entitled to dissenters’ rights of appraisal under the expected terms of the Perpetual Fund LLCA or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of the Perpetual Fund’s assets or any other similar transaction or event.

Classified Board

The Perpetual Fund LLCA is expected to provide that:

•	the board be divided into three classes, with staggered three-year terms (and the number of directors shall not be fewer than one or greater than twelve);

•

directors may be removed only for cause by the affirmative vote of at least 66 2/3% of the Perpetual Fund’s outstanding units entitled to vote in the election of directors, or by a vote of a duly called meeting of the board of at least 80% of the directors then seated; and

•

subject to the rights of any holders of Preferred Units, any vacancy on the board, however the vacancy occurs, including a vacancy due to an enlargement of the board, may only be filled by vote of a majority of the directors then in office, even if the remaining directors do not constitute a quorum.

The classification of the Perpetual Fund’s board and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire the Perpetual Fund, or of discouraging a third party from acquiring the Perpetual Fund. The Perpetual Fund believes, however, that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of its management and policies.

Term of the Perpetual Fund

The term of the Perpetual Fund will be perpetual, meaning it will have an indefinite duration, and its units will be sold on a continuous basis at a price generally equal to the net asset value per unit (plus an amount equal to an allocable portion of its offering and organizational expenses).

In the Fund’s perpetual-life structure, the board of directors of the Perpetual Fund, in its sole discretion, may elect to offer the Perpetual Fund unitholders an opportunity to tender their Perpetual Fund Units, but it is not obligated to offer to repurchase any Perpetual Fund Units in any particular period. The Fund believes that its perpetual nature will enable it to execute a patient and opportunistic strategy and be able to invest across different market environments. The Fund’s perpetual-life structure may reduce the risk of the Fund being a forced seller of assets in market downturns compared to non-perpetual funds.

The board of directors in its sole discretion may cause, including at the recommendation of the Adviser, the Perpetual Fund to offer to repurchase Perpetual Fund Units pursuant to written tenders by Perpetual Fund unitholders. Following the Initial Closing Date, the Adviser, in its commercially reasonable judgment and subject to market conditions, may recommend to the board that the Company commence quarterly repurchases in an amount not to exceed 5% of the Company’s NAV. Such recommendation is anticipated to occur no later than the second quarter of 2027.

Books and Reports

The Perpetual Fund is required to keep appropriate books of its business at its principal offices. The books are maintained for both tax and financial reporting purposes on an accrual basis in accordance with U.S. GAAP. For tax purposes, the Perpetual Fund’s fiscal year is the calendar year. For financial reporting purposes, the Perpetual Fund’s fiscal year is a calendar year ending December 31, unless otherwise required for federal income tax purposes.

Limited Liability

The Delaware Act generally provides that a member of a Delaware limited liability company who receives a distribution from such company and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware Act, prior to the limited liability company’s dissolution, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. The fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the operating agreement.

Limitation on Liability; Indemnification and Advancement of Expenses

The Perpetual Fund LLCA is expected to provide that no Covered Person is liable to the Perpetual Fund or any Perpetual Fund unitholders for any loss suffered by the Perpetual Fund or any Perpetual Fund unitholder which arises out of any investment or any other action or omission of such Covered Person (a) if such Covered

Person did not act in bad faith, and (b) if such conduct did not constitute willful misfeasance, gross negligence, or reckless disregard of the duties involved in the conduct of such Covered Person’s respective position. For purposes of this section, “Covered Person” means the directors of the Perpetual Fund, the Adviser, the Administrator and each of their members, managers, officers, employees, agents, controlling persons and any other affiliate and any person who otherwise serves at the request the Perpetual Fund on its behalf, to the extent such Covered Person was serving in such capacity at the time the loss or cause of action arose.

The Perpetual Fund indemnifies any Covered Person, liquidator and each partner, member, unitholder, director, officer, manager, trustee, employee, agent and affiliate of any of the foregoing (each, an “Indemnitee”), who was or is involved in any actual or threatened action, suit or proceeding or any settlement thereof to which the Indemnitee may be made a party or otherwise involved or with which the Indemnitee is threatened, arising out of (a) any mistake in judgment, (b) any action or omission done on behalf of the Perpetual Fund or in furtherance of the interests of the Perpetual Fund or the Perpetual Fund unitholders or otherwise arising out of or in connection with the Perpetual Fund, or (c) losses due to the mistake, action, inaction or negligence of other agents of the Perpetual Fund, except for losses (x) arising from such Indemnitee’s own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnitee’s position, (y) due to a violation of an applicable law or regulation by the Indemnitee or (z) arising from the Indemnitee defending an actual or threatened claim, action, suit or proceeding against the Indemnitee brought or initiated by the Perpetual Fund, its board of directors or the Adviser (or brought or initiated by the Indemnitee against the Perpetual Fund, its board or the Adviser).

Subject to the terms of the Perpetual Fund LLCA, the Perpetual Fund may pay the expenses incurred by an Indemnitee in connection with any such action, suit or proceedings, or in connection with claims arising in connection with any potential or threatened action, suit or proceeding, in advance of the final disposition of such action, suit or proceeding, upon receipt of an enforceable undertaking by the Indemnitee to repay such payment if the Indemnitee is determined to not be entitled to indemnification for such expenses. However, the Perpetual Fund will not advance such expenses if the Indemnitee is defending an actual or threatened claim, action, suit or proceeding brought or initiated by Perpetual Fund unitholders constituting at least a majority in interest of the Perpetual Fund Units.

So long as the Perpetual Fund is regulated under the 1940 Act, the above indemnification and limitation of liability is limited by the 1940 Act or by any valid rule, regulation or order of the SEC. In addition, the Perpetual Fund has obtained liability insurance for its officers and directors.

Under the Perpetual Fund Advisory Agreement, the Perpetual Fund may, to the extent permitted by applicable law, in the discretion of the Perpetual Fund’s board of directors, indemnify the Adviser and certain of its affiliates, as described in the section entitled “Management and Other Agreements of the Perpetual Fund—Investment Advisory Agreement—Indemnification.”

Applicable Law

The Perpetual Fund LLCA is expected to be governed by the laws of the State of Delaware.

Submission to Jurisdiction; Venue; Waiver of Jury Trial

The Perpetual Fund LLCA is expected to provide that any legal action or proceeding with respect to the Perpetual Fund LLCA may be brought in the courts of the State of Delaware and, by purchasing a unit of the Perpetual Fund, a Perpetual Fund unitholder is irrevocably consenting to the non-exclusive jurisdiction of such courts. By purchasing a unit of the Perpetual Fund, a Perpetual Fund unitholder is also irrevocably and unconditionally waiving any right to a trial by jury with respect to any legal action or proceeding arising out of the Perpetual Fund LLCA.

The Perpetual Fund LLCA is further expected to require that any legal action or proceeding with respect to the Perpetual Fund LLCA by a Perpetual Fund unitholder seeking any relief whatsoever against the Perpetual Fund shall be brought in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware), to the fullest extent permitted by applicable law. By purchasing a unit of the Perpetual Fund, a Perpetual Fund unitholder is irrevocably consenting to these limitations and provisions regarding such legal actions or proceedings and submitting to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or such other Delaware courts) in connection with any such legal actions or proceedings.

DESCRIPTION OF CERTAIN INDEBTEDNESS OF DL VIII AND THE PERPETUAL FUND

(The following is a summary of certain provisions of the credit facilities described herein. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the agreements, including the definitions of certain terms therein that are not otherwise defined in this Offer to Exchange.)

General

DL VIII currently has an outstanding senior secured revolving credit facilities with PNC Bank, National Association (the “Existing DL VIII Credit Facilities”) with an outstanding principal balance of $770 million as of September 30, 2025. See “—Financial Condition, Liquidity and Capital Resources” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of DL VIII’s Annual Report on Form 10-K for the year ended December 31, 2024 and in Part I, Item 2 of DL VIII’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, incorporated by reference herein. The Perpetual Fund currently has no outstanding indebtedness.

Prior to the Exchange, the Perpetual Fund or its wholly-owned subsidiary expect to enter into a new credit agreement consisting of a new senior secured revolving credit facility (the “Perpetual Fund Credit Facility”).

As part of the Exchange, the Perpetual Fund will draw down an amount equal to the pro rata portion of DL VIII’s existing indebtedness determined as of the Effective Date attributable to the Units that have been validly tendered and accepted for exchange, which amount will be distributed to DL VIII and will be used to pay down the pro rata amount of the Existing DL VIII Credit Facilities.

The Perpetual Fund Credit Facility will provide for a revolving credit line of up to $600 million in the aggregate (the “Maximum Commitment”) or the “Borrowing Base,” if lower.

Perpetual Fund Credit Facility

The rights and obligations of the Perpetual Fund and the terms and conditions of the Perpetual Fund Credit Facility are expected to be substantially the same as those of Existing DL VIII Credit Facilities, except that the Perpetual Fund Credit Facility will mature three years from the closing date of the facility. There can be no assurance that the final terms of the Perpetual Fund Credit Facility will be consistent with those described herein.

The terms described above with respect to the Perpetual Fund Credit Facility are subject to change.

COMPARISON OF UNITHOLDERS’ AND PERPETUAL FUND UNITHOLDERS’ RIGHTS

Upon completion of the exchange offer, DL VIII unitholders who exchange their Units for Perpetual Fund Units will become Perpetual Fund unitholders. These Perpetual Fund unitholders’ rights will continue to be governed by Delaware law and will be governed by the Perpetual Fund LLCA. Because DL VIII and the Perpetual Fund are both organized under the laws of the state of Delaware, differences in the rights of a unitholder of DL VIII from those of a unitholder of the Perpetual Fund arise principally from provisions of the constitutive documents of each of DL VIII and the Perpetual Fund.

The following is a summary of certain important differences between DL VIII’s LLC Agreement and the expected terms of the Perpetual Fund LLCA. This summary is not a complete statement of the rights of unitholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to DL VIII’s and the Perpetual Fund’s constitutive documents (as such documents may be amended), which you should read. To find out where you can get copies of these documents, see “Where You Can Find More Information.”

Authorized Capital Structure and Liquidation Rights of the Perpetual Fund and DL VIII

Class of Security	Authorized	Issued	Liquidation Preference
Perpetual Fund:(1)
Perpetual Fund Units	Unlimited	10	None
Perpetual Fund Preferred Units	Unlimited	—	Not applicable
DL VIII:(1)
Units	Unlimited	12,745,660	None
Preferred Units	Unlimited	—	Not applicable

(1)	As of November 12, 2025.

Perpetual Fund unitholders’ and Unitholders’ Rights

	DL VIII	Perpetual Fund
Dividend Policy	As a RIC, DL VIII is obligated to distribute at least 90% of its investment company taxable income to its unitholders on an annual basis.	As a RIC, the Perpetual Fund will be obligated to distribute at least 90% of its investment company taxable income to the Perpetual Fund unitholders on an annual basis.
Voting, Generally

Units:

•

one vote per Unit

•

for directors, unitholders do not have cumulative voting rights; holders of a plurality of the Units entitled to vote in any election of directors may elect all of the directors standing for election.

Perpetual Fund Units

•

one vote per unit

•

for directors, Perpetual Fund unitholders are not expected to have cumulative voting rights; holders of a majority of the Perpetual Fund Units are expected to be entitled to vote in any election of directors may elect all of the directors standing for election.

	DL VIII	Perpetual Fund
Supermajority Provisions	The LLC Agreement does not require supermajority unitholder approval for any amendments.	The Perpetual Fund LLCA is expected not to require supermajority unitholder approval for any amendments.
Equityholder Action by Written Consent	Unitholder actions may be taken by written consent in lieu of a meeting.	Under the expected terms of the Perpetual Fund LLCA, Perpetual Fund unitholder actions may be taken by written consent in lieu of a meeting.
Number of Directors and Size of Board	The LLC Agreement provides that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be fewer than one or more than twelve unless the LLC Agreement is amended, in which case there may be more than twelve directors but never fewer than one. DL VIII’s board of directors has currently set the number of directors at seven.

The Perpetual Fund LLCA is expected to provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be fewer than one or more than twelve unless the Perpetual Fund LLCA is amended, in which case there may be more than twelve directors but never fewer than one. The Perpetual Fund board of directors has currently set the number of directors at seven.

Term of Directors	Directors will be divided into three classes, each serving staggered, three-year terms or until such director’s earlier death, resignation or removal. However, the initial members of the three classes have initial terms of one, two and three years, respectively.

Directors are expected to be divided into three classes, each serving staggered, three-year terms or until such director’s earlier death, resignation or removal. However, the initial members of the three classes have initial terms of one, two and three years, respectively.

Removal of Directors	Directors may be removed only (i) for cause, as defined in the LLC Agreement, and then only by the affirmative vote of a supermajority of the then-outstanding authorized Perpetual Fund Units entitled to vote, or (ii) by a vote at a duly called meeting of the board of at least 80% of the directors then seated.

Under the expected terms of the Perpetual Fund LLCA, directors may be removed only (i) for cause, as defined in the Perpetual Fund LLCA, and then only by the affirmative vote of a supermajority of the then-outstanding authorized Perpetual Fund Units entitled to vote, or (ii) by a vote at a duly called meeting of the board of at least 80% of the directors then seated.

Vacancies	Vacancies are filled by the affirmative vote of the majority of directors then in office, even if less than a quorum.	Under the expected terms of the Perpetual Fund LLCA, vacancies are filled by the affirmative vote

	DL VIII	Perpetual Fund
of the majority of directors then in office, even if less than a quorum.
Advance Notice Procedures for an Equityholder Proposal	The LLC Agreement does not provide for advance notice procedures for unitholder proposals.	The Perpetual Fund LLCA is not expected to provide for advance notice procedures for Perpetual Fund unitholder proposals.
Calling Special Meeting of Equityholders	Special meetings of the unitholders may be called by or at the direction of the board of directors.	Under the expected terms of the Perpetual Fund LLCA, special meetings of the Perpetual Fund unitholders may be called by or at the direction of the board of directors.
Amendment

Amendments to DL VIII’s LLC Agreement generally require the prior written consent of a majority in interest of the unitholders whose rights are affected by the amendment. However, certain amendments may be made with the consent of the board of directors and without the consent of any unitholder, including to add to the duties or obligations of the board or surrender any right granted to the board, to make changes necessary to comply with state or federal law, and to make changes that the LLC Agreement specifically provides may be made by the board without unitholder consent, among others.

No amendments may be made if such amendment would subject any unitholder to any adverse economic consequences without the unitholder’s consent, diminish the rights or protections of any unitholder, or diminish or waive in any material respect the duties and obligations of the board to DL VIII or its unitholders.

Amendments to the Perpetual Fund LLCA are expected to generally require the prior written consent of a majority in interest of the Perpetual Fund unitholders whose rights are affected by the amendment. However, certain amendments may be made with the consent of the board of directors and without the consent of any Perpetual Fund unitholder, including to add to the duties or obligations of the board or surrender any right granted to the board, to make changes necessary to comply with state or federal law, and to make changes that the Perpetual Fund LLCA is expected to specifically provide may be made by the board without Perpetual Fund unitholder consent, among others.

No amendments may be made if such amendment would subject any Perpetual Fund unitholder to any adverse economic consequences without the Perpetual Fund unitholder’s consent, diminish the rights or protections of any Perpetual Fund unitholder, or diminish or waive in any material respect the duties and obligations of the board to the Perpetual Fund or the Perpetual Fund unitholders.

Commitments	From time to time in its discretion, DL VIII may draw down all or any portion of the Undrawn	A member will purchase Perpetual Fund Units for an aggregate purchase price equal to its

DL VIII	Perpetual Fund
Commitment with respect to each Unit upon at least ten business days’ prior written notice to the unitholders. Following the expiration of the DL VIII Commitment Period on May 16, 2021, unitholders were released from any further obligation with respect to their Undrawn Commitments, except to the extent necessary to cover certain expenses and fees, complete certain investments that were significantly in process prior to the expiration of the DL VIII Commitment Period and which DL VIII reasonably expected to be consummated prior to 90 days subsequent to the expiration date of the DL VIII Commitment Period, and effect certain follow-on investments in existing portfolio companies up to an aggregate amount not to exceed an amount equal to 10% of the aggregate cumulative amounts invested or committed for investment by the Company during the Commitment Period.	commitment, payable at such times and in such amounts as required by the Perpetual Fund. Under the expected terms of the Perpetual Fund LLCA, a member shall be required to fund a Drawdown Purchase each time the Perpetual Fund delivers a call for capital contribution to such member. Calls for capital contributions shall be delivered to the individual(s) designated by each member electronically at least ten business days following the date the notice for capital contribution is dispatched (except that the due date for the initial drawdown with respect to newly issued Perpetual Fund Units shall not be less than five business days following the date the notice for capital contribution is dispatched) and shall set forth the amount, in U.S. dollars, of the aggregate purchase price to be paid by such member to purchase Perpetual Fund Units on such date. The Perpetual Fund is permitted to require a member to fully fund its commitment (including any Undrawn Commitment).

DETERMINATION OF NET ASSET VALUE

DL VIII determines, and the Perpetual Fund will determine, the net asset value per Unit or per share, as applicable, quarterly. The net asset value per Unit or per share is equal to the value of DL VIII’s or the Perpetual Fund’s respective total assets minus liabilities and any preferred equity outstanding divided by the total number of Units or Perpetual Fund Units outstanding. At present, DL VIII and the Perpetual Fund do not have any preferred equity outstanding.

Investments are valued at the end of each fiscal quarter. Substantially all of DL VIII’s investments are, and substantially all of the Perpetual Fund’s investments will be, in loans that do not have readily ascertainable market prices. Assets that are not publicly traded or whose market prices are not readily available are valued at fair value as determined in good faith by the valuation committee of the Adviser and reviewed by the Audit Committee of DL VIII’s or the Perpetual Fund’s board of directors. DL VIII retains, and the Perpetual Fund will retain, an independent third-party valuation firm to assist the board of directors by performing certain limited third-party valuation services. In connection with that determination, investment professionals from the Adviser prepare portfolio company valuations using sources and/or proprietary models depending on the availability of information on its assets and the type of asset being valued, all in accordance with its valuation policy. The participation of the Adviser in the valuation process could result in a conflict of interest, since the DL VIII Management Fee and the Perpetual Fund Management Fee are based in part on gross assets and net assets, respectively.

Because fair valuations, and particularly fair valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and are often based to a large extent on estimates, comparisons and qualitative evaluations of private information, DL VIII’s and the Perpetual Fund’s determinations of fair value may differ materially from the values that would have been determined if a ready market for these securities existed. This could make it more difficult for investors to value accurately DL VIII’s or the Perpetual Fund’s portfolio investments and could lead to undervaluation or overvaluation of Units or of Perpetual Fund Units, as applicable. In addition, the valuation of these types of securities may result in substantial write-downs and earnings volatility.

The valuation policies of the Perpetual Fund will be the same as those of DL VIII. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Investments at Fair Value” in Part II, Item 7 and the notes to DL VIII’s audited financial statements in DL VIII’s Annual Report on Form 10-K for the year ended December 31, 2024 and in Part I, Item 2 of DL VIII’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, incorporated by reference herein.

REGULATION

Unless the context requires otherwise, the descriptions of regulation in this section apply to DL VIII and will apply to the Perpetual Fund following its election to be regulated as a BDC and a RIC. As used in this section, except where the context suggests otherwise, the term “the Funds” refers to both DL VIII and the Perpetual Fund.

Regulation as a Business Development Company

General

On July 22, 2021, DL VIII elected to be regulated as a BDC under the 1940 Act. The Perpetual Fund will elect to be regulated as a BDC in connection with the Exchange. The 1940 Act contains prohibitions and restrictions relating to transactions between BDCs and their affiliates (including any investment advisers or sub-advisers), principal underwriters and affiliates of those affiliates or underwriters. In addition, a BDC must be organized for the purpose of investing in or lending primarily to private companies organized in the United States and making significant managerial assistance available to them.

As with other companies regulated by the 1940 Act, a BDC must adhere to certain substantive regulatory requirements. A majority of the board of directors must be persons who are not “interested persons,” as that term is defined in the 1940 Act. Additionally, the Funds are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect the Funds against larceny and embezzlement. Furthermore, as BDCs, the Funds are prohibited from protecting any director or officer against any liability to the Funds or their respective unitholders or Perpetual Fund unitholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of any such person’s office. As BDCs, the Funds are also required to meet a minimum coverage ratio of the value of total assets to total senior securities, which include all of the Funds’ borrowings and any preferred equity.

The Funds may not change the nature of their business so as to cease to be, or withdraw their election as, BDCs unless authorized by the vote of a majority of their outstanding voting securities, as required by the 1940 Act. A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (a) 67% or more of such company’s voting securities present at a meeting if more than 50% of the outstanding voting securities of such company are present or represented by proxy, or (b) more than 50% of the outstanding voting securities of such company.

The Funds do not intend to acquire securities issued by any investment company that exceed the limits imposed by the 1940 Act. Under these limits, except for registered money market funds and subject to certain exceptions set forth in the 1940 Act, a Fund generally cannot acquire more than 3% of the voting securities of any investment company, invest more than 5% of the value of its total assets in the securities of one investment company, or invest more than 10% of the value of its total assets in the securities of investment companies in the aggregate. The portion of a Fund’s portfolio invested in securities issued by investment companies ordinarily will subject the Fund’s equityholders to additional expenses.

In addition, investment companies registered under the 1940 Act, BDCs and private funds that are excluded from the definition of “investment company” pursuant to either Section 3(c)(1) or 3(c)(7) of the 1940 Act (“Covered Unitholders”) may not acquire directly or through a controlled entity more than 3% of a Fund’s total outstanding voting securities (measured at the time of the acquisition), unless such Covered Unitholders comply with an exemption under the 1940 Act. In October 2020, the SEC adopted certain regulatory changes related to the ability of investment companies, including BDCs, to invest in other investment companies in excess of the limits imposed by the 1940 Act. These changes include, among other things, the adoption of Rule 12d1-4 under the 1940 Act. Under Rule 12d1-4, certain Covered Unitholders may acquire securities issued by any investment company in excess of the limits imposed by the 1940 Act as long as they comply with the conditions of

Rule 12d1-4, which include, among other things, certain post-acquisition limits on control and voting of any acquired RIC. See “Risk Factors—Risks Related to the Exchange Offer—Certain investors may be limited in their ability to make significant investments in the Perpetual Fund.” and “The Split-Off Transaction—Regulatory Considerations—Investment Company Act Matters.”

The Funds have no intention to, and are generally not able to, issue and sell Units or Perpetual Fund Units at a price below net asset value per Unit or per share, as applicable (as used in this section, “net asset value”). The Funds may, however, issue and sell Units or Perpetual Fund Units, or warrants, options or rights to acquire such securities, at a price below the then-current net asset value if the applicable board of directors (including a “required majority” as defined in Section 57(o) of the 1940 Act) determines that such sale is in the company’s best interests and the best interests of the unitholders or Perpetual Fund unitholders, and the unitholders or Perpetual Fund unitholders have approved the policy and practice of making such sales within the preceding 12 months. In any such case, the price at which securities are to be issued and sold may not be less than a price that, in the determination of the applicable board of directors, closely approximates the market value of such securities.

The Funds may also be prohibited under the 1940 Act from knowingly participating in certain transactions with their respective affiliates without the prior approval of the members of the board of directors who are not “interested persons” and, in some cases, prior approval by the SEC through an exemptive order (other than in certain limited situations pursuant to current regulatory guidance). DL VIII and the Adviser have obtained the Co-Investment Exemptive Order from the SEC that, subject to certain conditions and limitations, permits the Funds and other funds, accounts and investment vehicles advised by the Adviser or certain affiliates of the Adviser (referred to herein as “potential co-investment funds”) to engage in certain co-investment transactions. Under the Co-Investment Exemptive Order, in the case where the interest in a particular investment opportunity exceeds the size of the opportunity, then the investment opportunity will be allocated among DL VIII, the Perpetual Fund and such potential co-investment funds based on capital available for investment, which generally will be determined based on the amount of cash on hand, existing commitments and reserves, if any, the targeted leverage level, targeted asset mix and other investment policies and restrictions set from time to time by the board or other governing body of the relevant fund or imposed by applicable laws, rules, regulations or interpretations. In situations where the Funds cannot co-invest with other funds, accounts and investment vehicles managed by the Adviser or an affiliate of the Adviser due to the restrictions contained in the 1940 Act that are not addressed by the Co-Investment Exemptive Order or SEC guidance, the investment policies and procedures of the Adviser generally require that such opportunities be offered to DL VIII, the Perpetual Fund and such other funds, accounts or investment vehicles on an alternating basis. There can be no assurance that the Funds will be able to participate in all investment opportunities that are suitable for them.

The Funds are subject to periodic examination by the SEC for compliance with the 1940 Act.

Qualifying Assets

Under the 1940 Act, a BDC may not acquire any assets other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as “qualifying assets,” unless, at the time the acquisition is made, qualifying assets represent at least 70% of the company’s total assets. The principal categories of qualifying assets relevant to the Funds’ businesses are the following:

•

Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act as any issuer which:

•	is organized under the laws of, and has its principal place of business in, the United States;

•	is not an investment company (other than a small business investment company wholly owned by a BDC) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

•	satisfies either of the following:

•	has a market capitalization of less than $250 million or does not have any class of securities listed on a national securities exchange; or

•

is controlled by a BDC or a group of companies including a BDC, the BDC actually exercises a controlling influence over the management or policies of the eligible portfolio company, and, as a result thereof, the BDC has an affiliated person who is a director of the eligible portfolio company.

•	Securities of any eligible portfolio company that a BDC controls.

•

Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

•

Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and a BDC already owns 60% of the outstanding equity of the eligible portfolio company.

•	Securities received in exchange for or distributed in connection with securities described above, or pursuant to the exercise of warrants or rights relating to such securities.

•	Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

Pending investment in other types of “qualifying assets,” as described above, the Funds’ investments may consist of cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment, which are referred to, collectively, as temporary investments, such that at least 70% of the Funds’ assets are qualifying assets. The Adviser will monitor the creditworthiness of the counterparties with which the Funds enter into repurchase agreement transactions.

Managerial Assistance to Portfolio Companies

A BDC must be operated for the purpose of making investments in the types of securities described under “—Qualifying Assets” above. However, to count portfolio securities as qualifying assets for the purpose of the 70% test, the BDC must either control the issuer of the securities or must offer to make available to the issuer of the securities significant managerial assistance; except that, where the BDC purchases such securities in conjunction with one or more other persons acting together, the BDC will satisfy this test if one of the other persons in the group makes available such managerial assistance. Making available managerial assistance means, among other things, any arrangement whereby the BDC, through its directors, officers or employees, offers to provide, and, if accepted, does in fact provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company. The Adviser or an affiliate thereof may provide such managerial assistance on the Funds’ behalf to portfolio companies that request such assistance. The Funds may receive fees for these services and reimburse the Adviser for its allocated costs in providing this assistance, subject to the review and approval by the board of directors, including a majority of the directors who are not “interested persons.”

Senior Securities

The Funds are permitted, under specified conditions, to issue multiple classes of indebtedness and one class of Preferred Units or Perpetual Fund Preferred Units senior to the Units or Perpetual Fund Units, if the Fund’s asset coverage, as defined in the 1940 Act, is at least equal to 200% immediately after each such issuance. In March 2018, the Small Business Credit Availability Act was signed into law to permit BDCs to reduce the minimum asset coverage ratio from 200% to 150%, so long as certain approval and disclosure requirements are satisfied. Therefore, the Funds may be able to issue more indebtedness or preferred securities if they adopt a lower minimum asset coverage ratio in the future.

While any Preferred Units or Perpetual Fund Preferred Units or, in certain limited circumstances, debt securities are outstanding, the Funds may be prohibited from making distributions to unitholders or holders of Perpetual Fund Units or repurchasing Units or Perpetual Fund Units unless the Funds meet the applicable asset coverage ratios at the time of the distribution or repurchase. The Funds may also borrow amounts up to 5% of the value of the Funds’ total assets for generally up to 60 days without regard to the asset coverage requirement described above. Finally, (i) Preferred Units or Perpetual Fund Preferred Units must have the same voting rights as the Units or Perpetual Fund Units (one unit, one vote), and (ii) holders of the Preferred Units or Perpetual Fund Preferred Units must have the right, as a class, to appoint two directors to the board of directors.

As of December 31, 2024, December 31, 2023 and December 31, 2022, DL VIII’s asset coverage was 253%, 224% and 250% respectively. The asset coverage of the Perpetual Fund is expected to equal the asset coverage of DL VIII immediately following the completion of the Exchange. However, the Perpetual Fund may incur more indebtedness in the future than historically incurred by DL VIII within the limitations of the 1940 Act.

Regulated Investment Company Classification

DL VIII is, and the Perpetual Fund will be, a RIC, under Subchapter M of the Code. As RICs, the Funds generally will not be required to pay corporate-level federal income taxes on any ordinary income or capital gains that the Funds distribute to their unitholders or Perpetual Fund unitholders as dividends. To continue to qualify as a RIC, each Fund must, among other things, meet certain source-of-income and asset diversification requirements. In addition, to qualify for RIC tax treatment, each Fund must distribute to its unitholders or Perpetual Fund unitholders, of each taxable year, at least 90% of its “investment company taxable income” for that year, which is generally ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses. The Funds’ investment portfolios are also subject to diversification requirements by virtue of each of their status as a RIC.

Code of Ethics

DL VIII and the Adviser have adopted, and the Perpetual Fund will adopt, a code of ethics (the “Code of Ethics”) pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act that establishes procedures for personal investments and restricts certain transactions by the Funds’ respective personnel. The Code of Ethics generally contains restrictions on investments by employees in securities that may be purchased or held by the Funds. This information is filed with the SEC. For more information on how to obtain a copy of the Code of Ethics, see “Where You Can Find More Information.”

Sarbanes Oxley Act

The Sarbanes-Oxley Act imposes a wide variety of regulatory requirements on publicly held companies and their insiders. Many of these requirements affect the Funds. For example:

•

pursuant to Rule 13a-14 of the Exchange Act, the Funds’ respective chief executive officer and chief financial officer must certify the accuracy of the financial statements contained in their periodic reports;

•	pursuant to Item 307 of Regulation S-K, the Funds’ respective periodic reports must disclose conclusions about the effectiveness of disclosure controls and procedures;

•

pursuant to Rule 13a-15 of the Exchange Act, subject to certain assumptions, the Funds’ respective management is required to prepare an annual report regarding its assessment of internal control over financial reporting and, depending on the Funds’ accelerated filer or loss of emerging growth company status, the Funds’ independent registered public accounting firm may be required to audit the effectiveness of the Funds’ internal control over financial reporting; and

•

pursuant to Item 308 of Regulation S-K and Rule 13a-15 of the Exchange Act, the Funds’ respective periodic reports must disclose any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Fund’s internal control over financial reporting.

The Sarbanes-Oxley Act requires the Funds to review their current policies and procedures to determine whether the Funds comply with the Sarbanes-Oxley Act and the regulations promulgated thereunder. The Funds will continue to monitor compliance with all regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that they are in compliance therewith.

Compliance Policies and Procedures

The Funds and the Adviser have adopted and implemented written policies and procedures reasonably designed to detect and prevent violation of the federal securities laws and are required to review these compliance policies and procedures annually for their adequacy and the effectiveness of their implementation and designate a chief compliance officer to be responsible for administering the policies and procedures.

Proxy Voting Policies and Procedures

Since their principal business is the making of secured loans, the Funds do not expect to be asked to vote by proxy with respect to publicly held securities. However, if and to the extent that the Funds hold, and are asked to submit proxies with respect to publicly or privately held securities, the Funds intend to delegate proxy voting responsibility to the Adviser. The proxy voting policies and procedures of the Adviser are set forth below. The guidelines are reviewed periodically by the Adviser and the Funds’ respective Independent Directors, and, accordingly, are subject to change.

An investment adviser registered under the Advisers Act has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, the Adviser recognizes that it must vote client securities in a timely manner free of conflicts of interest and in the best interests of its clients. These policies and procedures for voting proxies for the Adviser’s investment advisory clients are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

If the Adviser has responsibility for voting proxies in connection with its investment advisory duties or has the responsibility to specify to an agent how to vote the client’s proxies, it exercises such voting responsibilities through the corporate proxy voting process. The Adviser believes that the right to vote proxies is a significant asset of its clients’ holdings. In order to provide a basis for making decisions in the voting of proxies for its clients, the Adviser has established a proxy voting committee (the “Proxy Committee”) and adopted proxy voting guidelines (the “Guidelines”) and procedures.

The Proxy Committee generally meets quarterly (or at such other frequency as determined by the Proxy Committee), and its duties include establishing proxy voting guidelines and procedures, overseeing the internal proxy voting process, and reviewing proxy voting issues. The members of the Proxy Committee include the Adviser’s personnel from the investment, compliance, legal and marketing departments. The Adviser also uses outside proxy voting services (each an “Outside Service”) to help manage the proxy voting process. An Outside Service facilitates its voting according to the Guidelines (or according to guidelines submitted by the Adviser’s clients) and helps maintain the Adviser’s proxy voting records. The Adviser’s proxy voting and record keeping is dependent on the timely provision of proxy ballots by custodians, clients and other third parties. Under circumstances described below involving potential conflicts of interest, the Adviser may also request an Outside Service to help decide certain proxy votes. In certain limited circumstances, the Adviser may enter into voting agreements or other contractual obligations that govern the voting of proxies. In the event of a conflict between any contractual requirements and the Guidelines, the Adviser will vote in accordance with its contractual obligations. As a matter of firm policy, the Adviser does not disclose to unaffiliated third parties how it expects to vote on upcoming proxies and does not disclose the way it voted proxies without a legitimate need to know such information.

The Guidelines provide a basis for the Adviser’s decisions in the voting of proxies for clients. When voting proxies, the Adviser’s utmost concern is that all decisions be made solely in the interests of the client and with the goal of maximizing the value of the client’s investments. With this goal in mind, the Guidelines cover various categories of voting decisions and generally specify whether the Adviser will vote for or against a particular type of proposal. The Adviser’s underlying philosophy, however, is that the portfolio managers, who are primarily responsible for evaluating the individual holdings of the Adviser’s clients, are best able to determine how best to further client interests and goals. The portfolio managers may, in their discretion, take into account the recommendations of the Adviser’s management, the Proxy Committee, and any Outside Service.

Individual portfolio managers, in the exercise of their best judgment and discretion, may from time to time override the Guidelines and vote proxies in a manner that they believe will enhance the economic value of clients’ assets, keeping in mind the best interests of the beneficial owners. The Guidelines provide procedures for documenting and as required, approving such overrides. In the event a potential conflict does arise, the primary means by which the Adviser will avoid a conflict of interest is by casting votes solely in the interests of its clients and in the interests of maximizing the value of their portfolio holdings. In this regard, if a potential conflict of interest arises, but the proxy vote to be decided is predetermined under the Guidelines to be cast either in favor or against, then the Adviser will follow the Guidelines and vote accordingly. On the other hand, if a potential conflict of interest arises and there is no predetermined vote, or the Guidelines themselves refer such vote to the portfolio manager for decision, or the portfolio manager would like to override a predetermined vote, then the Guidelines provide procedures for determining whether a material conflict of interest exists and, if so, resolving such conflict.

The Adviser or an Outside Service will keep records of the following items for at least five years: (i) the Guidelines and any other proxy voting procedures; (ii) proxy statements received regarding client securities (unless such statements are available on the SEC’s EDGAR system); (iii) records of votes cast on behalf of clients (if maintained by an Outside Service, that Outside Service will provide copies of those records promptly upon request); (iv) records of written requests for proxy voting information and the Adviser’s response (whether a client’s request was oral or in writing); and (v) any documents the Adviser prepared that were material to making a decision on how to vote, or that memorialized the basis for the decision. Additionally, the Adviser or an Outside Service will maintain any documentation related to an identified material conflict of interest.

Information regarding how DL VIII voted proxies relating to portfolio securities during the most recent 12-month period ended December 31, 2024 is available without charge, upon request, by contacting the proxy specialist for voting records for DL VIII at TCW at (213) 244-0000 and on the SEC’s website at www.sec.gov.

Privacy Principles

The Funds are committed to maintaining the confidentiality, integrity and security of nonpublic personal information relating to investors. The following information is provided to describe generally what personal information the Funds collect, how they protect that information and why, in certain cases, they may share information with select other parties.

The Funds may collect nonpublic personal information regarding investors from sources such as subscription agreements, investor questionnaires and other forms; individual investors’ account histories; and

correspondence between individual investors and the Funds. They may share information that they collect regarding an investor with their affiliates and the employees of such affiliates for legitimate business purposes, for example, in order to service the investor’s accounts or provide the investor with information about other products and services offered by the Funds or their affiliates that may be of interest to the investor. In addition, they may disclose information that they collect regarding investors to third parties who are not affiliated with the Funds (i) as required by law or in connection with regulatory or law enforcement inquiries, or (ii) as otherwise permitted by law to the extent necessary to effect, administer or enforce investor or Fund transactions.

Any party that receives nonpublic personal information relating to investors from the Funds is permitted to use the information only for legitimate business purposes or as otherwise required or permitted by applicable law or regulation. In this regard, for officers, employees and agents and affiliates, access to such information is restricted to those who need such access in order to provide services to the Funds and to investors. The Funds maintain physical, electronic and procedural safeguards to seek to guard investor nonpublic personal information.

Reporting Obligations

In order to be regulated as a BDC under the 1940 Act, DL VIII is, and the Perpetual Fund will be required to register a class of equity securities under the Exchange Act. DL VIII is, and subsequent to the completion of the Exchange and the effectiveness of its Form 10, the Perpetual Fund will be required to file annual reports, quarterly reports and current reports with the SEC.

Because the Funds do not currently maintain a corporate website, they do not intend to make available on a website annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The Funds do intend, however, to provide electronic copies of filings free of charge upon request. For more information, see “Where You Can Find More Information.”

DISCLOSURE UNDER RULE 506(D)

The disclosures in this section are being provided to you pursuant to “bad actor” rules under Rule 506(d) of the Securities Act (the “Bad Actor Rules”), which came into effect on September 23, 2013. The Bad Actor Rules disqualify issuers from relying on the private placement safe harbor provided by Regulation D under the Securities Act if certain persons participating in the offering have engaged in one or more disqualifying events. Certain transitional provisions in the Bad Actor Rules permit an issuer to rely on Regulation D notwithstanding the occurrence of disqualifying events prior to September 23, 2013, so long as those events are disclosed to investors. In furtherance of the foregoing, there are no items to disclose with respect to this exchange offer.

CUSTODIAN, TRANSFER AND DIVIDEND PAYING AGENT AND REGISTRAR

DL VIII’s securities and loan documents are held by State Street pursuant to a custodian agreement. The principal business address of State Street is One Iron Street, Boston, MA 02110.

The Perpetual Fund’s securities and loan documents will be held by U.S. Bank, National Association pursuant to a custodian agreement. U.S. Bank, National Association will also act as the Perpetual Fund’s dividend paying agent and registrar.

BROKERAGE ALLOCATION AND OTHER PRACTICES

Since DL VIII does, and the Perpetual Fund will, generally acquire and dispose of investments in privately negotiated transactions, many of the transactions that DL VIII and the Perpetual Fund engage in will not require the use of brokers or the payment of brokerage commissions.

Subject to policies established by the applicable board of directors, the Adviser is primarily responsible for selecting brokers and dealers to execute transactions with respect to the publicly traded securities portion of portfolio transactions and the allocation of brokerage commissions. The Adviser does not expect to execute transactions through any particular broker or dealer but will seek to obtain the best net results for DL VIII or the Perpetual Fund under the circumstances, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities.

The Adviser generally will seek reasonably competitive trade execution costs but will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements and consistent with Section 28(e) of the Exchange Act, the Adviser may select a broker based upon brokerage or research services provided to the Adviser and DL VIII, the Perpetual Fund and any other clients. In return for such services, DL VIII or the Perpetual Fund may pay a higher commission than other brokers would charge if the Adviser determines in good faith that such commission is reasonable in relation to the services provided.

The aggregate amount of brokerage commissions paid by DL VIII during the three most recent fiscal years is $0.

PERPETUAL FUND SHARES ELIGIBLE FOR FUTURE SALE

The number of Perpetual Fund Units outstanding following the Exchange will depend on the number of Units tendered and accepted in the exchange offer. There will be no public market for Perpetual Fund Units.

No assurance can be given as to (a) the likelihood that an active market for Perpetual Fund Units will develop, (b) the liquidity of any such market, (c) the ability of Perpetual Fund unitholders to sell securities of the Perpetual Fund or (d) the prices that Perpetual Fund unitholders may obtain for any such securities. No prediction can be made as to the effect, if any, that future sales of securities, or the availability of securities for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of securities, or the perception that such sales could occur, may adversely affect prevailing market prices of Perpetual Fund Units.

THE PERPETUAL FUND UNITS TO BE ISSUED IN THE EXCHANGE OFFER AND PURSUANT TO THE NEW SUBSCRIPTION AGREEMENTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS. THE PERPETUAL FUND UNITS MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE PERPETUAL FUND UNITS UNDER THE SECURITIES ACT OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE PERPETUAL FUND AND ITS COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN ADDITION TO ANY APPLICABLE CONTRACTUAL RESTRICTIONS, AS DESCRIBED HEREIN.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Perpetual Fund at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about the Perpetual Fund. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of the Perpetual Fund and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then-outstanding Perpetual Fund Units or the average weekly trading volume of Perpetual Fund Units during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Perpetual Fund (which requires that the Perpetual Fund be current in its periodic reports under the Exchange Act).

New Subscription Agreement Transfer Restrictions

The New Subscription Agreement will impose certain transfer restrictions on the Perpetual Fund Units held by Perpetual Fund unitholders.

No transfer will be effectuated except by registration of the transfer on the Perpetual Fund’s books. Each transferee must agree to be bound by the restrictions under the New Subscription Agreement and all other obligations as a Perpetual Fund unitholder. Other than a transfer in accordance with the restrictions above, withdrawal from an investment in Perpetual Fund Units generally will not be permitted. See “Description of New Subscription Agreement—Restrictions on Transfer.”

LEGAL MATTERS

Certain legal matters, including the legality of the shares being offered herein, will be passed upon by Debevoise & Plimpton LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of TCW Direct Lending VIII LLC, incorporated in this Offer to Exchange by reference from TCW Direct Lending VIII LLC’s Annual Report on Form 10-K for the year ended December 31, 2024, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein and in the Schedule TO by reference.

WHERE YOU CAN FIND MORE INFORMATION

DL VIII has filed with the SEC a Schedule TO (of which this document is a part), together with all amendments and related exhibits, under the Exchange Act. The Schedule TO contains additional information about the exchange offer.

DL VIII is subject to the informational requirements of the Exchange Act. Accordingly, it must file annual, quarterly and current reports, proxy material and other information with the SEC. Such information is available from the EDGAR database on the SEC’s web site at www.sec.gov.

The information DL VIII files and the Perpetual Fund will file with the SEC is available free of charge by contacting the Adviser at 200 Clarendon Street, 19th Floor, Boston, MA 02116 or by telephone at (213) 244-0531.

In order to be regulated as a BDC under the 1940 Act, the Perpetual Fund will be required to register a class of equity securities under the Exchange Act. The Perpetual Fund will file a registration statement on Form 10 prior to the completion of the Exchange to register its Perpetual Fund Units under the Exchange Act. Subsequent to the effectiveness of its Form 10, which is expected to be approximately 60 days following the filing of the Form 10, the Perpetual Fund will be required to file annual reports, quarterly reports and current reports, proxy material and other information with the SEC.

The Adviser will provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to herein.

If you have any questions or need assistance with respect to the terms and conditions of the exchange offer or any aspect of the Exchange, or to confirm the amount of your Original Commitment, please contact the Adviser at:

The TCW Group, Inc.

c/o Hudson Evei

200 Clarendon Street, 19th Floor

Boston, MA 02116

Email:

hudson.evei@tcw.com

Telephone:

(617) 936-2277

Or

c/o William Lloyd

1251 Avenue of the Americas, Suite 4700

New York, NY 10020

Email:

william.lloyd@tcw.com

Telephone:

(212) 771-4149

To submit your Submission Package (or Notice of Withdrawal), or if you have any procedural questions or need assistance with respect to the Submission Package, or would like to request copies of the Offer to Exchange, the other Offering Materials or the information incorporated by reference herein, please contact the Adviser at:

TCW Direct Lending VIII LLC

c/o TCW Asset Management Company LLC

515 South Flower Street

Los Angeles, CA 90071

Attention: TCW Client Services

Email:

ssfclientservice@tcw.com

Telephone:

(213) 244-0020